                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-4877



LOGO

                                 AMF GROUP INC.

                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2006
                                      AND
              12 1/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2006
        (GUARANTEED BY CERTAIN AFFILIATED COMPANIES AS DESCRIBED HEREIN)

                            ------------------------

     The 10 7/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Senior Subordinated Notes") and the 12 1/4% Series B Senior Subordinated Discount Notes due 2006 (the "Exchange Senior Subordinated Discount Notes" and, collectively with the Exchange Senior Subordinated Notes, the "Exchange Notes") have been issued by AMF Group Inc. (the "Company"), a Delaware corporation. The Exchange Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by AMF Group Holdings Inc., a Delaware corporation of which the Company is a wholly owned subsidiary, and by the Company's direct and indirect domestic subsidiaries (the "Guarantors"). See "Description of Exchange Notes."

     As of the date of this Prospectus, the Exchange Notes are not senior in priority to any outstanding indebtedness of the Company or its subsidiaries. The Company has no current plan or intention to incur any indebtedness to which the Exchange Notes would be senior in priority. The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes rank pari passu with one another.

     The Exchange Notes are general, unsecured obligations of the Company, are subordinated to all Senior Debt of the Company and rank pari passu with all senior subordinated debt of the Company and are senior in right of payment to all future subordinated indebtedness, if any, of the Company. The claims of holders of the Exchange Notes are effectively subordinated to the Senior Debt, which, as of March 31, 1997, was approximately $595.6 million, $593.6 million of which

                                             (cover text continued on next page)
                            ------------------------

     SEE "RISK FACTORS," COMMENCING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales in market-making transactions of the Exchange Notes. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. The Exchange Notes may be offered in negotiated transactions or otherwise.
                            ------------------------

                              GOLDMAN, SACHS & CO.
                            ------------------------

                 The date of this Prospectus is June 17, 1997.

was fully secured borrowings under the Bank Credit Agreement, and are effectively subordinated to approximately $16.2 million of indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors. The Company's ratio of debt to total capitalization at March 31, 1997 was approximately 73.6%. See "The Acquisition."

     The Exchange Senior Subordinated Notes bear interest at a rate equal to 10 7/8% per annum. Interest on the Exchange Senior Subordinated Notes is payable semiannually on March 15 and September 15 of each year. The Exchange Senior Subordinated Discount Notes will not bear interest until March 15, 2001, and thereafter will bear interest at a rate equal to 12 1/4% per annum. Interest on the Exchange Senior Subordinated Discount Notes will be payable semiannually on March 15 and September 15 of each year commencing September 15, 2001. The Exchange Senior Subordinated Discount Notes are considered to have been issued with "original issue discount" for federal income tax purposes. See "Risk Factors -- Original Issue Discount Consequences" and "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes."

     The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Prospectus Summary -- Summary of Terms of Exchange Notes."

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of Exchange Senior Subordinated Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.875% of the principal amount of the Exchange Senior Subordinated Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $150 million in aggregate principal amount of Exchange Senior Subordinated Notes remains outstanding immediately after such redemption. In addition, prior to March 15, 1999, the Exchange Senior Subordinated Discount Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 112.250% of the Accreted Value of the Exchange Senior Subordinated Discount Notes; provided that at least $150 million in Accreted Value of Exchange Senior Subordinated Discount Notes remains outstanding immediately after such redemption. The selection of Exchange Notes to be redeemed pursuant to the options described in this paragraph would be pro rata, by lot or by such method as the applicable Trustee deems fair and appropriate.

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the aggregate principal amount of the Exchange Senior Subordinated Notes and 101% of the Accreted Value of the Exchange Senior Subordinated Discount Notes, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds, or will obtain the requisite consent of Lenders under the Bank Credit Agreement, to satisfy the Change of Control repurchase requirement if such requirement arises. See "Risk Factors -- Payment Upon a Change of Control" and "Description of Exchange Notes."

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

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or Goldman, Sachs & Co. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made in connection herewith shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company and the Guarantors (as defined herein) have filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes (together with any supplements or post-effective amendments thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company or the Exchange Notes, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The SEC maintains a World Wide Web site that contains reports and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to: (i) IBJ Schroder Bank and Trust Company as trustee (the "Senior Subordinated Note Trustee"), under the Indenture dated as of March 21, 1996 (the "Senior Subordinated Note Indenture") among the Company, the Guarantors and the Senior Subordinated Note Trustee, pursuant to which the Exchange Senior Subordinated Notes were issued; and (ii) American Bank National Association as trustee (the "Senior Subordinated Discount Note Trustee" and, collectively with the Senior Subordinated Note Trustee, the "Trustees"), under the Indenture dated as of March 21, 1996 (the "Senior Subordinated Discount Note Indenture") among the Company, the Guarantors and the Senior Subordinated Discount Note Trustee, pursuant to which the Exchange Senior Subordinated Discount Notes were issued and (iii) the holders of the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the SEC, it nonetheless will continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustees and the holders of the Exchange Notes as if it were subject to such periodic reporting requirements.

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

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, the "Company" refers to AMF Group Inc. Unless the context requires otherwise, references to "AMF" or "AMF Bowling Group" include the AMF worldwide bowling businesses, including AMF Bowling, Inc., AMF Bowling Centers, Inc., the AMF worldwide bowling centers and their subsidiaries. Unless otherwise noted, the historical AMF financial data presented in this section include two European bowling centers that were retained by the Sellers (as defined herein). For the effect on AMF of excluding these two bowling centers, see "Pro Forma Consolidated Financial Statements" and "Note 3. Pro Forma Results of Operations" in the Notes to Holdings' Consolidated Financial Statements as of and for the period ended December 31, 1996 and as of and for the three months ended March 31, 1997 (collectively, "Holdings Consolidated Financial Statements")included elsewhere herein. The two retained European centers, while included in the data below, have no material impact on AMF's financial statements.

     The financial information presented below includes operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other net income or net expenses. EBITDA information is included as supplemental information herein because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA is not intended to represent, and should not be considered more meaningful than, or an alternative to measures of, performance determined in accordance with generally accepted accounting principles.

     Information in this Prospectus relating to future prospects and performance is "forward-looking" and, as such is subject to certain risks and uncertainties. The Company's actual results may differ materially from those anticipated by such statements. Factors that might affect actual results include, but are not limited to, those set forth under the heading "Risk Factors," beginning on page 16 of this Prospectus. Readers should not place undue reliance on the forward-looking statements contained herein, which reflect management's analysis only as of the date hereof.

                                  THE COMPANY

AMF

     AMF is the largest owner and operator of commercial bowling centers in the United States and worldwide. In addition, AMF is one of the world's leading manufacturers of bowling center equipment, accounting for, management believes, approximately 41% of the world's installed base of such equipment. AMF is principally engaged in two business segments: (i) the ownership and operation of bowling centers, consisting of 271 U.S. bowling centers and 84 international bowling centers as of March 31, 1997 (318 U.S. bowling centers and 84 international bowling centers, as of May 20, 1997) ("Bowling Centers"); and (ii) the manufacture and distribution of bowling equipment, such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns and certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes and certain other spare and replacement parts ("Bowling Products"). For the three months ended March 31, 1997, on a consolidated basis AMF had revenues of $157.6 million and EBITDA of $50.2 million, for an EBITDA margin of 31.9%. For the year ended December 31, 1996, on a consolidated basis, AMF had pro forma revenue and pro forma EBITDA of $548.9 million and $145.5 million, respectively, for an EBITDA margin of 26.5%.

     For the year ended December 31, 1996, on a pro forma basis, AMF had a net loss of $21.6 million, a deficiency of earnings to fixed charges of $30.6 million, an interest coverage ratio of 1.37x, and a percentage of revenues represented by interest expense of 19.3%. For the three months ended March 31, 1997, AMF had net income of $0.1 million, an earnings to fixed charges

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

ratio of 1.0x, an interest coverage ratio of 1.81x, and a percentage of revenues represented by interest expense of 17.6%.

     AMF Group Holdings Inc. ("Holdings") and its wholly owned subsidiary, AMF Group Inc. (the "Company"), are Delaware corporations which were organized by GS Capital Partners II, L.P. and other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the acquisition of AMF (the "Acquisition"). The Acquisition was completed on May 1, 1996. A chart illustrating the corporate structure of AMF and its parent holding companies appears on page 24.

BOWLING CENTERS

     AMF is the largest owner and operator of commercial bowling centers in the United States and worldwide, with (as of March 31, 1997) 271 U.S. centers located in 34 states and one United States territory, and 84 international centers, in Australia, Europe (United Kingdom, France, Spain, and Switzerland), Asia (Hong Kong, Japan and China), Mexico and Canada (318 U.S. bowling centers and 84 international bowling centers, as of May 20, 1997). Both the domestic and international bowling center industries are highly fragmented. According to an industry source, there were approximately 5,900 commercial bowling centers in the U.S. as of December 1996, with the top five operators (including AMF) accounting for less than 8% of the total number of commercial centers. The United States bowling center industry consists of two relatively large bowling center operators, AMF and Brunswick Corporation ("Brunswick") (which has approximately 113 bowling centers in the U.S.), three medium-sized chains, which together account for approximately 90 bowling centers, and over 5,400 bowling centers owned by single-center operators or small-chain operators. Small-chain operators typically own four or fewer centers. In other countries, management estimates that there are typically a small number of operators with more than a few centers and a large number of operators with only a single center.

     For the year ended December 31, 1996, on a pro forma basis, AMF's Bowling Centers operations had revenue and EBITDA of $307.3 million and $92.0 million, respectively, for an EBITDA margin of 29.9%. AMF's Bowling Centers operations accounted for 56.0% and 63.2% of AMF's consolidated revenue and EBITDA, respectively, for 1996. Operating income for Bowling Centers operations was $35.8 million in 1996, on a pro forma basis, representing 49.7% of AMF's consolidated operating income for the year. For the three months ended March 31, 1997, Bowling Centers revenue and EBITDA were $108.5 million and $41.9 million, respectively, for an EBITDA margin of 38.6% and Bowling Centers operations accounted for 68.8% and 83.5% of AMF's consolidated revenue and EBITDA, respectively, for that three month period. Operating income for Bowling Center operations was $25.8 million in the three months ended March 31,1997, representing 86.9% of AMF's consolidated operating income for the period.

     AMF's large number of centers, their geographic clustering and average size (an average of 37 lanes per AMF U.S. center versus an industry average of 21 lanes) provide both additional revenue opportunities and economies of scale. These revenue opportunities include: (i) scheduling flexibility which improves lane utilization; (ii) the ability to support an expanded food and beverage operation; and (iii) increased concourse space for amusement games, billiards and pro shops. Cost savings resulting from the economies of scale include: (i) the ability to spread operating and corporate overhead costs over a larger revenue base; and (ii) attractive pricing terms from certain of AMF's suppliers.

     Internationally, AMF is also the largest owner and operator of commercial bowling centers. Management believes that AMF's centers are, on average, larger than those of its competitors. As with its U.S. operations, the number of centers, geographic clustering, and size result in additional revenue opportunities and economies of scale.

     In contrast to the single-center and small-chain operators who, in management's view, are generally less willing to invest in capital improvements, AMF conducts an ongoing modernization

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

program that results in its centers having upgraded physical plants and generally newer and more attractive appearances than those of other operators. Management believes that its historical spending level of 3.7% of Bowling Centers revenue is adequate to cover all modernization and non-discretionary capital expenditures. Management estimates that only 2.0% of Bowling Centers revenue is required for non-discretionary capital expenditures alone. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

RECENT ACQUISITIONS

     On October 10, 1996, AMF completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. ("Charan"). The purchase price of the Charan acquisition was approximately $106.5 million, subject to certain adjustments.

     Subsequent to the Charan acquisition and prior to December 31, 1996, AMF purchased an aggregate of 57 bowling centers and certain related assets and liabilities from five unrelated sellers, including Charan. The combined purchase price was approximately $113.5 million, including certain adjustments and transaction costs.

     On April 24, 1997, AMF completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operates 43 bowling centers in six states. The aggregate price of the ARC acquisition was approximately $70.0 million, including repayment of certain debt and the purchase of related joint venture interests. In addition, subsequent to December 31, 1996 and through May 20, 1997, AMF had acquired 16 additional bowling centers in the United States and six bowling centers in the United Kingdom from several unrelated single-center and small-chain operators. The aggregate purchase price was approximately $44.5 million, including certain adjustments and transaction costs, and was funded with $29.5 million from available borrowing under the Acquisition Facility and the remainder from internally generated cash. As of May 20, 1997, $55.0 million remained available under the Acquisition Facility, of which $13.0 million is expected to fund remaining payments in connection with the ARC acquisition.

     As a result of the foregoing acquisitions, and after giving effect to the closing of four centers, the Company owned and operated 318 U.S. bowling centers and 84 international bowling centers as of May 20, 1997.

     In April 1997, the Company entered into a $40 million joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate. Pursuant to the arrangement, during the next three years the joint venture is expected to build and operate up to 20 bowling centers, accounting for up to 560 lanes, in the Philippines, Malaysia, Vietnam, Indonesia, Thailand and China.

     In June 1997, the Company entered into a joint venture arrangement of approximately $100 million with Playcenter S.A., a Sao Paulo based amusement and entertainment company. During the next four years the joint venture is expected to build or assume ownership of, and operate, up to 39 bowling centers, accounting for up to 730 lanes, in Brazil and Argentina.

STRATEGIES (BOWLING CENTERS)

     AMF is pursuing strategies to strengthen its position and increase sales and profits in its Bowling Centers business including:

- ACQUIRE BOWLING CENTERS IN THE U.S. AMF will continue to seek to acquire additional U.S. bowling centers owned by single-center and small-chain operators to capitalize on AMF's ability to integrate and enhance operating performance of acquired centers.

- MAINTAIN AND GROW LEAGUE PARTICIPATION. AMF intends to continue to conduct marketing and promotional programs directed at maintaining existing league participation and attracting new league bowlers.

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

- ATTRACT OPEN PLAY BOWLERS. With an emphasis on clean and attractive facilities, AMF will continue to seek to attract additional open play bowlers, including families and social groups. New marketing and promotional programs, such as Extreme Bowling, in which glow-in-the-dark pins and equipment, black lighting, music, and entertainment enhance the bowling experience, will also be used to increase open play.

- EXPAND INTERNATIONAL BOWLING CENTERS OPERATIONS. AMF expects to grow its portfolio of bowling centers in attractive international markets, such as the United Kingdom and Australia.

- IMPROVE ANCILLARY REVENUE. Management believes that reinvestment and active management can increase ancillary revenue from food and beverage operations, amusement games and the addition of billiards in selected centers.

     There can be no assurance that AMF will be able to maintain these competitive strengths or implement these strategies successfully. See "Risk Factors."

BOWLING PRODUCTS

     AMF is one of the world's leading manufacturers of bowling center equipment. Management believes that AMF accounts for approximately 41% of the world's installed base of bowling center equipment and has supplied and is supplying equipment to an estimated 10,000 bowling centers in over 50 countries. AMF designs, manufactures and sells bowling center equipment, including automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and replacement parts, and resells allied products such as bowling balls, bags, shoes and certain other spare and replacement parts.

     AMF's Bowling Products business had revenue of $252.1 million and EBITDA of $58.4 million for a 23.2% EBITDA margin for the year ended December 31, 1996, on a pro forma basis. AMF's Bowling Products business accounted for 45.9% and 40.1% of AMF's consolidated revenue and EBITDA, respectively, for 1996. Operating income for Bowling Products was $39.9 million for 1996, on a pro forma basis, representing 55.4% of AMF's consolidated operating income for the year. AMF's Bowling Products business had revenue of $52.0 million and EBITDA of $12.0 million for a 23.1% EBITDA margin for three months ended March 31, 1997. AMF's Bowling Products business accounted for 33.0% and 23.9% of AMF's consolidated revenue and EBITDA, respectively, for that three month period. Operating income for Bowling Products was $7.2 million for the three months ended March 31,1997, representing 24.2% of AMF's consolidated operating income for the period.

     AMF's Bowling Products business supplies two market channels: (i) replacement and spare parts and supplies, resale products, and major modernization equipment (collectively, "Modernization and Consumer" products) for existing centers; and (ii) equipment necessary to outfit a new bowling center or expand an existing bowling center ("New Center Packages" or "NCPs"). Each New Center Package includes a pinspotter, and the vast majority also include all of the other equipment needed to outfit one new bowling lane.

     AMF targets the sale of Modernization and Consumer products to mechanics and operators of existing bowling centers worldwide, Bowling Products distributors, and to bowlers. These products include both proprietary and standard spare and replacement parts for existing AMF equipment, supplies such as pins and shoes, resale items such as balls, and major modernization equipment, such as automatic scoring. Some of these products, such as bowling pins, are generally replaced approximately once a year to maintain a center, while less frequent investments in other equipment are necessary to modernize a center in order to maintain the customer base.

     Bowling Products NCP sales follow the trends in the growth of bowling. Most of the new bowling centers built in the world today are being built outside of the U.S., especially in Asia. As bowling becomes popular in emerging markets, local developers and entrepreneurs build new bowling centers, which need to be outfitted with equipment, driving demand for NCPs. As bowling markets develop, new centers continue to be built until the number of installed lanes serving the

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

local population reaches a point at which the prospective economic returns from the construction of a new bowling center begin to decline. Accordingly, the NCP business has been characterized by rapid growth in sales of NCPs to a particular market until such markets mature, at which time sales to that market decline, sometimes rapidly.

     AMF and Brunswick are the only full-line manufacturers of Modernization and Consumer products that compete on a global basis. AMF's primary competitors for Modernization and Consumer sales (other than Brunswick) are smaller companies that tend to offer a narrower range of products and are often regionally focused.

STRATEGIES (BOWLING PRODUCTS)

     AMF is pursuing strategies to enhance its position and increase sales and profits in Bowling Products, including the following:

     - EXPAND POSITION IN MODERNIZATION AND CONSUMER PRODUCT SALES. As the worldwide base of bowling equipment grows, management believes that AMF's established direct sales force, distributor network and quality products will position it to increase sales of Modernization and Consumer products.

     - GROW NEW CENTER PACKAGE SALES. AMF's brand name, its quality products and its established sales force should continue to position it to take advantage of increasing international NCP demand in emerging markets around the world.

     - MAINTAIN LOW-COST MANUFACTURING POSITION. AMF expects to continue to maintain its low-cost manufacturing position by taking further advantage of manufacturing efficiencies and productivity improvement programs.

     - MAINTAIN SUPERIOR PRODUCTS. AMF expects to maintain superior products through research and development.

     There can be no assurance that AMF will be able to maintain or implement these strategies successfully. See "Risk Factors."

                                THE ACQUISITION

     Pursuant to a Stock Purchase Agreement dated February 16, 1996 (as amended, the "Stock Purchase Agreement") between Holdings and the Sellers, on May 1, 1996, Holdings acquired AMF through a stock purchase by the Company's subsidiaries of all the outstanding stock of the separate domestic and foreign corporations (collectively, the "Predecessor Company") that constituted substantially all of AMF, and through the purchase of the assets of AMF's Bowling Centers operations in Spain and Switzerland. The Company did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the Sellers). Accordingly, as a result of the Acquisition, the Company owned or operated 205 U.S. bowling centers and 78 international bowling centers. The purchase price for the Acquisition was $1.373 billion, less approximately $2.0 million representing debt of AMF which remained in place following the closing of the Acquisition (the "Closing").

     The purchase price subsequently has been adjusted as a result of a post-Acquisition agreement between Holdings and the Sellers, pursuant to which Holdings received $17.5 million in exchange for the elimination of any future obligations due to Holdings under a guarantee arrangement provided by the Sellers in connection with the Acquisition.

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

     The following table sets forth the sources and uses of funds related to the
Acquisition:

                                                                          (IN MILLIONS)
                                                                          -------------
        SOURCES OF FUNDS
        Senior Debt(a)................................................      $   517.0
        10 7/8% Senior Subordinated Notes.............................          250.0
        12 1/4% Senior Subordinated Discount Notes....................          249.9
                                                                            ---------
             Total Debt...............................................        1,016.9
        Equity(b).....................................................          389.5
        Cash..........................................................           11.3
                                                                            ---------
                  Total...............................................      $ 1,417.7
                                                                            =========
        USES OF FUNDS
        Purchase Price(a).............................................      $ 1,325.0
        Transaction Costs(b)(c).......................................           92.7
                                                                            ---------
                  Total...............................................      $ 1,417.7
                                                                            =========

---------------
(a) Includes an existing mortgage payable by AMF in the amount of approximately $2.0 million as of April 30, 1996. All other debt of AMF was extinguished at or prior to the completion of the Acquisition.
(b) Includes warrants to purchase approximately 2.2% of the fully diluted common stock of Holdings' parent company issued upon the closing of the Acquisition to the Sellers' financial advisor in lieu of a cash fee. Such warrants have been valued for accounting purposes at approximately $8.7 million.
(c) Includes $44.2 million of deferred financing costs associated with debt incurred to fund the Acquisition.

     The senior debt portion of the financing for the Acquisition was provided pursuant to a credit agreement (as amended, the "Bank Credit Agreement") with a group of lenders. In connection with such financing, Goldman Sachs acted as Syndication Agent, Goldman Sachs and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as administrative agent. See "Description of Senior Debt."

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

                                  RISK FACTORS

     The Exchange Notes involve a high degree of risk. See "Risk Factors" commencing on page 16.

                             SUMMARY FINANCIAL DATA
              (DOLLARS IN MILLIONS, EXCEPT AVERAGE PRICE PER GAME)

     The selected financial data set forth below for the fiscal years indicated were derived from Holdings' audited consolidated financial statements for the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the four months ended April 30, 1996, and the years ended December 31, 1995, 1994, 1993, and unaudited combined financial statements for the year ended December 31, 1992. The selected consolidated financial data for the three month periods ended March 31, 1997 and 1996 were derived from Holdings' unaudited, interim consolidated financial statements for the three months ended March 31, 1997 and the Predecessor Company's unaudited combined financial statements for the three months ended March 31, 1996.

     The historical financial data of AMF presented below should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The summary pro forma data below should be read in conjunction with the unaudited pro forma consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

     The financial information presented below includes operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other net income or net expenses. EBITDA information is included as supplemental information herein because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, net income, cash flow or other measures of performance determined in accordance with generally accepted accounting principles.

                                   FOR THE YEAR ENDED DECEMBER 31,
                ----------------------------------------------------------------------
                                                                                           FOR THE THREE MONTHS ENDED MARCH 31
                                       (IN MILLIONS OF DOLLARS)                         -----------------------------------------
                                 PRO FORMA                                                               PRO FORMA
                  AMF GROUP      AMF GROUP                                                AMF GROUP      AMF GROUP    PREDECESSOR
                HOLDINGS INC.  HOLDINGS INC.            PREDECESSOR COMPANY             HOLDINGS INC.  HOLDINGS INC.    COMPANY
                -------------  -------------  ----------------------------------------  -------------  -------------  -----------
                   1996(A)        1996(B)         1995       1994(C)   1993     1992        1997           1996          1996
                -------------  -------------  -------------  -------  -------  -------  -------------  -------------  -----------
CONSOLIDATED
INCOME
  STATEMENT
  DATA:
Total operating
  revenue......   $   384.8       $ 548.9        $    564.9  $517.8   $ 427.6  $ 391.2    $   157.6       $ 122.7       $ 123.3
                   --------      --------            ------  -------   ------   ------
Cost of goods
  sold.........       130.5         173.6             184.1   196.0     153.2    132.1         38.1          30.6          30.7
Bowling center
  operating
  expenses.....       123.7         178.8             166.5   115.2     108.5    103.1         55.3          41.7          42.2
Selling,
  general and
 administrative
  expenses.....        35.1          51.0              50.8    57.1      41.9     43.2         14.0          11.5          11.5
Depreciation
  and
amortization...        49.4          73.5              39.1    24.8      21.4     25.5         20.5          13.3          11.0
                   --------      --------            ------  -------   ------   ------
Operating
  income.......        46.1          72.0             124.4   124.7     102.6     87.3         29.7          25.6          27.9
Interest
  expense,
  gross........        78.0         106.2              15.7     7.4       5.0      7.9         27.7          26.6           3.8
Other income
  (expense),
  net..........         3.7           3.6               0.2    (1.5)     (0.1)     0.1         (0.8)          1.2           0.2
                   --------      --------            ------  -------   ------   ------
Income (loss)
  before income
  taxes........       (28.2)        (30.6)            108.9   115.8      97.5     79.5          1.2           0.2          24.3
Provision
  (benefit) for
  income
  taxes........        (8.6)         (9.0)             12.1    16.5      15.1     15.4          1.1           0.1           2.7
                   --------      --------            ------  -------   ------   ------
Net income
  (loss).......   $   (19.6)      $ (21.6)       $     96.8  $ 99.3   $  82.4  $  64.1    $     0.1       $   0.1       $  21.6
                   ========      ========            ======  =======   ======   ======
Ratio of
  earnings to
  fixed charges
  (d)..........          --            --               6.1x   10.3 x    11.0x     7.1x         1.0x          1.0x          5.5x
SELECTED DATA:
EBITDA.........   $    95.5       $ 145.5        $    163.5  $149.5   $ 124.0  $ 112.8    $    50.2       $  38.9       $  38.9
EBITDA
  margin.......        24.8%         26.5%             28.9%   28.9%     29.0%    28.8%        31.9%         31.7%         31.5%
BALANCE SHEET
  DATA (AT END
  OF PERIOD):
Total assets...   $ 1,593.9                      $    400.4  $410.2   $ 228.2  $ 231.1    $ 1,641.3
Total debt.....     1,091.3                           167.4   186.1      75.7     98.0      1,128.6
Stockholder's
  equity.......       408.7                           161.5   132.4      88.6     75.8        404.4
Net working
  capital
  ("NWC")(e)...         7.9                            29.4    16.9      18.9     15.6         23.1


---------------

(a) Represents results of operations of acquired business from May 1, 1996 through December 31, 1996.

(b) Represents results of operations from January 1, 1996 through December 31, 1996.

(c)  Includes results of Fair Lanes, acquired on September 29, 1994.

(d) The ratios of earnings to fixed charges are computed by dividing earnings by the fixed charges. Earnings consist of net income to which has been added fixed charges and income taxes. Fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rent expense considered to represent interest. For the year ended December 31, 1996, on a pro forma basis, AMF had a deficiency of earning to fixed charges of $30.6 million.

(e) Predecessor Company amounts reflect elimination of affiliates receivables and payables.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

THE COMPANY...................   AMF Group Inc.

SECURITIES OUTSTANDING........   $250.0 million principal amount of 10 7/8%
                                 Series B Senior Subordinated Notes due 2006
                                 (the "Exchange Senior Subordinated Notes") and
                                 $274.7 million principal amount of 12 1/4%
                                 Series B Senior Subordinated Discount Notes due
                                 2006 (the "Exchange Senior Subordinated
                                 Discount Notes" and, collectively with the Exchange Senior Subordinated Notes, the
                                 "Exchange Notes").

YIELD TO MATURITY.............   10 7/8%, in the case of the Exchange Senior
                                 Subordinated Notes, and 12 1/4%, in the case of the Exchange Senior Subordinated Discount
                                 Notes, calculated on a semiannual
                                 bond-equivalent basis from March 21, 1996.

INTEREST PAYMENT DATES........   Interest on the Exchange Senior Subordinated
                                 Notes is payable on each March 15 and September
                                 15. No interest will accrue on the Exchange
                                 Senior Subordinated Discount Notes prior to
                                 March 15, 2001. Thereafter, interest will be payable on each March 15 and September 15, commencing September 15, 2001. The Exchange
                                 Senior Subordinated Discount Notes will bear original issue discount, and the Holders of the Exchange Senior Subordinated Discount Notes
                                 (including cash basis holders) will be required to include such original issue discount in gross income for federal income tax purposes, as interest, on a constant yield to maturity basis in advance of the receipt of cash payments of such interest.

                                 For the year ended December 31, 1996, on a pro forma basis, Holdings had a deficiency of earnings to fixed charges of $30.6 million. Although the Company believes it will be able to meet its obligations under the Exchange Notes, there is no assurance that there will be adequate cash available to make interest payments under the Exchange Notes when they become due.

MATURITY DATE.................   March 15, 2006.

OPTIONAL REDEMPTION...........   The Exchange Notes will be redeemable, at the
                                 option of the Company, on one or more
                                 occasions, at any time on or after March 15, 2001, at the redemption prices set forth herein, together with accrued interest, if any, to the redemption date. Prior to March 15, 1999, up to $100 million in aggregate principal amount of Exchange Senior Subordinated Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.875% of the principal amount of the Exchange Senior
                                 Subordinated Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least
                                 $150 million in aggregate principal amount of Exchange Senior Subordinated Notes remains outstanding immediately after such redemption.
                                 In addition, prior to March 15, 1999, the Exchange Senior Subordinated Discount Notes are redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 112.250% of the Accreted Value of the Senior Subordinated
                                 Discount Notes; provided that at least $150 million in Accreted Value of Exchange Senior
                                 Subordinated Discount Notes remains outstanding immediately after such redemption. The selection of Exchange Notes to be redeemed pursuant to the options described in this paragraph would be pro rata, by lot or by such method as the applicable Trustee deems fair and appropriate.

                                 Upon the occurrence of a Change of Control, each Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the aggregate principal amount of the Exchange Senior Subordinated Notes and 101% of the Accreted Value of the Exchange Senior Subordinated Discount Notes, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds, or will obtain the requisite consent of the Lenders under the Bank Credit Agreement, to satisfy the Change of Control repurchase requirement if such requirement arises. See "Description of Exchange Notes."

MANDATORY SINKING FUND........   None.

GUARANTEES....................   The Company's payment obligations under the
                                 Exchange Notes are jointly and severally guaranteed on a senior subordinated basis (the
                                 "Senior Subordinated Guarantees") by Holdings, by each of the Company's direct and indirect domestic subsidiaries and by any other
                                 Subsidiaries of the Company that act as
                                 guarantors under the Bank Credit Agreement
                                 (collectively, the "Guarantors"). The Senior
                                 Subordinated Guarantees are subordinated to the guarantees of Senior Debt issued by the Guarantors under the Bank Credit Agreement. See
                                 "Description of Exchange Notes -- Senior
                                 Subordinated Guarantees."

RANKING.......................   The Exchange Notes are general, unsecured
                                 obligations of the Company, are subordinated in right of payment to all Senior Debt (as defined herein) of the Company, rank pari passu with all senior subordinated debt of the Company and will be senior in right of payment to all future subordinated debt, if any, of the Company. The claims of the Holders of the Exchange Notes are subordinated to the Senior
                                 Debt, which, as of March 31, 1997, was
                                 approximately $595.6 million, $593.6 million of which consisted of fully secured borrowings under the Bank Credit Agreement. In addition, the Exchange Notes are effectively subordinated to all indebtedness and other liabilities
                                 (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors and through which the Company will conduct a portion of its operations. See "Capitalization" and
                                 "Description of Exchange
                                 Notes -- Subordination."

                                 The Exchange Notes are not senior in priority to any outstanding indebtedness of the Company or its subsidiaries. The Company has no current plan or intention to incur any indebtedness to which the Exchange Notes would be senior in priority. The Senior Subordinated Notes, the Senior Subordinated Discount Notes, the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes all rank pari passu with one another.

FORM AND DENOMINATION.........   The Exchange Notes are fully registered as to
                                 principal and interest in minimum denominations of $1,000 and integral multiples thereof. The
                                 Exchange Notes were initially issued in the form of one or more global notes and deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.
                                 Exchange Notes will not be issued in
                                 certificated, fully registered form, except in the circumstances provided for in the Indentures. See "Description of Exchange
                                 Notes -- Book-Entry, Delivery and Form."

CERTAIN COVENANTS.............   The Indenture governing the Exchange Senior
                                 Subordinated Notes (the "Senior Subordinated
                                 Note Indenture") and the Indenture governing the Exchange Senior Subordinated Discount Notes
                                 (the "Senior Subordinated Discount Exchange
                                 Note Indenture" and, together with the Senior
                                 Subordinated Note Indenture, the "Indentures") contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness and issue
                                 Disqualified Stock (as defined herein), pay dividends or distributions or make investments or make certain other Restricted Payments (as defined herein), enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of the Company and engage in mergers and consolidations. See
                                 "Description of Exchange Notes."

ORIGINAL ISSUE DISCOUNT.......   For federal income tax purposes, each Exchange
                                 Senior Subordinated Discount Note is considered to have been issued with "original issue discount" equal to the difference between the issue price of the Senior Subordinated Discount
                                 Note for which it is exchanged and the sum of all cash payments (whether denominated as principal or interest) to be made on such Senior Subordinated Discount Note. Each Holder of an Exchange Senior Subordinated Discount
                                 Note must include in gross income for federal income tax pur-poses the sum of the daily portions of such original issue discount for each day during each taxable year in which the Exchange Senior
                                 Subordinated Discount Note is held, even though no interest payments will be received prior to September 15, 2001. Further, the acquisition of an Exchange Note in a subsequent resale may considered to have been purchased with market discount or acquisition premium. See
                                 "Description of Certain Federal Income Tax
                                 Consequences of an Investment in the Exchange
                                 Notes."

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred in connection with the Acquisition, and intends to incur to finance acquisitions and expand its operations. As of March 31, 1997, the Company had total indebtedness of $1,128.6 million and stockholder's equity of $404.4 million, resulting in a ratio of debt to total capitalization of approximately 73.6%. The Company had an earnings to fixed charges coverage ratio of 1.0x for the three months ended March 31, 1997. Earnings were not sufficient to cover fixed charges by $30.6 million for the year ended December 31, 1996, on a pro forma basis. Although the Company believes it will be able to meet its debt obligations, there is no assurance that there will be adequate cash available to make interest payments under the Company's indebtedness when they become due. Interest expense for the three months ended March 31, 1997 and for fiscal 1996 was $27.7 million and $78.0 million, respectively, of which $18.9 million and $53.0 million, respectively, was cash interest expense. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indentures and the Bank Credit Agreement. See "Pro Forma Consolidated Financial Statements."


     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowings under the Bank Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal of and interest on its Senior Debt, and interest on the Exchange Notes. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company is now leveraged could have important consequences to holders of the Exchange Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) the Indentures and the Bank Credit Agreement contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Exchange Notes tendered to it upon the occurrence of a Change of Control. See "Description of Exchange Notes" and "Description of Senior Debt."

     A principal component of the Company's strategy for future growth is the acquisition of additional bowling centers, which the Company expects to finance with the Acquisition Facility under the Bank Credit Agreement. As of May 20, 1997, $55.0 million remained available under the Acquisition Facility. Actual borrowing must meet certain financial tests under the Bank Credit Agreement and the Indentures. The Company's leverage may adversely affect its ability to meet these tests, and, as a result, to obtain such financing.

SUBORDINATION; ASSET ENCUMBRANCES

     The Exchange Notes are subordinated in right of payment to all existing and future Senior Debt, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Debt. At March 31, 1997, there was outstanding approximately $595.6 million of Senior Debt, $593.6 million of which was fully secured borrowings under the Bank Credit Agreement. In addition, the Exchange Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors, which as of March 31, 1997, aggregated $16.2 million. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries that are not Guarantors must be paid in full before the Holders of the Exchange Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of the Exchange Notes. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest or Liquidated Damages, if any, on the Exchange Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest or Liquidated Damages, if any, on the Exchange Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Indentures permit subsidiaries of the Company to incur debt provided certain conditions are met. Any debt incurred by a subsidiary of the Company that is not a Guarantor will be structurally senior to the Exchange Notes. See "Description of Exchange Notes."

     Holdings and the Company have granted to the lenders under the Bank Credit Agreement security interests in all of the capital stock of the Company and substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of certain of the Company's subsidiaries. In addition, the Guarantors have granted to such lenders security interests in all of the current and future assets of the Guarantors (other than 35% of the outstanding capital stock of any foreign subsidiary of any Guarantor). In the event of a default on secured indebtedness, including the guarantees with respect to the Bank Credit Agreement (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the capital stock of the Company and the assets of the Company and the Guarantors. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Exchange Notes will be materially adversely affected. In the event of a foreclosure on the collateral consisting of the Company's stock, unless the purchaser of such stock were an affiliate of Goldman Sachs, a Change of Control would occur, with the consequences set forth below under "-- Payment Upon Change of Control." See "Description of Senior Debt."

HOLDING COMPANY STRUCTURE

     The Company conducts all of its business through subsidiaries and has no operations of its own. The Company is dependent on the cash flow of its subsidiaries and distributions thereof from its subsidiaries to the Company in order to meet its debt service obligations. It is not expected that Holdings will have any assets other than the common stock of the Company.

     As a result of the holding company structure of the Company, the Holders of the Exchange Notes are structurally junior to all creditors of the subsidiaries that are not Guarantors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such subsidiary, in which case the claims of the Company or such Guarantor would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the

Company or a Guarantor. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the subsidiaries that are not Guarantors, the Company will not receive funds available to pay to the Holders of the Exchange Notes in respect of the Exchange Notes until after the payment in full of the claims of the creditors of the subsidiaries. As of March 31, 1997 and December 31, 1996, the aggregate amount of indebtedness and other obligations of the subsidiaries that are not Guarantors (including trade payables and capital lease obligations) was approximately $16.2 million and $6.9 million, respectively. See Note 11 and Note 18 to Consolidated Financial Statements of AMF Group Holdings Inc. for the three months ended March 31, 1997 and the period ended December 31, 1996, respectively.

DEPENDENCE ON KEY PERSONNEL

     The Company's business is managed by a small number of key executive officers: Douglas J. Stanard, Stephen E. Hare and Michael P. Bardaro. The loss of the services of certain of these executives could have an adverse impact on AMF. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key-person insurance with respect to its executive officers.

CONTROL BY GSCP

     Goldman, Sachs & Co. ("Goldman Sachs") and its affiliates have certain interests in the Acquisition and in the Company. Richard A. Friedman and Terence
M. O'Toole, each of whom is a Managing Director of Goldman Sachs, and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"), are directors of the Company. GSCP and The Goldman Sachs Group, which has a 99% interest in Goldman Sachs, together beneficially own a majority of the outstanding voting equity of Holdings' parent company; thus Goldman Sachs will be deemed to be an "affiliate" of the Company. See "Ownership of Capital Stock."

     As a result of its ownership of a majority of the outstanding voting equity of Holdings' parent company, GSCP controls Holdings and the Company and has the ability to elect all of their directors, appoint new management and approve any action requiring the approval of Holdings' or the Company's stockholders, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets, in each case subject to the restrictions contained in the stockholders' agreement among GSCP and the other stockholders of Holdings' parent company (see "Ownership of Capital Stock -- Stockholders Agreement") and subject to whatever contractual restrictions apply to the Company. There can be no assurance that the interests of GSCP will not conflict with the interests of the Holders of the Exchange Notes. See "Management," "Ownership of Capital Stock" and "Certain Transactions."

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the principal amount of the Exchange Senior Subordinated Notes and 101% of the Accreted Value of the Exchange Senior Subordinated Discount Notes, as applicable, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. The Indentures require that prior to such a repurchase, the Company must either repay all outstanding indebtedness under the Bank Credit Agreement or obtain any required consent to such repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the Indentures and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Description of Exchange Notes -- Repurchase at the Option of Holders."

BOWLING INDUSTRY CHARACTERISTICS

     Bowling Centers. In the United States, the operation of bowling centers is a mature industry characterized by slightly declining lineage offset by increasing average price per game. Total lineage, according to an industry source, has declined despite an average annual increase in the total number of people bowling since 1987. This trend is largely a result of a shift in the customer base from league participants to more open play bowlers, resulting in more people bowling, but bowling less frequently. Bowling center operators have offset the decrease in overall lineage by increasing prices and creating additional sources of ancillary income. Contrary to the overall lineage trend in the industry, AMF's U.S. lineage has remained relatively stable in recent years due to AMF's ability to better maintain existing league bowlers and attract new open play bowlers, while increasing prices. Internationally, although trends vary by country, certain of the international markets in which AMF operates have experienced increasing competition as they have transitioned from newly developed to more mature markets, resulting in declining lineage. AMF has offset these lineage declines through higher prices. There can be no assurance that AMF will be able to maintain lineage or increase prices in the future.

     In addition, bowling, both as a competitive sport and a recreational activity, faces competition from numerous alternative activities. The continued success of AMF's bowling operations is subject to consumers' continued interest in recreational bowling, the availability and cost of other recreational and entertainment alternatives and the amount of leisure time as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue its current popularity or that AMF will continue to compete effectively in the industry. See "Business -- Industry Overview."

     Bowling Products. The bowling products industry has been characterized by relatively stable sales of Modernization and Consumer products to the installed base of equipment operators, and more varied results in sales of New Center Packages for newly constructed bowling centers. Periods of rapid growth in New Center Package sales for newly constructed bowling centers have occurred as the sport has become popular in particular countries and the economics of constructing and operating a bowling center have become attractive to local developers and entrepreneurs. Continued growth in AMF's sale of New Center Packages depends on similar bowling growth patterns developing in other, emerging markets, such as China, India and Indonesia, and on AMF's ability to successfully predict the timing and location of such future international expansion and to successfully exploit new demand. Sales of New Center Packages for 1996 declined substantially from 1995, reflecting the maturing bowling markets in Taiwan and Korea. NCP sales for the three months ended March 31, 1997 exceeded NCP sales for the three months ended March 31, 1996, by $7.0 million or 41.7%, reflecting continued progress in establishing a direct sales presence in China. There can be no assurance that such future international expansion will occur or that, if it does occur, AMF will be able to successfully compete in such emerging markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales."

FOREIGN OPERATIONS

     The Company's foreign operations are subject to the usual risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive laws and actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas, foreign customs and tariffs and unexpected changes in regulatory environments), difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its foreign sales or on its results of operations. For the three months ended March 31, 1997 and the year ended December 31, 1996, a substantial portion of AMF's revenue and EBITDA, including substantially all of the revenue and

EBITDA derived from sales of New Center Packages, were from foreign operations. See "Summary Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- International Operations" and "-- Backlog; Recent NCP Sales."

     The Company's ability to service its indebtedness will be dependent, in part, on its ability to utilize the cash flow generated by its foreign operations. In general, U.S. federal and international tax laws provide that income of international subsidiaries is subject to tax only in the local jurisdiction and is not subject to U.S. federal income tax unless, and only to the extent that, such income is distributed as a dividend to the U.S. parent company. The Company has not determined whether to cause its international subsidiaries to pay dividends to the Company or to cause the net income of such subsidiaries to be retained abroad. The Company may make loans to its foreign subsidiaries, and, in that event, payments by the Company's foreign subsidiaries to the Company on such intercompany loans may result in the repatriation of a substantial portion of the cash flow of such subsidiaries without the payment of taxes abroad. In addition, certain of the Company's subsidiaries may make royalty payments to the Company. There can be no assurance, however, that the interest payments on such intercompany loans or such royalty payments will not be recharacterized as dividends, which could have adverse tax consequences to the Company.

     On December 28, 1995, the State Council of China announced the reform and adjustment of its policy towards foreign invested joint ventures in China. With effect from April 1, 1996, joint ventures importing capital equipment, including bowling equipment, are required to pay customs duty and Value Added Tax ("VAT") on such equipment, though certain grandfather rule exemptions will apply. For bowling equipment, the current customs duty rate is 50%, while the VAT rate is 17%. Prior to the change in policy, the joint ventures were exempt from customs duty and VAT on most imported capital equipment, including bowling equipment. As a grandfather concession, the joint ventures that were approved to set up prior to April 1, 1996, with a total investment of less than US $30 million had until December 31, 1996 to import capital equipment duty free. This concession has been extended until December 31, 1997. Accordingly, there is a risk that the change in import duty policy in China may adversely affect the sale of NCP units to China. Based on the information available to AMF, AMF believes that its bowling industry competitors, as well as competitors in other recreational industries dependent upon equipment subject to the import duty and VAT, will be similarly affected by the new import policy. AMF thus believes that the new policy will not put it at a competitive disadvantage with respect to its competitors in such industries. However, to the extent that competitors in other recreational industries are not dependent upon equipment affected by this change in import duty policy, the change could adversely affect the Company's competitive position.

TRADING MARKET FOR THE EXCHANGE NOTES

     Although it is not obligated to do so, Goldman Sachs is making, and intends to continue to make, a market in the Exchange Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman Sachs. No assurance can be given as to the liquidity of or the trading market for the Exchange Notes.

     Goldman Sachs may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Exchange Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the Exchange Notes. Subject to certain exceptions set forth in the Registration Rights Agreement, the registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with market-making transactions in the Exchange Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Exchange Senior Subordinated Discount Notes were issued at a substantial discount from their principal amount. Consequently, the purchasers of the Exchange Senior Subordinated Discount Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Further, the acquisition of an Exchange Note in a subsequent resale may give rise to market discount on acquisition premium. See "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes" for a more detailed discussion of the federal income tax consequences to the holders of the Exchange Senior Subordinated Discount Notes of the purchase, ownership and disposition of the Exchange Senior Subordinated Discount Notes.

     The initial payment of interest on the Exchange Senior Subordinated Discount Notes is required to be made on September 15, 2001. The Exchange Senior Subordinated Discount Notes, therefore, are not a suitable investment for investors seeking current income prior to that date.

FRAUDULENT CONVEYANCE

     Management of the Company believes that the indebtedness represented by the Exchange Notes and the Guarantees was incurred for proper purposes and in good faith, and that, based on then-current forecasts, asset valuations and other financial information, after the issuance of the Exchange Notes, the Company would be solvent, would have sufficient capital for carrying on its business and would be able to pay its debts as they mature. See "-- Substantial Leverage; Ability to Service Indebtedness." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Company's or the Guarantors' obligations to the Holders of the Exchange Notes, the effect of which would be that the Holders of the Exchange Notes may not be repaid in full and/or (b) subordinate the Company's or the Guarantors' obligations to the Holders of the Exchange Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Exchange Notes or the Guarantees.

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the Exchange Notes by Goldman Sachs in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                                THE ACQUISITION

     The Acquisition occurred on May 1, 1996, pursuant to a Stock Purchase Agreement dated February 16, 1996 (the "Stock Purchase Agreement") between Holdings and the then current stockholders of AMF (the "Sellers"), which provided for the acquisition of AMF through a stock purchase by the Company's subsidiaries of all the outstanding stock (the "Stock") of the separate domestic and foreign corporations that constitute substantially all of AMF, and through the purchase of the assets (the "Purchased Assets") of AMF's Bowling Centers operations in Spain and Switzerland. The Company did not acquire the assets of two bowling centers located, respectively, in Madrid, Spain and Geneva, Switzerland (both of which were retained by the Sellers). Accordingly, as a result of the Acquisition, the Company owned or operated 205 U.S. bowling centers and 78 international bowling centers.

     Douglas J. Stanard, the Chief Operating Officer of the Company, is the only Seller currently affiliated with the Company or Goldman Sachs. Mr. Stanard's interest in AMF prior to the Acquisition was less than 1% of the outstanding equity of AMF at that time.

     The corporate structure of AMF at its parent holding companies is illustrated by the chart on page 24.

     The following discussion summarizes the terms relating to the Acquisition that the Company believes are material to an investor in the Exchange Notes. This summary is qualified in its entirety by reference to the full text of the agreements underlying this discussion, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURCHASE PRICE; ADJUSTMENTS

     The Company's subsidiaries purchased the Stock and Purchased Assets for a cash purchase price of $1.373 billion less approximately $2.0 million representing debt of AMF which remained in place following the Closing.

     The purchase price subsequently has been adjusted as a result of a post-Acquisition agreement between Holdings and the Sellers, pursuant to which Holdings received $17.5 million in exchange for the elimination of any future obligations due to Holdings under a guarantee arrangement provided by the Sellers in connection with the Acquisition. On October 1, 1996, the Sellers paid $3.4 million to Holdings, representing the net proceeds after reducing the $17.5 million payment by approximately $14.1 million for purchase price adjustments originally due from Holdings to the Sellers.

     The following table sets forth the sources and uses of funds related to the
Acquisition:

                                                                           (IN MILLIONS)
                                                                           -------------
        SOURCES OF FUNDS
        Senior Debt(a)..................................................     $   517.0
        10 7/8% Senior Subordinated Notes...............................         250.0
        12 1/4% Senior Subordinated Discount Notes......................         249.9
                                                                             ---------
          Total Debt....................................................       1,016.9
        Equity(b).......................................................         389.5
        Cash............................................................          11.3
                                                                             ---------
             Total......................................................     $ 1,417.7
                                                                             =========
        USES OF FUNDS
        Purchase Price(a)...............................................     $ 1,325.0
        Transaction Costs(b)(c).........................................          92.7
                                                                             ---------
             Total......................................................     $ 1,417.7
                                                                             =========

---------------
(a) Includes an existing mortgage payable by AMF in the amount of approximately $2.0 million as of April 30, 1996. All other debt of AMF was extinguished at or prior to the completion of the Acquisition.

(b) Includes warrants to purchase approximately 2.2% of the fully diluted common stock of Holdings' parent company issued upon the closing of the Acquisition to the Sellers' financial advisor in lieu of a cash fee. Such warrants have been valued for accounting purposes at approximately $8.7 million.

(c) Includes $44.2 million of deferred financing costs associated with debt incurred to fund the Acquisition.

                            [ORGANIZATIONAL CHART]

REPRESENTATIONS AND WARRANTIES; INDEMNITY

     Generally, the Sellers did not provide indemnities to Holdings in connection with the Acquisition. However, representations and warranties of Sellers that survived the Closing are that (i) the Sellers will deliver to Holdings good title to the Stock and the Purchased Assets free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or restrictions, and all of the outstanding stock of the corporations that constitute AMF is owned beneficially and of record by the Sellers, and is validly issued, fully-paid and non-assessable; and (ii) each of the corporations that constitute AMF was at the time of the Acquisition and has been historically an "S corporation" (within the meaning of Section 1361(a) of the Code) for each of such corporation's entire existence, and no action has been or will be taken to terminate, and no condition exists which could result in the termination of, such election prior to the Closing. The representations and warranties in clause (i) above survive the Closing indefinitely, and the representations and warranties in clause (ii) above survive the Closing until the expiration of the relevant statute of limitations (including any extensions thereof) or, if later, until the resolution of any disputes arising during such period, in each case applicable to the income tax return (the "Applicable Return") of each AMF entity for the period ending on the date of the Closing.

     If any of the corporations that constitute AMF are found to have failed to make a valid election to become an S corporation, or to have otherwise lost its status as an S corporation, such corporation could be liable for taxes on income for the periods in which S corporation status was not in effect. In addition, loss of S corporation status could invalidate the step-up in the tax basis of certain of AMF's assets that would otherwise result from the Acquisition, causing the Company (or Holdings) to pay higher taxes on future income than would be the case if the step-up in basis were allowed.

     The Sellers agreed to indemnify Holdings and its affiliates against any liabilities incurred in connection with any breach of the representations and warranties that survive the Closing, including but not limited to the tax liabilities referred to in the preceding paragraph. The Sellers also agreed to indemnify Holdings and its affiliates against any liability arising from (i) the ownership, conduct, condition or transfer at any time of any of the businesses or other tangible or intangible assets or operations (a) transferred to the Sellers or their affiliates prior to the Closing or (b) owned, operated or conducted by the Sellers or certain affiliates on or prior to the Closing and which were not owned, operated or conducted as part of AMF's Bowling Centers or Bowling Products businesses; and (ii) certain litigation brought against AMF by its former Korean distributor (see "Business -- Legal Proceedings"). The indemnification excludes claims for incidental or consequential damages or damages for lost profits. Each of the Sellers is liable for indemnified losses only based on their percentage stock ownership of AMF prior to the Acquisition; provided, however, that five irrevocable trusts (the "Trusts"), which as the owners of a controlling interest of the Stock are together the principal selling stockholder, will be jointly and severally liable for the aggregate indemnification obligations of the Trusts. The Trusts are required to maintain, collectively, a $500.0 million minimum net worth (based upon fair market value) at all times from the Closing through the date that is the fourth anniversary of the last filed Applicable Return and a $250.0 million minimum net worth (based upon fair market value) at all times thereafter through the date that is the sixth anniversary of the last filed Applicable Return, subject to extension under certain circumstances. The beneficiaries of the Trusts separately agreed to indemnify Holdings if the minimum net worth requirements are not satisfied and if certain other circumstances occur.

OTHER AGREEMENTS

     In connection with the Acquisition, AMF entered into Trademark License Agreements, dated February 16, 1996 (the "License Agreements"), licensing the AMF name and related trademark rights to certain corporations owned by the Sellers (the "Licensees"), for use in connection with the sale by Licensees of sewing equipment, baking equipment and golf equipment. Certain of these products currently are being marketed under the AMF name. No consideration separate from the Acquisition was paid by the Licensees in connection with the License Agreements, and the license is royalty-free. The term of the licenses continues indefinitely. The Licensees have expressly assumed and indemnified AMF against all liabilities resulting from Licensees' use of the licensed trademarks.

     In addition, Holdings entered into a Non-Competition Agreement, dated February 16, 1996 (the "Non-Competition Agreement"), with an individual affiliated with the Sellers (the "Affiliated Party"), restricting the Affiliated Party and certain affiliates from participating in the same or similar business as AMF anywhere in the world for a period of five years from the Closing. The Affiliated Party has also agreed that, during a period of three years from the Closing, the Affiliated Party and certain affiliates will not, without the prior written approval of Holdings, solicit any person who is a management or other key employee of Holdings, the Company, AMF or any of their subsidiaries or affiliates as of the date of the Non-Competition Agreement to terminate his or her employment. In consideration of the Non-Competition Agreement, Holdings has agreed to pay the Affiliated Party $50,000 per year during the term of the Non-Competition Agreement.

     Holdings also entered into a Consulting and Non-Competition Agreement, dated February 16, 1996 (the "Consulting and Non-Competition Agreement") with one of the Sellers. This Seller has agreed to provide, for a period of two years from the Closing, such consulting services to Holdings as may be requested from time to time by the Board of Directors and/or the Chief Executive Officer of Holdings. The Consulting and Non-Competition Agreement also restricts this Seller and certain affiliates from participating in the same or similar business as AMF anywhere in the world for a period of four years from the Closing. This Seller also agreed that, during a period of three years from the Closing, the Seller and certain affiliates will not, without the prior written approval of Holdings, solicit any person who is a management or other key employee of Holdings, the Company, AMF or any of their subsidiaries or affiliates as of the date of the Consulting and Non-Competition Agreement to terminate his or her employment. Holdings has agreed to pay this Seller $100,000 per year during the two-year period that the Seller will provide consulting services.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma statements of income of Holdings, which includes the Company, are presented for the years ended December 31, 1996, as if the Acquisition had occurred on January 1, 1996. Holdings' pro forma statement of income for the 12 months ended December 31, 1996, is based on the Predecessor Company's statement of income for the four-month period ending April 30, 1996, reported elsewhere herein, Holdings' statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting.

     The Pro Forma Financial Statements and the accompanying notes should be read in conjunction with AMF's historical Combined Financial Statements and related notes thereto, and Holdings' consolidated balance sheet and notes thereto, appearing elsewhere in this Prospectus.

     The Pro Forma Financial Statements do not purport to be indicative of the Company's financial condition or the results that would have actually been obtained had such transactions been consummated as of the assumed dates and for the periods presented, nor are they indicative of Holdings' results of operation or financial condition for any future period or date.

                        PRO FORMA RESULTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                              HISTORICAL                                  PRO FORMA
                                              AMF GROUP    PREDECESSOR                    AMF GROUP
                                               HOLDINGS      COMPANY                    HOLDINGS INC.
                                                 INC.      FOUR MONTHS                  TWELVE MONTHS
                                             PERIOD ENDED     ENDED      PRO FORMA          ENDED
                                             12/31/96(a)     4/30/96    ADJUSTMENTS       12/31/96
                                             ------------  -----------  -----------     -------------
Operating revenues:.........................    $384.8       $ 164.9      $  (0.8)(b)      $ 548.9
                                                ------       -------      -------          -------
Operating expenses:
  Cost of goods sold........................     130.5          43.1           --            173.6
  Bowling center operating expenses.........     123.7          80.2        (25.1)(b)(c)     178.8
  Selling, general, and administrative
     expenses...............................      35.1          35.5        (19.6)(b)(c)      51.0
  Depreciation and amortization.............      49.4          15.1          9.0 (d)         73.5
                                                ------       -------      -------          -------
       Total operating expenses.............     338.7         173.9        (35.7)           476.9
                                                ------       -------      -------          -------
       Operating income (loss)..............      46.1          (9.0)        34.9             72.0
Nonoperating expenses:
  Interest expense..........................      78.0           4.5         23.7 (e)        106.2
  Other expenses, net.......................       1.9           0.7           --              2.6
  Interest income...........................      (5.6)         (0.6)          --             (6.2)
  Foreign currency transaction loss.........
                                                ------       -------      -------          -------
Income (loss) before income taxes...........     (28.2)        (13.6)        11.2            (30.6)
Provision (benefit) for income taxes........      (8.6)         (1.7)         1.3 (f)         (9.0)
                                                ------       -------      -------          -------
       Net income (loss)....................    $(19.6)      $ (11.9)     $   9.9          $ (21.6)
                                                ======       =======      =======          =======

---------------
(a) Includes the results of operations of the acquired business from May 1, 1996, through December 31, 1996.

(b) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Sellers in April 1996.

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of Holdings from S corporations to taxable corporations under the IRC upon consummation of the Acquisition.

                            SELECTED FINANCIAL DATA
           (DOLLARS IN MILLIONS, EXCEPT AVERAGE PRICE PER GAME DATA)

     The selected financial data set forth below for the fiscal years indicated were derived from Holdings' audited consolidated financial statements for the period ended December 31, 1996, and the Predecessor Company's audited combined financial statements for the four months ended April 30, 1996, and the years ended December 31, 1995, 1994, 1993, and unaudited combined financial statements for the year ended December 31, 1992. The selected consolidated financial data for the three month periods ended March 31, 1997 and 1996 were derived from Holdings' unaudited, interim consolidated financial statements for the three months ended March 31, 1997 and the Predecessor Company's unaudited combined financial statements for the three months ended March 31, 1996. The data should be read in conjunction with Holdings' Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere herein.

     The "Selected Financial Data" includes operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses, net. EBITDA information is included because the Company understands that such information is used by certain investors as one measure of a company's historical ability to service debt. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles.


                                   FOR THE YEAR ENDED DECEMBER 31,                        FOR THE THREE MONTHS ENDED MARCH 31,
                ----------------------------------------------------------------------  -----------------------------------------
                                                            (IN MILLIONS OF DOLLARS)
                                 PRO FORMA                                                               PRO FORMA
                  AMF GROUP      AMF GROUP                                                AMF GROUP      AMF GROUP    PREDECESSOR
                HOLDINGS INC.  HOLDINGS INC.            PREDECESSOR COMPANY             HOLDINGS INC.  HOLDINGS INC.    COMPANY
                -------------  -------------  ----------------------------------------  -------------  -------------  -----------
                   1996(A)        1996(B)         1995       1994(C)   1993     1992        1997           1996          1996
                -------------  -------------  -------------  -------  -------  -------  -------------  -------------  -----------
CONSOLIDATED
INCOME
  STATEMENT
  DATA:
Total operating
  revenue......    $ 384.8        $ 548.9        $    564.9  $517.8   $ 427.6  $ 391.2     $ 157.6        $ 122.7       $ 123.3
                -------------  -------------  -------------  -------  -------  -------  -------------  -------------  -----------
Cost of goods
  sold.........      130.5          173.6             184.1   196.0     153.2    132.1        38.1           30.6          30.7
Bowling center
  operating
  expenses.....      123.7          178.8             166.5   115.2     108.5    103.1        55.3           41.7          42.2
Selling,
  general and
 administrative
  expenses.....       35.1           51.0              50.8    57.1      41.9     43.2        14.0           11.5          11.5
Depreciation
  and
amortization...       49.4           73.5              39.1    24.8      21.4     25.5        20.5           13.3          11.0
                -------------  -------------  -------------  -------  -------  -------  -------------  -------------  -----------
Operating
  income.......       46.1           72.0             124.4   124.7     102.6     87.3        29.7           25.6          27.9
Interest
  expense,
  gross........       78.0          106.2              15.7     7.4       5.0      7.9        27.7           26.6           3.8
Other income
  (expense),
  net..........        3.7            3.6               0.2    (1.5)     (0.1)     0.1        (0.8)           1.2           0.2
                -------------  -------------  -------------  -------  -------  -------  -------------  -------------  -----------
Income (loss)
  before income
  taxes........      (28.2)         (30.6)            108.9   115.8      97.5     79.5         1.2            0.2          24.3
Provision
  (benefit) for
  income
  taxes........       (8.6)          (9.0)             12.1    16.5      15.1     15.4         1.1            0.1           2.7
                -------------  -------------  -------------  -------  -------  -------  -------------  -------------  -----------
Net income
  (loss).......    $ (19.6)       $ (21.6)       $     96.8  $ 99.3   $  82.4  $  64.1     $   0.1        $   0.1       $  21.6
                ===========    ===========           ======  =======   ======   ======  ===========    ===========    ===========
Ratio of
  earnings to
  fixed
  charges(d)...         --             --               6.1x   10.3 x    11.0x     7.1x        1.0x           1.0x          5.5x
SELECTED DATA:
EBITDA.........    $  95.5        $ 145.5        $    163.5  $149.5   $ 124.0  $ 112.8     $  50.2        $  38.9       $  38.9
EBITDA
  margin.......       24.8%          26.5%             28.9%   28.9%     29.0%    28.8%       31.9%          31.7%         31.5%


                                                          AS OF DECEMBER 31,                              AS OF MARCH 31,
                                  -------------------------------------------------------------------     -------------
                                    AMF GROUP                   (IN MILLIONS OF DOLLARS)                    AMF GROUP
                                  HOLDINGS INC.                    PREDECESSOR COMPANY                    HOLDINGS INC.
                                  -------------     -------------------------------------------------     -------------
                                     1996(a)            1995          1994(c)      1993        1992           1997
                                  -------------     -------------     -------     -------     -------     -------------
BALANCE SHEET DATA (AS OF
  DECEMBER 31):
Working capital(e)..............    $     7.9          $     29.4     $ 16.9      $  18.9     $  15.6       $    23.1
Goodwill, net...................        771.1                  --         --           --          --           766.2
Total assets....................      1,593.9               400.4      410.2        228.2       231.1         1,641.3
Total debt......................      1,091.3               167.4      186.1         75.7        98.0         1,128.6
Stockholder's equity............        408.7               161.5      132.4         88.6        75.8           404.4
Total capital...................      1,500.0               328.9      318.5        164.3       173.8         1,533.0

---------------
(a) Represents results of operations of acquired business from May 1, 1996 through December 31, 1996.

(b) Represents results of operations from January 1, 1996 through December 31, 1996.

(c) Includes results of Fair Lanes, acquired on September 29, 1994.

(d) The ratios of earnings to fixed charges are computed by dividing earnings by the fixed charges. Earnings consist of net income to which has been added fixed charges and income taxes. Fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rent expense considered to represent interest. For the year ended December 31, 1996, on a pro forma basis, AMF had a deficiency of earning to fixed charges of $30.6 million.

(e) Predecessor Company amounts reflect elimination of affiliates receivables and payables.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AMF

     This discussion should be read in conjunction with the information contained under the heading "Selected Financial Data" and in the Holdings' Consolidated Financial Statements and Notes thereto included elsewhere herein.

     The historical financial data presented in this section include the two European bowling centers that were retained by the Sellers. For the effect on AMF of excluding these two bowling centers, see "Pro Forma Consolidated Financial Statements" and "Note 3. Pro Forma Results of Operations" in the Notes to Holdings' Consolidated Financial Statements included elsewhere herein.

     A comparison of the historical results of operations for the period ended December 31, 1996 and 1995 is not meaningful since the 1995 results include 12 months of activity for the Predecessor Company while the 1996 results include only the results of operations of acquired businesses for the eight months from the Acquisition through December 31, 1996 for Holdings. Management believes that a more meaningful comparison of the results of operations for the year ended December 31, 1996 is on a pro forma rather than an historical basis. This is due to significant changes in depreciation and amortization that result from the application of the purchase method of accounting for the Acquisition, and from the increased interest expense due to the debt incurred related to the Acquisition. Accordingly, the following discussion of the results of operations for the year ended December 31, 1996 will include comparisons of the 12 months ended December 31, 1996, on a pro forma basis, with Predecessor Company results for the years ended December 31, 1995 and 1994, on historical bases. The discussion of results of operations for the three months ended March 31, 1997 will include comparisons of the three months ended March 31, 1997, with Predecessor Company results for the three months ended March 31, 1996, on a pro forma basis.

     The financial information presented below includes AMF's operating results expressed in terms of EBITDA, which represents earnings before net interest expense, income taxes, depreciation and amortization, and other net income or net expenses. EBITDA information is included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles.

  General

     AMF is principally engaged in two businesses which, historically, have been operated independently: (i) the ownership or operation of 271 U.S. bowling centers and 84 international bowling centers as of March 31, 1997 (318 U.S. bowling centers and 84 international centers, as of May 20, 1997) ("Bowling Centers"); and (ii) the design, manufacture and sale of bowling center equipment, including automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes and certain other spare and replacement parts ("Bowling Products").

     To facilitate a meaningful comparison, in addition to discussing the consolidated results of AMF, this Management's Discussion and Analysis of Financial Condition and Results of Operations separately discusses results of Bowling Centers and Bowling Products.

     The results of Bowling Centers, Bowling Products and the combined group are set forth below. The two European centers that were not acquired by AMF, while included in the data below, have no material impact on AMF's financial statements or on the information presented in this section.

     For 1995, Bowling Centers adopted a calendar month-end; accordingly, the Bowling Centers results of operations for the year ended December 31, 1995 include the results of U.S. operations for the period from December 26, 1994 through December 31, 1995. Total revenue for the period from December 26, 1994 through December 31, 1994 was approximately $2.0 million.

     Results below are presented before intersegment eliminations as management believes that this will provide a more accurate comparison of performance by segment from year to year. The intersegment eliminations are not material. Interest expense is presented on a gross basis.

  Recent Transactions

     On April 24, 1997, AMF Bowling Centers completed the acquisition of ARC, which operates 43 bowling centers in six states. The aggregate purchase price for ARC was approximately $70.0 million. See "Note 14. Acquisitions" in the Notes to the Consolidated Financial Statements. In addition, subsequent to December 31, 1996 and through May 20, 1997, the Company has acquired 16 additional bowling centers in the United States and six bowling centers in the United Kingdom from several unrelated single-center and small-chain operators. The aggregate purchase price was approximately $44.5 million, including certain adjustments and acquisition costs, and was funded with $29.5 million from available borrowing under the Acquisition Facility and the remainder from internally generated cash. As of May 20, 1997, $55.0 million remained available under the Acquisition Facility, of which $13.0 million is expected to fund remaining payments in connection with the ARC acquisition. From time to time the Company enters into letters of intent with sellers to purchase bowling centers. Certain of these transactions, are subject to conditions. There is no assurance that any such acquisitions will be consummated.

     In April 1997, the Company entered into a $40 million joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate. Pursuant to the arrangement, the joint venture is expected to build and operate up to 20 bowling centers, accounting for up to 560 lanes, during the next three years. These bowling centers will be located in the Philippines, Malaysia, Vietnam, Indonesia, Thailand and China.

     In June 1997, the Company entered into a joint venture arrangement of approximately $100 million with Playcenter S.A., a Sao Paulo based amusement and entertainment company. During the next four years the joint venture is expected to build or assume ownership of, and operate, up to 39 bowling centers, accounting for up to 730 lanes, in Brazil and Argentina.

PERFORMANCE BY BUSINESS SEGMENT

Bowling Centers

     The results shown below reflect both the U.S. and international Bowling Centers operations.


                                     FOR THE YEAR ENDED DECEMBER 31,              FOR THE THREE MONTHS ENDED MARCH 31,
                             -----------------------------------------------   -------------------------------------------
                                        (IN MILLIONS OF DOLLARS)                        (IN MILLIONS OF DOLLARS)
                                               PRO FORMA                                         PRO FORMA
                               AMF GROUP       AMF GROUP       PREDECESSOR       AMF GROUP       AMF GROUP     PREDECESSOR
                             HOLDINGS INC.   HOLDINGS INC.       COMPANY       HOLDINGS INC.   HOLDINGS INC.     COMPANY
                             -------------   -------------   ---------------   -------------   -------------   -----------
                               1996 (A)        1996 (B)       1995     1994        1997            1996           1996
                             -------------   -------------   ------   ------   -------------   -------------   -----------
BOWLING CENTERS (before
  intersegment eliminations):
Total operating revenue......    $ 199.7        $ 307.3      $292.3   $225.4      $ 108.5         $  82.5        $  83.1
                                 ------          ------      ------   ------       ------          ------         ------
Cost of goods sold...........       18.6           27.5        26.3     22.3          9.4             6.8            6.9
Bowling center operating
  expenses...................      121.4          177.2       168.7    120.3         55.6            42.1           42.6
Selling, general, and
  administrative expenses....        6.9           10.6        10.5     17.0          1.6             1.2            2.2
Depreciation and
  amortization...............       37.7           56.2        36.6     21.8         16.1             9.2           10.4
                                 ------          ------      ------   ------       ------          ------         ------
Operating income.............       15.1           35.8        50.2     44.0         25.8            23.2           21.0
Interest expense, gross......       41.0           56.4        15.3      7.3         14.8            14.9            3.7
Other income/(expense), net..       (7.6)          (7.9)       (0.9)    (1.9)        (4.2)           (0.1)          (0.1)
                                 ------          ------      ------   ------       ------          ------         ------
Income/(loss) before income
  taxes......................      (33.5)         (28.5)       34.0     34.8          6.8             8.2           17.2
Provision (benefit) for
  income taxes...............      (10.5)         (11.2)        7.8      9.5          2.9             0.1            2.4
                                 ------          ------      ------   ------       ------          ------         ------
Net income (loss)............    $ (23.0)       $ (17.3)     $ 26.2   $ 25.3      $   3.9         $   8.1        $  14.8
                                 ======          ======      ======   ======       ======          ======         ======
SELECTED DATA:
EBITDA.......................       52.8           92.0        86.8     65.8         41.9            32.4           31.4
EBITDA margin................       26.4%          29.9%       29.7%    29.2%        38.6%           39.3%          37.8%


---------------
(a) Represents results of operations of acquired business from May 1, 1996 through December 31, 1996.

(b) Represents operations from January 1, 1996 through December 31, 1996.

  Three Months Ended March 31, 1996 and 1997

     For the three months ended March 31, 1997, Bowling Centers total operating revenue increased by $26.0 million, or 31.5%, from $82.5 million for the three months ended March 31, 1996, on a pro forma basis, to $108.5 million for the three months ended March 31, 1997. Of this increase, $25.5 million is attributable to the new centers acquired since May, 1996, and $0.7 million is attributable primarily to U.S. and international constant centers, partially offset by a decrease of $0.2 million attributable to two U.S. centers closed in May, 1996, and February, 1997, respectively. Of the increase in new centers revenue, $24.0 million is from centers in the United States, while $1.5 million is from centers in the United Kingdom. The increase in constant centers revenue was primarily a result of an increase in revenue in the Northeast region of the U.S., a region in which the Company has a large number of centers and which experienced severe weather conditions during the first quarter of 1996. The increase in constant centers revenue in the first quarter of 1997 compared to the same period in 1996 is net of $1.0 million additional revenue in 1996 due to leap year, and $0.5 million attributable to the Easter holiday which occurred in the first quarter of 1997 versus the second quarter of 1996.

     Bowling Centers cost of goods sold increased by $2.6 million, or 38.2%, from $6.8 million for the three months ended March 31, 1996, on a pro forma basis, to $9.4 million for the three months ended March 31, 1997. Of this increase, $2.5 million is attributable to new centers of which $2.3 million is attributable to U.S. centers and $0.2 million is attributable to U.K. centers. Constant centers cost of goods sold rose $0.2 million, or 4.1%. These increases were offset by a decrease of $0.1 million attributable to the closed centers discussed above.

     Bowling Centers operating expenses increased by $13.5 million, or 32.1%, from $42.1 million for the three months ended March 31, 1996, on a pro forma basis, to $55.6 million for the three months ended March 31, 1997. Of this increase, $12.9 million is attributable to new centers of which $12.1 million is attributable to U.S. centers and $0.8 million is attributable to U.K. centers. Constant centers operating expenses increased by $0.7 million, or 1.7%. These increases were offset by a decrease of $0.1 million attributable to the closed centers discussed above. Operating expenses increased $0.3 million, or 1.1%, in the U.S. constant centers and $0.4 million, or 2.9%, in the international constant centers. The increase in the U.S. constant centers operating expenses is primarily caused by increased advertising expenses aimed at improving constant center lineage (games per lane per day), and increased travel expenses related to a new management training program begun in January 1997 for centers operating personnel. The increase in the U.S. constant centers is partially offset by favorable general liability claims results. Also, operating expenses were lower in 1996 due to cost controls implemented in response to the severe weather conditions experienced during the first quarter of 1996. The increase in international constant centers operating expenses is primarily attributable to higher rents in Hong Kong and payroll in Australia resulting from one time severance payments. As a percentage of total Bowling Centers revenue, Bowling Centers operating expenses were 51.0% for the three months ended March 31, 1996, on a pro forma basis, versus 51.2% for the three months ended March 31, 1997.

     Bowling Centers selling, general and administrative expenses increased by $0.4 million, or 33.3%, from $1.2 million for the three months ended March 31, 1996, on a pro forma basis, to $1.6 million for the three months ended March 31, 1997. This increase is due primarily to an increase in international center expenses of which $0.2 is attributable to incremental costs related to the new U.K. bowling centers and the remaining increase to all other centers combined.

     Bowling Centers EBITDA increased by $9.5 million, or 29.3%, from $32.4 million for the three months ended March 31, 1996, on a pro forma basis, to $41.9 million for the three months ended March 31, 1997. An increase of $10.1 million is attributable to new centers and is offset by a $0.5 million decrease in constant centers and a $0.1 million decrease attributable to the closed centers discussed above. Constant center EBITDA and EBITDA margin decreased from $32.3 million and 39.5% during the first three months of 1996, to $31.8 million and 38.3% during the first three months of 1997. These decreases are primarily attributable to the impact of leap year and Easter week on revenues as discussed above. An increase in U.S. constant centers EBITDA of $0.2 million, or 0.9%, was partially offset by a decrease in international constant centers EBITDA of $0.7 million, or 1.5%. The increase in U.S. EBITDA is largely the result of the cost reduction plans developed by management to offset revenue lost from the severe weather discussed above. The decrease in international EBITDA is primarily attributable to the increase in expenses discussed above.

  1995 to 1996

     For the year ended December 31, 1996, Bowling Centers operating revenue increased by $15.0 million, or 5.1%, from $292.3 million for the year ended December 31, 1995 to $307.3 million for the year ended December 31, 1996. Of this increase, $19.0 million is attributable to the addition of the 57 centers during the last two quarters of 1996 and $0.5 million is attributable to increases at continuing centers. The increases are offset by a total decrease of $4.5 million, of which $2.2 million is attributable to the two bowling centers which were not acquired as part of the Acquisition and $2.3 million is attributable to the closure of seven centers originally purchased by the Predecessor Company from Fair Lanes during 1994. For continuing centers, the total revenue increase of $0.5 million, representing a 0.2% increase over 1995 revenue of $287.8 million, is attributable to an increase in international revenue of $2.4 million, offset by a decrease in U.S. continuing center revenue of $1.9 million. The decrease in U.S. continuing centers revenue was largely a result of a decrease in revenues due to the severe weather conditions in the Northeast, a region in which AMF has a large number of centers, during the first quarter of 1996. An increase in bowling prices in the U.S. during 1996 was more than offset by a decrease in U.S. lineage. The increase in international revenue was primarily a result of a 4.4% increase in average price per game and increased food and beverage revenue.

     Bowling Centers worldwide gross profit increased by $13.8 million, or 5.2%, to $279.8 million for the year ended December 31, 1996 from $266.0 million for the year ended December 31, 1995. Of this increase, $17.1 million, or 123.9%, was attributable to the addition of the 57 new centers acquired during the last two quarters of 1996. The remaining gross profit decrease of $3.3 million is primarily attributable to the two bowling centers not acquired and the closure of seven centers originally purchased from Fair Lanes in 1994.

     Bowling Centers operating expenses increased by $8.5 million, or 5.0%, from $168.7 million for 1995 to $177.2 million for 1996. The increase is primarily attributable to $10.0 million of operating expenses related to the inclusion of the 57 centers acquired during the last two quarters of 1996. On a continuing centers basis, operating expenses increased by $2.2 million, or 1.3%, from $165.7 million in 1995 to $167.9 million in 1996. These increases were primarily attributable to an increase in international operating expenses of $4.0 million offset by a decrease in U.S. continuing centers operating expenses of $1.8 million. The remaining operating expense decrease of $3.7 million is attributable to the two bowling centers not acquired and the closure of seven centers originally purchased from Fair Lanes in 1994. The decrease in U.S. operating expenses resulted in large part from the implementation of cost reduction plans developed by management after assessing the impact of the severe weather conditions during the first quarter of 1996. The increase in international operating expenses was primarily due to increased rents and payroll expenses. As a percentage of total revenue, Bowling Centers operating expenses remained constant at 57.7% during 1996 and 1995.

     Selling, general and administrative costs increased by $0.1 million, or 0.1%, from $10.5 million for 1995 to $10.6 million for 1996.

     EBITDA increased by $5.2 million, or 6.0%, from $86.8 million for 1995 to $92.0 million for 1996. Of this increase, the addition of the 57 centers acquired during the last two quarters of 1996 contributed $7.1 million in EBITDA for 1996, offset by a decrease in continuing center EBITDA of $1.2 million. Continuing center EBITDA and EBITDA margin decreased from $86.0 million and 29.9% during 1995, to $84.8 million and 29.4% for 1996. This decrease is attributable to a decrease in international centers EBITDA of $1.7 million, offset by an increase in U.S. continuing centers

EBITDA of $0.5 million. The additional decrease of $0.7 million in international EBITDA is primarily attributable to the loss of the two bowling centers not acquired. The increase in U.S. EBITDA is largely the result of the cost reduction plans developed by management to offset revenue lost from the severe weather discussed above.

  1994 to 1995

     For the year ended December 31, 1995, Bowling Centers revenue increased by $66.9 million, or 29.7%, from $225.4 million for the year ended December 31, 1994 to $292.3 million for the year ended December 31, 1995. Of this increase, $3.6 million is attributable to the Predecessor Company's U.S. centers (excluding Fair Lanes) and $67.2 million is attributable to the addition of the Fair Lanes centers, offset by a decrease in international revenue of $3.9 million. For the U.S. centers (excluding Fair Lanes), the total revenue increase of $3.6 million, representing a 3.7% increase over 1994 revenue of $96.2 million, was throughout all revenue categories. The increase in bowling revenue was a result of an increase in both the U.S. centers' (excluding Fair Lanes) average price per game and lineage. Additionally, in December 1995, management increased U.S. shoe rental prices and U.S. food and beverage prices by 10.0% and 3.0%, respectively. Unseasonably dry, hot weather in several countries and several unusual events including the Kobe earthquake and subway gas attacks in Japan, the economic crisis in Mexico and general strikes in France resulted in a decline in international Bowling Centers revenue. In particular, the Predecessor Company's centers in Mexico had a revenue decline from U.S. $15.3 million for 1994 to U.S. $7.8 million for 1995, due to weakening of the local currency. The overall decrease in international revenue was a result of an increase in the international average price per game, expressed in U.S. dollars (despite the devaluation of the Mexican peso), which was more than offset by a decrease in international lineage.

     Bowling Centers worldwide gross profit increased by $62.9 million, or 31.0%, to $266.0 million for the year ended December 31, 1995 from $203.1 million for the year ended December 31, 1994. Of this increase, $61.9 million, or 98.4%, was attributable to the addition of acquired Fair Lanes centers. Fair Lanes centers' cost of sales as a percentage of revenues declined from 10.5% for the year ended December 31, 1994 to 8.5% for the year ended December 31, 1995. This decrease in cost of sales is primarily attributable to the immediate effects of implementing cost control procedures in food and beverage operations at the Fair Lanes centers. The remaining gross profit increase of $1.0 million is attributable to higher prices at Predecessor Company centers (excluding Fair Lanes) and general reductions to cost of goods sold. During the year ended December 31, 1995, management reviewed the U.S. food and beverage operations and established more standardized menus which, management believes, resulted in an overall lower cost of goods sold for food and beverage.

     Bowling Centers operating expenses increased by $48.4 million, or 40.2%, from $120.3 million for 1994 to $168.7 million for 1995, of which $44.0 million, or 90.9%, was related to the inclusion of Fair Lanes. As a percentage of total revenue, Bowling Centers operating costs increased from 53.4% to 57.7% from 1994 to 1995, respectively. The increase was also attributable to $2.3 million of nonrecurring expenses in 1995 resulting from the existence and subsequent closing of the Fair Lanes corporate offices, the reduction of general liability and workers compensation expenses and other nonrecurring costs as a result of integrating the Fair Lanes centers into the risk management program and the closing of seven bowling centers. Internationally, the increase in the percentage of selling, general and administrative costs to revenue was due to the following factors. During 1995, management assessed the international Bowling Centers operations and implemented changes in management personnel in Australia, France, Spain and Switzerland. In addition, the Predecessor Company closed one center in the United Kingdom, which was damaged by fire, and one center in Australia. As a result, the Predecessor Company incurred redundancy, relocation, severance and other costs aggregating $0.3 million, which management has identified as non-recurring.

     Selling, general and administrative costs decreased by $6.5 million, or 38.2%, from $17.0 million for 1994 to $10.5 million for 1995, of which $4.6 million, or 70.8%, was related to Fair Lanes. Fair

Lanes incurred $5.8 million of selling, general and administrative costs during the three months ended December 31, 1994 (and before management assumed operational control) compared with costs of $1.2 million during 1995. This decrease is attributable to high salaries, professional fees and travel costs incurred during 1994 by Fair Lanes. The remaining decrease represents a decrease in selling, general and administrative costs for international centers of $2.1 million and an increase for U.S. centers (excluding Fair Lanes) of $0.2 million.

     EBITDA increased by $21.0 million, or 31.9%, from $65.8 million for 1994 to $86.8 million for 1995 (after certain nonrecurring costs of $2.3 million). Of this increase, the addition of the Fair Lanes centers contributed $22.6 million in EBITDA for 1995, after certain nonrecurring costs of $2.3 million. U.S. EBITDA and the EBITDA margin increased from $32.3 million and 26.6% in 1994, to $55.6 million and 28.9% in 1995. This increase is primarily attributable to the inclusion of Fair Lanes in the fourth quarter of 1994, which experienced an EBITDA margin of 12.6% for that quarter, compared to 27.8% for the year ended December 31, 1995. The Predecessor Company did not assume operational control of Fair Lanes until January 1995. Thus, the combined results for the Predecessor Company for 1994 are depressed due to the lower EBITDA that Fair Lanes had historically experienced under prior management. Internationally, EBITDA and EBITDA margin decreased from $33.5 million and 32.3% in 1994, to $31.2 million and 31.2% in 1995. This EBITDA decrease of $2.3 million and the related margin decline were direct results of the impact on international revenue of the unusual events referred to above occurring in countries with historically high margins and the increase in selling, general and administrative costs discussed above. Additionally, Bowling Centers in Mexico had an EBITDA decline from U.S. $4.7 million for 1994 to U.S. $3.4 million for 1995, primarily due to the weakening of the local currency.

Bowling Products

     The two categories of Bowling Products operations are (i) recurring sales of replacement and spare parts and supplies, resale products, and major modernization equipment ("Modernization and Consumer" products) for existing bowling centers; and (ii) sales of bowling equipment necessary to outfit new bowling centers or expand an existing bowling center (New Center Packages or NCPs). Financial results for Bowling Products are presented below.


                                           FOR THE YEAR ENDED DECEMBER 31,                  FOR THE THREE MONTHS ENDED MARCH 31,
                            -------------------------------------------------------------   -------------------------------------
                                                                  (IN MILLIONS OF DOLLARS)
                                                                                                         PRO FORMA
                                              PRO FORMA                                     AMF GROUP    AMF GROUP
                              AMF GROUP       AMF GROUP          PREDECESSOR COMPANY         HOLDINGS     HOLDINGS    PREDECESSOR
                            HOLDINGS INC.   HOLDINGS INC.                                      INC.         INC.        COMPANY
                            -------------   -------------   -----------------------------   ----------   ----------   -----------
                              1996 (A)        1996 (B)          1995            1994           1997         1996         1996
                            -------------   -------------   -------------   -------------   ----------   ----------   -----------
BOWLING PRODUCTS (before
  intersegment
  eliminations):
Total operating revenue...     $ 191.1         $ 252.1         $    286.5      $    301.7     $ 52.0       $ 43.0        $43.0
Cost of goods sold........       116.2           153.3              166.9           178.9       31.2         25.6         25.6
                                ------          ------             ------          ------
Gross profit..............        74.9            98.8              119.6           122.8       20.8         17.4         17.4
Selling, general, and
  administrative
  expenses................        28.2            40.4               40.3            38.2        8.8          7.8          9.3
Depreciation and
  amortization............        12.6            18.5                3.6             3.7        4.8          4.4          0.9
                                ------          ------             ------          ------
Operating income..........        34.1            39.9               75.7            80.9        7.2          5.2          7.2
Interest expense, gross...        36.9            49.8                0.4             0.1       12.8         10.1          0.1
Other income/(expense),
  net.....................        (5.2)           (4.9)               1.0             0.4       (2.3)         0.3          0.3
                                ------          ------             ------          ------
Income/(loss) before
  income taxes............        (8.0)          (14.8)              76.3            81.2       (7.9)        (4.6)         7.4
Provision (benefit) for
  income taxes............        (2.7)           (3.6)               4.3             6.7       (2.8)          --          0.3
                                ------          ------             ------          ------
Net income (loss).........     $  (5.3)        $ (11.2)        $     72.0      $     74.5     $ (5.1)      $ (4.6)       $ 7.1
                                ======          ======             ======          ======
SELECTED DATA:
Gross profit margin.......        39.2%           39.2%              41.7%           40.7%      40.0%        40.5%        40.5%
EBITDA....................     $  46.7         $  58.4         $     79.3      $     84.6     $ 12.0       $  9.6        $ 8.1
EBITDA margin.............        24.4%           23.2%              27.7%           28.0%      23.1%        22.3%        18.8%


---------------
(a) Represents results of operations of acquired business from May 1, 1996 through December 31, 1996.
(b) Represents operations from January 1, 1996 through December 31, 1996.

     Bowling Products' long-standing customer relationships, Bowling Centers' predictable demand for Modernization and Consumer products, a steadily increasing installed base and Bowling Products' ability to supply a full product line have historically made the Modernization and Consumer category a stable and recurring base of revenue and EBITDA. Revenue growth from 1991 to 1994 for the NCP segment resulted primarily from increased unit sales to Taiwan and Korea and since 1995 to China, where the popularity of bowling and consequent demand for new bowling centers has increased dramatically. During 1995 and 1996, NCP revenue declined primarily because the markets in Taiwan and Korea have matured. The decline was partially offset by continued demand in China.

  Three Months Ended March 31, 1996 and 1997

     Bowling Products total operating revenue increased by $9.0 million, or 20.9%, from $43.0 million for the three months ended March 31, 1996, on a pro forma basis, to $52.0 million for the three months ended March 31, 1997. This figure is primarily attributable to an increase of $7.0 million, or 41.7%, in NCP revenue, and an increase of $1.7 million, or 6.5%, in Modernization and Consumer revenue. The increase in NCP revenue is due to an overall increase in NCP sales of 331 units which occurred primarily in Malaysia, the Americas and Japan. Sales to China for the three months ended March 31, 1997 also are slightly higher versus the same period in 1996. See "Seasonality and Cyclicality".

     Total gross profit from Bowling Products increased by $3.4 million, or 19.5%, from a gross profit of $17.4 million for the three months ended March 31, 1996, on a pro forma basis, to a gross profit of $20.8 million for the three months ended March 31, 1997, and is primarily the result of increased NCP sales. This represents a gross profit margin of 40.5% and 40.0% for the first three months of 1996 and 1997, respectively.

     Bowling Products selling, general and administrative expenses increased by $1.0 million, or 12.8%, from $7.8 million for the three months ended March 31, 1996, on a pro forma basis, to $8.8 million for the three months ended March 31, 1997. This increase is primarily attributable to increase payroll and facilities expenses relating to the staffing of the Company's sales and service offices in Hong Kong, which promote and support sales of Bowling Products equipment, particularly NCPs, to markets in China and Asia.

     EBITDA and EBITDA margin increased from $9.6 million and 22.3%, respectively, for the three months ended March 31, 1996, on a pro forma basis, to $12.0 million and 23.1%, respectively, for the three months ended March 31, 1997, primarily due to the increased NCP revenue, offset in part by the increased expenses discussed above.

  1995 to 1996

     Operating revenue decreased by $34.4 million, or 12.0%, from $286.5 million for 1995 to $252.1 million for 1996. This figure is primarily attributable to a decrease of $35.3 million or a 22.7% decline in NCP revenue and an increase of $0.9 million or a 0.7% increase in Modernization and Consumer revenue. The drop in NCP revenue is due to an overall decrease in NCP sales by 1,695 units, particularly for maturing markets including Korea and Taiwan, offset by an increase in NCP sales to China. From 1995 to 1996, total NCP sales to Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units. Additionally, there was a moderate increase in NCP units sold to the Americas and Southern Europe during 1996. The increase in sales to China occurred during the last six months of 1996 and although there can be no assurance, based on current orders management expects 1997 sales to China to be higher than 1996. See
"-- Seasonality and Cyclicality."

     The increase in Modernization and Consumer revenue is due in part to increased sales of synthetic lanes and automatic scoring in the United States.

     Total gross profit decreased by $20.8 million, or 17.4%, from a gross profit of $119.6 million for 1995 to a gross profit of $98.8 million for 1996. This represents a gross profit margin of 41.7% and 39.2% for 1995 and 1996, respectively. Of this 2.5% decrease in the gross profit margin, 0.8% is attributable to an increase in certain inventory and warranty reserves in the Modernization and Consumer segment of $2.3 million, and 1.7% is attributable to lower margins on decreased revenues particularly in Japan due to price cuts implemented by management in response to stiffer competition in the Modernization and Consumer segment.

     Selling, general and administrative expenses increased by $0.1 million, or 0.2%, from $40.3 million for 1995 to $40.4 million for 1996. The increase of $0.1 million is primarily attributable to increased payroll expenses related to the staffing of the Company's sales and service offices in Hong Kong. The increase was offset in part by lower variable expenses associated with the lower volume of sales in 1996 compared to 1995.

     EBITDA and EBITDA margin decreased from $79.3 million and 27.7%, respectively, for 1995, to $58.4 million and 23.2%, respectively, for 1996, primarily due to the decreased NCP revenue, the decrease in gross profit and increased selling, general and administrative expenses discussed above.

  1994 to 1995

     Operating revenue decreased by $15.2 million, or 5.0%, from $301.7 million for 1994 to $286.5 million for 1995. This figure represents a decrease of $15.1 million, or 8.8% decline in NCP revenue and a less than 1% decrease of $0.1 million in Modernization and Consumer revenue. The drop in NCP revenue is due to an overall decrease in NCP sales, particularly for Korea and Taiwan, offset by an increase in NCP sales to China. From 1994 to 1995, total NCP sales to Korea decreased by 757 units and to Taiwan decreased by 519 units. Additionally, there was a moderate increase in NCP units sold to India, Thailand and Egypt during 1995. A significant portion of the decrease occurred in sales to Taiwan and Korea during November and December 1995, which had significantly lower sales than the comparable period in 1994. Management believes that the expansion period in Taiwan and Korea peaked during 1994. In Korea, the Predecessor Company discontinued operations with its former distributor and opened a direct sales office during 1995. Management believes that the decreased sales to Taiwan and Korea are primarily attributable to the result of NCP sales to Taiwan and Korea having peaked in 1994.

     NCP sales in Japan were significantly affected by uncertain economic conditions following the Kobe earthquake and the subway gas attacks, which resulted in delayed investments in recreational activities. However, the Japan branch increased its Modernization and Consumer revenue during the year ended December 31, 1995 by approximately $2.8 million over the preceding year.

     A net decrease in Modernization and Consumer revenue of $0.6 million was realized by the German branch. Continued unprofitability of this branch and the French branch prompted management to reorganize European operations. During the year ended December 31, 1995, the general manager and controller positions in Germany and France were consolidated into the central sales office in the United Kingdom.

     Total gross profit decreased by $3.2 million, or 2.6%, from a gross profit of $122.8 million for 1994 to a gross profit of $119.6 million for 1995. This represents a gross profit margin of 40.7% and 41.7% for 1994 and 1995, respectively. This margin increase was partially due to the increase in margins of New Center Packages. Additionally, total warranty costs, which aggregated approximately $2.7 million for 1995, decreased from $5.0 million for 1994, primarily resulting from increased quality control procedures and improved training programs for center mechanics in the international markets. Offsetting the overall gross profit margin increase, were $0.4 million in start-up expenses incurred at the pool cue manufacturing plant, a $0.3 million charge relating to the acquisition of manufacturing rights for one of the Predecessor Company's bumper bowling products and an approximate $1.0 million increase in engineering expenses associated with the Company's new automatic scoring products.

     Selling, general and administrative expenses increased by $2.1 million, or 5.5%, from $38.2 million for 1994 to $40.3 million for 1995. This increase of $2.1 million is primarily attributable to nonrecurring costs of $2.9 million in 1995, offset in part by net reversals of reserves of $0.9 million.

     EBITDA and EBITDA margin decreased from $84.6 million and 28.0%, respectively, for 1994 to $79.3 million and 27.7%, respectively, for 1995, primarily due to the decreased revenue and increased selling, general and administrative expenses discussed above. The 1995 EBITDA of $79.3 million was depressed by the charges of $2.9 million described above, which management believes are nonrecurring.

CONSOLIDATED RESULTS

Depreciation and Amortization

     Depreciation and amortization increased by $7.2 million, or 54.1%, from $13.3 million for the three months ended March 31, 1996, on a pro forma basis, to $20.5 million for the three months ended March 31, 1997. Of this increase, $6.9 million is attributable to Bowling Centers and is primarily due to depreciation of property and equipment of centers acquired since May 1996. The remainder can be attributed to incremental depreciation expense incurred as a result of capital expenditures.

     For the year ended December 31, 1996, depreciation and amortization increased by $34.4 million, or 88.0%, from $39.1 million in 1995 to $73.5 million in 1996. This increase resulted primarily from recording fixed assets at fair market value and goodwill in accordance with the purchase accounting method applied to the Acquisition.

     For the year ended December 31, 1995, depreciation and amortization increased by $14.3 million, or 57.7%, from $24.8 million in 1994 to $39.1 million in 1995. This increase was primarily due to the inclusion of Fair Lanes centers for the entire twelve months of 1995, as compared to three months during 1994.

Interest Expense

     Gross interest expense increased by $1.1 million, or 4.1%, from $26.6 million for the three months ended March 31, 1996, on a pro forma basis, to $27.7 million for the three months ended March 31, 1997. This increase is primarily due to interest paid on increased levels of bank debt as a result of the acquisitions described above. Non-cash bond interest amortization for the three months ended March 31, 1997 totaled $8.3 million.

     Gross interest expense increased by $90.5 million, or 576.4%, from $15.7 million in 1995 to $106.2 million in 1996. This increase is primarily due to interest paid on debt incurred to finance the Acquisition and interest on the Acquisition Facility. Cash interest paid by the Company for the year ended December 31, 1996 totaled $43.6 million, while non-cash bond interest amortization totaled $24.7 million.

     Gross interest expense increased by $8.3 million, or 112.2%, from $7.4 million for the year ended December 31, 1994 to $15.7 million for the year ended December 31, 1995. This increase is a result of additional debt incurred in connection with the Fair Lanes acquisition on September 29, 1994. This debt was subsequently paid in full by the Sellers of the Predecessor Company prior to the Acquisition.

Net Income (Loss)

     Net income remained constant at $0.1 million for the three months ended March 31, 1996, on a pro forma basis, and the three months ended March 31, 1997. Increases in revenues and EBITDA discussed above on a segment basis were offset by increases in depreciation expense and the current tax provision for the Company.

     On a pro forma basis, there was a net loss of $(21.6) million for the year ended December 31, 1996. The decline of $118.4 million, or 122.3%, in net income from $96.8 million in 1995 to a net loss of $(21.6) million in 1996 is primarily a result of a decrease in Bowling Products EBITDA resulting from the decline in NCP revenue and higher depreciation and amortization and interest expenses resulting from the Acquisition after allowing for a $9.0 million tax benefit.

     Net income decreased by $2.5 million, or 2.5%, from $99.3 million in 1994 to $96.8 million in 1995. This decrease was the result of higher depreciation and amortization and interest expense in 1995 as compared to 1994. The higher depreciation, amortization, and interest expense in 1995 was a result of the full year impact of the Fair Lanes acquisition in the fourth quarter of 1994.

Income Taxes

     Under the prior owners, certain of the companies within the Predecessor Company elected S corporation status under the Internal Revenue Code. As S corporations, the companies were historically liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes were the responsibility of the stockholders. The international branches of the S corporations and other international entities historically filed income tax returns and paid taxes in their respective countries. The prior owners historically received a tax credit, subject to certain limitations, in their U.S. federal income tax returns for international taxes paid by the international branches of the S corporations and certain other international entities.

     Upon consummation of the Acquisition, the domestic subsidiaries of AMF became taxable corporations under the Internal Revenue Code. The 1995 pro forma results of operations for the Predecessor Company, as presented in "Note 3. Pro Forma Results of Operations" in the Notes to Consolidated Financial Statements, include a pro forma tax provision for income taxes which would have been recorded if the AMF companies had not been S corporations, based on tax laws in effect during these periods, to give effect to the conversion of certain entities from S corporation status to taxable corporation status.

LIQUIDITY AND CAPITAL RESOURCES

     The following discussion as it relates to the three months ended March 31, 1996 and 1997, will compare Holding's results for the three months ended March 31, 1997 with Predecessor Company results for the three months ended March 31, 1996, on a historical basis.

     AMF's primary source of liquidity is cash provided by operations and credit facilities as described below. Working capital at March 31, 1997, was $23.1 million, compared to $7.9 million on December 31, 1996, $29.4 million on December 31, 1995, and $16.9 million at December 31, 1994. The increase of $15.2 million at March 31, 1997, from December 31, 1996 is primarily due to increases in cash, accounts receivable and inventories, partially offset by increases in accrued interest deposits from customers and trade accounts payable. The decrease of $21.5 million from year end 1995 to 1996 is primarily due to increases in interest payable and the current portion of Bank Debt as a result of the debt incurred for the Acquisition, partially offset by an increase in AMF's cash position.

     Net cash flows provided by operating activities decreased $0.7 million from $24.3 million for the three months ended March 31, 1996 to $23.6 million for the three months ended March 31, 1997. A decrease in net income of $21.5 million due to increased depreciation, amortization and interest expenses as a result of the Acquisition is offset primarily by an increase in (non-cash) depreciation and amortization of $17.8 million, and an increase in changes in assets and liabilities of $3.0 million.

     Net cash flows used in investing activities were $3.6 million for the three months ended March 31, 1996 compared to net cash flows used of $40.3 million for the three months ended March 31, 1997. The increase during the first three months of 1997 was due primarily to the acquisition of nine bowling centers in the United States and six bowling centers in the United Kingdom during that period. During the three months ended March 31, 1996, capital spending was $4.4 million and other investing cash flows provided were $0.8 million. During the three months ended March 31, 1997, acquisition of operating units, or bowling centers, net of cash acquired, totaled $33.6 million, capital spending was $6.9 million, and other cash flows provided by investing activities were $0.2 million.

     Net cash used in financing activities was $17.4 million for the three months ended March 31, 1996 compared to net cash provided of $28.3 million for the three months ended March 31, 1997. This change primarily resulted from drawing down $19.0 million and $10.0 million from available borrowings under the Acquisition Facility and the Working Capital Facility, respectively, to fund the acquisitions of bowling centers discussed above and Company operations. The Company paid a dividend of $0.5 million to the Parent on February 28, 1997, for the repurchase of Robert L. Morin's shares in connection with his resignation from the Company. See "Note 8 -- Employee Benefit Plans" in the Notes to Consolidated Financial Statements.

     As a result of the aforementioned, cash increased by $3.0 million for the three months ended March 31, 1996 compared to an increase of $9.5 million for the three months ended March 31, 1997.

     Net cash flows from operating activities decreased $51.0 million from $124.8 million for the year ended December 31, 1995 to $73.8 million for the period ended December 31, 1996. This decrease was primarily due to the decrease in net income from $96.8 million for the year ended December 31, 1995 to a net loss of $(19.6) million for the year ended December 31, 1996 and higher depreciation, amortization and interest expenses as a result of the Acquisition.

     Net cash flows used in investing activities were $28.3 million for the year ended December 31, 1995 compared to net cash flows provided of $1,467.1 million for the period ended December 31, 1996. The change was due primarily to the Acquisition. During the year ended December 31, 1995, capital spending was $30.0 million and other investing cash flows provided were $1.7 million. During the period ended December 31, 1996, acquisitions of operating units, net of cash acquired, including the Acquisition, totaled $1,450.9 million, capital spending was $16.9 million, and other cash flows provided by investing activities were $0.7 million.

     Net cash used for financing activities was $94.7 million for the year ended December 31, 1995 compared to net cash provided of $1,438.3 million for the year ended December 31, 1996. This change primarily resulted from the issuance of debt and capital contributions related to the Acquisition. During 1995, AMF made distributions to stockholders of $71.9 million, net payments on notes payable to stockholders of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by stockholders.


     During the period ended December 31, 1996, AMF had borrowings, net of deferred financing costs, of $1,059.3 million from debt incurred to finance the Acquisition and from the Acquisition Facility, and made payments of $38.9 million on this debt. Additionally, a total of $420.8 million was received as capital contributions by the institutional stockholders of AMF Holdings, Inc., the Company's ultimate parent (the "Parent") and one of its directors. Of the total capital contributed, $380.8 was for the initial capitalization of AMF, and $40.0 million was received as additional capital contributions in connection with the Charan acquisition.


     As a result of the aforementioned, cash increased by $1.6 million for the year ended December 31, 1995 compared to an increase of $43.6 million for the period ended December 31, 1996.

     Net cash flow from operating activities increased from $119.7 million for the year ended December 31, 1994 to $124.8 million for the year ended December 31, 1995. This increase was primarily a result of the fact that although net income decreased from $99.3 million to $96.8 million and assets and liabilities changes which reflected a net use of cash of $5.3 million and $10.9 million for the year ended December 31, 1994 and for the year ended December 31, 1995, respectively, depreciation and amortization increased by $14.3 million, from $24.8 million for the year ended December 31, 1994 to $39.1 million for the fiscal year ended December 31, 1995.

     Net cash used for investing activities decreased from $32.6 million for the year ended December 31, 1994 to $28.3 million for the year ended December 31, 1995. During 1994, cash of $17.3 million was used for the acquisition of operating units, primarily for Fair Lanes. Capital spending was $17.8 million for the year ended December 31, 1994 compared with $30.0 million for the year ended December 31, 1995.

     Net cash used for financing activities increased from $89.6 million for the year ended December 31, 1994 to $94.7 million for the year ended December 31, 1995. During 1994, AMF made distributions to stockholders of $78.2 million, net payments on notes payable to stockholders of $8.6 million and net payments on credit note agreements and long-term debt of $4.8 million. Additionally, cash of $2.1 million was received as capital contributions by stockholders. During 1995, AMF made distributions to stockholders of $71.9 million, net payments on notes payable to stockholders of $3.8 million, net payments on credit note agreements and long-term debt of $21.3 million and a payment for redemption of stock of $4.0 million. Additionally, cash of $8.3 million was received as capital contributions by stockholders.

     As a result of the aforementioned, cash increased by $0.2 million for the year ended December 31, 1994 compared to an increase of $1.6 million for the year ended December 31, 1995.


     As a result of the Acquisition, AMF's total indebtedness has increased substantially. At March 31, 1997, the Company's debt structure consisted of Senior Debt of $595.6 million, senior subordinated notes of $250.0 million and senior subordinated discount notes of $283.0 million. At March 31, 1997, the Company was also capitalized with equity of $404.4 million. At December 31, 1996, AMF's debt structure consisted of Senior Debt of $566.6 million, Senior Subordinated Notes of $250.0 million and Senior Subordinated Discount Notes of $274.7 million. At December 31, 1996, AMF was also capitalized with equity of $408.7 million. AMF also has the ability to borrow $50.0 million for general corporate purposes pursuant to a Working Capital Facility and up to $150.0 million for acquisitions pursuant to the Acquisition Facility, subject to certain conditions. At March 31, 1997, $27.5 million and $10.0 million was outstanding under the Acquisition Facility and the Working Capital Facility, respectively. Between March 31, 1997 and May 20, 1997, additional borrowings under the Acquisition facility totaled $67.5 million and were used to fund the acquisitions of bowling centers described above.


     AMF is funding its cash needs through cash flow from operations, existing cash balances and the Working Capital Facility and Acquisition Facility. A substantial portion of AMF's available cash will be applied to service the indebtedness incurred to finance the Acquisition. For the period ended December 31, 1996, AMF incurred cash interest expense of $53.0 million, representing 55.5% of EBITDA of $95.5 million for the period. For the three months ended March 31, 1997, AMF incurred cash interest expense of $18.9 million, representing 37.6% of EBITDA of $50.2 million for the three month period.

     The indentures and the Bank Credit Agreement of AMF contain financial and operating covenants and significant restrictions on the ability of AMF to pay dividends, incur indebtedness, make investments and take certain other corporate actions.

     AMF's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of AMF believes that available cash flow, together with available borrowings under the Bank Credit Agreement and other sources of liquidity, will be adequate to meet AMF's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal of, and interest on, its Senior Debt, and interest on the Exchange Notes. There can be no assurance that AMF's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable AMF to service its indebtedness, including the Exchange Notes, or that any refinancing would be available on commercially reasonable terms or at all.

CAPITAL EXPENDITURES (HISTORICAL AND BUDGETED)

     For the three months ended March 31, 1997, the Company's actual capital expenditures were $6.9 million compared to $4.4 million for the three months ended March 31, 1996.

     For the period ended December 31, 1996, AMF's actual capital expenditures were $16.9 million, compared to the budgeted amount of $17.7 million. For the year ended December 31, 1995, AMF's actual capital expenditures were $30.0 million, including $9.7 million for the construction of new centers, compared to the budgeted amount of $27.5 million. In 1994, AMF's actual capital expenditures were $17.8 million, compared to the budgeted amount of $15.7 million. The projected capital expenditures for 1997 are $36.0 million excluding the acquisition or construction of new centers. The 1996 actual expenditures level is lower than the 1995 level in part because in 1995 three new bowling centers were constructed at a cost of approximately $9.7 million.

     AMF funds its capital expenditures from cash generated by operations and, with respect to the construction and acquisition of new centers, the Acquisition Facility. In addition to the 43 centers acquired in the ARC acquisition, between January 1, 1997 and May 20, 1997, AMF had acquired 16 bowling centers in the U.S. and six bowling centers in the United Kingdom from several unrelated single-center and small-chain operators. The total purchase price was approximately $44.5 million, including certain adjustments and transaction costs, and was funded with $29.5 million from available borrowing under AMF's Acquisition Facility and the remainder from internally generated cash. See "Business."

     AMF is planning to construct a new 40-lane, state-of-the-art family entertainment center at Chelsea Piers in New York City, at a total cost of approximately $6.6 million. In March 1997, AMF entered into a $4.4 million contract with a building contractor to construct the Chelsea Piers Bowling Center. The cost to build this center will ultimately be funded by the Acquisition Facility.

     AMF conducts an ongoing modernization and maintenance program that results in its centers having upgraded physical plants and generally new and attractive appearances. Management believes that its historical spending level of 3.7% of Bowling Centers revenue is fully adequate to cover all modernization and maintenance capital expenditures. Management estimates that approximately 2.0% of Bowling Centers revenue is required for maintenance capital expenditures alone. The revenue of new centers, such as Hanover Lanes in Richmond, Virginia, the Garden Hotel center in China and Okegawa in Japan, is excluded from the revenue figure used to calculate the budget for modernization and maintenance capital expenditures. In addition to the 3.7% budgeted amount, AMF spent $1.6 million for the major modernization of a 60-lane center located in Milford, Connecticut, and for the installation of automatic scoring in a 64-lane center in Akron, Ohio, both of which are former Fair Lanes centers. AMF spent a total of $1.1 million on the installation of the new point-of-sale information system in its U.S. centers in 1996. In 1995, $0.2 million was spent on the system.

     Commencing in 1995, Bowling Centers undertook a program to replace in certain centers wood lanes having little or no remaining useful life with new synthetic lanes, manufactured by Bowling Products. In 1994, Bowling Centers identified about 964 (approximately 16.9%) of its lanes worldwide that had reached the end of their useful lives (generally, 30 to 35 years), or would reach such end in the next two to three years. In 1995, 316 lanes of the 964 lanes were replaced at a total cost of $1.5 million, at approximately $4,750 per lane. In 1996, 252 lanes were replaced at a total cost of $1.2 million, at approximately $4,750 per lane. In 1997, an additional 463 lanes are scheduled to be replaced at a cost of approximately $2.2 million. This capital spending is in addition to the 3.7% of revenue spent annually on maintenance and modernization capital expenditure program. Upon the acquisition of the Fair Lanes centers, AMF identified a total of 448 lanes in Fair Lanes centers, or about 12.4% of total Fair Lanes, also in need of replacement. In 1995, 154 of those lanes were replaced at a total cost of $0.6 million. Management believes that, on completion of this and replacement program, future lane replacements will be covered by the modernization and maintenance capital expenditure program.

     Bowling Products has relatively modest capital investment requirements, and AMF has followed a relatively conservative approach to capital investment. Maintenance and replacement investments have been made when clearly needed but as close to the end of the useful lives of assets as possible. Investment in production machinery and equipment has received the highest investment priority and has focused on projects with projected payback periods of one to three years. Management is not planning significant changes in the policy for non-strategic projects.

     AMF has the potential opportunity to acquire and build additional bowling centers, both in the U.S. and internationally. Management plans to acquire centers with funding provided to the maximum extent possible under the Acquisition Facility. Under the Acquisition Facility, AMF has the ability to borrow up to $150.0 million for acquisitions, subject to certain conditions. As discussed under "-- Liquidity and Capital Resources," at May 20, 1997, there was $95.0 million outstanding on the Acquisition Facility. The Company expects to utilize an additional $13.0 million under the Acquisition Facility to fund remaining payments in connection with the ARC acquisition. AMF is prepared to acquire or build additional bowling centers as appropriate opportunities arise. AMF is engaged in ongoing evaluations of and discussions with third parties regarding possible acquisitions and joint ventures. Management's plans to expand the Bowling Centers operations are subject to the continuation of favorable economic and financial conditions, which are generally not within AMF's control.

SEASONALITY AND CYCLICALITY

     On a consolidated basis, revenue and EBITDA of AMF's businesses are neither highly seasonal nor highly cyclical. The geographic diversity of AMF's Bowling Centers operations across different regions of the U.S. and across ten different countries, along with the bowling industry's historic resistance to recessions, has provided stability to AMF's annual cash flows. Although financial performance is still seasonal in nature, with cash flows typically peaking in the winter months and reaching their lows in the summer months, the geographic diversity of AMF's Bowling Centers operations has helped reduce this seasonality. In Australia, where AMF has its largest number of international centers, the reversal of seasons relative to the U.S. helps mitigate the seasonality in worldwide operations. AMF's cash flows are further stabilized by the location of many centers in markets where the climates have high average temperatures and high humidity. In the United States, during the summer months when league bowling is generally less active, AMF's bowling centers in the southern U.S. continue to show strong performance. The same applies internationally in countries with warm summer climates such as Hong Kong and Mexico, where bowling in air-conditioned centers may be more attractive than outdoor activities. Given this predictable revenue pattern, AMF is able to adjust its payroll and other expenses to match the revenue stream.

     Modernization and Consumer sales display significant seasonality. The U.S. market, which is the largest market for Modernization and Consumer products, is driven by the beginning of leagues in the Fall. Operators typically sign buying agreements, particularly for replacement equipment, during the first four months of the year, after they receive winter league revenue indications. Equipment is shipped and installed during the summer months, when leagues are generally less active. Sales of modernization equipment, such as automatic scoring and synthetic lane overlays, is less predictable and fluctuates more than the replacement equipment because of the extended life cycles of these major products, which range from four to ten years.

     The NCP segment of Bowling Products experiences significant fluctuations due to changes in demand for NCP as certain markets experience high growth followed by market maturity. Market cycles for individual countries have, in the past, spanned several years with periods of high demand for small and medium sized markets (e.g., Japan, Korea, Taiwan,) lasting from three to five years. These growth patterns do not seem to be closely tied to general economic cycles.

INTERNATIONAL OPERATIONS

     For the three months ended March 31, 1997, 23.9% of the Company's Bowling Centers operations revenue was generated by its international centers. For the year ended December 31, 1996, 33.8% of AMF's Bowling Centers revenue was generated by its international centers. Historically, AMF has not engaged in any significant hedging activities.

     For the three months ended March 31, 1997, 52.1% of Bowling Products sales were made through international affiliates and distributors. For the year ended December 31, 1996, approximately 62.7% of Bowling Products sales were made through international affiliates and distributors. To minimize credit and international exchange risk, equipment is sold primarily on Free on Board (F.O.B.)-U.S. plant using letters of credit denominated in U.S. dollars. Letters of credit are usually collected before shipments leave U.S. Ports. Affiliate offices sell some products in local currency, but adjust pricing, to the extent that market conditions permit, with changes in exchange rates. This policy historically has enabled the Company's Bowling Products operations generally to avoid any material adverse effect from exchange rate fluctuations. Management believes that this policy should continue to protect the Company from material adverse consequences of exchange rate fluctuations, except in the event of severe international exchange rate volatility.

BACKLOG; RECENT NCP SALES

     The total NCP backlog as of March 31, 1997 was approximately 1,625 units. This figure represents an increase of 199 units from the backlog of 1,426 units at December 31, 1996, and an increase of 137 units from the backlog of 1,488 units as of March 31, 1996. The increase from March 31, 1996 to March 31, 1997 is primarily composed of increases in the backlogs in China, Malaysia, the Americas and Japan, partially offset by decreases in the backlogs in Korea and Taiwan. Management believes that the decrease in the backlog of orders for Taiwan and Korea is primarily the result of NCP sales to these countries having peaked in 1994. NCP sales for the three months ended March 31, 1997 exceeded NCP sales for the three month ended March 31, 1996, by $7.0 million, or 41.7%, reflecting continued progress in establishing a direct sales presence in China. The Chinese bowling market is in the early stages of development which management believes should provide several years of activity to follow. The total NCP backlog of approximately 1,426 units as of December 31, 1996 represents an increase of 486 units from the backlog of 940 units at December 31, 1995. This increase is primarily composed of increases in the backlogs in China, the United States and Malaysia, partially offset by decreases in the backlogs in Korea and Taiwan. Based on average backlog levels for the three years ended December 31, 1996, an average of 20% of signed orders in AMF's backlog is eventually canceled.

     Reflecting the decline in orders in the fourth quarter of 1995, manufacturing revenue from NCP sales declined very substantially during the first six months of 1996 reflecting a decrease of over 59.0% compared with NCP sales during the first six months of 1995. Overall NCP sales in the second half of 1996 exceeded NCP sales for the first half of 1996, reflecting continued progress in establishing a direct sales presence in China. The drop in NCP revenue for the year ended December 31, 1996 is due to a decrease in NCP unit sales, particularly in Korea and Taiwan. For the full year 1996, total NCP sales to Korea decreased by 1,165 units and to Taiwan decreased by 1,323 units compared to the full year 1995. The decrease in sales to Korea and Taiwan during 1996 is offset in part by an increase in NCP sales to China of 825 units. Management believes that the initial expansion period in both Korea and Taiwan peaked during 1994. Management believes that the decreased sales to Korea were also partially attributable to the effect of AMF's decreased presence in Korea while it was in the process of establishing a direct sales office to replace its former distributor. As a result of the maturing state of the markets in Korea and Taiwan, management does not expect NCP sales to these markets to return to the levels realized in 1994.

     On December 28, 1995, the State Council of China announced the reform and adjustment of its policy towards foreign invested joint ventures in China. With effect from April 1, 1996, joint ventures importing capital equipment, including bowling equipment, are required to pay customs duty and Value Added Tax ("VAT") on such equipment, though certain grandfather rule exemptions will apply. For bowling equipment, the current customs duty rate is 50%, while the VAT rate is 17%. Prior to the change in policy, the joint ventures were exempt from customs duty and VAT on most imported capital equipment, including bowling equipment. As a grandfather concession, the joint ventures that were approved to set up prior to April 1, 1996, with a total investment of less than US $30 million had until December 31, 1996 to import capital equipment duty free. This concession has been extended until December 31,1997. Accordingly, there is a risk that the change in import duty policy in China may adversely affect the sale of NCP units to China. Based on the information available to AMF, AMF believes that its bowling industry competitors, as well as competitors in other recreational industries dependent upon equipment subject to the import duty and VAT, will be similarly affected by the new import policy. AMF thus believes that the new policy will not put it at a competitive disadvantage with respect to its competitors in such industries. However, to the extent that competitors in other recreational industries are not dependent upon equipment affected by this change in import duty policy, the change could adversely affect the Company's competitive position.

IMPACT OF INFLATION

     AMF has historically offset the impact of inflation through price increases and expense reductions. Periods of high inflation could have an adverse effect on AMF to the extent that increased borrowing costs for floating rate debt may not be offset by increases in revenue.

ENVIRONMENTAL MATTERS

     AMF's operations are subject to federal, state, local, foreign and international environmental laws and regulations that impose limitations on the discharge of and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. AMF believes that its operations are in material compliance with the terms of all applicable environmental laws and regulations as currently interpreted. See "Business -- Environmental Regulation."

                                    BUSINESS

     AMF is the largest owner and operator of commercial bowling centers in the United States and worldwide. In addition, AMF is one of the world's leading manufacturers of bowling center equipment, accounting for, management believes, approximately 41% of the world's installed base of such equipment. AMF is principally engaged in two business segments: (i) the ownership and operation of bowling centers consisting of 271 U.S. bowling centers and 84 international bowling centers as of March 31, 1997 (318 U.S. bowling centers and 84 international bowling centers, as of May 20, 1997) ("Bowling Centers"); and (ii) the manufacture and distribution of bowling equipment, such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes and certain other spare and replacement parts ("Bowling Products"). For the three months ended March 31, 1997, on a consolidated basis AMF had revenues of $157.6 million and EBITDA of $50.2 million, for an EBITDA margin of 31.9%. For the year ended December 31, 1996, AMF, on a consolidated basis, had pro forma revenue and Pro Forma EBITDA of $548.9 million and $145.5 million, respectively, for a margin of 26.5%.

     The historical AMF financial data presented in this section include the two European bowling centers that have been retained by the Sellers. For the effect on AMF of excluding these two bowling centers, see "Pro Forma Consolidated Financial Statements" and "Note 3. Pro Forma Results of Operations" in the Notes to Holdings' Consolidated Financial Statements included elsewhere herein. The two retained European centers have no material impact on AMF's financial statements.

INDUSTRY OVERVIEW

  Bowling Centers

     The U.S. bowling center industry is highly fragmented. According to an industry source, there were approximately 5,900 commercial bowling centers in the U.S. as of December 31, 1996, with the top five operators (including AMF) accounting for less than 8% of the total number of centers. The domestic bowling center industry consists of two relatively large bowling center operators, AMF (which has 318 U.S. centers as of May 20, 1997) and Brunswick (which has approximately 113 U.S. centers), three medium-sized chains, which together account for 90 bowling centers, and over 5,400 bowling centers owned by single-center and small-chain operators, the vast majority of which are owned by single-center operators. Small-chain operators typically own four or fewer centers. In other countries, management estimates that there are typically a small number of operators with more than a few centers and a large number of operators with only a single center. See "-- Competition (Bowling Centers)"

     The international bowling center industry is also highly fragmented. There are typically few chain operators in any given country and a large number of single-center operators.

  Bowling Products

     Historically, the worldwide market for new bowling center equipment has been characterized by two competitors, AMF and Brunswick. Management believes that AMF's worldwide market share of the installed base of bowling equipment is approximately 41%.

     The Bowling Products business consists of two categories: (i) Modernization and Consumer products (which includes replacement and spare parts, modernization equipment and allied products); and (ii) New Center Packages (all of the equipment necessary to outfit a new bowling center or expand an existing bowling center). AMF and Brunswick are the only full-line manufacturers of Modernization and Consumer products that compete on a global basis. AMF's competitors for Modernization and Consumer sales (other than Brunswick) are much smaller companies that tend to offer a narrower range of products and are often regionally focused.

     Industry wide sales of Modernization and Consumer products typically have been relatively stable. Such sales target the mechanics and operators of existing bowling centers worldwide, Bowling Products distributors and bowlers. Modernization and Consumer products include both proprietary and standard spare and replacement parts for existing equipment, supplies, such as pins and shoes, resale items, such as balls, and major modernization equipment, such as automatic scoring equipment. Some of these products, such as bowling pins, are generally replaced approximately once a year to maintain a center, while less frequent investments in other equipment are necessary to modernize a center in order to maintain the customer base.

     Bowling Products NCP sales follow the trends in the growth of bowling. Most of the new bowling centers built in the world today are being built outside of the U.S., especially in Asia. As bowling becomes popular in emerging markets, local developers and entrepreneurs build new bowling centers, which need to be outfitted with equipment, driving demand for NCPs. As bowling markets develop, new centers continue to be built until the number of installed lanes serving the local population reaches a point at which the prospective economic returns from the construction of a new bowling center begin to decline.

  Industry Statistics

     The fragmented nature of the bowling centers business makes it difficult to compile accurate industrywide statistics, even in the United States. Accordingly, industry statistics provided in this Prospectus should be regarded as approximations with a significant margin of error.

                              AMF BOWLING CENTERS

     In the United States, AMF is the largest owner and operator of commercial bowling centers, with (as of March 31, 1997) 271 bowling centers in 34 states and one U.S. territory. Outside the United States, AMF owns and operates (as of March 31, 1997) 84 bowling centers in ten countries: Australia (36), the United Kingdom (21), Mexico (9), Japan (5), Hong Kong (5), France (3), Spain (2), Switzerland (1), Canada (1), and China (1). Of the foregoing international centers, 78 were acquired as part of the Acquisition and six, all located in the United Kingdom, were acquired thereafter. Since March 31, 1997, the Company has acquired 59 U.S. bowling centers and six bowling centers in the United Kingdom from several unrelated single-center and small-chain operators.

     The Company's number of centers, geographic clustering and average size (an average of 37 lanes per U.S. center versus an industry average of 21 lanes) provide both additional revenue opportunities and economies of scale. These revenue opportunities include: (i) scheduling flexibility, which improves lane utilization; (ii) the ability to support an expanded food and beverage operation; and (iii) increased concourse space for amusement games, billiards and pro shops. Cost savings resulting from the economies of scale include: (i) the ability to distribute operating and corporate overhead costs over a larger revenue base; and (ii) attractive pricing terms from certain of the Company's suppliers.

     Internationally, the Company is the largest owner or operator of commercial bowling centers. Management believes that the Company's centers are, on average, larger than those of its competitors. As with its U.S. operations, the number of centers, geographic clustering and size result in additional revenue opportunities and economies of scale.

     The Company generally enjoys a relative size advantage (i.e., a larger number of lanes per center), and is competitively well-positioned in markets such as the United Kingdom and Australia. Although trends vary by country, certain of the international markets in which the Company operates have experienced increasing competition as they have transitioned from newly developed to more mature markets, resulting in declining lineage. The Company has attempted to offset these lineage declines through higher prices.

     The geographic diversity of AMF's Bowling Centers operations across different regions of the U.S. and across ten different countries, along with the bowling industry's historic resistance to recessions, has provided stability to AMF's annual cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Cyclicality."

     In contrast to single-center and small-chain operators who, in management's view, are generally less willing to invest in capital improvements, the Company has an ongoing modernization program that results in its centers having upgraded physical plants and more attractive appearances than those of other operators. Management believes that its historical spending level of 3.7% of Bowling Centers revenue is adequate to cover all modernization and non-discretionary capital expenditures. Management estimates that only 2% of Bowling Centers revenue is required for non-discretionary capital expenditures alone. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

     AMF's Bowling Centers business derives its revenue and profits from three principal sources: (i) bowling; (ii) food and beverage sales; and (iii) ancillary sources, such as shoe rental, amusement games, billiards and pro shops. Historically, bowling, food and beverage and ancillary revenues have represented approximately 62% to 64%, 21% to 24%, and 14% to 16%, of total Bowling Centers revenue, respectively.

     Bowling revenue, the largest portion of a bowling center's revenue and profitability, is derived from league play, tournament play and open play. A center's annual bowling revenue is determined by the product of its average price per game, lineage, the number of lanes in the center, and the number of days of operation (typically 365 days per year).

     The sale of food and beverages is the next largest source of AMF's Bowling Centers revenue. Most centers offer food service to bowlers through snack bars. The offerings generally include hamburgers, pizza, french fries and soft drinks, among other items. Many centers also serve beer, wine and other alcoholic beverages.

     The last portion of AMF's Bowling Centers revenue consists of revenue from ancillary sources, such as shoe rental and the operation of amusement games, billiards and pro shops. The shoe rental business is driven primarily by open play customers who usually do not own a pair of bowling shoes. Open play customers are also the primary users of amusement games and billiards tables as they are more likely to have to wait for a lane to become available.

RECENT ACQUISITIONS

     On October 10, 1996, AMF completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. ("Charan"). The purchase price of the Charan acquisition was approximately $106.5 million, subject to certain adjustments. The Charan acquisition was funded with approximately $40 million from the sale of equity by AMF Holdings Inc., the ultimate parent of the Company, to its institutional stockholders and one of its directors, and with approximately $66.5 million from available borrowings under the Acquisition Facility.

     Subsequent to the Charan acquisition and prior to December 31, 1996, AMF purchased an aggregate of 57 bowling centers and certain related assets and liabilities from five unrelated sellers including Charan. The combined purchase price was approximately $113.5 million, including certain adjustments and transaction costs.

     On April 24, 1997, AMF completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operates 43 bowling centers in six states. The aggregate price of the ARC acquisition was approximately $70.0 million, including repayment of certain debt and the purchase of related joint venture interests. In addition, subsequent to December 31, 1996 and through May 20, 1997, the Company had acquired an additional 16 bowling centers in the United States and six bowling centers in the United Kingdom from several unrelated single-center and small-chain operators. The aggregate purchase price was approximately $44.5 million, including certain adjustments and transaction costs, and was funded with $29.5 million of available borrowing under the Acquisition Facility and the remainder from internally generated cash. As of May 20, 1997,

$55.0 million remained available under the Acquisition Facility, of which $13.0 million is expected to fund remaining payments in connection with the ARC acquisition.

     The foregoing discussion summarizes the terms of the acquisitions by the Company since the Acquisition that the Company believes are material to an investor in its securities. This summary is qualified in its entirety by reference to the full text of the agreements governing the transactions described above, copies of which are on file with the SEC, and are incorporated by reference herein.

     As a result of the foregoing acquisitions and after giving effect to the closing of four centers, the Company owned and operated 318 U.S. bowling centers and 84 international bowling centers as of May 20, 1997.

     In April 1997, the Company entered into a $40 million joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate. Pursuant to the arrangement, the joint venture is expected to build and operate up to 20 bowling centers, accounting for up to 560 lanes, during the next three years. These bowling centers, the first of which is expected to open during 1997 in Tianjin, China, will be located in the Philippines, Malaysia, Vietnam, Indonesia, Thailand and China.

     In June 1997, the Company entered into a joint venture arrangement of approximately $100 million with Playcenter S.A., a Sao Paulo based amusement and entertainment company. During the next four years the joint venture is expected to build or assume ownership of, and operate, up to 39 bowling centers, accounting for up to 730 lanes, in Brazil and Argentina.

STRATEGIES (BOWLING CENTERS)

     AMF is pursuing strategies to strengthen its position and increase sales and profits in its Bowling Centers business including:

- ACQUIRE BOWLING CENTERS IN THE U.S. AMF will continue to seek to acquire additional U.S. bowling centers owned by single-center and small-chain operators to capitalize on AMF's ability to integrate and enhance operating performance of acquired centers.

- MAINTAIN AND GROW LEAGUE PARTICIPATION. AMF intends to continue to conduct marketing and promotional programs directed at maintaining existing league participation and attracting new league bowlers.

- ATTRACT OPEN PLAY BOWLERS. With an emphasis on clean and attractive facilities, AMF will continue to seek to attract additional open play bowlers, including families and social groups. New marketing and promotional programs, such as Extreme Bowling, in which glow-in-the-dark pins and equipment, black lighting, music, and entertainment enhance the bowling experience, will also be used to increase open play.

- EXPAND INTERNATIONAL BOWLING CENTERS OPERATIONS. AMF expects to grow its portfolio of bowling centers in attractive international markets, such as the United Kingdom and Australia.

- IMPROVE ANCILLARY REVENUE. Management believes that reinvestment and active management can increase ancillary revenue from food and beverage operations, amusement games and the addition of billiards in selected centers.

     There can be no assurance that AMF will be able to maintain these competitive strengths or implement these strategies successfully. See "Risk Factors."

COMPETITION (BOWLING CENTERS)

     Bowling, both as a competitive sport and a recreational activity, faces competition from numerous alternative activities. The ongoing success of the Company's Bowling Centers operations is subject to the level of interest in recreational bowling, the availability and relative cost of other recreational and entertainment alternatives, the amount of leisure time, as well as various other social and economic factors over which AMF has no control. There can be no assurance that bowling will continue to be popular or that the Company will continue to compete effectively in the industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Performance by Business Segment -- Bowling Centers."

     The Company's centers also compete with other bowling centers. The Company competes primarily through the quality and appearance of its facilities and through the range of amenities offered.

     In the United States, the operation of bowling centers is a mature industry characterized by slightly declining lineage offset by increasing average price per game. Total lineage, according to an industry source, has declined despite an average annual increase in the total number of people bowling since 1987. This trend is largely a result of a shift in the customer base from league participants to more open play bowlers, resulting in more people bowling, but bowling less frequently. Bowling center operators have offset the decrease in overall lineage by increasing prices and creating additional sources of ancillary income. Management believes that AMF's U.S. lineage has remained relatively stable in recent years due to AMF's ability to better maintain existing league bowlers and attract new open play bowlers.

                            U.S. BOWLING INDUSTRY(A)

OPERATOR                                                        NUMBER OF LOCATIONS     % OF TOTAL
--------------------------------------------------------------  -------------------     ----------
AMF(b)(c).....................................................           263                 4.5%
Brunswick.....................................................           113                 1.9
American Recreation Centers(c)................................            43                 0.7
Bowl America..................................................            25                 0.4
ConBow........................................................            22                 0.4
                                                                       -----               -----
  Subtotal....................................................           466                 7.9
Single-center and small-chain operators.......................         5,437                92.1
                                                                       -----               -----
  Total.......................................................         5,903               100.0%
                                                                       =====               =====

---------------
(a) AMF estimate at December 31, 1996. Single-center and small-chain operators are operators of 20 or fewer centers, the vast majority of which are operators of between one and four centers.
(b) Number of centers as of December 31, 1996. As of May 20, 1997, AMF had 318 U.S. centers, including the 43 centers attributed to American Recreation Centers, which were acquired by AMF on April 24, 1997.
(c) On January 17, 1997, AMF entered into an Agreement and Plan of Merger with ARC. The merger was consummated on April 24, 1997. See discussion in "Note
    14. Acquisitions" in the Notes to Consolidated Financial Statements as of December 31, 1996.

     The international bowling center industry is also highly fragmented. There are typically few chain operators in any given country and a large number of single-center operators. AMF generally enjoys a relative size advantage (i.e., a larger number of lanes per center), and is competitively well-positioned in markets such as the United Kingdom and Australia. Although trends vary by country, certain of the international markets in which AMF operates have experienced increasing competition as they have transitioned from newly developed to more mature markets, resulting in declining lineage. AMF has attempted to offset these lineage declines through higher prices.

FACILITIES (BOWLING CENTERS)

     As of March 31, 1997, AMF owned or operated 271 bowling centers in the United States and 84 centers in ten other countries. A regional list of these facilities is set forth below:

                                  U.S. CENTERS

                                                           NUMBER OF    NUMBER OF     OWNED/
                           REGION                          CLUSTERS    LOCATIONS(a)   LEASED
    -----------------------------------------------------  ---------   ------------   ------
    Baltimore/Washington.................................       7            40        26/14
    Northeast............................................       7            39        18/21
    Mid-Atlantic.........................................       8            35         26/9
    Southern.............................................       8            34        23/11
    Great Lakes..........................................       7            42        30/12
    Midwest..............................................       9            41        29/12
    Pacific..............................................       6            38        20/18
                                                               --           ---       -------
              Total......................................      52           269       172/97
                                                               ==           ===       =======

---------------
(a) AMF manages two centers for an unrelated party. The two managed centers are neither owned nor leased by AMF.

                             INTERNATIONAL CENTERS

                                                                       NUMBER OF   OWNED/
                                 COUNTRY                               LOCATIONS   LEASED
    -----------------------------------------------------------------  ---------   -------
    Australia........................................................      36       23/13
    United Kingdom...................................................      21        5/16
    Mexico...........................................................       9         5/4
    Hong Kong........................................................       5         0/5
    Japan............................................................       5         0/5
    France...........................................................       3         0/3
    Spain............................................................       2         0/2
    Switzerland......................................................       1         0/1
    Canada...........................................................       1         1/0
    China............................................................       1         0/1
                                                                           --       -----
              Total..................................................      84       34/50
                                                                           ==       =====

     AMF's leases are subject to periodic renewal. Twenty-five of the U.S. centers have leases which expire during the next three years. Nineteen of such leases have renewal options. Seventeen of the international centers have leases which expire during the next three years. Seven of such leases have renewal options. AMF generally does not have difficulty renewing leases.

EMPLOYEES (BOWLING CENTERS)

     As of December 31, 1996, AMF's Bowling Center operations had approximately 9,177 full- and part-time employees. Since that date, the number of employees in Bowling Center operations has increased due to the Company's acquisition of additional bowling centers. See "-- Recent Acquisitions."

                              NUMBER OF EMPLOYEES

                                                                                   NUMBER OF
                                    COUNTRY                                      EMPLOYEES(a)
-------------------------------------------------------------------------------  -------------
United States..................................................................      7,032
                                                                                     -----
International:
  Australia....................................................................      1,093
  United Kingdom...............................................................        343
  Mexico.......................................................................        252
  Hong Kong....................................................................         91
  Japan........................................................................        142
  France.......................................................................         92
  Spain........................................................................         36
  Switzerland..................................................................         21
  Canada.......................................................................         24
  China........................................................................         51
                                                                                     -----
          Total International..................................................      2,145
                                                                                     -----
          Total Worldwide......................................................      9,177
                                                                                     =====

---------------
(a) Numbers vary depending on the time of year.

                              AMF BOWLING PRODUCTS

     AMF is one of the world's leading manufacturers of bowling center equipment. Management believes that AMF, accounts for approximately 41% of the world's installed base of bowling center equipment and has supplied or is supplying equipment to an estimated 10,000 bowling centers in over 50 countries. The Company designs, manufactures and sells bowling center equipment, including automatic scoring equipment, bowling pins, lanes, ball returns, and certain spare and replacement parts and resells allied products such as bowling balls, bags, shoes and certain other spare and replacement parts.

     The two market channels supplied by AMF's Bowling Products business are (i) recurring sales of replacement and spare parts and supplies, resale products, and major modernization equipment (collectively, "Modernization and Consumer" products) for existing bowling centers and (ii) sales of the bowling equipment necessary to outfit a new bowling center or to expand an existing bowling center ("New Center Packages" or "NCPs"). New Center Packages include a pinspotter, and the vast majority also include all of the other equipment needed to outfit one new bowling lane.

     AMF and Brunswick, a publicly traded producer of marine and recreational products, are the two largest manufacturers of bowling center equipment, and are the only full-line manufacturers of NCPs and Modernization and Consumer products that compete on a global basis. The Company also competes with smaller, often regionally focused companies in certain product lines. For example, DACOS, a Korean-based manufacturer, competes with the Company in the Asia-Pacific region, primarily in China and Korea.

     AMF positions its products as the highest quality, most technologically advanced products in the industry, allowing AMF generally to command premium prices. AMF's long history of bowling equipment innovation began 50 years ago when AMF revolutionized ten-pin bowling with the introduction of the automatic pinspotter. Today, AMF manufactures the fastest pinspotter (for play conducted under conditions specified by the American Bowling Congress), the highest-scoring lanes and the most durable pins. The superior speed of AMF's pinspotter directly influences the amount of bowling revenue a bowling center can generate, and the reliability and ease of repair is an important marketing tool against sellers of refurbished equipment. AMF's synthetic lanes, introduced in 1988, are the performance leaders. In the annual American Bowling Congress tournament, where AMF and Brunswick supply the equipment in alternating years, every major scoring record has been set on AMF's synthetic lanes. The lives of both the pinspotter and lanes, when properly maintained, typically exceed 35 years. Internal tests demonstrate that AMF pins are more durable under stress conditions and less likely to break. In general, AMF's products are developed through internal research and development efforts. AMF holds over 40 U.S. patents for its various proprietary products and technologies.

MODERNIZATION AND CONSUMER PRODUCTS

     The potential customers for Modernization and Consumer products include all bowling centers in operation today, and the number of these potential customers will continue to grow as the number of centers increases. In order for a bowling center to remain competitive and satisfy its customers, the center operator must make certain periodic investments in the center's equipment. Some of these investments must be made on approximately an annual basis, such as certain replacement parts and replacement pins. These annual investments represent relatively modest expenditures necessary to maintain the center. Other equipment, such as automatic scoring systems, replacement lanes and upgraded automated lane maintenance equipment, require less frequent but more significant investments by center operators. Management believes that many of these modernizations are necessary for a center to maintain its existing customer base.

NEW CENTER PACKAGES

     Each New Center Package includes a pinspotter, and the vast majority also include the other equipment needed to outfit one new bowling lane. A complete New Center Package consists of an automatic pinspotter, a lane package, automatic scoring equipment, seating, a ball lift and ball return, and various other supplies and miscellaneous items.

     AMF and Brunswick are the only two full-line manufacturers of equipment comprising a New Center Package that compete on a global basis. Used equipment dealers or refurbishers combine used pinspotters with other used and some new equipment to create their own version of an "NCP."

     Bowling Products NCP sales follow the trends in the growth of bowling. Most of the new bowling centers built in the world today are being built outside of the U.S., especially in Asia. As bowling becomes popular in emerging markets, local developers and entrepreneurs build new bowling centers, which need to be outfitted with equipment, driving demand for NCPs. As bowling markets develop, new centers continue to be built until the number of installed lanes serving the local population reaches a point at which the prospective economic returns from the construction of a new bowling center begin to decline. Accordingly, the NCP business has been characterized by rapid growth in sales of NCPs to a particular market until such markets mature, at which time sales to that market decline, sometimes rapidly.

     Since NCP sales decline as various markets mature, continued growth in NCP sales depends on similar bowling growth patterns developing in other emerging markets, such as China, India and Indonesia. In addition, the Company must establish local sales and service capability to participate in future international expansion and to exploit new demand successfully. There can be no assurance that such future international expansion will occur or that, if it does occur, the Company will be able to compete successfully in such emerging markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Performance by Business Segment -- Bowling Products."

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Backlog; Recent NCP Sales."

STRATEGIES (BOWLING PRODUCTS)

     AMF is pursuing strategies to enhance its position and increase sales and profits in Bowling Products, including:

     - EXPAND POSITION IN MODERNIZATION AND CONSUMER PRODUCT SALES. As the worldwide base of bowling equipment grows, management believes that AMF's established direct sales force, distributor network and quality products will position it to increase sales of Modernization and Consumer products.

     - GROW NEW CENTER PACKAGE SALES. AMF's brand name, its quality products and its established sales force should continue to position it to take advantage of increasing international NCP demand in emerging markets around the world.

     - MAINTAIN LOW-COST MANUFACTURING POSITION. AMF expects to continue to maintain its low-cost manufacturing position by taking further advantage of manufacturing efficiencies and productivity improvement programs.

     - MAINTAIN SUPERIOR PRODUCTS. AMF expects to maintain superior products through research and development.

     There can be no assurance that AMF will be able to maintain or implement these strategies successfully. See "Risk Factors."

COMPETITION (BOWLING PRODUCTS)

     AMF is one of the largest manufacturers of bowling center equipment in the world. Management estimates that AMF accounts for approximately 41% of the worldwide installed base of bowling center equipment.

     AMF and Brunswick are the only full-line manufacturers of Modernization and Consumer products that compete on a global basis. AMF's primary competitors for Modernization and Consumer sales (other than Brunswick) are much smaller companies that tend to offer a narrower range of products and are often regionally focused.

     Because of bowling equipment's relatively long useful life, used equipment can be refurbished and sold, often to builders of new centers. The Company actively purchases and resells used equipment in new high growth markets in order to compete with refurbishers who often are U.S. based.

PROPERTIES (BOWLING PRODUCTS)

     As of March 31, 1997, AMF owned or leased facilities at four locations in the U.S. -- three for its Bowling Products business and one for its billiards business. AMF also leased facilities at nine international locations, which are used as offices or warehouses. These facilities are listed below.

                                U.S. FACILITIES

                                                               APPROXIMATE       OWNED/
     LOCATION                      PRODUCTS                   SQUARE FOOTAGE     LEASED
------------------  --------------------------------------    --------------     ------
Richmond, VA......  Pinspotters, automatic scoring,               360,000         Owned
                    synthetic lanes, other capital
                    equipment, consumer products
                    Used pinspotters                               54,000        Leased
Lowville, NY......  Pins and wood lanes                           121,000         Owned
                                                                   50,000         Owned
Golden, CO........  Lane maintenance equipment (Century)           50,000        Leased
Bland, MO.........  Billiard tables (PlayMaster)                   37,210         Owned
                                                                   33,373        Leased
                                                                   32,000         Owned
                                                                   24,000         Owned
                                                                   16,000         Owned
                                                                   11,000        Leased

                            INTERNATIONAL FACILITIES

                                                                   APPROXIMATE       OWNED/
                    LOCATION                      FUNCTIONS       SQUARE FOOTAGE     LEASED
    -----------------------------------------  ---------------    --------------     ------
    Emu Plains, Australia....................  Office                    400         Leased
                                               Warehouse              10,100         Leased
    Hong Kong................................  Office                  2,500         Leased
                                               Office                  1,125         Leased
    Levallois-Perret, France.................  Office                    984         Leased
                                               Warehouse               1,470         Leased
    Mainz-Kastel, Germany....................  Office                    656         Leased
                                               Warehouse               1,650         Leased
    Yokohama, Japan..........................  Office                  4,626         Leased
                                               Warehouse               8,880         Leased
                                               Service Center          1,634         Leased
    Seoul, Korea.............................  Office                  5,119         Leased
                                               Warehouse               7,472         Leased
    Mexico City, Mexico......................  Office                  1,300         Leased
                                               Warehouse              11,431         Leased
    Granna, Sweden...........................  Office                  4,515         Leased
                                               Warehouse              12,705         Leased
    Hemel Hempstead, United Kingdom..........  Office                 11,500         Leased
                                               Warehouse              11,770         Leased

EMPLOYEES (BOWLING PRODUCTS)

     As of December 31, 1996, AMF's Bowling Products business had approximately 861 full-time employees. Employees are divided along functional lines as shown in the table below.

                                   EMPLOYEES

                                 SEGMENT                               NUMBER OF EMPLOYEES
    -----------------------------------------------------------------  -------------------
    Manufacturing....................................................          634
                                                                               ---
    Sales
      Australia......................................................            8
      Americas.......................................................           48
      Europe.........................................................           35
      Asia-Pacific...................................................           80
      Japan..........................................................           41
      Sweden.........................................................           15
                                                                               ---
         Total Sales.................................................          227
                                                                               ---
              Total Worldwide........................................          861
                                                                               ===

EMPLOYEES (CORPORATE)

     As of December 31, 1996, the Company had approximately 134 full-time corporate employees.

LEGAL PROCEEDINGS

     The Company currently and from time to time is subject to claims and suits arising in the ordinary course of its business, including employment discrimination claims, workers' compensation claims, and minor personal injury claims from customers of Bowling Centers. In certain such actions, plaintiffs request punitive or other damages that may not be covered by insurance. It is the opinion of management that the various asserted claims and litigation in which the Company currently is involved will not have a material adverse effect on its financial position or results of operations. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     AMF Bowling, Inc. ("AMF Bowling") is a defendant in a patent infringement action (The Kegel Company, Inc. v. AMF Bowling, Inc.) with respect to the oil application system used in a lane cleaning machine manufactured by AMF Bowling. The plaintiffs, competitors of AMF Bowling, obtained a summary judgment on the issue of liability in December 1994. AMF Bowling appealed the court's final judgment and the appeal is currently pending. A trial on damages will not occur unless and until the liability issue is resolved against AMF Bowling. The plaintiff is claiming damages of approximately $3.0 million, and alleges a right to increased damages up to three times that amount for "willful infringement." Immediately after the summary judgment, AMF Bowling changed its manufacturing method to one that does not use the disputed oil application system and has recently introduced an advanced lane cleaning machine that uses new technology.

     AMF Bowling has been charged with infringement by Joseph Gentiluomo, the owner of a patent relating to certain bowling balls. Although no action has been filed against AMF Bowling, Mr. Gentiluomo has filed an infringement suit against Brunswick Bowling & Billiards Corporation and Columbia 300, Inc. (Gentiluomo v. Brunswick Bowling & Billiards Corporation, et al.), and has informed AMF Bowling that he "intends to pursue all available rights and remedies against AMF [Bowling] and all other infringers . . . prior to or upon conclusion of the pending lawsuit."

     Actions have been brought against the Predecessor Company by its former Korean distributor, in both Korea and New York State. These actions arise from the same factual circumstances, and allege that certain notices of termination of plaintiff's distributorship agreement were deficient. On February 16, 1996, the Korean Court dismissed the litigation on jurisdictional grounds, although such decision is subject to appeal. In the New York Supreme Court action, the plaintiff is seeking $41.8 million in general damages as well as $100.0 million in punitive damages. The parties to this pending litigation have agreed in principle to settle the claims involved without the necessity of any payment by AMF and the litigation has been dismissed with prejudice subject to the parties' execution and delivery of mutually acceptable settlement and release documentation. The parties have not yet agreed on the form of such documentation. Under the terms of the Acquisition, the Sellers have agreed to indemnify AMF for any loss related to this litigation.

REGULATORY MATTERS

     There are no unique federal or state regulations applicable to bowling center operations or equipment manufacturing. State and local governments require establishments to hold permits to sell alcoholic beverages and, although regulations vary from state to state, once permits are issued, they generally remain in place indefinitely (except for routine renewals) without burdensome reporting or supervision other than revenue tax reports.

     The Predecessor Company purchased the Fair Lanes bowling center chain consisting of 106 centers in 1994. In September 1995, the Justice Department informed AMF of the results of an investigation that it had conducted in early 1994 at six Fair Lanes bowling centers, prior to Fair Lanes' Chapter 11 filing. The investigation was to evaluate compliance with the Americans with Disabilities Act. The Justice Department concluded that there were violations, because Fair Lanes had apparently failed to respond appropriately or to take corrective action while it was in Chapter 11. Since informing AMF of the results of this investigation, the Justice Department has inspected an additional four bowling centers. Although it has not formally reported any violations at these four centers, it has indicated by telephone that its inspector believed that there were some violations. The Company believes that many of the potential violations at the six Fair Lanes bowling centers have been corrected since the Company took control of Fair Lanes. The Company has provided the Justice Department with the details of the corrective action taken at the Fair Lanes centers.

ENVIRONMENTAL MATTERS

     AMF's operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. AMF believes that its operations are in material compliance with the terms of all applicable environmental laws and regulations as currently interpreted.

     AMF Bowling's Century Division ("Century") leases a facility in Golden, Colorado. In connection with the landlord's attempted sale of the facility, a potential buyer conducted exploratory groundwater sampling that yielded evidence of potential groundwater contamination in one monitoring well on the site. In 1996, the landlord conducted additional tests to determine the existence and extent of any such contamination. AMF believes that, pursuant to the 1990 asset purchase agreement by which AMF Bowling acquired Century, it is indemnified by the former shareholders of Century for the costs of any necessary remediation at the Golden, Colorado facility for contamination that occurred prior to 1990. To the extent that contamination may have been caused by AMF Bowling since 1990, AMF Bowling would not be indemnified. AMF is not, however, aware of any post-1990 contamination. AMF cannot at this time estimate the potential costs of investigation or cleanup, if any, but, based on currently available information, AMF believes that its liability with respect to any such investigation or cleanup is unlikely to have a material adverse effect on AMF's business or financial condition or its financial statements taken as a whole.

     AMF's Trinity Avenue site, which is part of its facility in Lowville, New York, is undergoing groundwater remediation in connection with solvent contamination dating to 1986, when under-ground storage tanks were removed. The site is listed on the New York State Registry of Inactive Hazardous Waste Sites. AMF believes that liability for the remediation rests with a third party under the 1986 agreement pursuant to which the Sellers acquired from such third party the core bowling equipment manufacturing business. Such third party has taken responsibility to date and is implementing the remedy. In the event that such third party were unable to meet its obligations with respect to the remediation, AMF could be held responsible for such remediation.

     Another property, AMF's bowling center at Bristol Pike Lanes, Croydon, Pennsylvania, is located within the boundaries of the Croydon TCE Spill Superfund site, which has been listed on the National Priorities List ("NPL") under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"). The site includes an area of groundwater contamination of approximately 3.5 square miles, and the bowling center is close to properties identified by the U.S. Environmental Protection Agency ("EPA") as potential sources of the contamination. The bowling center does not appear to have contributed to the groundwater contamination, and the EPA has not listed AMF as a potentially responsible party. AMF does not believe that the groundwater contamination at either of the sites described in this paragraph and the preceding paragraph is likely to have a material adverse effect on AMF's business or financial condition or on its financial statements taken as a whole.

     AMF has received notices of potential liability under CERCLA or analogous state statutes at eight off-site disposal facilities. AMF believes that the entity involved was a de minimis contributor of waste at each of these sites. In addition, in connection with the Acquisition, AMF Reece Inc., which is owned by the Sellers, will be required to indemnify AMF for the liability at three of these sites under an indemnity agreement which the Sellers were obliged to procure. AMF does not believe that CERCLA liabilities for these eight sites in the aggregate will have a material adverse effect on AMF's business or financial condition or on its financial statements taken as a whole.

     AMF cannot predict with any certainty whether future events, such as changes in existing laws and regulations, may give rise to additional environmental costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing AMF's products, or providing its services, or otherwise adversely affect the demand for its products or services.

     The Company's principal executive offices are located at 8100 AMF Drive, Richmond, VA 23111, telephone (804) 730-4000.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning the individuals who are expected to be the executive officers and directors of the Company:

              NAME                 AGE                          POSITION
---------------------------------  ---     ---------------------------------------------------
Richard A. Friedman..............  39      Director and President
Terence M. O'Toole...............  38      Director
Peter M. Sacerdote...............  59      Director
Charles M. Diker.................  62      Director
Paul B. Edgerley.................  41      Director
Howard A. Lipson.................  33      Director
Thomas R. Wall IV................  38      Director
Douglas J. Stanard...............  50      Director; Chief Operating Officer; and President --
                                           Bowling Center Operations
Stephen E. Hare..................  43      Director; Executive Vice President; Chief Financial
                                           Officer; and Treasurer
Michael P. Bardaro...............  46      Vice President; Secretary; and Corporate Controller

     RICHARD A. FRIEDMAN is a Managing Director of Goldman Sachs where he is the head of the Principal Investment Area. He joined Goldman Sachs in 1981. Mr. Friedman is on the Advisory Committees or Boards of Directors of Diamond Cable Communications PLC, Globe Manufacturing Co., Marcus Cable Company, L.P., and Polo Ralph Lauren Enterprises, L.P. He received an A.B. from Brown University and an M.B.A. from The University of Chicago.

     TERENCE M. O'TOOLE is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1983. Mr. O'Toole serves on the Boards of Directors of Concentric Network Corporation, Insilco Corporation, Rollerblade, Inc. and Western Wireless Corporation. He holds a B.S. degree from Villanova University and an M.B.A. from the Stanford Graduate School of Business.

     PETER M. SACERDOTE is a limited partner in The Goldman Sachs Group, L.P. He joined Goldman Sachs in 1964 and served as a general partner from 1973 to 1990. Mr. Sacerdote is Chairman of Goldman Sachs & Co. Investment Committee. Mr. Sacerdote serves on the Boards of Directors of Franklin Resources, Inc., QUALCOMM Incorporated and Weis Markets, Inc. Mr. Sacerdote has a B.E.E. from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

     CHARLES M. DIKER has been a limited partner of Weiss, Peck & Greer, an investment management firm, since 1975. He has been Chairman of the Board of Cantel Industries since 1986. Mr. Diker serves as a director of BeautiControl Cosmetics, International Specialty Products, Data Broadcasting and Chyron Corporation. He received an A.B. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     PAUL B. EDGERLEY has been Managing Director of Bain Capital, Inc., an investment firm, since 1993. From 1990 to 1993 he was a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a principal of Bain Capital Partners. He serves on the Boards of Directors of Masland Corporation and GS Industries Inc. Mr. Edgerley received a B.S. from Kansas State University and an M.B.A. with distinction from the Harvard Graduate School of Business Administration.

     HOWARD A. LIPSON is Senior Managing Director of The Blackstone Group, and has been involved in the firm's principal activities since 1988. He serves on the Boards of Directors of UCAR International Inc., Volume Services, Inc. and Ritvik Holdings, Inc. Mr. Lipson received a B.S. in Economics from the Wharton School of The University of Pennsylvania.

     THOMAS R. WALL IV has been a Managing Director of Kelso & Co. since 1990. He serves as a director of CCA Holdings Corp., General Medical, Inc., IXL Holdings, Inc., Mitchell Supreme Fuel Company, Mister Inc. and Peebles Inc.

     DOUGLAS J. STANARD is the President and Chief Operating Officer of AMF Group Inc. He served as President of AMF Worldwide Bowling Centers from 1993 to 1995 and President of AMF U.S. Bowling Centers in 1992. He joined AMF in 1992 after having been President of Stewart Foods, Inc. from 1989 to 1992 and President of Beatrice International Food (Europe) S.A. from 1984 to 1988. Mr. Stanard received a B.S. degree from Northern Illinois University and a J.D. degree from The College of William and Mary.

     STEPHEN E. HARE has been Executive Vice President and Chief Financial Officer of AMF Group Inc. since he joined AMF in May 1996. Prior to joining AMF, Mr. Hare was Senior Vice President and Chief Financial Officer of James River Corporation of Virginia, beginning in 1992. Before joining James River Corporation, he was Senior Vice President of Investment Banking at Kidder, Peabody & Co. in New York. Mr. Hare holds a Certified Public Accountant license. He received a B.B.A. from Notre Dame and an M.B.A. from the Harvard Graduate School of Business Administration.

     MICHAEL P. BARDARO is a Vice President, Secretary and Corporate Controller of AMF Group Inc. He joined AMF in 1994 after having been Controller at General Medical Manufacturing Co. in Richmond, Virginia between 1989 and 1994 and Vice President/Controller at Virginia Linen Service, Inc. between 1986 and 1989. Mr. Bardaro holds a Certified Public Accountant License in Virginia. He received a B.S. degree in Accounting from the University of Cincinnati.

EXECUTIVE COMPENSATION

     The following table shows for each of the three years ended December 31, 1996, 1995, and 1994, all annual compensation paid or accrued by AMF and its subsidiaries and the Predecessor Company, as applicable, to AMF's chief executive officer and its three most highly compensated executive officers, other than the chief executive officer, whose annual compensation exceeds $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION   ------------------------
                                    ---------------------    SECURITIES                 ALL OTHER
                                    SALARY        BONUS      UNDERLYING      LTIP      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)          ($)     OPTIONS(#)(a)      ($)         ($)(b)
---------------------------  -----  -------      --------  --------------   -------    ------------
Douglas J. Stanard.........   1994  180,000       112,500           --           --              --
  President/Chief             1995  225,000       204,750           --           --              --
  Operating Officer           1996  308,333       229,167      130,000           --           7,500

Stephen E. Hare............   1994      N/A           N/A          N/A          N/A             N/A
  Executive Vice President/   1995      N/A           N/A          N/A          N/A             N/A
  Chief Financial Officer/    1996  178,333(c)    100,000      105,000           --              --
  Treasurer

Robert L. Morin(d).........   1994  103,000        59,950           --           --              --
  Executive Vice President/   1995  180,286        60,125           --           --              --
  Director of Worldwide       1996  228,341        83,325      110,000      860,100(e)        7,500
  Market Development

Michael P. Bardaro.........   1994   44,371(f)      4,500           --           --              --
  Vice President/Secretary    1995   95,833        29,958           --           --           2,327
  and Corporate Controller    1996  117,622        40,046       25,000           --         168,338(g)

---------------

(a) Options to purchase shares of Parent Common Stock under the AMF Holdings Inc. 1996 Stock Incentive Plan.

(b) Unless otherwise indicated, all other compensation represents 401(k) plan and profit-sharing contributions made by AMF.

(c)  Mr. Hare's employment began on May 28, 1996.

(d)  Resigned all positions with AMF and its affiliates as of February 28, 1997.

(e) Prior to the Acquisition, Mr. Morin held 10,000 shares of phantom stock in the Capital Equipment Division ("CED") of the Predecessor Company under a Phantom Stock Plan (the "Phantom Stock Plan"). Under the Phantom Stock Plan, the phantom stock was valued at five times the average earnings of CED for the current and two preceding fiscal years. In connection with the Acquisition, the shares of phantom stock issued under the Phantom Stock Plan were exchanged for $86.01 per share and the Phantom Stock Plan was terminated.

(f)  Mr. Bardaro's employment began on July 5, 1994.

(g) Includes a "special one-time bonus" in the amount of $161,388 paid by the Predecessor Company in connection with the Acquisition.

OPTION GRANTS

     The following table provides information on grants of stock options in 1996 to the Named Executive Officers under the AMF Holdings Inc. 1996 Stock Incentive Plan as described below.

                                            PERCENTAGE
                             NUMBER OF       OF TOTAL
                             SECURITIES      OPTIONS
                             UNDERLYING     GRANTED TO     EXERCISE
                              OPTIONS       EMPLOYEES       PRICE                           GRANT DATE
                              GRANTED       IN FISCAL        PER                             PRESENT
           NAME               (SHARES)         1996         SHARE       EXPIRATION DATE      VALUE(1)
---------------------------  ----------     ----------     --------     ---------------     ----------
Douglas J. Stanard.........    130,000         10.6%        $10.00          May 1, 2006       $ 3.05
Stephen E. Hare............    105,000          8.6%        $10.00         May 28, 2006       $ 3.05
Robert L. Morin............    110,000          9.0%        $10.00          May 1, 2006       $ 3.05
Michael P. Bardaro.........     25,000          2.0%        $10.00      August 28, 2006       $ 3.08

---------------
(1) The present value of the grant at the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for these grants: risk-free rate of 6.5 percent; expected dividend yield of zero; expected lives of ten years; expected volatility of zero based on the minimum value method. No adjustments were made to reflect forfeiture risk.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides information for the Named Executive Officers regarding the number and value of all their unexercised stock options at December 31, 1996. No such officers exercised any options in fiscal year 1996.





                                          NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                            DECEMBER 31, 1996 (SHARES)         DECEMBER 31, 1996($)(1)
                                          -------------------------------     -------------------------
                  NAME                       EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
----------------------------------------  -------------------------------     -------------------------
Douglas J. Stanard......................            0 / 130,000                        $ 0 / 0
Stephen E. Hare.........................            0 / 105,000                        $ 0 / 0
Robert L. Morin.........................            0 / 110,000                        $ 0 / 0
Michael P. Bardaro......................            0 /  25,000                        $ 0 / 0

---------------
(1) The fair market value of options granted as of December 31, 1996 was assumed to be $10.00 per share, equal to the grant price, due to the lack of a public trading market for the securities underlying the options.

EMPLOYMENT AGREEMENTS

     Mr. Stanard and Mr. Hare each have an employment agreement with the Parent and AMF. Mr. Stanard's employment agreement is for an employment period ending on May 1, 1999, and Mr. Hare's is for an employment period ending on May 28, 1999. Pursuant to these agreements, each receives compensation consisting of salary and an incentive bonus of up to 50% of the executive's annual salary if certain operational and financial targets are met. Mr. Stanard's annual base salary is $350,000 and Mr. Hare's annual base salary is $300,000. Both employment agreements provide for the payment of an annual bonus equal to 50% of the annual base salary if certain operational and financial targets determined by AMF's board of directors (the "Targets") are attained, and that the executive will earn an annual bonus of less than 50% of his annual base salary if less than 100% but more than 90% of the Targets are attained. Notwithstanding this provision, Mr. Hare's employment agreement additionally states that his annual bonus will not be less than $100,000 for the fiscal year ending December 31, 1996, and will not be less than $50,000 for the fiscal year ending December 31, 1997.

     Under their respective employment agreements, Mr. Stanard holds the position of Chief Operating Officer of AMF and Mr. Hare holds the position of Chief Financial Officer of AMF. In addition, Mr. Stanard is currently serving as President of AMF Bowling Centers, Inc., AMF Bowling, Inc. and certain other related entities. The employment agreements provide for payment of accrued compensation, continuation of certain benefits and payment of a portion of the executive's bonus (if the applicable targets are later met) following termination of employment by AMF. The agreements further provide for a severance payment equal to the executive's annual base salary if termination by AMF is not due to death or disability. The executive's employment will be deemed to have been terminated by AMF if all or substantially all of the stock or assets of AMF are sold or disposed of to an unaffiliated third party and the executive is not thereafter employed by the Parent or one of its continuing affiliates, however neither Parent nor AMF will have any obligations with respect to accrued salary, continuation of benefits, allocated portion of bonus and, if applicable, severance payments to either Mr. Stanard or Mr. Hare upon termination of his employment if he is hired by the purchaser of AMF's stock or assets, or if his employment is continued by AMF.

     Mr. Stanard purchased, pursuant to his employment agreement, 150,000 shares of Parent Common Stock (the "Purchased Stock") for the payment of $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to Parent and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Stanard and Parent. Mr. Hare purchased 150,000 shares of Parent Common Stock for the payment of $333,167 in cash plus a non-recourse promissory note for $1,000,000 and a full recourse promissory note of $62,614, payable to Parent and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Hare and the Parent. In addition, Mr. Stanard and Mr. Hare were granted options to purchase 130,000 and 105,000 shares of Parent Common Stock (together, the "Options"), respectively. Unless sooner exercised or forfeited as provided, the Options expire on May 1, 2006, and May 28, 2006, respectively. To the extent not inconsistent with the employment agreements, the Options are governed by Parent's 1996 Stock Incentive Plan (the "Stock Incentive Plan"), described below. Twenty percent of Mr. Stanard's Options vest on May 1, 1997 and on each May 1 thereafter through the year 2001; twenty percent of Mr. Hare's Options vest on May 28, 1997 and on each May 28 thereafter through the year 2001.

     The employment agreements further provide that, prior to the consummation of an initial public offering or offerings by Parent with gross proceeds in the aggregate of at least $100 million (an "IPO"), Parent may, upon termination of the executive's employment for any reason (including death), repurchase all of the shares of Purchased Stock and any shares of Parent Common Stock issued upon exercise of the Options (together, "Restricted Stock") held by him for fair market value as of a specified date. The executive or his legal representative may, prior to such an initial public offering or offerings, require Parent to repurchase all of his Restricted Stock at fair market value (in the case of death or disability) or otherwise at the original price paid for the shares, if AMF terminates his employment for any reason. Immediately prior to certain change in control transactions any then unvested Options will vest.

     If any successor to Parent or AMF acquires all or substantially all of the business and/or assets of Parent or AMF, Parent may purchase all of the Restricted Stock held by the executive for its fair market value, and any Options then held by him for the fair market value of the underlying Parent Common Stock less the exercise price of the Options.

     Prior to February 28, 1997, Mr. Morin was employed by Parent and a subsidiary of AMF pursuant to an employment agreement on terms substantially similar to those of Mr. Stanard's agreement as described above. Mr. Morin's annual base salary was $250,000. Pursuant to his employment agreement, Mr. Morin purchased 150,000 shares of Parent Common Stock ("Morin Purchased Stock") for the payment of $500,000 in cash plus a non-recourse promissory note for $1,000,000 (the "Morin Note") , payable to Parent and secured by the Morin Purchased Stock. In addition, Mr. Morin was awarded options to purchase 110,000 shares of Parent Common Stock.

     As of February 28, 1997, Mr. Morin's employment was terminated by AMF and he resigned all positions with AMF and its related entities. Pursuant to the terms of his employment agreement, Mr. Morin received a cash payment of $270,000 representing severance pay equal to his annual base salary and an allocable bonus in the amount of $20,000. Mr. Morin is also entitled to receive an amount equal to the full balance of his 401(k) plan as of the close of business on February 28, 1997. In addition Parent repurchased the Morin Purchased Stock for the payment of $500,000 in cash plus the cancellation of the Morin Note, including interest thereon. Finally, the options granted to Mr. Morin were canceled.

AMF HOLDINGS INC. 1996 STOCK INCENTIVE PLAN

     In connection with the Acquisition, Parent adopted the AMF Holdings, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan") under which Parent may grant incentive awards in the form of shares of Parent Common Stock ("Restricted Stock Awards"), options to purchase shares of Parent Common Stock ("Stock Options") and stock appreciation rights ("Stock Appreciation Rights") to certain officers, employees, consultants and non-employee directors ("Participants") of Parent and its affiliates. The total number of shares of Parent Common Stock initially reserved and available for grant under the Stock Incentive Plan is 1,767,151. As of March 31, 1997, 1,169,000 Stock Options were outstanding, at an exercise price of $10.00 per share. A committee of Parent's board of directors (the "Committee") is authorized to make grants and various other decisions under the Stock Incentive Plan and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. Unless otherwise determined by the Committee, any Participant granted an award under the Stock Incentive Plan must become a party to, and agree to be bound by, the Stockholders Agreement (as defined below).

     Stock Option awards under the Stock Incentive Plan may include incentive Stock Options, nonqualified Stock Options, or both types of Stock Options, in each case with or without Stock Appreciation Rights. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years. Upon a Participant's death or when the Participant's employment with Parent or the applicable affiliate of Parent is terminated for any reason, such Participant's previously unvested Stock Options are forfeited and the Participant or his legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the Participant's death), exercise any previously vested Stock Options.

     Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option award, and are exercisable, subject to certain limitations, only in connection with the exercise of the related Stock Option. Upon the termination or exercise of the related Stock Option, Stock Appreciation Rights terminate and are no longer exercisable. Stock Appreciation Rights are transferable only with the related Stock Options.

     Unless otherwise provided in the related award agreement or, if applicable, the Stockholders Agreement, immediately prior to certain change of control transactions described in the Stock Incentive Plan, all outstanding Stock Options and Stock Appreciation Rights will, subject to certain limitations, become fully exercisable and vested and any restrictions and deferral limitations applicable to any Restricted Stock Awards will lapse.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. Parent's board of directors and the Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     During fiscal 1996, Stock Options to purchase 1,226,500 shares of Parent Common Stock were granted under the Stock Incentive Plan. The exercise price for all such Stock Options is $10.00 per share.

     Pursuant to an Option Agreement dated May 1, 1996, Charles M. Diker, a director of Parent, Holdings and the Company, pursuant to the Stock Incentive Plan, was granted non-qualified Stock Options to purchase 100,000 shares of Parent Common Stock at an exercise price of $10.00 per share. One third of such options vested on May 1, 1996, one third vest on May 1, 1997 and the remaining options vest on May 1, 1998. Mr. Diker's Option Agreement provides that, prior to the consummation of an IPO, Parent may, upon termination of Mr. Diker's service as a director of Parent for any reason (including death), repurchase of all of the shares of Restricted Stock held by him for fair market value as of a specified date. Mr. Diker or his legal representative may, prior to an IPO, require the Parent to repurchase all of his Restricted Stock at fair market value (in the case of death or disability) or otherwise at the original price paid for the shares, if Parent terminates his service as a director of Parent for any reason. If any successor to Parent acquires all or substantially all of the business and/or assets of Parent, Parent may purchase all of the Stock Options then held by Mr. Diker for the fair market value of the underlying Parent Common Stock less the exercise prior of the Stock Options. Mr. Diker is a party to the Stockholders Agreement and any shares of Parent Common Stock held by Mr. Diker will be subject to the terms of the Stockholders Agreement in addition to the terms of his Option Agreement.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth certain information, as of March 5, 1997, regarding beneficial ownership of the common stock ("Parent Common Stock") of the Holdings' parent company, AMF Holdings Inc., by each stockholder who is known by AMF to own beneficially more than 5% of the outstanding Parent Common Stock, each director of AMF, each named Executive Officer of AMF and all directors and executive officers of AMF as a group. Except as set forth in the footnotes to the table, each stockholder listed below has informed AMF that such stockholder has (i) sole voting and investment power with respect to such stockholder's shares of Parent Common Stock and

(ii) record and beneficial ownership with respect to such stockholder's shares of Parent Common Stock.

                                                                    SHARES OF PARENT COMMON
                                                                             STOCK
                                                                       BENEFICIALLY OWNED
                                                                  ----------------------------
              NAME AND ADDRESS OF BENEFICIAL OWNER                   NUMBER         PERCENTAGE
----------------------------------------------------------------  -------------     ----------
The Goldman Sachs Group, L.P. (a)...............................  29,612,254.45        68.5%
  85 Broad Street
  New York, New York 10004
The Blackstone Group(b).........................................   5,527,356.62        13.0%
  375 Park Avenue
  New York, New York 10154
Kelso & Company(c)..............................................   5,527,356.62        13.0%
  350 Park Avenue
  New York, New York 10022
Richard A. Friedman(d)..........................................             --          --
Terence M. O'Toole(e)...........................................             --          --
Peter M. Sacerdote(f)...........................................             --          --
Charles M. Diker................................................      204,849.9(g)        *
Paul B. Edgerley(h).............................................             --          --
Howard A. Lipson(i).............................................             --          --
Thomas R. Wall, IV(j)...........................................             --          --
Douglas J. Stanard..............................................        176,000(k)      0.4%
Stephen E. Hare.................................................        150,000         0.4%
Michael P. Bardaro..............................................             --          --
All directors and officers as a group (11 persons)..............      530,849.9         1.3%

---------------
  *  Less than 1%.

 (a) Of the total number of shares beneficially owned by The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"), 870,000 shares are owned by The Goldman Sachs Group, 18,528,225.83 are owned by GS Capital Partners II, L.P., 7,365,729.13 shares are owned by GS Capital Partners II Offshore, L.P., 683,418.18 shares are owned by Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II Germany, C.L.P., 462,807.6 shares are owned by Stone Street Fund 1995, L.P., 711,728.27 shares are owned by Stone Street Fund 1996, L.P., 489,180.94 shares are owned by Bridge Street Fund 1995, L.P. and 501,164.5 shares are owned by Bridge Street Fund 1996, L.P. The 870,000 shares beneficially owned by The Goldman Sachs Group represent 870,000 warrants to purchase shares of Parent Common Stock, which were issued upon the closing of the Acquisition. GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., GS Capital Partners II Germany, C.L.P., Stone Street Fund 1995, L.P., Stone Street Fund 1996, L.P., Bridge Street Fund 1995, L.P. and Bridge Street Fund 1996, L.P., are investment partnerships that are managed by Goldman Sachs, which has full dispositive power with respect to the holdings of such partnerships. Affiliates of The Goldman Sachs Group are the general or managing partners of such partnerships and have full voting and investment power with respect to the holdings of such partnerships.

 (b) Of the total number of shares beneficially owned by The Blackstone Group, 3,972,542.12 shares are owned by Blackstone Capital Partners II Merchant Banking Fund L.P., 1,160,891.9 shares are owned by Blackstone Offshore Capital Partners II L.P. and 393,922.6 shares are owned by Blackstone Family Investment Partnership L.P.

 (c) Of the total number of shares beneficially owned by Kelso & Company, 5,195,715.22 shares are owned by Kelso Investment Associates V, L.P. and 331,641.4 are owned by Kelso Equity Partners V, L.P.

 (d) Mr. Friedman, who is a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates.

 (e) Mr. O'Toole, who is a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates.

 (f) Mr. Sacerdote, who is a limited partner of Goldman, Sachs & Co., disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates.

 (g) Includes 66,666 shares which may be acquired upon exercise of options within 60 days.

 (h) Mr. Edgerley, who is (i) a managing director of the general partner of the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. and (ii) a general partner of BCIP Associates and BCIP Trust Associates, L.P., disclaims beneficial ownership of the shares owned by those entities. Bain Capital Fund V, L.P. owns 385,479.613 shares, Bain Capital Fund V-B, L.P. owns 1,012,444.151 shares, BCIP Associates owns 181,943.223 shares and BCIP Trust Associates, L.P. owns 78,340 shares.

 (i) Mr. Lipson, who is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership L.P. (the "Blackstone Entities"), disclaims beneficial ownership of the shares owned by the Blackstone Entities.

 (j) Mr. Wall, who is (i) a general partner of Kelso Partners V, L.P., the general partner of Kelso Investment Associates V, L.P. and (ii) a general partner of Kelso Equity Partners V, L.P., disclaims beneficial ownership of the shares owned by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P.

 (k) Includes 26,000 shares which may be acquired upon exercise of options within 60 days.

STOCKHOLDERS AGREEMENT

     On April 30, 1996, Parent, GSCP, Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership L.P. (collectively, "Blackstone"), Kelso Equity Partners V, L.P. and Kelso Investment Associates V, L.P. (collectively, "Kelso"), Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates and BCIP Trust Associates, L.P. (collectively, "Bain" and, with Blackstone and Kelso, the "Governance Investors"), Citicorp North America, Inc. ("Citibank"), Charles M. Diker ("Diker" and, collectively with Blackstone, Kelso, Bain and Citibank, the "Investors"), Robert L. Morin ("Morin") and Douglas J. Stanard ("Stanard" and, with Morin, the "Management Investors," and, with the Investors, the "Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement"), which regulates the relationship among Parent and the Stockholders. Subsequently, Stephen E. Hare and other members of management who have received Stock Option awards under the Stock Incentive Plan have become parties to the Stockholders Agreement as additional Management Investors and Stockholders. The following discussion summarizes the terms of the Stockholders Agreement that AMF believes are material to holders of AMF's securities. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and is incorporated by reference herein.

     The Stockholders Agreement confers on GSCP the right to increase or decrease the board of directors (the "Board") from its initial size of nine members. GSCP has the right to nominate five directors, and to nominate a majority (not limited to a simple majority) of the members of the Board, so long as GSCP and its affiliates hold a majority of the outstanding shares of Parent Common Stock. Each Governance Investor has the right to nominate, subject to GSCP consent, one member of the Board, so long as the number of shares held by it and certain of its permitted transferees under the Stockholders Agreement is equal to at least one-half the sum of the number of shares initially purchased by it plus the number of additional shares that the Governance Investor may be required to purchase pursuant to the "overcall" provisions of the Stockholders Agreement de-scribed below (in each case subject to appropriate adjustment). If a Governance Investor is no longer entitled to nominate a director, the director is required to resign or be subject to removal by the Stockholders. Each of GSCP and the Governance Investors has the right to recommend removal, with or without cause, of any director nominated by it, in which case such director must resign immediately or be subject to removal by the Stockholders. In the event of death, removal or resignation of a director nominated by a Governance Investor, so long as the Governance Investor continues to have the right to nominate a director for such position, the Governance Investor has the right to nominate (subject to GSCP consent) a director to fill the vacancy created. A quorum may be constituted by a majority of the number of directors then in office, but not less than one-third of the whole Board, including at least one GSCP director.

     Pursuant to the "overcall" provisions of the Stockholders Agreement, each of GSCP and the Investors (other than Mr. Diker) has agreed to purchase additional shares of Parent Common Stock having an aggregate purchase price of up to 20% of the amount initially invested by such funding investor (i.e., collectively up to a total of $75.6 million) upon the request of the Board. In October 1996 in connection with the Charan acquisition, GSCP and the Investors purchased an additional $40.0 million in additional shares of Parent Common Stock. Any such additional investments are required to be made pro rata by the funding investors. The commitment to purchase additional shares terminates on May 1, 1998. Funds raised through such additional investments may only be used to finance acquisitions of businesses or assets, capital expenditures, investments in partnerships or joint ventures or other investments in the business of Parent and its subsidiaries, or any similar transactions or expenditures.

     The Stockholders Agreement provides for the continual existence of an Executive Committee, consisting of two directors designated by GSCP. The Executive Committee may exercise all the powers and authority of the Board (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote and, in the case of matters requiring a prior meeting of the Board, only after such meeting has occurred. A Special Vote is required for (i) the issuance of capital stock below fair market value, (ii) the grant or issuance of options or warrants exercisable or exchangeable for more than 2,877,151 shares, (iii) entering into transactions with affiliates of GSCP, and (iv) amendments to the Stockholders Agreement or Parent's Charter or By-Laws which amendments would adversely affect the rights and obligations of Blackstone and Kelso, provided that any amendment affecting a Stockholder differently from any other Stockholder requires such Stockholder's approval. Matters requiring a Special Vote must be approved by a majority of the GSCP directors who are partners or employees of Goldman Sachs and who are not employees of Parent and its subsidiaries, and at least one investor Director nominated by Blackstone or Kelso (if there is one serving at such time).

     Under the Stockholders Agreement, Goldman Sachs has the exclusive right to perform all consulting, financing, investment banking and similar services for Parent and its subsidiaries, for customary compensation and on terms customary for similar engagements with unaffiliated third parties. Neither Parent nor its subsidiaries are allowed to engage any person to perform such services during the term of the Stockholders Agreement, except to the extent Goldman Sachs shall consent thereto or shall decline, at its sole election, to perform such services.

     Certain provisions in the Stockholders Agreement relate to the possibility that the Parent Common Stock may be the subject of an underwritten initial public offering, pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate gross proceeds to Parent of at least $100 million (an "IPO"). The rights of the Stockholders under the Stockholders Agreement will terminate upon the consummation of an IPO, other than certain rights relating to transfer, registration rights and certain governance provisions. The remaining rights and obligations (other than registration rights) will terminate after an IPO, upon the first to occur of: (i) GSCP, the Investors and their Permitted Transferees holding in the aggregate less than 50% of the sum of the number of shares of Parent Common Stock outstanding, on a fully diluted basis, immediately after giving effect to the transactions contemplated by the Subscription Agreement

(which agreement was entered into on the same date and by the same parties as the Stockholders Agreement, except for the Management Investors) and the number of additional shares, if any, issued pursuant to the overcall provisions of the Stockholders Agreement, and (ii) GSCP, the Investors and their Permitted Transferees holding in the aggregate less than 40% of Parent's fully diluted shares then outstanding. Notwithstanding these provisions, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of the Parent as a result of which the Stockholders and their Permitted Transferees own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement terminates.

                              CERTAIN TRANSACTIONS

     Goldman Sachs and its affiliates have certain interests in AMF in addition to being the initial purchasers of the registered debt securities of AMF in connection with the Acquisition. Richard A. Friedman and Terence M. O'Toole, each of whom is a Managing Director of Goldman, Sachs & Co., and Peter M. Sacerdote, who is a limited partner of The Goldman Sachs Group, L.P., are directors of AMF. Goldman Sachs and its affiliates together currently beneficially own a majority of the outstanding voting equity of the Parent; thus Goldman Sachs will be deemed to be an "affiliate" of the Company. See "Security Ownership of Certain Beneficial Owners and Management". Goldman Sachs received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of Exchange Notes. Goldman Sachs also served as financial advisor to the Sellers in connection with the Acquisition and received a fee in the form of 10-year warrants to purchase 2.2% of the Parent Common Stock, on a fully diluted basis. The warrants are valued for accounting purposes at approximately $8.7 million. AMF and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs is engaged as AMF's financial advisor to provide investment banking and financial advisory services, including in connection with any acquisitions, dispositions or financings. Pursuant to the engagement, AMF has agreed to reimburse Goldman Sachs for its out-of-pocket expenses and indemnify Goldman Sachs in connection with its services arising under the engagement.

     In connection with the Senior Debt, Goldman Sachs acted as Syndication Agent, Goldman Sachs and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as administrative agent. Goldman Sachs received a fee of approximately $9.5 million and was reimbursed for expenses in connection with such services. Goldman Sachs also received a cash fee of $5.0 million from AMF in connection with the Acquisition and was reimbursed for related expenses.

                           DESCRIPTION OF SENIOR DEBT

     The Company has entered into a Credit Agreement amended and restated as of December 20, 1996 (the "Credit Agreement") with Goldman Sachs, its affiliate Pearl Street, L.P. ("Pearl Street"), Citibank, N.A. ("Citibank") and its affiliates Citicorp Securities, Inc. and Citicorp USA, Inc. and certain other banks, financial institutions and institutional lenders (collectively, the "Lenders") providing for (i) syndicated senior secured term loan facilities aggregating $580.00 million (the "Term Facilities"), (ii) a senior secured multiple-draw term facility of $150.00 million (the "Acquisition Facility") and
(iii) a senior secured revolving credit facility of up to $50.0 million (the "Working Capital Facility", and together with the Term Facilities and the Acquisition Facility, the "Senior Facilities"). In connection with such financing, Goldman Sachs acted as Syndication Agent, Goldman Sachs and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as administrative agent.

     The execution of the Credit Agreement, the borrowings necessary to complete the Acquisition and the delivery of required documentation thereunder occurred simultaneously with the closing of the Acquisition.

     The following summary of the material provisions of the Credit Agreement does not purport to be complete, and is qualified by reference to the full text of the Credit Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $250.0 million, (ii) an AXELs(SM) Series A Facility of $190.0 million and (iii) an AXELs(SM) Series B Facility of $140.0 million. The Term Loan Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent. The AXELs Series A Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.875 percent or at Citibank's Eurodollar rate plus 2.875 percent. The AXELs Series B Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 2.125 percent or at Citibank's Eurodollar rate plus 3.125 percent. The Term Facilities provide for quarterly amortization until final maturity. The Term Loan Facility has a term of five years, the AXELs(SM) Series A Facility has a term of seven years, and the AXELs(SM) Series B Facility has a term of eight years.

     Average amounts outstanding and average borrowing rates for the period ended December 31, 1996, were as follows:

                                                         OUTSTANDING
                                                              AT          AVERAGE       AVERAGE
                                                         DECEMBER 31,     AMOUNTS      BORROWING
              DESCRIPTION              MATURITY DATES        1996        OUTSTANDING     RATES
    --------------------------------   --------------    ------------    ----------    ---------
    Term Loan.......................   March 31, 2001      $228,125       $243,074        8.20%
    AXEL A..........................   March 31, 2003      $188,750       $188,164        8.58%
    AXEL B*.........................   March 31, 2004      $ 74,250       $ 74,218        8.84%

---------------
* Balance increased to $139,250 on January 10, 1997 when the amounts under the Credit Agreement were refinanced.

     The Company will be required to make scheduled amortization payments on the Term Facilities as follows (dollars in millions):


                          TERM       AXELS(SM)    AXELS(SM)
   TWELVE MONTHS          LOAN       SERIES A     SERIES B
ENDING DECEMBER 31,     FACILITY     FACILITY     FACILITY     TOTAL
-------------------     --------     --------     --------     ------
        1997             $  38.1      $  2.0       $  2.3      $ 42.4
        1998                43.1         2.0          2.2        47.3
        1999                51.3         2.0          2.2        55.5
        2000                67.5         2.0          2.3        71.8
        2001                28.1        50.8          2.2        81.1
        2002                  --        92.5          2.3        94.8
        2003                  --        37.5         78.9       116.4
        2004                  --          --         46.8        46.8
                          ------      ------        -----      ------
                         $ 228.1      $188.8       $139.2      $556.1
                          ======      ======        =====      ======


     In addition, the Company will be required to make prepayments on the Senior Facilities under certain circumstances, including upon certain asset sales, issuances of debt and public issuance of equity securities. The Company will also be required to make prepayments on the Senior Facilities in an amount equal to (i) 75% (to be reduced to 50% for years in which the Company's Total Debt/EBITDA ratio for the prior 12 months is less than 4.0 to 1.0) of the Company's Excess Cash Flow (as defined in the Credit Agreement) or (ii) during each of the first three years after the closing of the Senior Facilities, if less than the amount described in clause (i), the amount by which the Company's Excess Cash Flow for such year exceeds $10.0 million (during the first two years after closing) or $20.0 million (during the third year after closing). These mandatory prepayments will be applied to prepay the Senior Facilities in the following order: first, to the Term Facilities, ratably among each tranche, and the Acquisition Facility, to be applied to the installments of each such Facility on a pro rata basis, and second, to the permanent reduction of the Working Capital Facility. Notwithstanding the foregoing, in the event that prepayments of the AXELs(SM) Series A Facility and the AXELs(SM) Series B Facility on or prior to the second anniversary of the closing have reached an aggregate amount of $25 million, the Lenders in such Facilities can refuse to accept additional prepayments during such period, in which case the amounts so refused instead shall be allocated first to the Acquisition Facility and the Term Loan Facility on a pro rata basis, and second, to the permanent reduction of the Working Capital Facility.

     The Company has the ability to borrow an additional $50.0 million for general corporate purposes pursuant to the Working Capital Facility and up to $150.0 million to finance acquisitions and to refinance new center construction pursuant to the Acquisition Facility, subject to the Company meeting certain pro forma financial covenants and limitations imposed on the amount borrowed, including that the amount borrowed under the Acquisition Facility shall not exceed 4.5 times the Deemed EBITDA of the business to be acquired or the newly constructed center. "Deemed EBITDA" is the product of Specified Revenues and the Average EBITDA Margin. "Specified Revenues" means at any time (a) in the case of any acquisition of a new center, aggregate revenues of such new center for the immediately preceding 12-month period, and (b) in the case of any construction of a new center, an amount equal to (i) at any time during the first full 12-months of operations, the aggregate revenues of such new center for each full month it has operated times 12 divided by the number of full months such new center has operated and (ii) at any time thereafter, aggregate revenues of such new center for the immediately preceding 12-month period. "Average EBITDA Margin" means, at any time of determination, an amount equal to (a) the sum of consolidated EBITDA of AMF Bowling Centers and its subsidiaries and consolidated EBITDA of AMF Worldwide and its subsidiaries divided by (b) the sum of consolidated revenues of AMF Bowling Centers and its subsidiaries and consolidated revenues of AMF Worldwide and its subsidiaries, in each case for the 12-month period reflected in the Company's most recent financial statements.

     The Acquisition Facility has a term of five years. The Acquisition Facility will begin to amortize in November 1999, with final maturity at April 30, 2001. The Acquisition Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5% or at Citibank's Eurodollar rate plus 2.5%. At December 31, 1996, $65.0 million of the Acquisition Facility bore interest at 9.75 percent, while $8.5 million bore interest at 8.125%. On January 10, 1997, $65.0 million of the Acquisition Facility was refinanced as part of the AXELs Series B Facility and the interest rate was adjusted to 8.69%. See "Note 9. Long-Term Debt" in the Notes to Consolidated Financial Statements for the period ended December 31, 1996. As of March 31, 1997, $27.5 million was outstanding under the Acquisition Facility.

     The Working Capital Facility has a term of five years and will be fully revolving until final maturity. The Working Capital Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5% or at Citibank's Eurodollar rate plus 2.5%. As of March 31, 1997, there was an outstanding balance of $10.0 million under the Working Capital Facility.

     Beginning May 1, 1997 the margins above Citibank's customary base rate and Citibank's Eurodollar rate, at which the Term Loan Facility, the Working Capital Facility and the Acquisition Facility will bear interest, may be reduced pursuant to a floating performance pricing grid which is based on the Total Debt/EBITDA ratio for the four fiscal quarter rolling period then most recently ended.

     The Senior Facilities are guaranteed by Holdings and by each of the Company's present and future domestic Subsidiaries and are secured by all of the stock of the Company and the Company's present and future domestic Subsidiaries and Second-Tier Subsidiaries, and by 66% of the stock of the Company's present and future international subsidiaries, and by substantially all of the Company's and its present and future domestic Subsidiaries' present and future property and assets. Any additional present or future subsidiaries of the Company that become guarantors under the Senior Facilities will also jointly and severally guarantee the Company's payment obligations on the Exchange Notes on a senior subordinated basis.

COVENANTS

     The Senior Facilities contain certain financial covenants, as well as additional affirmative and negative covenants, constraining the Company. The Company must maintain a minimum EBITDA (as defined in the Credit Agreement) of not less than the sum of (i) an amount ranging from $140 million for the Rolling Period (each a calendar quarter together with the three consecutive immediately preceding calendar quarters) ending September 30, 1996, to $200 million for the Rolling Period ending September 30, 2003 and thereafter, and (ii) the EBITDA Adjustment Amount for such Rolling Period, which is equal to 80% of the aggregate amount of the EBITDA of each bowling center acquired or constructed by the Company or any of its Subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

     The Company must also maintain a Cash Interest Coverage Ratio (defined in the Credit Agreement as the ratio of (a) consolidated EBITDA of the Company and its Subsidiaries during a Rolling Period, as modified with respect to certain bowling centers acquired or constructed after May 1, 1996 ("Modified Consolidated EBITDA") to (b) cash interest payable on all Debt (as defined in the Credit Agreement) of the Company and its Subsidiaries) at an amount ranging from not less than 2.00 for the Rolling Period ending September 30, 1996, to not less than 2.50 for the Rolling Period ending September 30, 2004 and thereafter. The Company is required to maintain a Fixed Charge Coverage Ratio (defined in the Credit Agreement as the ratio of (a) Modified Consolidated EBITDA less the sum of (i) cash taxes paid plus (ii) Capital Expenditures made by the Company and its Subsidiaries during such Rolling Period to (b) the sum of (i) cash interest payable on all Debt plus (ii) principal amounts of all Debt payable by the Company and its Subsidiaries during such Rolling Period) at an amount ranging from not less than 1.05 for the Rolling Period ending September 30, 1996, to not less than 1.10 for the Rolling Period ending March 31, 2004 and thereafter. A Senior Debt to EBITDA Ratio (defined in the Credit Agreement as the ratio of Consolidated Debt (other than Subordinated Debt and Hedge Agreements, as defined in the Credit Agreement) of the Company and its Subsidiaries to Modified Consolidated EBITDA for that Rolling Period) must be maintained at levels ranging from not more than 3.5 for the Rolling Period ending September 30, 1996 to not more than 1.50 for the Rolling Period ending September 30, 2003 and thereafter. A Total Debt to EBITDA Ratio (defined in the Credit Agreement as the ratio of consolidated total Debt (other than Hedge Agreements) of the Company and its Subsidiaries to Modified Consolidated EBITDA) must be maintained at levels ranging from not more than 6.95 for the Rolling Period ended September 30, 1996 to not more than 4.00 for the Rolling Period ended September 30, 2003 and thereafter. In each case, the above-mentioned ratios are calculated on a quarterly basis.

     The chart on the following page summarizes the financial covenants described in the preceding paragraph.

                                                                    ROLLING 12-MONTH PERIOD ENDING:
                                      -------------------------------------------------------------------------------------------
                                      3/31/97   9/30/97   9/30/98   9/30/99   9/30/00   9/30/01   9/30/02    9/30/03    9/30/04
                                      THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH   THROUGH    THROUGH      AND
         FINANCIAL COVENANT           6/30/97   6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   6/30/03    6/30/04   THEREAFTER
------------------------------------  -------   -------   -------   -------   -------   -------   --------   -------   ----------
MODIFIED CONSOLIDATED EBITDA(1)
  Not less than the following
    amounts (in $ millions) plus the
    then applicable EBITDA
    Adjustment Amount(2)............     150       150       155       165       175       185       195        200        200
CASH INTEREST COVERAGE RATIO(3)
  Not less than:....................    2.00      2.25      2.50      2.75      3.00      2.00      2.25       2.25       2.50
FIXED CHARGE COVERAGE RATIO(4)
  Not less than:....................    1.05      1.10      1.15      1.20      1.20      1.05      1.10       1.10       1.10
SENIOR DEBT TO EBITDA RATIO(5)
  Not more than:....................    3.50      3.25      2.75      2.25      1.50      1.50      1.50       1.50       1.50
TOTAL DEBT TO EBITDA RATIO(6)
  Not more than:....................    6.75      6.60      6.50      6.25      5.50      4.75      4.25       4.00       4.00

---------------
(1) Defined as, for any Rolling Period, Consolidated EBITDA of the Company and its Subsidiaries for such Rolling Period, provided, however, that at any time of determination, (i) solely with respect to any constructed New Center, Modified Consolidated EBITDA shall be calculated using Adjusted EBITDA of such New Center and (ii) solely with respect to any New Center acquired within the immediately preceding 15 months, Modified Consolidated EBITDA shall be calculated using the actual EBITDA of such New Center for such Rolling Period. Adjusted EBITDA means, at any time, in the case of a New Center, the product of (a) the Average EBITDA Margin calculated as of the end of the fiscal quarter immediately preceding the fiscal quarter in which the acquisition or the construction of the New Center occurs and (b) the Specified Revenues of such new center. "Average EBITDA Margin" means, at any time of determination, an amount equal to (a) the sum of Consolidated EBITDA of AMF Bowling Centers and its subsidiaries and Consolidated EBITDA of AMF Worldwide and its subsidiaries divided by (b) the sum of consolidated revenues of AMF Bowling Centers and its subsidiaries and consolidated revenues of AMF Worldwide and its subsidiaries, in each case for the 12-month period reflected in the most recent financial statements. "Specified Revenues" means at any time (a) in the case of any acquisition of a New Center, aggregate revenues of such New Center for the immediately preceding 12-month period, and (b) in the case of any construction of a New Center, an amount equal to (i) at any time during its first 12 full months of operations, the aggregate revenues of such New Center for each full month it has operated times twelve divided by the number of full months such New Center has operated and (ii) at any time thereafter, aggregate revenues of such New Center for the immediately preceding 12-month period. "New Center" means, at any time of determination, any bowling center acquired (whether by means of a stock or asset acquisition) or constructed by the Company or any of its Subsidiaries after the Closing Date and less than 15 months prior to such date of determination, provided that the time of any such acquisition shall be the date of consummation of such acquisition and the time of any such construction shall be the date of the opening of such bowling center for business.

(2) Defined as 80% of the aggregate amount of EBITDA of each bowling center acquired or constructed by the Company or any of its subsidiaries after May 1, 1996 and acquired or constructed at least 15 months prior to such time of determination.

(3) The ratio of Modified Consolidated EBITDA to cash interest payable on all debt of the Company and its Subsidiaries on a consolidated basis.

(4) Ratio of (A) Modified Consolidated EBITDA during the Rolling Period less the sum of (1) cash taxes paid plus(2) Capital Expenditures made, in each case, by the Company and its Subsidiaries during such Rolling Period to (B) the sum of (i) cash interest payable on all debt plus (ii) principal amounts of all debt payable (other than the principal amount of debt to the extent it has been refinanced), in each case, by the Company and its Subsidiaries during such Rolling Period.

(5) Ratio of Consolidated debt (other than Subordinated debt and Hedge Agreements) of the Company and its Subsidiaries to Modified Consolidated EBITDA.

(6) Ratio of Consolidated total debt (other than Hedge Agreements) of the Company and its Subsidiaries to Modified Consolidated EBITDA.

     Affirmative covenants under the Senior Facilities oblige the Company and its Subsidiaries to comply with all laws and regulations, as well as to pay all taxes not being contested in good faith, to comply with environmental laws and permits, to maintain insurance coverage, preserve its corporate existence, permit the examination of its records and books of account by the agents or any of the Lenders, to prepare environmental reports upon the reasonable request of the administrative agent (in the case of a Default under the Credit Agreement or based on the belief that hazardous materials contamination not otherwise disclosed may be present on any property described in the mortgages), to keep proper books of record and account, to maintain its properties in good working condition, to comply with the terms of leaseholds and to perform and observe all terms and provisions of each Related Document (defined as the purchase agreement, the subordinated debt documents, the tax agreement, the stockholders agreement and the support agreement). The Company is also required to conduct, and cause each of its Subsidiaries to conduct, all transactions permitted under the loan documents with any affiliates on fair and reasonable terms, to maintain cash concentration accounts with Citibank, N.A. into which substantially all proceeds of collateral are to be paid, and to guarantee obligations and give security (upon the request of Citicorp USA, Inc. (together with any successor appointed pursuant to the Credit Agreement, the "Collateral Agent"), at such time as any new direct or indirect Subsidiary of the Company is formed or acquired by the Company and the Guarantors (each, a "Loan Party"), or when any property is acquired by any Loan Party). The Company has entered into, and must maintain until the aggregate outstanding amount under the Term Facilities is less than $400 million, interest rate hedge agreements, covering a notional amount of not less than 50% of the commitments under all the facilities and the other floating rate debt of the Loan Parties.

     Negative covenants under the Senior Facilities prohibit the Company and its Subsidiaries from incurring any liens (except for those created under the loan documents or otherwise permitted under the Credit Agreement, including those securing the Company's obligations as borrower not to exceed $5 million at any time outstanding). The Company and its Subsidiaries are also prohibited from incurring any debt, other than (in the case of the Company) debt owed to its Subsidiaries or in respect of hedge agreements not entered into for speculative purposes or (in the case of any Subsidiary) debt owed to the Company or any of its wholly owned Subsidiaries, to the extent permitted under the Credit Agreement or (in the case of either the Company or its Subsidiaries) debt secured by permitted liens, capitalized leases not to exceed $10 million at any time outstanding and any debt existing at the time of the Acquisition, among other things. The Company and its Subsidiaries may not incur any obligations under leases having a term of one year or more that would cause their direct and contingent liabilities for any 12 months to exceed (i) $25 million, (ii) the product of (x) $200,000 and (y) the number of leased bowling centers acquired by the Company or any Subsidiaries after May 1, 1996 and (iii) in each calendar year after 1996, an amount equal to 4% of the amount permitted by this provision in the immediately preceding calendar year. The Company is also prohibited from entering into a merger of which it is not the survivor or to sell, lease, or otherwise transfer its asset other than in the ordinary course of business, except as otherwise permitted by the Credit Agreement. Investments by the Company or its Subsidiaries in any other Person is also limited by formulas set forth in the Credit Agreement. The negative covenants also relate to the payment of dividends, prepayments of, and amendments of the terms of, other debt (including the Exchange Notes), amendment of Related Documents, ownership change, negative pledges, partnerships, speculative transactions, capital expenditures and payment restrictions affecting subsidiaries. The Company is also subject to certain financial and other reporting requirements.

     So long as the Company is not in default of the covenants contained in the Credit Agreement, it may i) declare and pay dividends in common stock; ii) declare and pay cash dividends to Holdings to the extent necessary to make payments of approximately $0.15 million due in May 1997 under certain noncompete agreements with the Sellers; iii) declare and pay cash dividends to the Parent for general administrative expenses of the Parent not to exceed $0.25 million; and iv) declare and pay cash dividends not to exceed $2.0 million to the Parent for the repurchase of Parent Common Stock. As of December 31, 1996, the Company is in compliance with all of its covenants.

EVENTS OF DEFAULT

     The Senior Facilities contain customary Events of Default for highly-leveraged financings. These include:

          (a) the failure of the Company to pay the principal of, interest on, or other amounts payable in connection with, any advance under the Senior Facilities when they become due (in the case of principal) or within three days after they become due;

          (b) the incorrectness in any material respect of any representation or warranty of a Loan Party under or in connection with any loan document;

          (c) the failure of any Loan Party to perform or observe any term, covenant or agreement with regard to the use of proceeds covenant, certain affirmative covenants, any negative covenants, the obligation of the Company to give notice to the administrative agent and the lenders of any default or any event likely to have a materially adverse effect and any financial covenants under the Credit Agreement;

          (d) the failure of any Loan Party to perform any other term, covenant or agreement in any loan document, if such failure remains unremedied for 15 days after knowledge by an officer of any Loan Party or its Subsidiaries or notice by the administrative agent or any Lender;

          (e) the failure by any Loan Party or any material subsidiary to pay any principal of, premium or interest on or any other amount payable in respect of any debt outstanding in a principal amount of at least $25 million or any other event shall occur that would permit the acceleration of any such debt or such debt is accelerated;

          (f) the failure of any Loan Party or any material subsidiaries to generally pay debts as they become due, or its seeking of liquidation, reorganization, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization, or such a proceeding instituted against it remains undismissed and unstayed for a period of 30 days;

          (g) the rendering of any judgment or order for the payment of money in excess of $25 million against any Loan Party or any material subsidiary and either any enforcement proceedings shall have commenced or 15 days shall have passed during which no stay shall be in place;

          (h) the rendering of any non-monetary judgment or order against any Loan Party or any of material subsidiary that could reasonably be likely to have a material adverse effect, and there is a period of 15 days during which no stay of such judgment or order is in effect;

          (i) any provision of any loan document after delivery for any reason ceases to be valid and binding on or enforceable against any Loan Party which is a party to it;

          (j) any provision relating to the subordination of the debt under the Notes and any other debt of any Loan Party or any material subsidiary that is subordinated to the obligations of such Loan Party to the Lenders or the agents for any reason ceases to be valid and binding on or enforceable against any Loan Party which is a party to it;

          (k) any collateral document (excluding mortgages covering collateral which, in the aggregate, is immaterial) after delivery ceases to create a valid and perfected first priority lien on and security interest in the collateral purported to be protected thereby;

          (l) AMF Holdings Inc. ceases to own and control legally and beneficially all of the outstanding shares of capital stock of AMF Group Holdings Inc.;

          (m) AMF Group Holdings Inc. ceases to own and control legally and beneficially all of the outstanding shares of capital stock of the Company;

          (n) a change of control (as defined in the Credit Agreement) occurs;

          (o) an ERISA event occurs with respect to a single or multiple employer plan, and the sum of insufficiency as to such Plan, aggregated with the insufficiency of any other plans as to which an ERISA event occurred, exceeds $25 million;

          (p) any Loan Party or any ERISA affiliate is notified by the sponsor of a multiemployer plan that it has incurred withdrawal liability with respect to such plan, which, aggregated with other amounts required to be paid to multiemployer plans by the Loan Parties and ERISA affiliates, exceeds $25 million (or requires payments exceeding $7.5 million per annum); or

          (q) any Loan Party or ERISA affiliate is notified by the sponsor of a multiemployer plan that such plan is in reorganization or being terminated, within the meaning of Title IV of ERISA, resulting in an increase of aggregate annual contributions in specified amounts.

          Upon the occurrence of an Event of Default, the administrative agent may declare the commitment of the Lenders terminated and may declare the Senior Facilities and all interest thereon and all other amounts payable under the Credit Agreement and the other loan documents due, and may also take certain actions in respect of any outstanding letters of credit. In the event of an actual or deemed entry of an order of relief with respect to any Loan Party or any of its subsidiaries under the federal bankruptcy code, the commitment of the Lenders will automatically terminate, and the Senior Facilities and all interest thereon will automatically become due and payable.

  Other Senior Debt

     A mortgage having a principal amount of approximately $2.0 million as of March 31, 1997, secured by a bowling center in Independence, Missouri, remains outstanding as an obligation of AMF. The original obligation was for approximately $1.7 million, with interest at a rate of 8.81% through October 1, 2013.

     AMF is obligated to make future payments under a noncompetition agreement that provides that such obligation will be secured by AMF's bowling center in Hickory, North Carolina. The amount remaining to be paid as of March 31, 1997 was $0.3 million, and the final payment is due in 1999. This obligation is reflected in other liabilities on the balance sheet of AMF Bowling Group.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes were offered in exchange for the Company's then-outstanding
10 7/8% Series A Senior Subordinated Notes due 2006 and the Company's then-outstanding 12 1/4% Series A Senior Subordinated Discount Notes due 2006, respectively (collectively, the "Notes").

     The Exchange Senior Subordinated Notes were issued by the Company pursuant to the same Indenture (the "Senior Subordinated Note Indenture") among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Senior Subordinated Note Trustee"), under which the Senior Subordinated Notes were issued. The Exchange Senior Subordinated Discount Notes were issued by the Company pursuant to an Indenture (the "Senior Subordinated Discount Note Indenture" and, together with the Senior Subordinated Note Indenture, the "Indentures") among the Company, the Guarantors and Firstar Bank of Minnesota, N.A., as successor to American Bank National Association, as trustee (the "Senior Subordinated Discount Note Trustee" and, together with the Senior Subordinated Note Trustee, the "Trustees"), under which the Senior Subordinated Discount Notes were issued. The terms of the Exchange Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The discussion below summarizes the terms of the Exchange Notes that the Company believes are material to an investor in the Exchange Notes. This summary is qualified in its entirety by reference to the full text of the agreements underlying this discussion, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein. The definitions of certain terms used in the following summary are set forth below under the caption "-- Certain Definitions."

     As of December 31, 1996, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indentures.

SUBORDINATION

     The payment of principal of, premium, if any, and interest, including Liquidated Damages, if any, on the Exchange Notes will be subordinated in right of payment, in certain circumstances as set forth in the Indentures, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indentures or thereafter incurred.

     The Indentures provide that, upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the documents relating to the applicable Senior Debt, whether or not the claim for such interest is allowed as a claim in such proceeding) before the Holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Exchange Notes would be entitled will be made to the holders of Senior Debt (except that Holders of Exchange Notes may receive payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Indentures also provide that the Company may not make any payment upon or in respect of the Exchange Notes (except from the trust described under "-- Legal Defeasance and Covenant

Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing, or any judicial proceeding is pending to determine whether any such default has occurred, or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or would permit, with the passage of time or the giving of notice or both, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the relevant Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist, unless another default, event of default or other event that would prohibit such payment shall have occurred and be continuing, or all Obligations in respect of such Designated Senior Debt shall have been discharged or paid in full and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the relevant Trustee. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the first day of effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the relevant Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been subsequently cured or waived for a period of not less than 180 days.

     The Indentures further require that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors." The principal amount of Senior Debt outstanding at March 31, 1997 was approximately $595.6 million. The Indentures limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "--Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     "Designated Senior Debt" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt, (ii) the Senior Bank Hedging Obligations and
(iii) any other Senior Debt permitted under the Indentures the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Senior Bank Debt" means all Obligations in respect of the Indebtedness outstanding under the Bank Credit Agreement, together with any refunding, refinancing or replacement (in whole or part) of such Indebtedness.

     "Senior Bank Hedging Obligations" means all present and future Hedging Obligations of the Company, whether existing now or in the future, that are secured by the Bank Credit Agreement or any of the collateral documents executed from time to time in connection therewith.

     "Senior Debt" means (i) the Senior Bank Debt, (ii) the Senior Bank Hedging Obligations and (iii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (1) any liability for federal, state, local or other taxes owed or owing by the Company, (2) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates (other than Goldman, Sachs & Co. and its Affiliates, including Pearl Street L.P.), (3) any trade payables, (4) that portion of any Indebtedness that is incurred in violation of the Indentures, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, Guarantee or obligation of the Company which is contractually subordinate in right of payment to any other Indebtedness, Guarantee or obligation of the Company;

provided, however, that this clause (6) does not apply to the subordination of liens or security interests covering particular properties or types of assets securing Senior Debt, (7) Indebtedness evidenced by the Exchange Notes and (8) Capital Stock.

     The Exchange Notes rank pari passu or senior in right of payment to all Subordinated Indebtedness of the Company. The Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes rank pari passu with each other.

SENIOR SUBORDINATED GUARANTEES

     The Company's payment obligations under the Exchange Notes are jointly and severally guaranteed on a senior subordinated basis (the "Senior Subordinated Guarantees") by Holdings and each of the Company's direct and indirect domestic subsidiaries. The obligations of each Guarantor under its Senior Subordinated Guarantee is subordinated to its Guarantee of all Obligations under the Bank Credit Agreement (the "Senior Guarantees") and is limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance."

     The Indentures provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustees, under the Exchange Notes and the Indentures; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(iii) except in the case of a merger of such Guarantor with or into the Company or another Guarantor, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The Indentures provide that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor (other than Holdings), by way of merger, consolidation or otherwise, or a sale or other disposition (including, without limitation, by foreclosure) of all of the Capital Stock of any Guarantor (other than Holdings), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise (including, without limitation, by foreclosure), of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indentures. See "-- Repurchase at the Option of Holders -- Asset Sales." The Indentures also provide that upon the merger, consolidation, sale or other disposition (including, without limitation, by foreclosure) of all or substantially all of the assets of the Company, then Holdings will be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that such merger, consolidation or sale complies with the applicable provisions of the Indentures. See "-- Certain Covenants -- Merger, Consolidation, or Sale of All or Substantially All Assets."

     Certain of the operations of the Company are conducted through Subsidiaries that are not Guarantors and the Company is dependent upon the cash flow of those Subsidiaries to meet its obligations, including its obligations under the Exchange Notes. The Exchange Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's Subsidiaries that are not Guarantors. Such indebtedness and liabilities aggregated approximately $16.2 million (excluding inter-company payables to the Com-

pany) at March 31, 1997. Any right of the Company to receive assets of any of such Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Exchange Notes to participate in those assets) are effectively subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company or a Guarantor. See "Risk Factors -- Holding Company Structure" and Note 12 to the Consolidated Balance Sheet of AMF Group Holdings Inc.

PRINCIPAL, MATURITY AND INTEREST OF THE EXCHANGE SENIOR SUBORDINATED NOTES

     The Exchange Senior Subordinated Notes are general unsecured obligations of the Company, limited in aggregate principal amount to $250.0 million and will mature on March 15, 2006. Interest on the Exchange Senior Subordinated Notes accrues at the rate of 10 7/8% per annum and is payable in cash semi-annually in arrears on March 15 and September 15, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Exchange Senior Subordinated Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from March 21, 1996. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. Principal, premium, if any, and interest, including Liquidated Damages, if any, on the Exchange Senior Subordinated Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest, including Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Senior Subordinated Notes at their respective addresses set forth in the register of Holders of Exchange Senior Subordinated Notes; provided, however, that all payments with respect to Global Notes and definitive Notes the Holders of which have given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Senior Subordinated Note Trustee maintained for such purpose. The Exchange Senior Subordinated Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST OF THE EXCHANGE SENIOR SUBORDINATED DISCOUNT NOTES

     The Exchange Senior Subordinated Discount Notes are general unsecured obligations of the Company, limited in aggregate principal amount at maturity to $452.0 million and will mature on March 15, 2006. Until March 15, 2001 (the "Full Accretion Date"), no interest (other than Liquidated Damages, if applicable) will be paid in cash on the Exchange Senior Subordinated Discount Notes, but the Accreted Value will accrete (representing the amortization of original issue discount) between the Issuance Date and the Full Accretion Date, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Exchange Senior Subordinated Discount Notes on the Full Accretion Date. Beginning on the Full Accretion Date, interest on the Exchange Senior Subordinated Discount Notes will accrue at the rate of 12 1/4% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2001, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Exchange Senior Subordinated Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal, premium, if any, and interest, including Liquidated Damages, if any, on the Exchange Senior Subordinated Discount Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest, including Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Senior Subordinated Discount Notes at their respective addresses set forth in the register of

Holders of Exchange Senior Subordinated Discount Notes; provided, however, that all payments with respect to Global Notes and definitive Notes the Holders of which have given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Exchange Senior Subordinated Discount Note Trustee maintained for such purpose. The Exchange Senior Subordinated Discount Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

SETTLEMENT AND PAYMENT

     Payments by the Company in respect of the Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made in immediately available funds as provided above. The Exchange Notes trade in the Depository's Same-Day Funds Settlement System, and any secondary market trading activity in the Exchange Notes will, therefore, be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Exchange Notes.

     Because of time-zone differences, the securities account of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Note from a Participant (as defined herein) that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the DTC settlement date. Transactions in interests in a Global Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Member Organization to a Participant that is not a Member Organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement in DTC.

OPTIONAL REDEMPTION

     EXCHANGE SENIOR SUBORDINATED NOTES. Except as described below, the Exchange Senior Subordinated Notes are not redeemable at the Company's option prior to March 15, 2001. From and after March 15, 2001, the Exchange Senior Subordinated Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Exchange Senior Subordinated Note Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

                                                                         PERCENTAGE OF
                                                                           PRINCIPAL
                                     YEAR                                   AMOUNT
        ---------------------------------------------------------------  -------------
        2001...........................................................     105.438%
        2002...........................................................     103.625%
        2003...........................................................     101.813%
        2004 and thereafter............................................     100.000%

     Prior to March 15, 1999, the Company may, at its option, on any one or more occasions, redeem up to $100.0 million in aggregate principal amount of Exchange Senior Subordinated Notes at a redemption price equal to 110.875% of the principal amount thereof, plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company; provided that at least $150.0 million in aggregate principal amount of Exchange Senior Subordinated Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of common stock of, or capital contribution to, the Company.

     EXCHANGE SENIOR SUBORDINATED DISCOUNT NOTES. Except as described below, the Senior Subordinated Discount Notes are not redeemable at the Company's option prior to March 15, 2001. From and after March 15, 2001, the Exchange Senior Subordinated Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Exchange Senior Subordinated Discount Note Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (including Liquidated Damages, if any) thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

                                                                         PERCENTAGE OF
                                                                           PRINCIPAL
                                     YEAR                                   AMOUNT
        ---------------------------------------------------------------  -------------
        2001...........................................................     106.125%
        2002...........................................................     104.083%
        2003...........................................................     102.042%
        2004 and thereafter............................................     100.000%

     Prior to March 15, 1999, the Company may, at its option, on any one or more occasions, redeem the Exchange Senior Subordinated Discount Notes at a redemption price equal to 112.250% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company; provided that at least $150.0 million in aggregate Accreted Value of Exchange Senior Subordinated Discount Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of common stock of, or capital contribution to, the Company.

SELECTION AND NOTICE

     If less than all of the Exchange Senior Subordinated Notes and/or Exchange Senior Subordinated Discount Notes, as the case may be, are to be redeemed at any time, selection of such Exchange Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; provided that, subject to the limitations described above, the Company may, at its option, elect to redeem either Exchange Senior Subordinated Notes, Exchange Senior Subordinated Discount Notes, or both Exchange Senior Subordinated Notes and Exchange Senior Subordinated Discount Notes; and provided further, that no Exchange Notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at such Holder's registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined below), each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the date of repurchase (or if such Change of Control Offer is with respect to the Exchange Senior Subordinated Discount Notes prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of repurchase plus accrued and unpaid Liquidated Damages, if any). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes pursuant to the procedures required by the Indentures and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     The Indentures provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under the Bank Credit Agreement or offer to repay in full all outstanding amounts under the Bank Credit Agreement and repay the Obligations held by each lender who has accepted such offer or obtain the requisite consents, if any, under the Bank Credit Agreement to permit the repurchase of the Exchange Notes required by this covenant. There can be no assurance that the Company will have sufficient funds, or will obtain the requisite consent of the Lenders under the Bank Credit Agreement, to satisfy the Change of Control repurchase requirement if such requirement arises.

     The definition of a Change of Control includes transfers of "substantially all" of the assets of the Company and its Restricted Subsidiaries. There is no definitive quantitative test under New York law (the governing law of the Indentures) as to what portion of the assets would constitute "substantially all." Accordingly, there may be transactions that result in uncertainty as to whether the Company is obligated to make a Change of Control Offer.

     On a date that is no earlier than 30 days nor later than 60 days from the date that the Company mails notice of the Change of Control to the Holders (the "Change of Control Payment Date"), the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agents an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustees for cancellation the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agents will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustees will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction. Such a transaction could occur, and could have an effect on the Exchange Notes, without constituting a Change of Control.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

     The existence of a Holder's right to require the Company to repurchase such Holder's Exchange Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

     ASSET SALES

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustees) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) except in the case of a Permitted Asset Swap, at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the Bank Credit Agreement (and to correspondingly reduce commitments with respect thereto) or other Senior Debt or Pari Passu Indebtedness, (ii) to secure Letter of Credit Obligations to the extent related letters of credit have not been drawn upon or returned undrawn,
(iii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Principal Business, (iv) to an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale and/or (v) in the case of a sale of a bowling center or bowling centers, deem such Net Proceeds to have been applied pursuant to the immediately preceding clause (iv) to the extent of any expenditures made to acquire or construct one or more bowling centers in the general vicinity of the bowling center(s) sold within 365 days preceding the date of the Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The Indentures will provide that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, including Liquidated Damages, if any (or, if such Asset Sale Offer is with respect to the Exchange Senior Subordinated Discount Notes prior to the

Full Accretion Date, 100% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid Liquidated Damages, if any), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indentures. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that the aggregate amount of Excess Proceeds exceeds $25.0 million by mailing the notice required pursuant to the terms of the Indentures, with a copy to the Trustees. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds
(x) to offer to redeem Subordinated Indebtedness (a "Subordinated Asset Sale Offer") in accordance with the provisions of the indenture or other agreement governing such Subordinated Indebtedness or (y) for any purpose not prohibited by the Indentures. If the aggregate principal amount of Exchange Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustees shall select the Exchange Notes to be purchased on a pro rata basis, based upon the Accreted Value of Exchange Senior Subordinated Discount Notes and the principal amount of Exchange Senior Subordinated Notes tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of an Asset Sale.

     The Bank Credit Agreement prohibits the Company from purchasing any Exchange Notes, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or an Asset Sale Offer is required to be made at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indentures. In such circumstances, the subordination provisions in the Indentures would likely restrict payments to the Holders of Exchange Notes.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary of the Company); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indentures (including Restricted Payments permitted by clause (i) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indentures to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company from the issue or sale since the date of the Indentures of Equity Interests (including Retired Capital Stock (as defined below)) of the Company (except in connection with the Acquisition) or of debt securities of the Company that have been converted into such Equity Interests (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the aggregate amounts contributed to the common equity capital of the Company since the date of the Indentures (except amounts contributed to finance the Acquisition), plus (iv) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (x) the sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries since the date of the Indentures or (y) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to the Company or any Subsidiary from the proceeds of such sale, plus (v) 100% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary of the Company after the date of the Indentures from an Unrestricted Subsidiary of the Company, plus (vi) $10.0 million.

          The foregoing provisions will not prohibit:

             (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indentures;

             (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary (the "Retired Capital Stock") or any Subordinated Indebtedness, in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the immediately preceding paragraph;

             (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

             (iv) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $5.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any issuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the immediately preceding paragraph;

             (v) Investments in Unrestricted Subsidiaries or in Joint Ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

             (vi) repurchases of Equity Interests deemed to occur upon exercise or conversion of stock options, warrants, convertible securities or other similar Equity Interests if such Equity Interests represent a portion of the exercise or conversion price of such options, warrants, convertible securities or other similar Equity Interests;

             (vii) the making and consummation of a Subordinated Asset Sale Offer in accordance with the provisions described under the caption entitled "-- Repurchase at the Option of Holders -- Asset Sales"; and

             (viii) any dividend or distribution payable on or in respect of any class of Equity Interests issued by a Restricted Subsidiary of the Company; provided that such dividend or distribution is paid on a pro rata basis to all of the holders of such Equity Interests in accordance with their respective holdings of such Equity Interests;

provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv) or (v) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     As of March 31, 1997, all of the Company's Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount equal to the book value of such Investment at the time of such designation. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indentures.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustees) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustees an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; provided, however, that the Company may incur Indebtedness (including

Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.00 to 1.0 if such date is on or prior to September 15, 1997, 2.25 to 1.0 if such date is after September 15, 1997 and on or prior to March 15, 1999 and 2.50 to 1.0 thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing provisions will not apply to:

          (a) the incurrence by the Company (and the Guarantee thereof by the Guarantors) of (i) Indebtedness under the Bank Credit Agreement and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder, assuming compliance with all conditions for drawing) up to an aggregate principal amount of $715.0 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under the Bank Credit Agreement made after the date of the Indentures and (ii) additional Indebtedness under the Bank Credit Agreement and the issuance of additional letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder, assuming compliance with all conditions for drawing) up to an aggregate principal amount of $75.0 million outstanding at any one time (reduced by the aggregate principal amount (or accreted value, as applicable) of Indebtedness outstanding pursuant to clause (l) below);

          (b) the incurrence by the Company or any of its Restricted Subsidiaries of any Existing Indebtedness;

          (c) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by the Exchange Notes;

          (d) Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount not to exceed 5% of Total Assets at any time outstanding;

          (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

          (f) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and Guarantees by a Restricted Subsidiary of the Company of Indebtedness of any other Restricted Subsidiary of the Company or the Company;

          (g) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indentures to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

          (h) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (i) the incurrence by the Company or any of the Guarantors of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such new Restricted Subsidiary prior to such acquisition by the Company or such Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition; and provided further that the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.0 if such date is on or prior to September 15, 1997, 2.25 to 1.0 if such date is after September 15, 1997 and on or prior to March 15, 1999 and 2.50 to 1.0 thereafter, in each case, determined on a pro forma basis, as if such transaction had occurred at the beginning of such four-quarter period and such Indebtedness or Disqualified Stock and the Consolidated Cash Flow of such merged or acquired Person had been included for all purposes in such pro forma calculation;

          (j) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indentures to be incurred;

          (k) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and

          (l) the incurrence by the Company of additional Indebtedness not otherwise permitted hereunder in an amount under this clause (l) not to exceed $75.0 million in aggregate principal amount (or accreted value, as applicable) outstanding at any one time (reduced by the aggregate principal amount of Indebtedness outstanding pursuant to clause (a)(ii) above).

NO SENIOR SUBORDINATED DEBT

     The Indentures provide that (i) the Company will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Notes and
(ii) no Guarantor will directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Guarantees and senior in any respect in right of payment to the Senior Subordinated Guarantees.

     Except for the limitations on the incurrence of debt described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Indentures do not limit the amount of debt that is pari passu with the Exchange Notes.

LIENS

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or on any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless the Exchange Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien; provided, that in any case involving a Lien securing Subordinated Indebtedness, such Lien is subordinated to the Lien securing the Exchange Notes to the same extent that such Subordinated Indebtedness is subordinated to the Exchange Notes.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indentures, (b) the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings thereof are no more restrictive taken as a whole with respect to such dividend and other payment restrictions than those terms described in an exhibit to the Indentures, (c) the Indentures and the Exchange Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred, (f) by reason of customary non-assignment or net worth provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced,
(i) other Indebtedness permitted to be incurred subsequent to the date of the Indentures pursuant to the provisions of the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided that any such restrictions are customary with respect to the type of Indebtedness being incurred (under the relevant circumstances), (j) any Mortgage Financing or Mortgage Refinancing that imposes restrictions on the real property securing such Indebtedness, (k) any Permitted Investment, (l) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or (m) customary provisions in joint venture agreements and other similar agreements.

MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

     The Indentures provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Notes, the Indentures and the

Pledge and Escrow Agreements pursuant to supplemental indentures in form reasonably satisfactory to the applicable Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

TRANSACTIONS WITH AFFILIATES

     The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustees (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (if there are any disinterested members of the Board of Directors) and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments or Permitted Investments permitted by the provisions of the Indentures described above under "-- Restricted Payments"; (iii) the payment of all fees, expenses and other amounts relating to the Acquisition; (iv) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company; (v) the transfer or provision of inventory, goods or services by the Company or any Restricted Subsidiary of the Company in the ordinary course of business to any Restricted Subsidiary of the Company on terms that are customary in the industry or consistent with past practices; (vi) the execution of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any financial advisory, financing, underwriting or placement agreement or any other agreement relating to investment banking or financing activities with Goldman Sachs or any of its Affiliates including, without limitation, in connection with acquisitions or divestitures, in each case to the extent that such agreement was approved by a majority of the disinterested members of the Board of Directors in good faith;
(vii) payments, advances or loans to employees that are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith; (viii) the performance of any agreement as in effect as of the date of the Indentures or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Exchange Notes in any material respect); (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indentures and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indentures shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Exchange Notes in any material respect;
(x) transactions permitted by, and complying with, the provisions of the covenant described under "-- Merger, Consolidation, or Sale of All or Substantially All Assets;" and (xi) transactions with suppliers or other purchases or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indentures which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of a majority of the disinterested members of the Board of Directors of the Company or an executive officer thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indentures provide that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness unless such Restricted Subsidiary either
(i) is a Guarantor, or (ii) simultaneously executes and delivers supplemental indentures to the Indentures providing for the Guarantee of the payment of all Obligations with respect to the Exchange Notes by such Restricted Subsidiary, which Guarantee shall be senior to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Subordinated Indebtedness and subordinated to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Senior Debt to the same extent as the Notes are subordinated to Senior Debt. In addition, the Indentures provide that (x) if the Company shall, after the date of the Indentures, create or acquire any new First-Tier Subsidiary, then such newly created or acquired First-Tier Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indentures, (y) if any First-Tier Subsidiary shall, after the date of the Indentures, create or acquire any new Second-Tier Subsidiary, then such newly created or acquired Second-Tier Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indentures and (z) if the Company shall (whether before or after the date of the Indentures) create or acquire any new Subsidiary (other than a First-Tier Subsidiary or Second-Tier Subsidiary) that becomes a guarantor under the Bank Credit Agreement, then such newly created or acquired Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indentures. Notwithstanding the foregoing, any such Senior Subordinated Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon certain mergers, consolidations, sales and other dispositions (including, without limitation, by foreclosure) pursuant to the terms of the Indentures. See "-- Senior Subordinated Guarantees." The form of such Senior Subordinated Guarantee is attached as an exhibit to each of the Indentures.

ACTIVITIES OF HOLDINGS

     In addition to the restrictions set forth above, the Indentures provide that Holdings may not (i) hold any assets or incur any Indebtedness or (ii) engage in any business activities; except that Holdings may (x) hold all, but not less than all, of the Capital Stock of the Company and (y) be a

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

co-obligor and/or guarantor with respect to Indebtedness if the Company is a primary obligor or guarantor of such Indebtedness and the net proceeds of such Indebtedness are lent to the Company or one or more of its Restricted Subsidiaries.

REPORTS

     The Indentures provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Exchange Notes remain outstanding, they will furnish to the Holders of the Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indentures provide that each of the following constitutes an Event of Default with respect to the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be: (i) default for 30 days in the payment when due of interest, including Liquidated Damages, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indentures); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indentures); (iii) failure by the Company for 30 days after notice from either Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to comply with the provisions described under "-- Escrow of Proceeds; Special Mandatory Redemption," "-- Change of Control," "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or "-- Merger, Consolidation, or Sale of All or Substantially All Assets;" (iv) failure by the Company for 60 days after notice from either Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to comply with any of its other agreements in the Indentures or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indentures, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more;
(vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries;
(viii) failure by the Company to comply with the provisions of the Pledge and Escrow Agreements; and (ix) except as permitted by the Indentures, any Senior Subordinated Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force

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

and effect (except by its terms) or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Senior Subordinated Guarantee.

     If any Event of Default occurs and is continuing, any Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, may declare all the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to be due and payable immediately. Upon such declaration the principal, interest, premium, if any, and Liquidated Damages, if any, shall be due and payable immediately; provided, however, that so long as Senior Debt or any commitment therefor is outstanding under the Bank Credit Agreement, any such notice or declaration shall not be effective until the earlier of (a) five Business Days after such notice is delivered to the Representative for the Senior Bank Debt or (b) the acceleration of any Indebtedness under the Bank Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indentures or the Exchange Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the applicable Trustee in its exercise of any trust or power. Either Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, including Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the applicable Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to March 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to March 15, 2001, then the premium specified in the applicable Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The Holders of a majority in aggregate principal amount of the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be, then outstanding by notice to the applicable Trustee may on behalf of the Holders of all of the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be, waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest, including Liquidated Damages, if any, on, or the principal and premium, if any, of, the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes, as the case may be.

     The Company is required to deliver to each Trustee annually a statement regarding compliance with the respective Indentures, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to each Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes, the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of

Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all obligations of the Company and the Guarantors discharged with respect to the outstanding Exchange Senior Subordinated Notes and/or the outstanding Exchange Senior Subordinated Discount Notes, as the case may be, and the Senior Subordinated Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest, including Liquidated Damages, if any, on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Senior Subordinated Note Indenture or the Senior Subordinated Discount Note Indenture, and the Senior Subordinated Guarantees ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, and the Senior Subordinated Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, and the Senior Subordinated Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or the Guarantors must irrevocably deposit with the appropriate Trustee, in trust, for the benefit of the Holders of the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, including Liquidated Damages, if any, on the outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, on the stated maturity or on the applicable redemption date, as the case may be, and the Company or the Guarantors must specify whether the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company or the Guarantors shall have delivered to the appropriate Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company or the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company or the Guarantors shall have delivered to the appropriate Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding, Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company or the Guarantors must have delivered to the appropriate Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company or the Guarantors must deliver to the appropriate Trustee an Officers' Certificate stating that the deposit was not made by the Company or the Guarantors, as applicable, with the intent of preferring the Holders of Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, over the other creditors of the Company or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors, as applicable, or others; and (viii) the Company or the Guarantors must deliver to the appropriate Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Exchange Notes in accordance with the Indentures. The Registrars and the Trustees may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indentures. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes initially issued in exchange for the Notes generally were represented by one or more fully-registered global notes (collectively, the "Global Exchange Note"). Notwithstanding the foregoing, Notes held in certificated form were exchanged solely for Exchange Notes in certificated form, as discussed below. The Global Exchange Note was deposited, upon issuance, with The Depository Trust Company (the "Depository") and registered in the name of the Depository or a nominee of the Depository (the "Global Exchange Note Registered Owner"). Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a

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

custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     The Depository has also advised the Issuers that pursuant to procedures established by it, (i) upon deposit of the Global Exchange Note, the Depository credited the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Exchange Note and (ii) ownership of such interests in the Global Exchange Note is shown on, and the transfer of ownership thereof may be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes is limited to that extent.

     Except as described below, owners of interests in the Global Exchange Note do not have Exchange Notes registered in their names, do not receive physical delivery of Exchange Notes in definitive form and are not considered the registered owners or holders thereof under the Indentures for any purpose.

     Payments in respect of the principal of and premium, if any, and interest on any Exchange Notes registered in the name of the Global Exchange Note Registered Owner is payable by the Trustees to the Global Exchange Note Registered Owner in their capacity as the registered Holder under the Indentures. Under the terms of the Indentures, the Company and the Trustees treat the persons in whose names the Exchange Notes, including the Global Exchange Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustees nor any agent of the Company or the Trustees has or will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the Global Exchange Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants. The Depository has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes are governed by standing instructions and customary practices and are the responsibility of the Participants or the Indirect Participants and not the responsibility of the Depository, the Trustees or the Company. Neither the Company nor the Trustees is liable for any delay by the Depository or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustees may conclusively rely on and will be protected in relying on instructions from the Global Exchange Note Registered Owner for all purposes.

     The Global Exchange Note is exchangeable for definitive Exchange Notes if
(i) the Depository notifies the Company that it is unwilling or unable to continue as Depository of the Global Exchange Note and the Company thereupon fails to appoint a successor Depository, (ii) the Company, at its option, notifies the Trustees in writing that it elects to cause the issuance of the Exchange Notes in definitive registered form, (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Exchange Notes or (iv) as provided in the following paragraph. Such definitive Exchange Notes shall be registered in the names of the owners of the beneficial interests in the Global Exchange

Note as provided by the Participants. Exchange Notes issued in definitive form will be in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples thereof. Upon issuance of Exchange Notes in definitive form, the Trustees are required to register the Exchange Notes in the name of, and cause the Exchange Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as the Depository shall direct.

     An Exchange Note in definitive form will be issued upon the resale, pledge or other transfer of any Exchange Note or interest therein to any person or entity that does not participate in the Depository. Transfers of certificated Exchange Notes may be made only by presentation of Exchange Notes, duly endorsed, to the Trustees for registration of transfer on the Note Register maintained by the Trustees for such purposes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Exchange Notes may, upon request to the appropriate Trustee, exchange such beneficial interest for Exchange Notes evidenced by registered, definitive certificates ("Certificated Securities"). Upon any such issuance, the appropriate Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the appropriate Trustee in writing that the Depository is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the appropriate Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the applicable Indenture, then, upon surrender by the Global Exchange Note Holder of its Global Exchange Notes, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depository identify as being the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustees will be liable for any delay by the Global Exchange Note Holder or the Depository in identifying the beneficial owners of Exchange Notes and the Company and the Trustees may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depository for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indentures and the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Exchange Notes), and any existing default or compliance with any provision of the Indentures or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be (including consents obtained in connection with a tender offer or exchange offer for such Exchange Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or

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

change the time for payment of interest, including Liquidated Damages, if any, on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the appropriate Trustee may amend or supplement the Indentures or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indentures of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indentures contain certain limitations on the rights of the Trustees, should either Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if either Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustees will be required, in the exercise of their power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under any obligation to exercise any of its rights or powers under the Indentures at the request of any Holder, unless such Holder shall have offered to the appropriate Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to the Full Accretion Date, the sum of (a) the initial offering price of each Exchange Senior Subordinated Discount Note and (b) the portion of the excess of the principal amount of each Exchange Senior Subordinated Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at 12 1/4% per annum of the initial offering price of the Exchange Senior Subordinated Discount Notes, compounded semi-annually on each March 15 and September 15 from the date of issuance of the Exchange Senior Subordinated Discount Notes through the date of determination; provided that on and after the Full Accretion Date the Accreted Value shall be equal to the principal amount of the outstanding Exchange Senior Subordinated Discount Note.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "AMF" means the AMF worldwide bowling businesses, including AMF Bowling, Inc., AMF Bowling Centers, Inc., the AMF worldwide bowling centers and their subsidiaries.

     "Asset Sale" means:

     (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

     (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

in each case, other than:

     (a) a disposition of Cash Equivalents or goods held for sale in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company;

     (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under the covenant entitled "-- Merger, Consolidation, or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indentures;

     (c) any disposition that is a Restricted Payment or Permitted Investment that is permitted under the covenant described above under "-- Restricted Payments";

     (d) any disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $2.5 million;

     (e) any sale of Equity Interest in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

     (f) foreclosures on assets.

     "Bank Credit Agreement" means the credit agreement to be entered into by and among the Company and the financial institutions party thereto providing a portion of the financing for the Acquisition, including any related notes, guarantees, collateral documents, instruments and agree-ments executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition.

     "Change of Control" means the occurrence of any of the following:

     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders and their Related Parties;

     (ii) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of
Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders or any of their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the Voting Stock of the Company or Holdings, and beneficially owns more of such Voting Stock than the Permitted Holders and their Related Parties; or

     (iii) a majority of the members of the Board of Directors of the Company cease to be Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indentures or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Permitted Holders or their Affiliates or was nominated by the Permitted Holders or their Affiliates or any designees of the Permitted Holders or their Affiliates on the Board of Directors.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Exchange Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of AMF and its Restricted Subsidiaries (other than Indebtedness under the Bank Credit Agreement) in existence on the date of the Indentures, until such amounts are repaid.

     "First-Tier Subsidiaries" means each of the Subsidiaries directly owned by the Company.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (A) without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and (B) subject to clause (ii) of the definition of "Consolidated Net Income," by treating a portion of the consolidated revenue for such period of any acquired entity that derives at least 90% of its revenues from the ownership and operation of bowling centers as Consolidated Cash Flow of such entity, regardless of the actual operating results of such entity, such portion being the percentage of the consolidated revenues of the Company's domestic bowling center operations that constituted Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) paid to any Person other than the Company or a Restricted Subsidiary on any series of Preferred Stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person paying the dividend, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indentures.

     "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each of (i) Holdings, (ii) each of the First-Tier Subsidiaries, (iii) each of the Second-Tier Subsidiaries and (iv) any other Restricted Subsidiary of the Company that executes a Senior Subordinated Guarantee in accordance with the provisions of the Indentures, and, in each case, their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "Holder" means a holder of any of the Exchange Notes.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is not an Affiliate of the Company and that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Equity Interests of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Joint Ventures" means all corporations, partnerships, associations or other business entities (i) that are engaged in a Principal Business and (ii) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries (or a combination thereof).

     "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit issued pursuant to the Bank Credit Agreement which Indebtedness shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and
(b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Mortgage Financing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary of the Company after the date of the Indentures.

     "Mortgage Refinancing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property subject to a mortgage or other Lien existing on the date of the Indentures or created or incurred subsequent to the date of the Indentures as permitted by the terms of the Indentures and owned by the Company or any Restricted Subsidiary of the Company.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Bank Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of the Company, by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indentures.

     "Pari Passu Indebtedness" means indebtedness which ranks pari passu in right of payment to the Exchange Notes.

     "Permitted Asset Swap" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or assets that are used or useful in a Principal Business and/or a controlling equity interest in a Person engaged in a Principal Business.

     "Permitted Holders" means Goldman, Sachs & Co. and any of its Affiliates.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of consideration not constituting cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales;" (e) any Investment existing on the date of the Indentures; (f) Permitted Asset Swaps; (g) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (h) advances to employees not in excess of $5.0 million outstanding at any one time; (i) any Investment acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (j) Hedging Obligations; (k) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (l) Investments the payment for which consists exclusively of Equity Interests

(exclusive of Disqualified Stock) of the Company; and (m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries in whole or in part; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding-up.

     "Principal Business" means (i) the design, manufacture and sale of bowling and bowling center equipment and allied products, including without limitation, pinspotters, scoring equipment, masking panels, seating, lane maintenance machines, bumper bowling systems, electronic foul detectors, back office support systems, bowling pins, wood and synthetic lanes, ball returns, ball lifts, ball cleaners, other equipment used to equip or outfit a bowling center, spare and replacement parts, maintenance equipment and supplies, bowling balls, bags, shoes, shirts, pool and billiard tables and cues, shuffleboard and other gaming tables, and any other equipment and products used or useful in the operation of bowling centers, (ii) the ownership and operation of bowling centers, in the United States and throughout the world, including without limitation bowling operations, shoe rental, food and beverage sales and services, operation of lounges and bars at or within a bowling center (including without limitation sales and service of alcoholic beverages and provision of music and cabaret activities), operation of pro shops (including without limitation sales and service of merchandise), billiards and other table games, video and arcade games, play centers, movie viewing, gaming activities, such as Pull-Tab, lottery, video poker and keno, and any other activities which are or may become associated with bowling centers, and (iii) any activity or business incidental, directly related or similar to those set forth in clauses (i) or (ii) of this definition, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Exchange Global Notes" means the Regulation S Temporary Exchange Global Notes or the Regulation S Permanent Exchange Global Notes, as applicable.

     "Regulation S Permanent Exchange Global Notes" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Exchange Senior Subordinated Notes and a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Exchange Senior Subordinated Discount Notes, in each case, sold in reliance on Regulation S.

     "Regulation S Temporary Global Exchange Notes" means a temporary global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Exchange Senior Subordinated Notes and a temporary global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Exchange Senior Subordinated Discount Notes, in each case, sold in reliance on Regulation S.

     "Related Parties" means any Person controlled by the Permitted Holders, including any partnership of which any of the Permitted Holders or their Affiliates is a general partner.

     "Repurchase Offer" means an offer made by the Company to purchase all or any portion of a Holder's Exchange Notes pursuant to the provisions described under the covenants entitled "-- Repurchase at the Option of Holders -- Change of Control" or "-- Repurchase at the Option of Holders -- Asset Sales."

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Notes" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Senior Subordinated Notes and a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Senior Subordinated Discount Notes, in each case, sold in reliance on Rule 144A.

     "Second-Tier Subsidiaries" means each of the Subsidiaries directly owned by the First-Tier Subsidiaries.

     "Senior Guarantees" means the Guarantees by the Guarantors of Obligations under the Bank Credit Agreement.

     "Senior Subordinated Guarantees" means the Guarantees by the Guarantors of the Obligations under the Indentures and the Exchange Notes.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indentures.

     "Special Redemption Price" has the meaning set forth under "-- Escrow of Proceeds; Special Mandatory Redemption."

     "Subordinated Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries which is expressly by its terms subordinated in right of payment to any other Indebtedness.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than the Guarantors or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustees by filing with the Trustees a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                   DESCRIPTION OF CERTAIN FEDERAL INCOME TAX
              CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

     The following summary describes certain material United States ("U.S.") federal income tax consequences relevant to the purchase, ownership and disposition of Exchange Notes as of the date hereof. Unless otherwise indicated, this summary deals only with United States Holders who hold such Exchange Notes as capital assets. The following discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to such holders, nor does it address U.S. federal income tax consequences which may be relevant to certain types of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding Exchange Notes as a part of hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar, that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     As used herein, a "United States Holder" of an Exchange Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is any holder that is not a United States Holder.

UNITED STATES HOLDERS

     PAYMENTS OF INTEREST AND ORIGINAL ISSUE DISCOUNT

     Exchange Senior Subordinated Notes. Interest on an Exchange Senior Subordinated Note generally will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     Exchange Senior Subordinated Discount Notes. For federal income tax purposes, the exchange of Senior Subordinated Discount Notes for Exchange Senior Subordinated Discount Notes will not be considered to alter the tax consequences of ownership of Senior Subordinated Discount Notes. Therefore, the Exchange Senior Subordinated Discount Notes will be considered to have been issued with original issue discount ("OID") within the meaning of Section 1273(a) of the Code. The amount of such OID equaled the difference between (i) the sum of all amounts payable on the Senior Subordinated Discount Notes (including the interest payable on such debentures) and (ii) the "issue price" of the Senior Subordinated Discount Notes. The "issue price" of the Senior Subordinated Discount Notes was the first price at which a substantial amount of the Senior Subordinated Discount Notes was sold (excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriter, placement agent or wholesaler).

     A United States Holder of the Exchange Senior Subordinated Discount Notes must include such OID in income on an economic accrual basis (using the constant yield method of accrual described in Section 1272(a) of the Code) and in advance of the receipt of the cash to which such OID is attributable, regardless of such holder's method of tax accounting. Under that method, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Exchange Senior Subordinated Discount Notes held of record by persons other than corporations and other exempt holders.

     Since the yield-to-maturity on the Exchange Senior Subordinated Discount Notes exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the Senior Subordinated Discount Notes were issued (the "AFR") and (y) 5%, the Exchange Senior Subordinated Discount Notes are considered "applicable high yield discount obligations" under Section 163(i) of the Code. As a result, the Company will not be allowed to take a deduction for interest (including OID) accrued on the Exchange Senior Subordinated Discount Notes for U.S. federal income tax purposes until such time as the Company actually pays such interest (including
OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code).

     Since the yield-to-maturity on the Exchange Senior Subordinated Discount Notes exceeds the sum of (x) the AFR and (y) 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the Exchange Senior Subordinated Discount Notes will be permanently disallowed (regardless of whether the Company actually pays such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent (approximately 0.27%) such interest or OID is attributable to the Disqualified Yield on the Exchange Senior Subordinated Discount Notes ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a United States Holder of an Exchange Senior Subordinated Discount Note that is a corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate holder on such Exchange Senior Subordinated Discount Note.

ACQUISITION PREMIUM

     Exchange Senior Subordinated Notes. If a United States Holder acquires an Exchange Senior Subordinated Note for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis.

     Exchange Senior Subordinated Discount Notes. A United States Holder who acquires an Exchange Senior Subordinated Discount Note for an amount less than the sum of all amounts payable after the purchase date but greater than its "adjusted issue price" immediately before such purchase will be considered to have purchased such Exchange Senior Subordinated Discount Note at an "acquisition premium." The "adjusted issue price" is equal to the instrument's issue price increased by all previously accrued OID and reduced by the amount of all previous payments. Under the acquisition premium rules of the Code, the amount of OID which such United States Holder must include in its gross income with respect to such Exchange Senior Subordinated Discount Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

MARKET DISCOUNT

     A purchase of an Exchange Note in a subsequent resale may be affected by the market discount provisions of the Code. These rules generally provide that subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Senior Subordinated Note or a Senior Subordinated Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. For an Exchange Senior Subordinated Discount Note or a Senior Subordinated Discount Note, "market discount" is the excess of the adjusted issue price of the Exchange Senior Subordinated Discount Note or the Senior Subordinated Discount Note over its tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method.

     In lieu of including the accrued market discount in income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of an Exchange Note in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income.

TOTAL ACCRUAL ELECTION

     Pursuant to Treasury Regulations, certain Holders of Exchange Notes may elect (a "Total Accrual Election") to treat all interest associated with an Exchange Note, including, but not limited to, stated interest, OID, and market discount, as adjusted for acquisition premium, as OID and accrue it under a modified constant yield method. This election may offer Holders a simplified tax accounting treatment for Exchange Notes acquired in a subsequent resale. The election may not be revoked without Internal Revenue Service consent and may result in deemed elections regarding market discount and bond premium that are binding on all debt instruments acquired by a Holder during the year of the Total Accrual Election.

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION OF EXCHANGE NOTES

     A United States Holder will recognize gain or loss on the sale, retirement or other taxable disposition of an Exchange Note equal to the difference between the amount realized by the United States Holder upon such sale, retirement or disposition (less any portion of such amount that is allocable to accrued interest or OID, which amount generally will be taxable to a Holder as ordinary income) and the United States Holder's adjusted tax basis in such Exchange Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of such sale, retirement or disposition, the United States Holder held the Exchange Note for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     U.S. Withholding Taxes. Subject to the discussion of backup withholding set forth below, payments of principal, premium, if any, and interest (including
OID) on the Exchange Notes to a Non-United States Holder who is the beneficial owner of an Exchange Note will not be subject to the 30% U.S. withholding tax; provided, in the case of a payment of premium, if any, and interest (including
OID) and Liquidated Damages, if any, that (i) the beneficial owner of the Exchange Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the

Code and the regulations thereunder, (ii) such beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) such beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code and (iv) such beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) (in the case of individuals) or section 881(c) (in the case of foreign corporations) of the Code and the regulations thereunder.

     To satisfy the statement requirement referred to in (iv) above, the beneficial owner of an Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent, as the case may be, with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current Temporary Treasury regulations, those requirements will be met if (1) the beneficial owner provides his name and address, signs under penalties of perjury and certifies, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent, as the case may be, with a copy thereof. Under the proposed Treasury regulations that have not yet been put into effect, a Non-United States Holder can satisfy the statement requirement without providing an Internal Revenue Service Form W-8 (or successor form) if the Non-United States Holder holds the Exchange Notes through an offshore account of a U.S. intermediary, provided the intermediary has documentary evidence regarding the Non-United States Holder's status.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest (including OID) made to Non-U.S. Holders by the Company (or its paying agent) with respect to the Exchange Notes will be subject to a 30% U.S. withholding tax unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with, and keeps current, (i) a properly executed Internal Revenue Service Form 1001 (or successor form) claiming an exemption from U.S. withholding tax under a U.S. income tax treaty or (ii) a properly executed Internal Revenue Service Form 4224 (or successor form) claiming such premium and/or interest is exempt from U.S. withholding tax because such premium and/or interest is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder. Proposed Treasury regulations that have not yet been put into effect combine Internal Revenue Service Form 1001 and Internal Revenue Service Form 4224 into a single new Internal Revenue Service Form W-8 which will serve as the withholding certificate for establishing most claims of withholding tax relief.

     No U.S. withholding taxes will be imposed on any gain realized by a Non-U.S. Holder upon the sale, retirement or other taxable disposition of its Exchange Notes.

     U.S. Federal Income Taxes.  If a Non-United States Holder of an Exchange
Note is engaged in a trade or business in the United States and premium, if any, or interest (including OID) paid on such Exchange Note is effectively connected with the conduct of such U.S. trade or business, the Non-United States Holder, although exempt from the U.S. withholding tax discussed above, will be subject to U.S. federal income tax on such effectively connected income on a net income basis in the same manner as if such Holder were a United States Holder. See "United States Holders" above. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including
OID) will be included in such foreign corporation's effectively connected earnings and profits.

     Any gain realized by a Non-United States Holder on the sale, retirement or other taxable disposition of an Exchange Note generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the U.S. by such Non-United States Holder, or
(ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, retirement or disposition, and certain other conditions are met.

     U.S. Estate Taxes. An Exchange Note beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that (i) such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code, and (ii) interest payments (including payments of OID) with respect to such Exchange Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on the Exchange Notes and to the proceeds of the sale of an Exchange Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report its full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (iv) under "-- Non-United States
Holders -- U.S. Withholding Taxes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States Person.

     In addition, Temporary Treasury regulations provide that backup withholding and information reporting will not apply if payments of principal, interest, OID or premium on an Exchange Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Exchange Note, or if a foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an Exchange Note to the owner thereof. However, under the proposed Treasury regulations that have not yet been put into effect, information reporting will apply to payments of principal, interest, OID or premium on an Exchange Note with respect to an offshore account unless the Holder provides a statement described in (iv) under "-- Non-United States Holders -- U.S. Withholding Taxes" or the Company obtains, reviews and maintains documentary evidence sufficient to establish that the Holder is a Non-United States Holder. Temporary Treasury regulations also provide that if, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. Person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. Person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest, or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal, interest, OID and premium on an Exchange Note to the beneficial owner of an Exchange Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an Exchange Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (iv) above and the payor does not have actual knowledge that the beneficial owner is a United States Person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by Goldman Sachs in connection with offers and sales of the Exchange Notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Affiliates of Goldman Sachs currently own 68.5% of the Parent Common Stock. See "Ownership of Capital Stock." Goldman Sachs has informed the Company that it does not intend to confirm sales of the Exchange Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently makes and intends to continue to make, a market in the Exchange Notes. However, Goldman Sachs is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Exchange Notes."

     Goldman Sachs has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. See "Certain Transactions."

     Goldman Sachs and the Company have entered into a registration rights agreement with respect to the use by Goldman Sachs of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated balance sheet of AMF Group Holdings, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of income, stockholder's equity, and cash flows for the period from inception (January 12, 1996) through December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said report.

     The combined financial statements of AMF Bowling Group as of April 30, 1996 and December 31, 1995 and for the period from January 1, 1996 through April 30, 1996 and for each of the two years in the period ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           VALIDITY OF EXCHANGE NOTES

     The validity of the Exchange Notes has been passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel to the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      -----
AMF GROUP HOLDINGS INC. AND SUBSIDIARIES -- AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..........................................    F-2
  Consolidated Balance Sheet as of December 31, 1996................................    F-3
  Consolidated Statement of Income for the Period Ended December 31, 1996...........    F-4
  Consolidated Statement of Cash Flows for the Period Ended December 31, 1996.......    F-5
  Consolidated Statement of Stockholder's Equity for the Period Ended December 31,
     1996...........................................................................    F-6
  Notes to Consolidated Financial Statements........................................    F-7

AMF GROUP HOLDINGS INC. AND SUBSIDIARIES -- INTERIM FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of March 31, 1997 and December 31, 1996............   F-31
  Consolidated Statements of Income for the Three Months Ended March 31, 1997, and
     1996 and, as to AMF Bowling Group (Predecessor Company), a Combined Statement
     of Income for the Three Months Ended March 31, 1996............................   F-32
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1997
     and 1996 and, as to the Predecessor Company, a Combined Statement of Cash Flows
     for the Three Months Ended March 31, 1996......................................   F-33
  Notes to Consolidated Financial Statements........................................   F-34

AMF BOWLING GROUP (PREDECESSOR COMPANY)
  Report of Independent Accountants.................................................   F-43
  Combined Balance Sheets as of April 30, 1996, and December 31, 1995...............   F-44
  Combined Statements of Operations for the Four Months Ended April 30, 1996, and
     the Years Ended December 31, 1995 and 1994.....................................   F-45
  Combined Statements of Cash Flows for the Four Months Ended April 30, 1996, and
     the Years Ended December 31, 1995 and 1994.....................................   F-46
  Combined Statement of Changes in Stockholders' Equity for the Four Months Ended
     April 30, 1996, and the Years Ended December 31, 1995 and 1994.................   F-47
  Notes to Combined Financial Statements............................................   F-48

SELECTED QUARTERLY DATA (UNAUDITED).................................................   F-82

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
AMF Group Holdings Inc.:

     We have audited the accompanying consolidated balance sheet of AMF Group Holdings Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the period from inception (January 12, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMF Group Holdings Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the period from inception (January 12, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

Richmond, Virginia
February 28, 1997

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    ASSETS
Current assets:
  Cash and cash equivalents...................................................    $   43,568
  Accounts and notes receivable, net of allowance for doubtful accounts
     of $4,492................................................................        42,625
  Inventories.................................................................        41,001
  Deferred taxes and other....................................................        11,178
                                                                                  ----------
          Total current assets................................................       138,372
Property and equipment, net...................................................       630,796
Deferred financing costs, net.................................................        40,595
Goodwill, net.................................................................       771,146
Other assets..................................................................        12,964
                                                                                  ----------
          Total assets........................................................    $1,593,873
                                                                                  ==========

                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................................................    $   31,563
  Accrued expenses............................................................        54,357
  Income taxes payable........................................................         2,220
  Long-term debt, current portion.............................................        42,376
                                                                                  ----------
          Total current liabilities...........................................       130,516
Long-term debt................................................................     1,048,877
Other long-term liabilities...................................................         1,851
Deferred income taxes.........................................................         3,895
                                                                                  ----------
  Total liabilities...........................................................     1,185,139
                                                                                  ----------
Commitments and contingencies
Stockholder's equity:
  Common stock (par value $.01, 100 shares issued and outstanding)............            --
  Paid-in capital.............................................................       429,450
  Retained deficit............................................................       (19,565)
  Equity adjustment from foreign currency translation.........................        (1,151)
                                                                                  ----------
          Total stockholder's equity..........................................       408,734
                                                                                  ----------
          Total liabilities and stockholder's equity..........................    $1,593,873
                                                                                  ==========

The accompanying notes are an integral part of this consolidated balance sheet.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

Operating revenues...............................................................  $384,809
                                                                                   --------
Operating expenses:
  Cost of goods sold.............................................................   130,542
  Bowling center operating expenses..............................................   123,673
  Selling, general, and administrative expenses..................................    35,070
  Depreciation and amortization..................................................    49,386
                                                                                   --------
          Total operating expenses...............................................   338,671
                                                                                   --------
          Operating income.......................................................    46,138
Nonoperating expenses:
  Interest expense...............................................................    77,990
  Other expenses, net............................................................     1,912
  Interest income................................................................    (5,611)
                                                                                   --------
          Total nonoperating expenses............................................    74,291
                                                                                   --------
          Loss before income taxes...............................................   (28,153)
          Benefit for income taxes...............................................    (8,588)
                                                                                   --------
          Net loss...............................................................  $(19,565)
                                                                                   ========

   The accompanying notes are an integral part of this consolidated financial statement.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss....................................................................  $    (19,565)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization............................................        49,386
     Deferred taxes...........................................................       (14,040)
     Amortization of bond discount............................................        24,731
     Loss on the sale of property and equipment, net..........................           408
     Changes in assets and liabilities:
       Accounts and notes receivable..........................................        (6,504)
       Inventories............................................................         1,862
       Other assets...........................................................        (3,873)
       Accounts payable and accrued expenses..................................        21,930
       Income taxes payable...................................................           361
       Other long-term liabilities............................................        19,135
                                                                                ------------
     Net cash provided by operating activities................................        73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of cash acquired.......................    (1,450,928)
  Purchases of property and equipment.........................................       (16,941)
  Proceeds from sales of property and equipment...............................           754
                                                                                ------------
     Net cash used in investing activities....................................    (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred financing costs...............     1,059,277
  Payments on long-term debt..................................................       (38,875)
  Capital contributions.......................................................       420,750
  Payment of noncompete obligations...........................................        (2,892)
                                                                                ------------
     Net cash provided by financing activities................................     1,438,260
                                                                                ------------
     Effect of exchange rates on cash.........................................        (1,408)
                                                                                ------------
     Net increase in cash.....................................................        43,568
     Cash and cash equivalents at beginning of period.........................            --
                                                                                ------------
     Cash and cash equivalents at end of period...............................  $     43,568
                                                                                ============

   The accompanying notes are an integral part of this consolidated financial statement.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                FOR THE PERIOD ENDED DECEMBER 31, 1996 (NOTE 2)
                                 (IN THOUSANDS)

                                                                          EQUITY
                                                                        ADJUSTMENT
                                                                       FROM FOREIGN       TOTAL
                                       COMMON    PAID-IN    RETAINED     CURRENCY     STOCKHOLDER'S
                                       STOCK     CAPITAL    DEFICIT    TRANSLATION       EQUITY
                                      --------   --------   --------   ------------   -------------
Balance January 12, 1996............  $     --   $     --   $     --     $     --       $      --
  Initial capitalization............        --    389,450         --           --         389,450
  Capital contribution by
     stockholder....................        --     40,000         --           --          40,000
  Net loss..........................        --         --    (19,565)          --         (19,565)
  Equity adjustment from foreign
     currency translation...........        --         --         --       (1,151)         (1,151)
                                      --------   --------   --------     --------       ---------
Balance December 31, 1996...........  $     --   $429,450   $(19,565)    $ (1,151)      $ 408,734
                                      ========   ========   ========     ========       =========

   The accompanying notes are an integral part of this consolidated financial statement.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     AMF Group Inc. (the "Company") is principally engaged in two business segments: (i) the ownership or operation of bowling centers, consisting of 263 U.S. bowling centers and 78 international bowling centers ("Bowling Centers") as of December 31, 1996, and (ii) the manufacture and distribution of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare and replacement parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international independent bowling center operators.

     The Company is a wholly owned subsidiary of AMF Group Holdings Inc. ("Holdings"). Holdings is a wholly owned subsidiary of AMF Holdings Inc. (the "Parent"). Holdings and the Company are newly formed Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the acquisition (described below). Holdings and the Parent are holding companies only. The primary assets in each are comprised of investments in subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between Holdings and the stockholders (the "Sellers") of AMF Bowling Group (the "Predecessor Company"), on May 1, 1996 (the "Closing Date"), Holdings acquired the Predecessor Company through a stock purchase by Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain, and Switzerland (the "Acquisition"). Holdings did not acquire the assets of two bowling centers located in Madrid, Spain, and Geneva, Switzerland (both of which were retained by the Sellers).

     The purchase price for the Acquisition was approximately $1.373 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of acquisition. The purchase included the payment of $1.323 billion to the Sellers. The Acquisition was funded with $380.8 million of contributed capital, and $1.015 billion of debt, including bank debt and exchange senior subordinated notes and discount notes. The purchase included $8.7 million which represents 870,000 warrants to purchase shares of Parent Common Stock, which were issued on the Closing Date to Goldman Sachs. See "Note 9. Long-Term Debt". See also "Note 13. Supplemental Disclosures to the Consolidated Statement of Cash Flows" which presents the components of the purchase price allocation.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The results of operations for the period ended December 31, 1996, reflect the results of Holdings since the inception date of January 12, 1996, and the subsidiaries acquired as of May 1, 1996, from the Predecessor Company. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Revenue Recognition

     For sales to customers in the United States, revenue is generally recognized at the time the products are shipped. For larger contract orders, Bowling Products generally requires that customers submit a deposit as a condition of accepting the order. Internationally, revenue is generally recognized when products arrive at the customer's port of entry. For nonaffiliate international sales, Bowling Products generally requires the customer to obtain a letter of credit prior to shipment.

  Warranty Costs

     Bowling Products warrants all new products for certain periods up to one year. Major products are warranted for one year. Bowling Products charges to income an estimated amount for future warranty obligations, and offers customers the option to purchase extended warranties on certain products. Warranty expense aggregated $4,471 for the period ended December 31, 1996, and is included in cost of sales in the accompanying consolidated statement of income.

  Cash and Cash Equivalents

     The Company classifies all highly liquid fixed-income investments purchased with an original maturity of three months or less as cash equivalents.

  Inventories

     Bowling Products' inventory is valued at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method for U.S. and international inventories. Bowling Centers' inventory is valued at the lower of cost or market, with the cost being determined using the actual or average cost method.

  Long-Lived Assets

     The carrying value of long-lived assets and certain identifiable intangibles, including goodwill, is reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset.

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from property, and any gain or loss is recognized.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     As a result of the Acquisition, the carrying value of property and equipment was adjusted to fair market value in accordance with the purchase method of accounting. Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

    Buildings and improvements....   5 - 40 years
    Leasehold improvements........   lesser of the estimated useful life or term of the lease
    Bowling and related              5 - 10 years
      equipment...................
    Manufacturing equipment.......   2 - 7 years
    Furniture and fixtures........   3 - 8 years

  Goodwill

     As a result of the Acquisition and in accordance with the purchase method of accounting for the Acquisition, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the Closing Date. Goodwill is being amortized over 40 years. Amortization expense was $13,070 for the period ended December 31, 1996.

  Income Taxes

     Upon consummation of the Acquisition, the U.S. and international subsidiaries of Holdings became taxable corporations under the Internal Revenue Code ("IRC"). Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences on future years of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

  Research and Development Costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amount charged against income was approximately $1,312 for the period ended December 31, 1996, and is included in cost of sales in the accompanying consolidated statement of income.

  Advertising Costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amount charged against income was approximately $9,299 for the period ended December 31, 1996, with $5,932 included in bowling center operating expenses for Bowling Centers, and $3,367 included in selling, general, and administrative expenses for Bowling Products and Corporate in the accompanying consolidated statement of income.

  Foreign Currency Translation

     All assets and liabilities of Holdings' international operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Adjustments resulting from the translation of financial statements of international operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying consolidated balance sheet. Revenues and expenses of international operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in other than local currencies. The net loss from transactions in foreign

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES currencies of $488 is included in other expenses in the accompanying consolidated statement of income.

  Fair Value of Financial Instruments

     The carrying value of financial instruments including cash and cash equivalents and short-term debt approximated fair value at December 31, 1996, because of the short maturity of these instruments. At December 31, 1996, the fair value of interest rate cap agreements (to reduce the interest rate risk of its floating rate debt) was approximately $577. The interest rate cap agreement is valued using the estimated amount that the Company would receive to terminate the cap agreement as of December 31, 1996, based on a quote from the counterparty, taking into account current interest rates and the credit worthiness of the counterparty. The Company has no intention of terminating the cap agreement. The fair value of the Senior Debt, as defined in "Note 9. Long-Term Debt," at December 31, 1996, was approximately $623,520 based on the market value of debt with similar maturities and covenants. The fair value of the Exchange Notes, as defined in "Note 9. Long-Term Debt", at December 31, 1996, was approximately $560,315 based on the trading value at December 31, 1996.

  Noncompete Agreements

     Holdings, through its subsidiaries, has noncompete agreements with various individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8 percent to 10 percent. The assets are included in other assets on the accompanying consolidated balance sheet and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations at December 31, 1996, net of accumulated amortization, totaled approximately $2,498.

     Annual maturities on noncompete obligations as of December 31, 1996, are as follows:

                                    YEAR ENDING
                                    DECEMBER 31,
                ----------------------------------------------------
                1997................................................  $   724
                1998................................................      666
                1999................................................      362
                2000................................................      164
                2001................................................      146
                Thereafter..........................................      436
                                                                      -------
                                                                      $ 2,498
                                                                      =======

  Self-Insurance Programs

     The Company is self-insured up to certain levels for general and product liability, workers' compensation, certain health care coverage, and property damage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. The Company has recorded an estimated amount to cover known claims and claims incurred but not reported as of December 31, 1996, which is included in accrued expenses in the accompanying consolidated balance sheet.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 3.  PRO FORMA RESULTS OF OPERATIONS

     Pro forma statements of income are presented on the following pages for the years ended December 31, 1996 and 1995, as if the Acquisition of the Predecessor Company had occurred on January 1, 1996 and 1995, respectively. Holdings' pro forma statement of income for the twelve months ended December 31, 1996, is based on the Predecessor Company's statement of income for the four-month period ending April 30, 1996, reported elsewhere in this Prospectus, Holdings' statement of income for the period ended December 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. Holdings' pro forma statement of income for the twelve months ended December 31, 1995, is based on the Predecessor Company's results of operations reported elsewhere in this Prospectus and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only and do not purport to be indicative of the actual results which occurred, nor are they indicative of future results of operations.

PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS)
(UNAUDITED)

                                          HISTORICAL                                      PRO FORMA
                                          AMF GROUP     PREDECESSOR                       AMF GROUP
                                           HOLDINGS       COMPANY                       HOLDINGS INC.
                                             INC.       FOUR MONTHS                     TWELVE MONTHS
                                         PERIOD ENDED      ENDED       PRO FORMA            ENDED
                                         12/31/96(a)      4/30/96     adjustments         12/31/96
                                         ------------   -----------   -----------       -------------
Operating revenues:....................     $384.8        $ 164.9       $  (0.8)(b)        $ 548.9
                                            ------        -------       -------            -------
Operating expenses:
  Cost of goods sold...................      130.5           43.1            --              173.6
  Bowling center operating expenses....      123.7           80.2         (25.1)(b)(c)       178.8
  Selling, general, and administrative
     expenses..........................       35.1           35.5         (19.6)(b)(c)        51.0
  Depreciation and amortization........       49.4           15.1           9.0 (d)           73.5
                                            ------        -------       -------            -------
          Total operating expenses.....      338.7          173.9         (35.7)             476.9
                                            ------        -------       -------            -------
          Operating income (loss)......       46.1           (9.0)         34.9               72.0
Nonoperating expenses:
  Interest expense.....................       78.0            4.5          23.7 (e)          106.2
  Other expenses, net..................        1.9            0.7            --                2.6
  Interest income......................       (5.6)          (0.6)           --               (6.2)
                                            ------        -------       -------            -------
Income (loss) before income taxes......      (28.2)         (13.6)         11.2              (30.6)
Provision (benefit) for income taxes...       (8.6)          (1.7)          1.3 (f)           (9.0)
                                            ------        -------       -------            -------
          Net income (loss)............     $(19.6)       $ (11.9)      $   9.9            $ (21.6)
                                            ======        =======       =======            =======

---------------
(a) Includes the results of operations of the acquired business from May 1, 1996, through December 31, 1996.

(b) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To eliminate a one-time charge of $44.0 million for special bonuses and payments made by the Sellers in April 1996.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

(d) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(e) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(f) To give effect to the change in status of the U.S. and international subsidiaries of Holdings from S corporations to taxable corporations under the IRC upon consummation of the Acquisition.

PRO FORMA RESULTS OF OPERATIONS (IN MILLIONS)
(UNAUDITED)

                                                      HISTORICAL                       PRO FORMA
                                                      PREDECESSOR                      AMF GROUP
                                                        COMPANY                      HOLDINGS INC.
                                                     TWELVE MONTHS                   TWELVE MONTHS
                                                         ENDED        PRO FORMA          ENDED
                                                       12/31/95      ADJUSTMENTS       12/31/95
                                                     -------------   -----------     -------------
Operating revenues:................................     $ 564.9        $  (2.3)(h)      $ 562.6
                                                        -------        -------          -------
Operating expenses:
  Cost of goods sold...............................       184.1           (0.3)(h)        183.8
  Bowling center operating expenses................       166.5           (1.5)(h)        165.0
  Selling, general, and administrative expenses....        50.8           (0.3)(i)         50.5
  Depreciation and amortization....................        39.1           27.9 (j)         67.0
                                                        -------        -------          -------
          Total operating expenses.................       440.5           25.8            466.3
                                                        -------        -------          -------
          Operating income (loss)..................       124.4          (28.1)            96.3
Nonoperating expenses:
  Interest expense.................................        15.7           88.6 (k)        104.3
  Other expenses, net..............................         1.0             --              1.0
  Interest income..................................        (2.2)            --             (2.2)
  Foreign currency transaction loss................         1.0             --              1.0
                                                        -------        -------          -------
Income (loss) before income taxes..................       108.9         (116.7)            (7.8)
Provision (benefit) for income taxes...............        40.6 (g)      (30.6)(l)         10.0
                                                        -------        -------          -------
          Net income (loss)........................     $  68.3        $ (86.1)         $ (17.8)
                                                        -------        -------          -------

---------------
(g) Reflects the pro forma income tax provision that would have been provided had the Predecessor Company consisted of taxable C corporations, rather than S corporations.

(h) To reflect the net reduction in revenues and expenses related to the following:

     i.   Certain assets of the Predecessor Company not purchased by Holdings.

     ii. Impact of Holdings not acquiring one bowling center in Switzerland and one bowling center in Spain.

     iii. Concurrent with the Acquisition, amounts due from and payable to shareholders and other related parties were canceled.

(i) To reflect the termination of management fees charged to Holdings by an affiliate of the prior owners of the Predecessor Company.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

(j) To reflect the increase in depreciation and amortization expense resulting from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(k) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(l) To reflect the pro forma income tax benefit associated with the pro forma adjustments.

NOTE 4.  INVENTORIES

     Inventories at December 31, 1996, consist of the following:

                Bowling Products, at FIFO:
                  Raw materials...................................  $ 11,683
                  Work in progress................................     2,335
                  Finished goods and spare parts..................    23,195
                Bowling Centers, at average cost:
                  Merchandise inventory...........................     3,788
                                                                    --------
                                                                    $ 41,001
                                                                    ========

NOTE 5.  DEFERRED TAXES AND OTHER CURRENT ASSETS

     The components of deferred taxes and other current assets at December 31, 1996, are summarized below:

                Deferred income taxes.............................  $  4,847
                Advances or deposits..............................     2,018
                Other.............................................     4,313
                                                                    --------
                                                                    $ 11,178
                                                                    ========

NOTE 6.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996, consists of the following:

                Land.............................................  $  90,512
                Buildings and improvements.......................    265,461
                Equipment, furniture, and fixtures...............    304,067
                Other............................................      2,631
                                                                   ---------
                                                                     662,671
                Less: accumulated depreciation and
                  amortization...................................    (31,875)
                                                                   ---------
                                                                   $ 630,796
                                                                   =========

     Depreciation and amortization expense related to property and equipment was $31,875 for the period ended December 31, 1996.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 7.  OTHER LONG-TERM ASSETS

     Other long-term assets at December 31, 1996, total $12,964 and are primarily composed of long-term rent deposits, long-term portion of non-compete obligations, and notes receivable.

NOTE 8.  ACCRUED EXPENSES

     Accrued expenses at December 31, 1996, consist of the following:

                Accrued compensation..............................  $  9,141
                Accrued interest..................................     8,640
                League bowling accounts...........................     7,676
                Accrued installation costs........................     4,451
                Other.............................................    24,449
                                                                    --------
                                                                    $ 54,357
                                                                    ========

NOTE 9.  LONG-TERM DEBT

     Long-term debt at December 31, 1996, consists of the following:

                Bank debt.......................................  $  564,625
                Exchange senior subordinated notes..............     250,000
                Exchange senior subordinated discount notes.....     274,663
                Mortgage and equipment notes....................       1,965
                                                                  ----------
                          Total debt............................   1,091,253
                Current maturities..............................     (42,376)
                                                                  ----------
                          Total long-term debt..................  $1,048,877
                                                                  ==========

BANK DEBT

     The bank debt (the "Senior Debt") is a result of a credit agreement (the "Bank Credit Agreement") dated as of May 1, 1996, and amended and restated as of December 20, 1996, between the Company and its lenders. The Bank Credit Agreement provides for (i) syndicated senior secured term loan facilities aggregating $580.0 million (the "Term Facilities"), (ii) a senior secured multiple-draw term facility of $150.0 million (the "Acquisition Facility), and
(iii) a senior secured revolving credit facility of up to $50.0 million (the "Working Capital Facility").

     The Term Facilities consist of the following three tranches: (i) a Term Loan Facility of $250.0 million, (ii) an Amortization Extended Loans ("AXELs") Series A facility of $190.0 million, and (iii) an AXELs Series B Facility of $140.0 million. Maturity dates of the three tranches and scheduled amortization payments are included in tables below. The Term Loan Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent. At December 31, 1996, the interest rate was 8.125 percent. The AXELs Series A Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.875 percent or at Citibank's Eurodollar rate plus 2.875 percent. At December 31, 1996, the interest rate was 8.5 percent. The AXELs Series B Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 2.125 percent or at Citibank's Eurodollar rate plus 3.125 percent. At December 31, 1996, the interest rate was 10.375 percent. On January 10, 1997, the interest rate was adjusted to 8.69 percent when the amounts under the Bank Credit Agreement were refinanced.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The Acquisition Facility has a term of five years. The Acquisition Facility will begin to amortize in December 1999, with final maturity at March 31, 2001. The Acquisition Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent. At December 31, 1996, $65.0 million of the Acquisition Facility bore interest at 9.75 percent, while $8.5 million bore interest at
8.125 percent. On January 10, 1997, $65.0 million was refinanced as part of the AXELs Series B Facility and the interest rate was adjusted to 8.69 percent as stated above.

     The Working Capital Facility has a term of five years and will be fully revolving until final maturity. The Working Capital Facility will bear interest, at the Company's option, at Citibank's customary base rate plus 1.5 percent or at Citibank's Eurodollar rate plus 2.5 percent.

     Beginning May 1, 1997, the margins above Citibank's customary base rate and Citibank's Eurodollar rate, at which the Term Loan Facility, the Working Capital Facility, and the Acquisition Facility will bear interest, may be reduced pursuant to a floating performance pricing grid which is based on the Total Debt/EBITDA ratio for the four fiscal quarter rolling period then most recently ended.

     The Bank Credit Agreement contains certain covenants, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, payments on other debt, mergers and acquisitions, sales of assets, guarantees and investments. The Bank Credit Agreement also contains certain provisions which limit the amount of funds available for transfer from the Company to Holdings, and from Holdings to the Parent. Limits exist on, among other things, the declaration or payment of dividends, distributions of assets, and issuance or sale of capital stock.

     So long as the Company is not in default of the covenants contained in the Bank Credit Agreement, it may i) declare and pay dividends in common stock; ii) declare and pay cash dividends to Holdings to the extent necessary to make payments of approximately $0.15 million due in May 1997 under certain noncompete agreements with the Sellers; iii) declare and pay cash dividends to the Parent for general administrative expenses of the Parent not to exceed $0.25 million; and iv) declare and pay cash dividends not to exceed $2.0 million to the Parent for the repurchase of Parent Common Stock. As of December 31, 1996, the Company is in compliance with all of its covenants.

MORTGAGE AND EQUIPMENT NOTES

     At December 31, 1996, mortgage and equipment notes related to one U.S. bowling center bore interest at 9.175 percent.

EXCHANGE NOTES

     The exchange senior subordinated notes will mature on March 15, 2006. Interest accrues from the date of issuance at an annual rate of 10 7/8 percent and is payable in cash semiannually in arrears on March 15 and September 15 of each year which commenced on September 15, 1996.

     The exchange senior subordinated discount notes will mature on March 15, 2006 at a fully-accreted value of $452,000. The exchange senior subordinated discount notes will result in an effective yield of 12 1/4 percent per annum, computed on a semiannual bond equivalent basis. No interest will be payable prior to March 15, 2001. Commencing March 15, 2001, interest will accrue and be payable in cash semiannually in arrears on March 15 and September 15 of each year beginning with September 15, 2001.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The Company's payment obligations under the exchange senior subordinated notes and the exchange senior subordinated discount notes (together, the "Exchange Notes") are jointly and severally guaranteed on a senior subordinated basis by Holdings and each of the Company's subsidiaries identified below in "Note 18. Consolidating Financial Statements" (collectively, the "Guarantors").

     The guarantees of the Exchange Notes are subordinated to the guarantees of the Senior Debt and the mortgage and equipment notes outstanding at December 31, 1996, referred to in the table above which have been issued by the Guarantors. The Exchange Notes are general, unsecured obligations of the Company, are subordinated in right of payment to all Senior Debt of the Company, and rank pari passu with all existing and future subordinated debt of the Company. The claims of the holders of the Exchange Notes will be effectively subordinated to all other indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's subsidiaries that are not Guarantors and through which the Company will conduct a portion of its operations. See "Note 18. Consolidating Financial Statements".

     Prior to March 15, 1999, up to $100 million in aggregate principal amount of senior subordinated notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.875 percent of the principal amount of the senior subordinated notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $150 million in aggregate principal amount of senior subordinated notes remains outstanding after such redemption. In addition, prior to March 15, 1999, the senior subordinated discount notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 112.25 percent of the accreted value of the senior subordinated discount notes; provided that at least $150 million in accreted value of senior subordinated discount notes remains outstanding after such redemption.

     The indenture governing the exchange senior subordinated notes and the indenture governing the exchange senior subordinated discount notes (the "Exchange Note Indentures") contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries, as defined therein, to incur additional indebtedness and issue Disqualified Stock, as defined therein, pay dividends or distributions or make investments or make certain other Restricted Payments, as defined therein, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu and subordinated indebtedness of the Company and engage in mergers and consolidations. As of December 31, 1996, the Company is in compliance with all of its covenants.

     Annual maturities of long-term debt, including accretion of the exchange senior subordinated discount notes, as of December 31, 1996, are as follows:

                                  YEAR ENDING
                                  DECEMBER 31,
                ------------------------------------------------
                1997............................................  $    42,376
                1998............................................       47,375
                1999............................................       55,500
                2000............................................       71,750
                2001............................................       81,125
                Thereafter......................................      970,464
                                                                  -----------
                                                                  $ 1,268,590
                                                                  ===========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

INTEREST RATE CAP AGREEMENTS

     During 1996, the Company entered into an interest rate cap agreement to reduce the interest rate risk of its Senior Debt. The notional amount of this cap was $500 million at December 31, 1996. Under the terms of this agreement, the Company receives payment if the three-month LIBOR rises above 5.75 percent through April, 1997, above 6.50 percent from May, 1997 through April, 1998 and above 7.5 percent from May, 1998 through October, 1998. No amounts were received under this agreement during 1996.

     The Company is exposed to credit-related loss in the event of non-performance by the counterparty. The Company believes its exposure to potential loss due to counterparty non-performance is minimized primarily due to the relatively strong credit rating of the counterparty.

     Average amounts outstanding and average borrowing rates for the period ended December 31, 1996, were as follows:

                                                             OUTSTANDING
                                                                  AT          AVERAGE      AVERAGE
                                                             DECEMBER 31,     AMOUNTS     BORROWING
               DESCRIPTION                  MATURITY DATES       1996       OUTSTANDING     RATES
-----------------------------------------  ----------------  ------------   -----------   ---------
Term Loan................................    March 31, 2001    $228,125      $ 243,074       8.20%
AXEL A...................................    March 31, 2003     188,750      $ 188,164       8.58
AXEL B...................................    March 31, 2004      74,250      $  74,218       8.84
Acquisition Facility.....................    March 31, 2001      73,500      $  25,426       8.41
Working Capital Facility.................    March 31, 2001           0      $  11,434       9.09
Mortgage and Equipment Notes.............   October 1, 2013       1,965      $   1,967       9.18

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition, as discussed above, are amortized over the lives of the various types of debt. Bank financing costs are amortized over eight years and bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $3,252 for the period ended December 31, 1996. Interest expense for the interest rate cap agreement was $304 for the period ended December 31, 1996.

NOTE 10.  INCOME TAXES

     Income (loss) before income taxes at December 31, 1996, consists of the following:

        U.S..............................................................  $ (28,564)
        International....................................................        411
                                                                           ---------
                                                                           $ (28,153)
                                                                           =========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The income tax provision (benefit) at December 31, 1996, consists of the following:

        CURRENT INCOME TAX EXPENSE
        U.S. Federal.....................................................  $      --
        State and local..................................................         --
        International....................................................      5,452
                                                                           ---------
                  Total current provision................................      5,452
                                                                           ---------
        DEFERRED TAX BENEFIT
        U.S. Federal.....................................................    (12,274)
        State and local..................................................     (1,766)
        International....................................................         --
                                                                           ---------
                  Total deferred benefit.................................    (14,040)
                                                                           ---------
                  Total benefit..........................................  $  (8,588)
                                                                           =========

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1996, are as follows:

        DEFERRED INCOME TAX ASSETS
        Current assets
          Reserve provisions not deductible for tax purposes..............  $  4,847
                                                                            --------
        Noncurrent assets
          Net operating losses............................................     8,225
          Foreign tax credits.............................................     5,452
          Interest expense on high yield debt.............................     8,533
                                                                            --------
                  Total noncurrent deferred tax assets....................    22,210
                                                                            --------
        Total deferred tax assets.........................................    27,057

        DEFERRED INCOME TAX LIABILITIES
        Noncurrent liabilities
        Goodwill amortization.............................................     5,840
        Depreciation on property and equipment............................    20,265
                                                                            --------
        Total deferred tax liabilities....................................    26,105
                                                                            --------
        Net deferred tax assets...........................................  $    952
                                                                            ========

     In connection with the Acquisition, the Company has made a joint tax election with the Seller for certain entities under Section 338(h)(10) of the IRC. The effect of this election is the revaluation of the assets of the electing entities with any residual purchase price allocated to goodwill. The nonelecting entities were acquired by both stock and asset purchases.

     The gross amount of net operating losses ("NOLs") the Company may utilize on future tax returns is $22,986. The NOLs may be carried forward for fifteen years until expiration. Foreign tax credits eligible for carry forward total $5,452, and expire in five years. The Company had no valuation allowance related to income tax assets as of December 31, 1996, and there was no change in the valuation allowance during the year.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     The provision for income taxes differs from the amount computed by applying the statutory rate of 35 percent for the period ended December 31, 1996, to income before taxes. The principal reasons for this difference are as follows:

        Tax at Federal statutory rate.....................................  $ (9,854)
        Increase resulting from:
          Meals and entertainment.........................................       159
          Goodwill related to acquisition of international bowling
             centers......................................................     1,093
          Disallowance of certain high yield debt.........................       192
          Other, net......................................................      (178)
                                                                            --------
        Total.............................................................  $ (8,588)
                                                                            ========

NOTE 11.  COMMITMENTS AND CONTINGENCIES

     Bowling Centers and Bowling Products lease certain facilities and equipment under operating leases which expire at various dates through 2026. Bowling Centers has certain ground leases, associated with several centers, which expire at various dates through 2058. These leases generally contain renewal options and require payments of taxes, insurance, maintenance, and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $912 for the period ended December 31, 1996. Total rent expense under operating leases aggregated approximately $13,737 for the period ended December 31, 1996.

     Future minimum rental payments under the operating lease agreements as of December 31, 1996, are as follows:

                                   YEAR ENDING
                -------------------------------------------------
                                  DECEMBER 31,
                -------------------------------------------------
                1997.............................................  $  19,712
                1998.............................................     16,192
                1999.............................................     14,055
                2000.............................................     12,274
                2001.............................................     17,039
                Thereafter.......................................     58,624
                                                                   ---------
                                                                   $ 137,896
                                                                   =========

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at the bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on Holdings' results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

NOTE 12.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) plan to which U.S. employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Company can, at its option, match a discretionary percentage of employee contributions and make an

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES additional profit-sharing contribution as determined by the Board of Directors. Employer contributions vest 100 percent after a five-year period. The amount charged to expense under this plan was $1,060 for the period ended December 31, 1996.

     Certain of the Company's international operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee, and employer funding. Each international operation has provided for pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $506 for the period ended December 31, 1996.

     The Parent has entered into three employment agreements with executives of the Company, each for a term ending in May 1999. Each agreement calls for compensation consisting of a salary and an incentive bonus of up to 50 percent of the executive's annual salary if the Company meets certain operational and financial targets. Each employment agreement also calls for a continuation of certain benefits, under specified circumstances, following termination of employment.

     These three executives were also granted options to purchase a total of 345,000 shares of common stock of the Parent, par value $.01 per share ("Parent Common Stock"). Unless sooner exercised or forfeited, as provided, the options expire in May 2006. Twenty percent of the options vest on each of the first five anniversaries of the Closing Date. The exercise price of the options is $10.00 per share, which approximates the fair value of the Parent Common Stock at the date of the grants.

     One executive, Robert L. Morin, resigned from all positions with the Company and its related entities as of February 28, 1997. As part of Mr. Morin's severance arrangement, Parent repurchased all of the shares of Parent Common Stock owned by Mr. Morin and all options held by Mr. Morin were canceled.

     In connection with the Acquisition, the Parent adopted the AMF Holdings Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan") under which Parent may grant incentive awards in the form of shares of Parent Common Stock, options to purchase shares of Parent Common Stock ("Stock Options") and stock appreciation rights to certain officers, employees, consultants, and nonemployee directors ("Participants") of Parent and its affiliates. The total number of shares of Parent Common Stock initially reserved and available for grant under the Stock Incentive Plan is 1,767,151. A committee of the Parent's board of directors (the "Committee") is authorized to make grants and various other decisions under the Stock Incentive Plan and to make determinations as to a number of the terms of awards granted under the Stock Incentive Plan. In August 1996, the Committee granted Stock Options to Participants to purchase a total of 713,000 shares of Parent Common Stock at an exercise price of $10.00 per share. Twenty percent of the options vest on each of the first five anniversaries of the grant date. Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years.

     The Committee granted an additional 91,000 in Stock Options to several individuals who began employment with the Company between August 1996 and December 31, 1996. The number of Stock Options outstanding to senior management, other employees, and directors at December 31, 1996, after including forfeited Stock Options, total 1,226,500. No Stock Options awarded were exercisable during the period ended December 31, 1996.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. Parent's board of

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES directors and the Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", and elected to account for its stock options under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net loss for 1996 would have been increased to $23,308.

     The weighted-average fair value of options granted during 1996 is $3.05 per option. The 1,226,500 options outstanding at December 31, 1996, have a weighted-average exercise price of $10 and a weighted-average remaining contractual life of 9.6 years.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free rate of 6.5 percent; expected dividend yield of zero; expected lives of ten years; expected volatility of zero based on the minimum value method.

NOTE 13.  SUPPLEMENTAL DISCLOSURES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Cash paid for the period ended December 31, 1996:
  Interest................................  $     44,465
  Income taxes............................  $      7,990

                                                             CHARAN        OTHER
                                            ACQUISITION    ACQUISITION  ACQUISITIONS      TOTAL
                                            ------------   ----------   ------------   ------------
Business acquisitions, net of cash
  acquired
  Working capital, other than cash
     acquired.............................  $    (17,385)  $   (5,028)    $     --     $    (22,413)
  Plant and equipment.....................      (537,827)     (97,857)      (5,182)        (640,866)
  Purchase price in excess of the net
     assets acquired......................      (784,217)          --           --         (784,217)
  Other assets............................       (18,330)          --           --          (18,330)
  Noncurrent liabilities..................         6,198           --           --            6,198
  Warrants to purchase shares of Parent
     Common Stock.........................         8,700           --           --            8,700
                                            ------------   ----------   ----------     ------------
  Net cash used for business
     acquisitions.........................  $ (1,342,861)  $ (102,885)    $ (5,182)    $ (1,450,928)
                                            ============   ==========   ==========     ============
Non-cash financing activities:
  Warrants to purchase shares of Parent
     Common Stock.........................  $      8,700

NOTE 14.  ACQUISITIONS

     On October 10, 1996, AMF Bowling Centers, Inc. ("AMF Bowling Centers"), a Virginia corporation and an indirect, wholly owned subsidiary of the Company, completed the acquisition (the "Charan Acquisition") of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. ("Charan"), a Delaware corporation, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of September 10, 1996, by and between AMF Bowling Centers and Charan.

     The purchase price of the Charan Acquisition was approximately $106.5 million, subject to certain adjustments. The Charan Acquisition was funded with approximately $40 million from the

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES sale of equity by the Parent to its institutional stockholders and one of its directors, and with approximately $66.5 million from available borrowings under the Company's existing Acquisition Facility.

     The following unaudited pro forma information has been prepared assuming the Charan Acquisition had occurred as of January 1, 1996 and 1995, respectively and are based on pro forma AMF Group Holdings Inc. results of operations presented in "Note 3. Pro Forma Results of Operations". The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had occurred as of those dates. In addition, the pro forma information is not intended to be a projection of future results of operations.

PRO FORMA CONSOLIDATED DATA (UNAUDITED):

                                                                      YEAR ENDED
                                                                      DECEMBER 31
                                                                   -----------------
                                                                    1996       1995
                                                                   ------     ------
                                                                   (IN MILLIONS)
        Operating revenue........................................  $595.5     $622.7
        Operating income.........................................    80.0      105.2
        Loss before income taxes.................................   (27.1)      (4.9)
        Net loss.................................................   (19.6)     (16.1)

     Since the Acquisition and prior to December 31, 1996, AMF Bowling Centers purchased an aggregate of 57 bowling centers and certain related assets and liabilities from five unrelated sellers including Charan. The combined purchase price was approximately $113.5 million, including certain adjustments and transaction costs, and was funded with approximately $40.0 million from the sale of equity by the Parent to its institutional stockholders and one of its directors, and with $73.5 million from available borrowing under the Company's Acquisition Facility. The results of operations for purchases of bowling centers and certain related assets and liabilities additional to the Charan Acquisition were not material in relation to the Company's consolidated results of operations.

  Other Acquisitions

     On January 17, 1997, the Company, through AMF Bowling Centers, entered into an Agreement and Plan of Merger with American Recreation Centers, Inc. ("ARC") pursuant to which a wholly owned subsidiary of AMF Bowling Centers will merge with and into ARC (the "ARC Merger"). As a result of the ARC Merger, the outstanding shares of ARC's common stock, no par value per share (the "ARC Common Stock"), will be converted into the right to receive $8.50 per share, in cash. The purchase price, after reflecting the assumption of ARC's outstanding debt and the purchase of certain joint venture interests, represents a transaction with a total value of approximately $70 million, which will be funded from available borrowing under the Company's Acquisition Facility. The ARC Merger is conditioned upon, among other things, approval by holders of a majority of the outstanding shares of ARC Common Stock and upon receipt of certain regulatory and governmental approvals. ARC operates 43 bowling centers in six states.

     Subsequent to December 31, 1996, the Company had acquired an additional eight bowling centers in the United States and six bowling centers in the United Kingdom, all of which were previously owned by several unrelated single-center and small-chain operators. The total purchase price was approximately $28.3 million, including certain adjustments and transaction costs, and was funded with $16.5 million from available borrowing under the Company's Acquisition Facility.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     As a result of the acquisitions and the ARC Merger described above, and the closing of one center, the Company will own and operate 313 U.S. bowling centers and 84 international bowling centers.

NOTE 15.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the period ended December 31, 1996, is presented below:

        Revenue from unaffiliated customers
          Bowling Centers
             U.S........................................................  $  132,300
             International..............................................      67,400
                                                                          ----------
                                                                             199,700
          Bowling Products
             U.S........................................................      69,100
             International..............................................     116,000
                                                                          ----------
                                                                             185,100
                                                                          ----------
                                                                          $  384,800
                                                                          ==========
        Intersegment sales
          Bowling Products..............................................  $    6,000
                                                                          ==========
        Operating income (loss)
          Bowling Centers
             U.S........................................................  $    8,300
             International..............................................       6,800
                                                                          ----------
                                                                              15,100
          Bowling Products
             U.S........................................................      23,200
             International..............................................      10,900
                                                                          ----------
                                                                              34,100

          Corporate.....................................................      (3,200)
          Eliminations..................................................         100
                                                                          ----------
                                                                          $   46,100
                                                                          ==========
        Identifiable assets
          Bowling Centers
             U.S........................................................  $  612,800
             International..............................................     302,700
                                                                          ----------
                                                                             915,500
          Bowling Products
             U.S........................................................     606,700
             International..............................................      44,500
                                                                          ----------
                                                                             651,200

          Corporate.....................................................      27,100
          Eliminations..................................................         100
                                                                          ----------
                                                                          $1,593,900
                                                                          ==========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

        Depreciation and amortization
          Bowling Centers
             U.S........................................................  $   25,600
             International..............................................      12,100
                                                                          ----------
                                                                              37,700
          Bowling Products
             U.S........................................................      12,100
             International..............................................         500
                                                                          ----------
                                                                              12,600

          Eliminations..................................................        (900)
                                                                          ----------
                                                                          $   49,400
                                                                          ==========
        Capital expenditures
          Bowling Centers
             U.S........................................................  $    8,100
             International..............................................       5,000
                                                                          ----------
                                                                              13,100
          Bowling Products
             U.S........................................................       1,500
             International..............................................       1,700
                                                                          ----------
                                                                               3,200

          Corporate.....................................................       1,300
          Eliminations..................................................        (700)
                                                                          ----------
                                                                          $   16,900
                                                                          ==========
        Research and development expense
          Bowling Products..............................................  $    1,300
                                                                          ==========

NOTE 16.  GEOGRAPHIC SEGMENTS

     Information about the Company's operations in different geographic areas for the period ended December 31, 1996, and identifiable assets at December 31, 1996, are presented below:

        Net operating revenue
          United States..................................................  $205,800
          Hong Kong......................................................    59,700
          Japan..........................................................    36,800
          Australia......................................................    33,500
          United Kingdom.................................................    15,900
          Sweden.........................................................     7,400
          Mexico.........................................................     5,400
          Korea..........................................................    14,300
          Spain..........................................................       900
          China..........................................................     1,000
          Canada.........................................................       200
          Other European countries.......................................     9,900
          Eliminations...................................................    (6,000)
                                                                           --------
                                                                           $384,800
                                                                           ========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

     Net operating revenue for the U.S. Bowling Products operation has been reduced by $63,400 for the period ended December 31, 1996, to reflect the elimination of intracompany sales between the U.S. Bowling Products operation and the Bowling Products international sales and service branches.

        Operating income (loss)
          United States..................................................  $ 28,200
          Hong Kong......................................................     7,700
          Japan..........................................................     4,000
          Australia......................................................     4,900
          United Kingdom.................................................       600
          Sweden.........................................................     1,000
          Mexico.........................................................       500
          Korea..........................................................       100
          Spain..........................................................      (100)
          Canada.........................................................      (100)
          China..........................................................      (100)
          Other European countries.......................................      (700)
          Eliminations...................................................       100
                                                                           --------
                                                                           $ 46,100
                                                                           ========

     Operating income for the U.S. Bowling Products operation has been reduced by $1,000 for the period ended December 31, 1996, to reflect the elimination of intracompany gross profit between the U.S. Bowling Products operation and the Bowling Products international sales and service branches.

        Identifiable assets
          United States.................................................  $1,246,600
          Hong Kong.....................................................      26,700
          Japan.........................................................      40,200
          Australia.....................................................     138,000
          United Kingdom................................................      72,300
          Sweden........................................................       3,000
          Mexico........................................................      15,200
          Korea.........................................................       4,600
          Spain.........................................................       7,300
          Canada........................................................       3,700
          China.........................................................       6,000
          Other European countries......................................      30,200
          Eliminations..................................................         100
                                                                          ----------
                                                                          $1,593,900
                                                                          ==========

     Identifiable assets for the international sales and service branches have been reduced by $5,500 to reflect the elimination of intracompany gross profit in inventory between the U.S. Bowling Products operations and the Bowling Products international sales and service branches.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 17.  RELATED PARTIES

     Goldman Sachs and its affiliates have certain interests in the Company in addition to being the initial purchasers of the registered debt securities of the Company in connection with the Acquisition. Richard A. Friedman and Terence
M. O'Toole, each of whom is a managing Director of Goldman, Sachs & Co., and Peter M. Sacerdote, who is a limited partner of the Goldman Sachs Group, are directors of the Company. Goldman Sachs and its affiliates together currently beneficially own a majority of the outstanding voting equity of the Parent; thus Goldman Sachs will be deemed to be an "affiliate" of the Company. Goldman Sachs received an underwriting discount of approximately $19.0 million in connection with the purchase and resale of the notes. Goldman Sachs also served as financial advisor to the Sellers in connection with the Acquisition and received a fee in the form of 10-year warrants to purchase 2.2% of the Parent Common Stock, on a fully diluted basis. The warrants are valued for accounting purposes at approximately $8.7 million. In addition, Goldman Sachs is entitled to the reimbursement of its expenses.

     In connection with the Senior Debt, Goldman Sachs acted as Syndication Agent, Goldman Sachs and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as administrative agent. Goldman Sachs received a fee of approximately $9.5 million and was reimbursed for expenses in connection with such services. Goldman Sachs also received a cash fee of $5.0 million from the Company in connection with the Acquisition and was reimbursed for related expenses.

NOTE 18.  CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating information presents:

     - Consolidating balance sheet as of December 31, 1996, and consolidating statements of income and cash flows for the period ended December 31, 1996.

     - Elimination entries necessary to combine the entities comprising
       Holdings.

     The Exchange Notes are jointly and severally guaranteed on a full and unconditional basis by Holdings and by the first and second-tier subsidiaries of the Company, as follows (together with Holdings, the "Guarantors"):

        AMF Bowling Centers Holdings Inc.
        AMF Bowling Holdings Inc.
        AMF Bowling, Inc.
        AMF Bowling Centers, Inc.
        Bush River Corporation
        King Louie Lenexa, Inc.
        AMF Beverage Company of Oregon, Inc.
        AMF Beverage Company of W. VA., Inc.
        AMF Worldwide Bowling Centers Holdings Inc.
        AMF Bowling Centers (Aust) International Inc.
        AMF Bowling Centers (Canada) International Inc.
        AMF BCO-France One, Inc.
        AMF BCO-France Two, Inc.
        AMF Bowling Centers Spain Inc.
        AMF Bowling Centers (Hong Kong) International Inc.
        AMF Bowling International Inc.
        AMF Bowling Mexico Holding, Inc.
        Boliches AMF, Inc.
        AMF BCO - UK One, Inc.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

        AMF BCO - UK Two, Inc.
        AMF Bowling Centers China, Inc.
        AMF BCO - China, Inc.
        AMF Bowling Centers Switzerland Inc.

     The following third-tier subsidiaries of the Company, all of which are wholly owned subsidiaries of AMF Worldwide Bowling Centers Holdings Inc., have not provided guarantees (collectively, the "Non-Guarantors"):

        AMF Bowling
        Worthing North Properties Limited
        AMF Bowling France SNC
        AMF Bowling de Paris SNC
        AMF Bowling de Lyon La Part Dieu SNC
        Boliches y Compania
        Operadora Mexicana de Boliches, S.A.
        Promotora de Boliches, S.A. de C.V.
        Immeubles Obispado, S.A.
        Immeubles Minerva, S.A.
        Boliches Mexicano, S.A.
        AMF Bowling Centers (China) Company
        AMF Garden Hotel Bowling Center Company

                            AMF GROUP HOLDINGS INC.

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                             NON-
                                            GUARANTOR      GUARANTOR
                                            COMPANIES      COMPANIES     ELIMINATIONS     CONSOLIDATED
                                           -----------     ---------     ------------     ------------
ASSETS
------
Current assets:
  Cash and cash equivalents..............  $    39,660      $ 3,908        $     --        $    43,568
  Accounts and notes receivable, net of         41,266        1,359              --             42,625
     allowance for doubtful accounts.....
  Accounts receivable -- intercompany....        3,365        1,259          (4,624)                --
  Inventories............................       39,609        1,392              --             41,001
  Deferred taxes and other...............        9,491        1,687              --             11,178
                                           -----------     --------        --------        -----------
          Total current assets...........      133,391        9,605          (4,624)           138,372
Notes receivable -- intercompany.........        1,998        1,663          (3,661)                --
Property and equipment, net..............      599,706       30,139             951            630,796
Investment in subsidiaries...............       59,559           --         (59,559)                --
Goodwill and other assets................      823,762          943              --            824,705
                                           -----------     --------        --------        -----------
          Total assets...................  $ 1,618,416      $42,350        $(66,893)       $ 1,593,873
                                           ===========     ========        ========        ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------
Current liabilities:
  Accounts payable.......................  $    30,198      $ 1,365        $     --        $    31,563
  Accounts payable -- intercompany.......          773        3,851          (4,624)                --
  Accrued expenses.......................       50,460        3,897              --             54,357
  Income taxes payable...................        1,676          544              --              2,220
  Long-term debt, current portion........       42,376           --              --             42,376
                                           -----------     --------        --------        -----------
          Total current liabilities......      125,483        9,657          (4,624)           130,516
Long-term debt...........................    1,048,877           --              --          1,048,877
Notes payable -- intercompany............        1,663        1,998          (3,661)                --
Other long-term liabilities..............        1,851           --              --              1,851
Deferred income taxes....................        2,828        1,067              --              3,895
                                           -----------     --------        --------        -----------
          Total liabilities..............    1,180,702       12,722          (8,285)         1,185,139
                                           -----------     --------        --------        -----------
Commitments and contingencies
Stockholder's equity:
  Common stock...........................          289        3,940          (4,229)                --
  Paid-in capital........................      454,506       24,522         (49,578)           429,450
  Retained earnings (deficit)............      (11,184)       4,745         (13,126)           (19,565)
  Equity adjustment from foreign
     currency translation................       (5,897)      (3,579)          8,325             (1,151)
                                           -----------     --------        --------        -----------
          Total stockholder's equity.....      437,714       29,628         (58,608)           408,734
                                           -----------     --------        --------        -----------
          Total liabilities and
            stockholder's equity.........  $ 1,618,416      $42,350        $(66,893)       $ 1,593,873
                                           ===========     ========        ========        ===========

                            AMF GROUP HOLDINGS INC.

                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                           NON-
                                           GUARANTOR     GUARANTOR
                                           COMPANIES     COMPANIES     ELIMINATIONS     CONSOLIDATED
                                           ---------     ---------     ------------     ------------
Operating revenues.......................  $364,095       $21,768        $ (1,054)        $384,809
                                           --------       -------         -------         --------
Operating expenses:
  Cost of goods sold.....................   127,623         3,566            (647)         130,542
  Bowling center operating expenses......   112,318        11,780            (425)         123,673
  Selling, general, and administrative
     expenses............................    33,444         1,626              --           35,070
  Depreciation and amortization..........    46,198         3,260             (72)          49,386
                                           --------       -------         -------         --------
     Total operating expenses............   319,583        20,232          (1,144)         338,671
                                           --------       -------         -------         --------
     Operating income....................    44,512         1,536              90           46,138
Nonoperating expenses:
  Interest expense.......................    77,968            22              --           77,990
  Other (income) expense, net............       (39)        1,029             922            1,912
  Interest income........................    (5,480)         (131)             --           (5,611)
  Equity in loss of subsidiaries.........       499            --            (499)              --
                                           --------       -------         -------         --------
     Total nonoperating expenses.........    72,948           920             423           74,291
                                           --------       -------         -------         --------
     Income (loss) before income taxes...   (28,436)          616            (333)         (28,153)
     Provision (benefit) for income
       taxes.............................    (9,703)        1,115              --           (8,588)
                                           --------       -------         -------         --------
     Net income (loss)...................  $(18,733)      $  (499)       $   (333)        $(19,565)
                                           ========       =======         =======         ========

                            AMF GROUP HOLDINGS INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                 NON-
                                                 GUARANTOR     GUARANTOR
                                                 COMPANIES     COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                -----------    ---------    ------------    ------------
Cash flows from operating activities:
  Net loss...................................   $   (18,733)    $  (499)       $ (333)       $   (19,565)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization...........        46,198       3,260           (72)            49,386
     Deferred taxes..........................       (14,040)         --            --            (14,040)
     Amortization of bond discount...........        24,731          --            --             24,731
     Equity in loss of subsidiaries..........          (499)         --           499                 --
     Dividends from non-guarantor
       companies.............................           922        (922)           --                 --
     Loss on the sale of property and
       equipment, net........................           390          18            --                408
     Changes in assets and liabilities:
       Accounts and notes receivable.........        (6,663)        159            --             (6,504)
       Receivables and
          payables -- affiliates.............           399        (399)           --                 --
       Inventories...........................         1,830          32            --              1,862
       Other assets..........................        (3,334)       (445)          (94)            (3,873)
       Accounts payable and accrued
          expenses...........................        21,631         299            --             21,930
       Income taxes payable..................           662        (301)           --                361
       Other long-term liabilities...........        18,918         217            --             19,135
                                                -----------    --------        ------        -----------
     Net cash provided by operating
       activities............................        72,412       1,419            --             73,831
Cash flows from investing activities:
  Acquisitions of operating units, net of
     cash acquired...........................    (1,454,213)      3,285            --         (1,450,928)
  Purchases of property and equipment........       (15,930)     (1,011)           --            (16,941)
  Proceeds from sales of property and
     equipment...............................           584         170            --                754
                                                -----------    --------        ------        -----------
     Net cash provided by (used in) investing
       activities............................    (1,469,559)      2,444            --         (1,467,115)
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     deferred financing costs................     1,059,277          --            --          1,059,277
  Payments on long-term debt.................       (38,875)         --            --            (38,875)
  Capital contribution.......................       420,750          --            --            420,750
  Payment of noncompete obligations..........        (2,892)         --            --             (2,892)
                                                -----------    --------        ------        -----------
     Net cash provided by financing
       activities............................     1,438,260          --            --          1,438,260
                                                -----------    --------        ------        -----------
     Effect of exchange rates on cash........        (1,453)         45            --             (1,408)
                                                -----------    --------        ------        -----------
     Net increase in cash....................        39,660       3,908            --             43,568
     Cash and cash equivalents at beginning
       of period.............................            --          --            --                 --
                                                -----------    --------        ------        -----------
     Cash and cash equivalents at end of
       period................................   $    39,660     $ 3,908        $   --        $    43,568
                                                ===========    ========        ======        ===========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         MARCH 31,      DECEMBER 31,
                                                                           1997             1996
                                                                        -----------     ------------
                                                                        (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents.........................................    $    53,066      $   43,568
  Accounts and notes receivable, net of allowance for doubtful
     accounts of $4,354 and $4,492, respectively....................         46,693          42,625
  Inventories.......................................................         51,367          41,001
  Deferred taxes and other..........................................         15,000          11,178
                                                                        -----------      -----------
     Total current assets...........................................        166,126         138,372
Property and equipment, net.........................................        647,342         630,796
Deferred financing costs, net.......................................         39,011          40,595
Goodwill, net.......................................................        766,246         771,146
Other assets........................................................         22,563          12,964
                                                                        -----------      -----------
  Total assets......................................................    $ 1,641,288      $1,593,873
                                                                        ===========      ==========
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..................................................    $    34,311      $   31,563
  Accrued expenses..................................................         63,248          54,357
  Income taxes payable..............................................          1,186           2,220
  Long-term debt, current portion...................................         44,250          42,376
                                                                        -----------      -----------
     Total current liabilities......................................        142,995         130,516
Long-term debt......................................................      1,084,306       1,048,877
Other long-term liabilities.........................................          2,753           1,851
Deferred income taxes...............................................          6,877           3,895
                                                                        -----------      -----------
  Total liabilities.................................................      1,236,931       1,185,139
                                                                        -----------      -----------
Commitments and contingencies
Stockholder's equity:
  Common stock (par value $.01, 100 shares issued and outstanding)..             --              --
  Paid-in capital...................................................        429,450         429,450
  Retained deficit..................................................        (19,972)        (19,565)
  Equity adjustment from foreign currency translation...............         (5,121)         (1,151)
                                                                        -----------      -----------
  Total stockholder's equity........................................        404,357         408,734
                                                                        -----------      -----------
  Total liabilities and stockholder's equity........................    $ 1,641,288      $1,593,873
                                                                        ===========      ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                         AMF GROUP HOLDINGS
                                                                INC.
                                                         THREE MONTHS ENDED          PREDECESSOR
                                                              MARCH 31,                COMPANY
                                                        ---------------------     THREE MONTHS ENDED
                                                          1997         1996*        MARCH 31, 1996
                                                        ---------     -------     ------------------
Operating revenues....................................  $ 157,589     $    --          $123,343
                                                        ---------     -------          --------
Operating expenses:
  Cost of goods sold..................................     38,050          --            30,700
  Bowling center operating expenses...................     55,342          --            42,216
  Selling, general, and administrative expenses.......     14,000          --            11,568
  Depreciation and amortization.......................     20,500          --            10,969
                                                        ---------     -------          --------
          Total operating expenses....................    127,892          --            95,453
                                                        ---------     -------          --------
          Operating income............................     29,697          --            27,890
Nonoperating expenses:
  Interest expense....................................     27,672       1,600             3,802
  Other expenses, net.................................      1,461          --               186
  Interest income.....................................       (649)     (1,000)             (394)
                                                        ---------     -------          --------
          Total nonoperating expenses.................     28,484         600             3,594
                                                        ---------     -------          --------
     Income (loss) before income taxes................      1,213        (600)           24,296
     Provision for income taxes.......................      1,120          --             2,720
                                                        ---------     -------          --------
     Net income (loss)................................  $      93     $  (600)         $ 21,576
                                                        =========     =======          ========

---------------

* For the period from the inception date of January 12, 1996 through March 31, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              AMF GROUP HOLDINGS       PREDECESSOR
                                                                     INC.                COMPANY
                                                              THREE MONTHS ENDED          THREE
                                                                  MARCH 31,               MONTHS
                                                            ----------------------        ENDED
                                                              1997         1996*      MARCH 31, 1996
                                                            ---------    ---------    --------------
Cash flows from operating activities:
  Net income (loss)......................................   $      93    $    (600)      $ 21,576
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.......................      20,500           --         10,969
     Deferred income taxes...............................        (410)          --             --
     Amortization of bond discount.......................       8,301          800             --
     Loss on the sale of property and equipment, net.....         106           --             --
     Changes in assets and liabilities:
       Accounts and notes receivable, net................      (4,128)          --          7,606
       Receivables and payables -- affiliates............          --           --         (7,861)
       Inventories.......................................     (10,265)          --         (4,404)
       Other assets......................................      (4,190)      (9,600)        (1,232)
       Accounts payable and accrued expenses.............      12,094          800           (915)
       Income taxes payable..............................      (1,029)          --         (1,470)
       Other long-term liabilities.......................       2,495           --             --
                                                            ---------    ---------       --------
     Net cash provided by (used in) operating
       activities........................................      23,567       (8,600)        24,269
                                                            ---------    ---------       --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired............................................     (33,641)          --             --
  Purchases of property and equipment....................      (6,907)          --         (4,408)
  Proceeds from the sale of property and equipment.......         215           --            811
                                                            ---------    ---------       --------
     Net cash used in investing activities...............     (40,333)          --         (3,597)
                                                            ---------    ---------       --------
Cash flows from financing activities:
  Proceeds from long-term debt, net of deferred financing
     costs...............................................      29,002      499,900          7,638
  Proceeds from deposit from seller......................          --       15,000             --
  Payments on notes payable -- stockholders, net.........          --           --        (15,921)
  Capital contribution...................................          --      100,000             --
  Dividend to Parent.....................................        (500)          --             --
  Distributions to stockholders..........................          --           --         (9,137)
  Noncompete obligations.................................        (166)          --             --
                                                            ---------    ---------       --------
     Net cash provided by (used in) financing
       activities........................................      28,336      614,900        (17,420)
                                                            ---------    ---------       --------
     Effect of exchange rates on cash....................      (2,072)          --           (215)
                                                            ---------    ---------       --------
     Net increase in cash................................       9,498      606,300          3,037
     Cash and cash equivalents at beginning of period....      43,568           --          9,732
                                                            ---------    ---------       --------
     Cash and cash equivalents at end of period..........   $  53,066    $ 606,300       $ 12,769
                                                            =========    =========       ========

---------------

* For the period from the inception date of January 12, 1996 through March 31, 1996.

  The accompanying notes are an integral part of these consolidated financial statements.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

     The accompanying unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods. The interim financial information and notes thereto should be read in conjunction with the April 30, 1996, and December 31, 1995 audited combined financial statements of AMF Bowling Group (the "Predecessor Company") and the December 31, 1996 audited consolidated financial statements of the Company presented in the Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission on March 28, 1997. The results of operations for the three months ended March 31, 1997, are not necessarily indicative of results to be expected for the entire year.

     AMF Group Inc. (the "Company") is principally engaged in two business segments: (i) the ownership and operation of bowling centers, consisting of 271 U.S. bowling centers and 84 international bowling centers ("Bowling Centers") as of March 31, 1997, and (ii) the manufacture and distribution of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, certain spare and replacement parts, and the resale of allied products such as bowling balls, bags, shoes, and certain other spare and replacement parts ("Bowling Products"). The principal markets for bowling equipment are U.S. and international bowling center operators.

     The Company is a wholly owned subsidiary of AMF Group Holdings Inc. ("Holdings"). Holdings is a wholly owned subsidiary of AMF Holdings Inc. (the "Parent"). Holdings and the Company are Delaware corporations organized by GS Capital Partners II, L.P., and certain other investment funds (collectively, "GSCP") affiliated with Goldman, Sachs & Co. ("Goldman Sachs") to effect the acquisition (described below). Holdings and the Parent are holding companies only. The primary assets in each are comprised of investments in direct and/or indirect subsidiaries.

     Pursuant to a Stock Purchase Agreement dated February 16, 1996, between Holdings and the stockholders (the "Sellers") of the Predecessor Company, on May 1, 1996 (the "Closing Date"), Holdings acquired the Predecessor Company through a stock purchase by Holdings' subsidiaries of all the outstanding stock of the separate domestic and foreign corporations that constituted substantially all of the Predecessor Company and through the purchase of certain of the assets of the Predecessor Company's bowling center operations in Spain and Switzerland (the "Acquisition"). Holdings did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the Sellers).

     The purchase price for the Acquisition was approximately $1.373 billion, less approximately $2.0 million representing debt of the Predecessor Company which remained in place following the closing of the Acquisition. The Acquisition was accounted for by the purchase method of accounting, pursuant to which the purchase price was allocated among the acquired assets and liabilities in accordance with estimates of fair market value on the date of acquisition.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated results of operations of Holdings have been presented for the three months ended March 31, 1997, and for the period from the inception date of January 12, 1996 through March 31, 1996. Additionally, the combined results of operations of the Predecessor Company for the three months ended March 31, 1996, have been presented. All significant intercompany

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES balances and transactions have been eliminated in the accompanying consolidated financial statements. All dollar amounts are in thousands, except where otherwise indicated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, realization of goodwill and other deferred assets, litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

  Goodwill

     As a result of the Acquisition and in accordance with the purchase method of accounting for the Acquisition, the Company recorded goodwill representing the excess of the purchase price over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the date of acquisition. Goodwill is being amortized over 40 years. Amortization expense was $4,900 for the three months ended March 31, 1997. Accumulated amortization at March 31, 1997 was $17,970.

NOTE 3. PRO FORMA RESULTS OF OPERATIONS

     A pro forma statement of income for Holdings is presented below for the three months ended March 31, 1996, as if the Acquisition of the Predecessor Company had occurred on January 1, 1996, and is based on the Predecessor Company's statement of income for the three months ended March 31, 1996, Holdings' statement of income for the period from the inception date of January 12, 1996 through March 31, 1996, and adjustments giving effect to the Acquisition under the purchase method of accounting as described in the notes below. The pro forma results are for illustrative purposes only and do not purport to be indicative of the actual results which occurred, nor are they indicative of future results of operations.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                        PRO FORMA RESULTS OF OPERATIONS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                                            PRO FORMA
                                                        PREDECESSOR                         AMF GROUP
                                     AMF GROUP            COMPANY                         HOLDINGS INC.
                                   HOLDINGS INC.        THREE MONTHS                       THREE MONTHS
                                   PERIOD ENDED            ENDED           PRO FORMA          ENDED
                                 MARCH 31, 1996(a)     MARCH 31, 1996     ADJUSTMENTS     MARCH 31, 1996
                                 -----------------     --------------     -----------     --------------
Operating revenues.............        $  --               $123.3           $  (0.6)(b)       $122.7
                                       -----               ------           -------           ------
Operating expenses:
  Cost of goods sold...........           --                 30.7              (0.1)(b)         30.6
  Bowling center operating
     expenses..................           --                 42.2              (0.5)(b)         41.7
  Selling, general, and
     administrative expenses...           --                 11.5                --             11.5
  Depreciation and
     amortization..............           --                 11.0               2.3 (c)         13.3
                                       -----               ------           -------           ------
          Total operating
          expenses.............           --                 95.4               1.7             97.1
                                       -----               ------           -------           ------
          Operating income
          (loss)...............           --                 27.9              (2.3)            25.6
Nonoperating expenses:
  Interest expense.............          1.6                  3.8              21.2 (d)         26.6
  Other expenses, net..........           --                  0.2                --              0.2
  Interest income..............         (1.0)                (0.4)               --             (1.4)
                                       -----               ------           -------           ------
Income (loss) before income
  taxes........................         (0.6)                24.3             (23.5)             0.2
Provision (benefit) for income
  taxes........................           --                  2.7              (2.6)(e)          0.1
                                       -----               ------           -------           ------
          Net income (loss)....        $(0.6)              $ 21.6           $ (20.9)          $  0.1
                                       =====               ======           =======           ======

---------------

(a) Represents the results of Holdings for the period from the inception date of January 12, 1996 through March 31, 1996.

(b) To reflect the impact of Holdings not acquiring the operations of one bowling center in Switzerland and one bowling center in Spain.

(c) To reflect the increase in depreciation and amortization expense from the allocation of the purchase price to fixed assets and goodwill and a change in the method of depreciation of fixed assets. The Predecessor Company principally used the double declining balance method. The amount of the pro forma adjustment for depreciation was determined using the straight-line method over the estimated lives of the assets acquired. Goodwill is being amortized over 40 years.

(d) To reflect the incremental interest expense associated with the issuance of debt which partially funded the Acquisition.

(e) To give effect to the change in status of the U.S. and international subsidiaries of Holdings from S corporations to taxable corporation under the Internal Revenue Code upon consummation of the Acquisition.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

NOTE 4.  INVENTORIES

     Inventories at March 31, 1997, and December 31, 1996, consist of the following:

                                                                   MARCH
                                                                    31,        DECEMBER 31,
                                                                    1997           1996
                                                                  --------     ------------
    Bowling Products, at FIFO:
      Raw materials.............................................  $ 13,019       $ 11,683
      Work in progress..........................................     1,607          2,335
      Finished goods and spare parts............................    32,346         23,195
    Bowling Centers, at average cost:
      Merchandise inventory.....................................     4,395          3,788
                                                                  --------       --------
                                                                  $ 51,367       $ 41,001
                                                                  ========       ========

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment at March 31, 1997, and December 31, 1996, consists of the following:

                                                                  MARCH
                                                                   31,        DECEMBER 31,
                                                                   1997           1996
                                                                 --------     ------------
    Land.......................................................  $ 92,416       $ 90,512
    Buildings and improvements.................................   276,903        265,461
    Equipment, furniture, and fixtures.........................   318,639        304,067
    Other......................................................     4,994          2,631
                                                                 --------       --------
                                                                  692,952        662,671
    Less: accumulated depreciation and amortization............   (45,610)       (31,875)
                                                                 --------       --------
                                                                 $647,342       $630,796
                                                                 ========       ========

     Depreciation and amortization expense related to property and equipment was $13,735 and $10,969 for the three months ended March 31, 1997 and 1996, respectively.

NOTE 6.  LONG-TERM DEBT

     Long-term debt at March 31, 1997 and December 31, 1996 consists of the following:

                                                                                DECEMBER
                                                                MARCH 31,         31,
                                                                   1997           1996
                                                                ----------     ----------
    Bank debt.................................................  $  593,625     $  564,625
    Exchange senior subordinated notes........................     250,000        250,000
    Exchange senior subordinated discount notes...............     282,964        274,663
    Mortgage and equipment notes..............................       1,967          1,965
                                                                ----------     ----------
              Total debt......................................   1,128,556      1,091,253
    Current maturities........................................     (44,250)       (42,376)
                                                                ----------     ----------
              Total long-term debt............................  $1,084,306     $1,048,877
                                                                ==========     ==========

  Deferred Financing Costs

     Costs incurred to obtain bank financing and issue bond financing for the Acquisition are amortized over the lives of the various types of debt. Bank financing costs are amortized over eight years and bond financing costs are amortized over ten years using the effective interest rate method. An interest rate cap agreement included in deferred financing costs is amortized over the

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES term of the agreement beginning November 1, 1996, and ending October 31, 1998. Amortization expense for financing costs was $1,129 for the three months ended March 31, 1997. Interest expense for the interest rate cap agreement was $455 for the three months ended March 31, 1997.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

  Litigation and Claims

     The Company is involved in certain lawsuits arising out of normal business operations. The majority of these relate to accidents at bowling centers. Management believes that the ultimate resolution of such matters will not have a material adverse effect on Holdings' results of operations or financial position. While the ultimate outcome of the litigation and claims against the Company cannot presently be determined, management believes the Company has made adequate provision for possible losses.

NOTE 8.  EMPLOYEE BENEFIT PLANS

     The total number of shares of Parent Common Stock currently reserved and available for grant under the AMF Holdings Inc. 1996 Stock Incentive Plan is 1,767,151. The number of Stock Options outstanding to senior management, other employees, and directors at March 31, 1997, after giving effect to forfeited Stock Options, total 1,169,000 at an exercise price of $10.00 per share.

     On February 28, 1997, one executive, Robert L. Morin, resigned from all positions with the Company and its related entities. As part of Mr. Morin's severance arrangements, Parent repurchased all of the shares of Parent Common Stock owned by Mr. Morin and all options held by Mr. Morin were canceled. The Company paid a dividend of $500 to the Parent for the repurchase of Mr. Morin's shares.

NOTE 9.  ACQUISITIONS

     Between January 1, 1997 and March 31, 1997, the Company acquired nine bowling centers in the United States and six bowling centers in the United Kingdom, all of which were previously owned by several unrelated single-center and small-chain operators. The total purchase price was approximately $31.1 million, including certain adjustments and transaction costs, and was funded with $19.0 million from available borrowing under the Company's Acquisition Facility and the remainder from internally generated cash.

     On April 24, 1997, the Company completed the acquisition of American Recreation Centers, Inc. ("ARC"), which operates 43 bowling centers in six states. The aggregate price of the ARC acquisition was approximately $70 million, including repayment of certain debt and the purchase of related joint venture interests, and is being funded from available borrowing under the Acquisition Facility. In addition, between April 1, 1997, and April 30, 1997, the Company acquired three bowling centers in the United States from two unrelated sellers. The aggregate purchase price was approximately $4.8 million, and was funded with $4.0 million from available borrowing under the Acquisition Facility and the remainder from internally generated cash.

     As a result of the acquisitions, and after giving effect to the closing of one center, the Company owned and operated 317 U.S. bowling centers and 84 international bowling centers as of April 30, 1997.

     In April 1997, the Company entered into a $40 million joint venture arrangement with Hong Leong Corporation Limited, a Singapore based conglomerate. Pursuant to the arrangement, the joint venture, owned 50% by the Company and 50% by Hong Leong, is expected to build and operate

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES up to 20 bowling centers, during the next three years. These bowling centers, the first of which is expected to open during 1997 in Tianjin, China, will be located in the Philippines, Malaysia, Vietnam, Indonesia, Thailand and China.

NOTE 10.  BUSINESS SEGMENTS

     The Company operates in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these businesses for the three months ended March 31, 1997 and 1996, is presented below (in millions):

                                                                   AMF GROUP HOLDINGS INC.
                                                                   -----------------------
                                                              THREE MONTHS ENDED MARCH 31, 1997
                                   ----------------------------------------------------------------------------------------
                                        BOWLING CENTERS              BOWLING PRODUCTS
                                   --------------------------   --------------------------
                                             INTER-     SUB-              INTER-     SUB-                 ELIM-
                                    U.S.    NATIONAL   TOTAL     U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS   TOTAL
                                   ------   --------   ------   ------   --------   ------   ---------   -------   --------
Revenue from unaffiliated          $ 82.6    $ 25.9    $108.5   $ 23.5    $ 25.6    $ 49.1     $  --      $  --    $  157.6
  customers......................
Intersegment sales...............      --        --        --      2.0       0.9       2.9        --         --         2.9
Operating income.................    23.0       2.8      25.8      6.7       0.5       7.2      (3.6)       0.3        29.7
Identifiable assets..............   630.8     308.4     939.2    620.3      50.0     670.3      32.2       (0.4)    1,641.3
Depreciation and amortization....    11.6       4.5      16.1      4.5       0.3       4.8        --       (0.4)       20.5
Capital expenditures.............     4.0       1.5       5.5      0.9       0.2       1.1       0.4       (0.1)        6.9
Research and development               --        --        --      0.2        --       0.2        --         --         0.2
  expense........................

                                                                     PREDECESSOR COMPANY
                                                                     -------------------
                                                              THREE MONTHS ENDED MARCH 31, 1996
                                   ----------------------------------------------------------------------------------------
                                        BOWLING CENTERS              BOWLING PRODUCTS
                                   --------------------------   --------------------------
                                             INTER-     SUB-              INTER-     SUB-                 ELIM-
                                    U.S.    NATIONAL   TOTAL     U.S.    NATIONAL   TOTAL    CORPORATE   INATIONS   TOTAL
                                   ------   --------   ------   ------   --------   ------   ---------   -------   --------
Revenue from unaffiliated          $ 58.1    $ 25.0    $ 83.1   $ 18.3    $ 21.9    $ 40.2     $  --      $  --    $  123.3
  customers......................
Intersegment sales...............      --        --        --      2.1       0.7       2.8        --         --         2.8
Operating income.................    15.3       5.7      21.0      6.8       0.4       7.2        --       (0.3)       27.9
Depreciation and amortization....     8.5       1.9      10.4      0.8       0.1       0.9        --       (0.3)       11.0
Capital expenditures.............     3.5       1.2       4.7      0.3        --       0.3        --       (0.6)        4.4
Research and development               --        --        --      0.4        --       0.4        --         --         0.4
  expense........................

NOTE 11.  CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating financial information presents:

     - Consolidating balance sheet as of March 31, 1997, and consolidating statements of income and cash flows for the three months ended March 31, 1997.

     -  Elimination entries necessary to combine the entities comprising
        Holdings.

     The Exchange Notes are jointly and severally guaranteed on a full and unconditional basis by Holdings and by the first and second-tier subsidiaries of the Company. Third-tier subsidiaries of the Company have not provided guarantees.

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                              AS OF MARCH 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                              ASSETS


                                             GUARANTOR    NON-GUARANTOR
                                             COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                             ----------   -------------   ------------   ----------
Current assets:
  Cash and cash equivalents................  $   50,906      $ 2,160        $     --     $   53,066
  Accounts and notes receivable, net of
     allowance for doubtful accounts.......      44,962        1,731              --         46,693
  Accounts receivable -- intercompany......       3,077        3,045          (6,122)            --
  Inventories..............................      49,629        1,738              --         51,367
  Deferred taxes and other.................      13,563        1,437              --         15,000
                                             ----------      -------        --------     ----------
     Total current assets..................     162,137       10,111          (6,122)       166,126
Notes receivable -- intercompany...........      15,157        9,163         (24,320)            --
Property and equipment, net................     602,511       43,786           1,045        647,342
Investment in subsidiaries.................      57,328           --         (57,328)            --
Goodwill and other assets..................     826,916          904              --        827,820
                                             ----------      -------        --------     ----------
     Total assets..........................  $1,664,049      $63,964        $(86,725)    $1,641,288
                                             ==========      =======        ========     ==========

                                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.........................  $   31,949      $ 2,362        $     --     $   34,311
  Accounts payable -- intercompany.........         409        5,713          (6,122)            --
  Accrued expenses.........................      58,375        4,873              --         63,248
  Income taxes payable.....................         729          457              --          1,186
  Long-term debt, current portion..........      44,250           --              --         44,250
                                             ----------      -------        --------     ----------
     Total current liabilities.............     135,712       13,405          (6,122)       142,995
Long-term debt.............................   1,076,806        7,500              --      1,084,306
Notes payable -- intercompany..............       9,689       14,631         (24,320)            --
Other long-term liabilities................       2,753           --              --          2,753
Deferred income taxes......................       5,846        1,031              --          6,877
                                             ----------      -------        --------     ----------
     Total liabilities.....................   1,230,806       36,567         (30,442)     1,236,931
                                             ----------      -------        --------     ----------
Commitments and contingencies
Stockholder's equity:
  Common stock.............................         289        3,940          (4,229)            --
  Paid-in capital..........................     454,506       24,522         (49,578)       429,450
  Retained earnings (deficit)..............     (11,685)       4,793         (13,080)       (19,972)
  Equity adjustment from foreign currency
     translation...........................      (9,867)      (5,858)         10,604         (5,121)
                                             ----------      -------        --------     ----------
     Total stockholder's equity............     433,243       27,397         (56,283)       404,357
                                             ----------      -------        --------     ----------
     Total liabilities and stockholder's
       equity..............................  $1,664,049      $63,964        $(86,725)    $1,641,288
                                             ==========      =======        ========     ==========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                GUARANTOR   NON-GUARANTOR
                                                COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                                ---------   -------------   ------------   ------------
Operating revenues...........................   $ 147,740      $10,287         $ (438)       $157,589
                                                ---------      -------         ------        --------
Operating expenses:
  Cost of goods sold.........................      36,960        1,383           (293)         38,050
  Bowling center operating expenses..........      54,713          715            (86)         55,342
  Selling, general, and administrative
     expenses................................       8,540        5,460             --          14,000
  Depreciation and amortization..............      19,258        1,395           (153)         20,500
                                                ---------      -------         ------        --------
          Total operating expenses...........     119,471        8,953           (532)        127,892
                                                ---------      -------         ------        --------
     Operating income........................      28,269        1,334             94          29,697
Nonoperating expenses:
  Interest expense...........................      27,661           11             --          27,672
  Other expense, net.........................         808          653             --           1,461
  Interest income............................        (603)         (46)            --            (649)
  Equity in earnings of subsidiaries.........         (48)          --             48              --
                                                ---------      -------         ------        --------
          Total nonoperating expenses........      27,818          618             48          28,484
                                                ---------      -------         ------        --------
     Income before income taxes..............         451          716             46           1,213
     Provision for income taxes..............         452          668             --           1,120
                                                ---------      -------         ------        --------
          Net income (loss)..................   $      (1)     $    48         $   46        $     93
                                                =========      =======         ======        ========

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                    AMF GROUP HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                              GUARANTOR    NON-GUARANTOR
                                              COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                              ----------   -------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss).........................   $     (1)      $    48         $   46        $     93
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization..........     19,258         1,395           (153)         20,500
     Deferred income taxes..................       (412)            2             --            (410)
     Amortization of bond discount..........      8,301            --             --           8,301
     Equity in earnings of subsidiaries.....        (48)           --             48              --
     Loss on the sale of property and
       equipment, net.......................        106            --             --             106
     Changes in assets and liabilities:
       Accounts and notes receivable........     (3,525)         (603)            --          (4,128)
       Receivables and payables -
          affiliates........................     (5,689)        5,689             --              --
       Inventories..........................     (9,826)         (439)            --         (10,265)
       Other assets.........................     (4,410)          161             59          (4,190)
       Accounts payable and accrued
          expenses..........................      9,969         2,125             --          12,094
       Income taxes payable.................       (960)          (69)            --          (1,029)
       Other long-term liabilities..........      2,495            --             --           2,495
                                               --------      --------         ------        --------
          Net cash provided by operating
            activities......................     15,258         8,309             --          23,567
                                               --------      --------         ------        --------
Cash flows from investing activities:
  Acquisitions of operating units, net of
     cash acquired..........................    (18,217)      (15,424)            --         (33,641)
  Purchases of property and equipment.......     (5,824)       (1,083)            --          (6,907)
  Proceeds from sale of property and
     equipment..............................        215            --             --             215
                                               --------      --------         ------        --------
          Net cash used in investing
            activities......................    (23,826)      (16,507)            --         (40,333)
                                               --------      --------         ------        --------
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     deferred financing costs...............     21,502         7,500             --          29,002
  Dividend to Parent........................       (500)           --             --            (500)
  Noncompete obligations....................       (166)           --             --            (166)
                                               --------      --------         ------        --------
          Net cash provided by financing
            activities......................     20,836         7,500             --          28,336
                                               --------      --------         ------        --------
     Effect of exchange rates on cash.......     (1,039)       (1,033)            --          (2,072)
                                               --------      --------         ------        --------
     Net increase (decrease) in cash........     11,229        (1,731)            --           9,498
     Cash and cash equivalents at beginning
       of period............................     39,677         3,891             --          43,568
                                               --------      --------         ------        --------
     Cash and cash equivalents at end of
       period...............................   $ 50,906       $ 2,160         $   --        $ 53,066
                                               ========      ========         ======        ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors
and the Stockholders
AMF Bowling Group

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of AMF Bowling Group at April 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the period ended April 30, 1996 and for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Norfolk, Virginia
June 28, 1996

                               AMF BOWLING GROUP

                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                     APRIL 30,     DECEMBER 31,
                                                                       1996            1995
                                                                     ---------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.......................................   $  21,913       $  9,732
  Accounts and notes receivable, net of allowance for doubtful
     accounts of $3,110 and $3,373, respectively..................      33,887         39,026
  Accounts and notes receivable -- affiliates.....................         166          3,979
  Inventories.....................................................      43,296         39,821
  Prepaid expenses and other......................................       6,113          5,182
                                                                     ---------       --------
          Total current assets....................................     105,375         97,740
Notes receivable -- affiliates....................................          --         22,941
Property and equipment, net.......................................     251,544        259,724
Other assets......................................................      18,330         19,973
                                                                     ---------       --------
          Total assets............................................   $ 375,249       $400,378
                                                                     =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................   $  23,670       $ 23,641
  Book overdrafts.................................................       5,724          2,362
  Accrued expenses and deposits...................................      34,916         30,328
  Accounts and notes payable -- affiliates........................          --          1,989
  Long-term debt, current portion.................................          10          1,084
  Income taxes payable............................................       1,757          7,129
                                                                     ---------       --------
          Total current liabilities...............................      66,077         66,533
Long-term debt....................................................       1,958         19,550
Notes payable -- affiliates.......................................          --        146,727
Other liabilities.................................................       2,811          5,856
Deferred income taxes.............................................       1,429            174
                                                                     ---------       --------
          Total liabilities.......................................      72,275        238,840
                                                                     ---------       --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock....................................................         454          1,538
  Paid-in capital.................................................     251,770         63,781
  Retained earnings...............................................      52,302        101,080
  Equity adjustment from foreign currency translation.............      (1,552)        (3,400)
  Notes receivable stock subscription.............................          --         (1,461)
                                                                     ---------       --------
          Total stockholders' equity..............................     302,974        161,538
                                                                     ---------       --------
          Total liabilities and stockholders' equity..............   $ 375,249       $400,378
                                                                     =========       ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Operating revenues:
  Sales of products and services.......................   $ 164,371      $563,998     $515,426
  Revenue from operating lease activities..............         573           926        2,360
                                                          ---------      --------     --------
          Total operating revenues.....................     164,944       564,924      517,786
                                                          ---------      --------     --------
Operating expenses:
  Cost of sales, excluding depreciation of $791,
     $2,531, and $1,691, respectively..................      43,118       184,129      196,043
  Bowling center operations............................      80,156       166,465      115,147
  Selling, general and administrative..................      35,557        50,778       57,142
  Depreciation and amortization........................      15,097        39,139       24,776
                                                          ---------      --------     --------
          Total operating expenses.....................     173,928       440,511      393,108
                                                          ---------      --------     --------
          Operating (loss) income......................      (8,984)      124,413      124,678
Nonoperating income (expenses):
  Interest expense.....................................      (4,504)      (15,711)      (7,394)
  Other expenses, net..................................        (692)       (1,043)      (1,188)
  Interest income......................................         611         2,184          526
  Foreign currency transaction loss....................         (29)         (979)        (867)
                                                          ---------      --------     --------
(Loss) income before income taxes......................     (13,598)      108,864      115,755
Income tax benefit (expense)...........................       1,731       (12,098)     (16,452)
                                                          ---------      --------     --------
          Net (loss) income............................   $ (11,867)     $ 96,766     $ 99,303
                                                          =========      ========     ========

PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Net (loss) income before income taxes and pro forma
  adjustments..........................................   $ (13,598)     $108,864     $115,755
Pro forma C Corporation -- tax benefit (provision).....       5,065       (40,616)     (42,972)
                                                          ---------      --------     --------
Pro forma net (loss) income............................   $  (8,533)     $ 68,248     $ 72,783
                                                          =========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                         FOUR MONTHS          YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                          APRIL 30,      ---------------------
                                                            1996           1995         1994
                                                         -----------     --------     --------
Cash flows from operating activities:
  Net (loss) income....................................   $ (11,867)     $ 96,766     $ 99,303
  Adjustments to reconcile net (loss) income to net
     cash provided by operating activities:
     Depreciation and amortization.....................      15,097        39,139       24,776
     Deferred income taxes.............................         414          (830)         (19)
     Loss on sale of property and equipment, net.......          --           567          911
     Changes in assets and liabilities, net of effects
       from companies acquired:
       Accounts and notes receivable, net..............       4,784        10,630       (9,014)
       Receivables and payables -- affiliates..........       1,535         6,147        4,725
       Inventories.....................................      (3,631)       (5,996)      (1,411)
       Other assets and liabilities....................      (2,673)         (101)      (1,000)
       Accounts payable and accrued expenses...........       8,713       (18,741)       3,838
       Income taxes payable............................      (5,745)       (2,830)      (2,390)
                                                          ---------      --------     --------
       Net cash provided by operating activities.......       6,627       124,751      119,719
                                                          ---------      --------     --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired..........................................          --            --      (17,307)
  Purchase of property and equipment...................      (6,874)      (29,965)     (17,788)
  Proceeds from sales of property and equipment........          --         1,410        1,535
  Other................................................       2,989           229          941
                                                          ---------      --------     --------
       Net cash used for investing activities..........      (3,885)      (28,326)     (32,619)
                                                          ---------      --------     --------
Cash flows from financing activities:
  Payments on credit note agreements, net..............          --       (11,057)      (3,689)
  Distributions to stockholders........................     (36,721)      (71,851)     (78,170)
  Payment of long-term debt............................      (3,812)      (10,285)      (1,104)
  Payment for redemption of stock......................          --        (3,960)          --
  Proceeds (payments) on notes payable -- stockholders,
     net...............................................       1,236        (3,793)      (8,560)
  Capital contributions by stockholders................      24,805         8,329        2,109
  Collection of notes receivable -- affiliates.........      19,408            --           --
  Other................................................       3,988        (2,056)        (212)
                                                          ---------      --------     --------
       Net cash provided by (used for) financing
          activities...................................       8,904       (94,673)     (89,626)
       Effect of exchange rates on cash................         535          (194)       2,759
                                                          ---------      --------     --------
Net increase in cash...................................      12,181         1,558          233
Cash at beginning of period............................       9,732         8,174        7,941
                                                          ---------      --------     --------
Cash at end of period..................................   $  21,913      $  9,732     $  8,174
                                                          =========      ========     ========

See Note 11 for supplemental disclosures to the Combined Statements of Cash
Flows.

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                 EQUITY
                                                               ADJUSTMENT
                                                              FROM FOREIGN                 TOTAL
                              COMMON    PAID-IN    RETAINED     CURRENCY               STOCKHOLDERS'
                               STOCK    CAPITAL    EARNINGS   TRANSLATION     OTHER       EQUITY
                              -------   --------   --------   ------------   -------   -------------
Balance,
  December 31, 1993.........  $ 1,536   $ 46,714   $ 45,573     $ (5,389)    $    --     $  88,434

  Net income................       --         --     99,303           --          --        99,303
  Distribution to
     stockholders...........       --         --    (78,170)          --          --       (78,170)
  Increase in equity
     adjustment from foreign
     currency translation...       --         --         --        2,087          --         2,087
  Capital contributions.....       --      2,109         --           --          --         2,109
  The Reece Corporation
     merger.................       --      9,184      9,459           --          --        18,643
  Other.....................       --        (32)        --           --          --           (32)
                              -------   --------   --------     --------     -------     ---------
Balance,
  December 31, 1994.........    1,536     57,975     76,165       (3,302)         --       132,374

  Net income................       --         --     96,766           --          --        96,766
  Distribution to
     stockholders...........       --         --    (71,851)          --          --       (71,851)
  Redemption of stock.......       --     (3,960)        --           --          --        (3,960)
  Decrease in equity
     adjustment from foreign
     currency translation...       --         --         --          (98)         --           (98)
  Sale of stock.............        2      1,479         --           --      (1,479)            2
  Capital contributions.....       --      8,329         --           --          --         8,329
  Other.....................       --        (42)        --           --          18           (24)
                              -------   --------   --------     --------     -------     ---------
Balance,
  December 31, 1995.........    1,538     63,781    101,080       (3,400)     (1,461)      161,538

  Net loss..................       --         --    (11,867)          --          --       (11,867)
  Distribution to
     stockholders...........       --         --    (36,721)          --          --       (36,721)
  Increase in equity
     adjustment from foreign
     currency translation...       --         --         --        1,665          --         1,665
  Payment of notes
     receivable
     officer/stockholder....       --         --         --           --       1,461         1,461
  Capital contributions.....      102    187,989         --           --          --       188,091
  Other.....................   (1,186)        --       (190)         183          --        (1,193)
                              -------   --------   --------     --------     -------     ---------
Balance, April 30, 1996.....  $   454   $251,770   $ 52,302     $ (1,552)    $    --     $ 302,974
                              =======   ========   ========     ========     =======     =========

   The accompanying notes are an integral part of these financial statements.

                               AMF BOWLING GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 1 -- ORGANIZATION

     AMF Bowling Group ("the Combined Companies") consisted of the following entities:

S CORPORATIONS

- AMF Bowling, Inc. ("AMF Bowling")
- AMF Bowling Centers, Inc. ("AMF Bowling Centers")
- AMF Beverage Company of Oregon, Inc.
- King Louis Lenexa, Inc.
- AMF Bowling Centers (Aust) International Inc.
- AMF Bowling Centers (Canada) International Inc.
- AMF BCO - France One, Inc.
- AMF BCO - France Two, Inc.
- AMF Bowling Centers (Hong Kong) International Inc.
- AMF Bowling Centers International Inc. - Japan
- AMF Bowling Mexico Holding, Inc.
- Boliches AMF, Inc.
- AMF Bowling Centers II Inc. - Switzerland
- AMF BCO - U.K. One, Inc.
- AMF BCO - U.K. Two, Inc.
- AMF BCO - China, Inc.
- AMF Bowling Centers China, Inc.

OTHER

- AMF Catering Services Pty, Ltd.
- Bush River Corporation

     Pursuant to a Stock Purchase Agreement dated February 16, 1996 between AMF Group Holdings, Inc. and the stockholders of AMF Bowling Group (the "Combined Companies"), on May 1, 1996, AMF Group Holdings, Inc. (the "Company"), through its subsidiaries, acquired the Combined Companies in a stock purchase of all the outstanding stock of the separate domestic and foreign corporations that constitute substantially all of the Combined Companies and through the purchase of certain assets of the Combined Companies' bowling center operations in Spain and Switzerland. Prior to the acquisition, the Combined Companies were controlled by the Virginia Investment Trust.

     The Combined Companies operated bowling centers in the United States and in 9 foreign countries and manufactured and distributed a full line of bowling and leisure related products. The principal markets for bowling and leisure related equipment are domestic and foreign independent bowling center operators. The accompanying combined financial statements have been prepared for the purpose of presenting the financial position and results of operations of the bowling related operations of the various entities.

     The Company did not acquire the assets of two bowling centers located in Madrid, Spain and Geneva, Switzerland (both of which were retained by the sellers) and, accordingly, the April 30, 1996 combined financial statements exclude the assets of these centers. As a result of the acquisition, the Company, at May 1, 1996, owns or operates 205 of the Combined Companies' domestic bowling centers and 78 international bowling centers (205 domestic bowling centers and 80 international bowling centers at December 31, 1995). The purchase price for the acquisition was approximately $1,300,000, subject to certain postclosing adjustments, less approximately $2,000

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

representing debt of the Combined Companies which remained in place following the closing of the acquisition (the "Closing").

     The revaluation, in accordance with Accounting Principles Board Opinion No. 16, of the Combined Companies' assets and liabilities as a result of the Stock Purchase Agreement has not been reflected in the accompanying combined financial statements. In addition, no adjustments have been recorded to reflect any tax liability resulting from the stock purchase and the related Section 338(h)(1) election.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting and conform in all material respects to accounting principles generally accepted in the United States. The accompanying combined financial statements are stated in U.S. dollars. All significant intercompany and intracompany balances and transactions have been eliminated in the accompanying combined financial statements.

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, product warranty costs and litigation and claims. Actual results could differ from those estimates.

  Fiscal year

     The entities included in the accompanying combined financial statements operate on fiscal years ending on December 31, except for AMF Bowling Centers, which operated on a 52-week period ended on the last Sunday in December during 1994, and the Fair Lanes operation which operated on a fiscal period ended on December 29, 1994. For 1995, AMF Bowling Centers, including the acquired Fair Lanes operation, adopted a calendar month-end; accordingly, the results of operations for the period ended December 31, 1995 include AMF Bowling Centers' operations for the period December 26, 1994 (December 30, 1994 with respect to Fair Lanes operations) through December 31, 1995.

  Revenue recognition

     Revenue is generally recognized from the sale of products at the time the products are shipped. For larger contract orders, the Combined Companies generally require that customers submit a deposit as a condition of accepting the order. For nonaffiliate international sales, the Combined Companies generally require the customer to obtain a letter of credit prior to shipment.

  Warranty costs

     AMF Bowling offers warranties for its various products and provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

sold. Warranty expense aggregated approximately $1,313 for the four months ended April 30, 1996 and $2,748 and $4,963 for the years ended December 31, 1995 and 1994, respectively.

  Cash and cash equivalents

     For the purpose of the statement of cash flows, the Combined Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents.

  Inventories

     Manufacturing inventory is valued at the lower of cost or market, cost being determined using the last-in, first-out ("LIFO") method for domestic inventories and the first-in, first-out ("FIFO") method for foreign inventories.

     Bowling center inventory is valued at the lower of cost or market with the cost being determined using the actual or average cost method.

  Property and equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred; major renewals or betterments are capitalized to the property accounts. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the property accounts, and any gain or loss is recognized.

     Property and equipment are depreciated over their estimated useful lives using straight-line and accelerated methods. Estimated useful lives of property and equipment for financial reporting purposes are as follows:

                Buildings and improvements....................  5 - 40 years
                Bowling and related equipment.................  5 - 10 years
                Manufacturing equipment.......................  2 - 7 years
                Furniture and fixtures........................  3 - 8 years

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 is effective for fiscal year 1996 for the Company. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The adoption of SFAS No. 121 did not have a material effect on the financial position or results of operations of the Company.

  Income taxes

     Certain of the Combined Companies included in the accompanying combined financial statements have elected S Corporation status under the Internal Revenue Code (see Note 1). As an S Corporation, the companies may be liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes are the responsibility of the Combined Companies' stockholders.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The foreign branches of the S Corporations and other foreign entities file income tax returns and pay taxes in their respective countries. The stockholders receive a tax credit, subject to certain limitations, in their U.S. federal income tax returns for foreign taxes paid by the foreign branches of the U.S. Corporation and certain other foreign entities.

     The Combined Companies account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS No. 109"). SFAS No. 109 mandates the liability method for computing deferred income taxes. Because the Combined Companies have elected S Corporation status, deferred income taxes are only provided with respect to state and foreign income taxes.

  Research and development costs

     Expenditures relating to the development of new products, including significant improvements and refinements to existing products, are expensed as incurred. The amounts charged against income were approximately $875 for the four months ended April 30, 1996 and $3,600 and $3,075 for the years ended December 31, 1995 and 1994, respectively.

  Advertising costs

     Costs incurred for producing and communicating advertising are expensed when incurred. The amounts charged against income were approximately $3,575 for the four months ended April 30, 1996 and $12,250 and $10,400 for the years ended December 31, 1995 and 1994, respectively.

  Foreign currency

     In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," all assets and liabilities of the Combined Companies' foreign operations are translated from foreign currencies into U.S. dollars at year-end exchange rates. Revenues and expenses of foreign operations are translated using average exchange rates that existed during the year and reflect currency exchange gains and losses resulting from transactions conducted in nonlocal currencies. Adjustments resulting from the translation of financial statements of foreign operations into U.S. dollars are included in the equity adjustment from foreign currency translation on the accompanying combined balance sheets. Gains and losses arising from transactions in foreign currencies are included as a separate item in the accompanying combined statement of operations.

  Fair value of financial instruments

     The carrying value of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value at April 30, 1996 and December 31, 1995 because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value as of April 30, 1996 and December 31, 1995 based upon market rates for similar instruments.

  Noncompete agreements

     The Combined Companies have certain noncompete agreements with individuals. The assets are recorded at cost or at the present value of payments to be made under these agreements, discounted at annual rates ranging from 8%-10%. The assets are included in other current and noncurrent assets and are amortized on a straight-line basis over the terms of the agreements. Noncompete obligations were $3,095 at April 30, 1996 and $3,300 at December 31, 1995.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Common stock

     The common stock account represents the aggregate number of shares outstanding for all the Combined Companies multiplied by the respective par value at each of the Combined Companies.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Combined Companies had related party transactions with several companies which are affiliated through common ownership and with certain of its officers, directors and stockholders. The majority of balances with affiliated companies were liquidated on or prior to April 30, 1996. Interest income and expense during the four months ended April 30, 1996 were not significant to the operating results of the Combined Companies. A summary of the significant balances and transactions with related parties follows.

     Accounts and notes receivable -- affiliates, including accrued interest, at April 30, 1996 and December 31, 1995 consisted of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     -------------
        Accounts receivable -- affiliates...................    $ 166         $   2,084
                                                                =====         =========
        Notes receivable -- AMF Reece.......................    $  --         $  12,910
        Notes receivable -- stockholders....................       --            11,130
        Note receivable -- AMF Machinery Systems
          ("AMS")...........................................       --               796
                                                                -----         ---------
                                                                   --            24,836
        Current maturities..................................       --            (1,895)
                                                                -----         ---------
                                                                $  --         $  22,941
                                                                =====         =========

     Notes receivable -- AMF Reece represented various notes, plus accrued and unpaid interest income, between AMF Bowling and AMF Reece, an affiliated company. The notes earned interest monthly based on the LIBOR rate plus .75%, which was 6.48% at December 31, 1995. Interest income was $762 for the year ended December 31, 1995.

     Notes receivable -- stockholders represented notes of $9,394 plus accrued and unpaid interest income, between the Combined Companies and its stockholders. Interest on the notes was at the LIBOR plus .75% rate, which was 6.48% at December 31, 1995. Interest income for the years ended December 31, 1995 and 1994 was $602 and $70, respectively.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Accounts and notes payable -- affiliates at April 30, 1996 and December 31, 1995 consisted of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     -------------
        Accounts payable -- stockholders....................     $--          $     322
        Accounts payable -- AMS.............................      --              1,619
        Accounts payable -- CCA Industries..................      --                 48
                                                                 ---          ---------
                                                                 $--          $   1,989
                                                                 ===          =========
        Notes payable -- stockholders.......................     $--          $ 117,022
        Note payable -- Fair Lanes, Inc.....................      --             24,096
        Notes payable -- AMS................................      --              5,609
        Capital lease obligations -- Commonwealth
          Leasing Corporation ("CLC").......................      --                 --
                                                                 ---          ---------
                                                                  --            146,727
        Current maturities..................................      --                 --
                                                                 ---          ---------
        Long-term portion...................................     $--          $ 146,727
                                                                 ===          =========

     Notes payable -- stockholders included $88,323, plus accrued and unpaid interest, at December 31, 1995 of 9.5% of Fair Lanes, Inc. ("Fair Lanes") notes which were acquired by certain stockholders in conjunction with the acquisition of Fair Lanes. A portion of the notes were acquired by the stockholders as a result of the plan of reorganization (Note 14). The note balance included interest from the period July 15, 1994 through January 15, 1995 which was paid through the issuance of additional notes. The notes were assumed by AMF Bowling Centers in connection with the acquisition of the assets of Fair Lanes on July 2, 1995. The notes, originally payable in 2001, were paid prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the years ended December 31, 1995 and 1994 was approximately $8,053 and $1,900, respectively.

     Notes payable -- stockholders included $16,773, plus accrued and unpaid interest, on a $60,000 revolving line of credit between AMF Bowling Centers and its stockholders which originally matured on December 31, 1998. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest on the notes was at the lesser of the prime rate or the LIBOR rate plus 0.50% (6.23% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $562 and $1,922 for the years ended December 31, 1995 and 1994, respectively.

     Also, included in notes payable -- stockholders was a $1,943 note, plus accrued and unpaid interest, which represented the balance outstanding on a $16,000 revolving line of credit between AMF Bowling and its stockholders. Interest on the note was at the prime rate (8.50% at December 31, 1995). The note was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on this note was $179 for the year ended December 31, 1995.

     The average amount outstanding under the various lines of credit was $7,865 during fiscal 1995 and $34,733 during fiscal 1994. The maximum amount outstanding under these agreements was $21,246 during fiscal 1995 and $43,403 during fiscal 1994. The average interest rate on the outstanding debt was 7.5% during fiscal 1995 and 5.56% during fiscal 1994.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Note payable -- Fair Lanes related to the acquisition of Fair Lanes net assets by AMF Bowling Centers from the AMF stockholders. Interest on the note was at prime (8.50% at December 31, 1995). The note, originally payable on December 31, 1998, was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense for the year ended December 31, 1995 was $1,187.

     The notes payable of $5,609 to AMS consisted of various notes plus accrued and unpaid interest (at 8.5%-11%) and were payable on demand. The notes were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies. Interest expense on these notes was $417 and $380 for the years ended December 31, 1995 and 1994, respectively.

  Other related party transactions

     The Combined Companies were charged $512 for the four months ended April 30, 1996 and $1,622 and $1,198 for the years ended December 31, 1995 and 1994, respectively, in management fees for certain consulting and administrative services performed by affiliated companies.

     In May 1995, the Combined Companies began purchasing health insurance from CCA Industries, an affiliated company, on a fully insured basis. Total premiums for the four months ended April 30, 1996 were $411 and for the period from May 1995 to December 31, 1995 aggregated $889.

     During the year ended December 31, 1995, Fair Lanes acquired equipment which was leased from Commonwealth Leasing Corporation ("CLC"), an affiliated company, for $1,367. The difference between the capitalized lease obligation and the purchase price was treated as an adjustment of the notes payable -- Fair Lanes.

     The Combined Companies purchased used bowling equipment from CLC for $1,429 and $984 during the years ended 1995 and 1994, respectively.

     The Combined Companies charged service fees and sales commissions of $53 and $126 for the years ended December 31, 1995 and 1994, respectively, to Commonwealth Leasing Corporation, an affiliated company. These charges have been treated as reductions in selling, general and administrative expenses.

     The Combined Companies lease equipment from CCA Financial, an affiliated company. Rent expense was $203 for the four months ended April 30, 1996 and $444 and $550 for the years ended December 31, 1995 and 1994, respectively.

NOTE 4 -- INVENTORIES

     Inventories at April 30, 1996 and December 31, 1995 consist of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        Raw materials.......................................   $ 10,325       $ 10,590
        Work-in-progress....................................      2,084          1,522
        Finished goods and spare parts......................     28,661         24,920
        Merchandise inventory...............................      3,033          4,045
                                                               --------       --------
                                                                 44,103         41,077
        Inventory valuation reserves........................       (807)        (1,256)
                                                               --------       --------
                                                               $ 43,296       $ 39,821
                                                               ========       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Inventories were determined using the following methods at April 30, 1996 and December 31, 1995:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        LIFO (Domestic manufacturing).......................   $ 27,128       $ 24,389
        FIFO (Foreign manufacturing)........................     13,135         11,387
        Other (Merchandise inventory).......................      3,033          4,045
                                                               --------       --------
                                                               $ 43,296       $ 39,821
                                                               ========       ========

     If LIFO inventories had been valued at current costs, they would have been greater by $2,527 at April 30, 1996 and $2,496 at December 31, 1995.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment at April 30, 1996 and December 31, 1995 consist of the following:

                                                            APRIL 30,     DECEMBER 31,
                                                              1996            1995
                                                            ---------     ------------
        Land............................................    $  25,891      $   25,692
        Buildings and improvements......................      143,147         138,448
        Equipment, furniture and fixtures...............      256,308         251,936
        Construction in progress........................          110           1,925
                                                            ---------      ----------
                                                              425,456         418,001
        Less: accumulated depreciation and
          amortization..................................     (173,912)       (158,277)
                                                            ---------      ----------
                                                            $ 251,544      $  259,724
                                                            =========      ==========

     Depreciation expense was $14,523 for the four months ended April 30, 1996 and $37,889 and $23,184 for the years ended December 31, 1995 and 1994, respectively.

NOTE 6 -- ACCRUED EXPENSES AND DEPOSITS

     Accrued expenses and deposits at April 30, 1996 and December 31, 1995 consist of the following:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        Accrued compensation................................   $  9,714       $  7,152
        League bowling accounts.............................      3,776          6,368
        Other...............................................     21,426         16,808
                                                               --------       --------
                                                               $ 34,916       $ 30,328
                                                               ========       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 7 -- LONG-TERM DEBT

     Long-term debt at April 30, 1996 and December 31, 1995 consisted of the following:

                                                               APRIL 30,     DECEMBER 31,
                                                                 1996            1995
                                                               ---------     ------------
        Notes payable to bank -- guaranteed..................   $    --        $  3,764
        Mortgage and equipment notes.........................     1,968          14,469
        Industrial development bond..........................        --           1,354
        Other................................................        --           1,047
                                                                -------        --------
                                                                  1,968          20,634
        Current maturities...................................       (10)         (1,084)
                                                                -------        --------
        Long-term portion....................................   $ 1,958        $ 19,550
                                                                =======        ========

     Notes payable to bank -- guaranteed represented a credit agreement entered into between AMF Bowling Centers and a bank under which up to $32,750 could be borrowed. An additional $25,000 could be borrowed from one or more additional financial institutions. Interest was payable at a rate equal to the lesser of the prime rate or the LIBOR rate plus .50% (6.23% at December 31, 1995). The notes were secured by certain tangible personal property of AMF Bowling Centers and were guaranteed by certain stockholders. The agreement also required AMF Bowling Centers to meet certain financial covenants, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios. At December 31, 1995, AMF Bowling Centers was in violation of certain requirements which were subsequently waived by the bank through March 31, 1997. The notes payable were repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     The mortgage and equipment notes were secured by first deeds of trust on various bowling centers. The notes generally required monthly payments and matured at various times through October 2008. Interest rates on these notes were generally fixed and ranged from 3% to 12%. The notes were repaid on or prior to April 30, 1996, except for one.

     The Industrial Development Bond was secured by a first deed of trust on one of the bowling centers. Interest on the bond was at a fluctuating rate based on the prime rate of the lending bank (6.947% at December 31, 1995). Monthly principal and interest payments were originally due through August 2001. The bond was repaid on or prior to April 30, 1996, pursuant to the purchase of the Combined Companies.

     AMF Bowling had an agreement with a bank under which up to $15,000 could be borrowed. This arrangement expired on April 30, 1996. There were no borrowings at December 31, 1995 under the agreement. Interest was payable monthly at the lower of the bank's prime rate or the adjusted LIBOR plus 0.50% (6.23% at December 31, 1995). This agreement required certain financial covenants to be met, including maximum debt to equity ratios, minimum tangible net worth requirements and minimum earnings to charge ratios.

     AMF Bowling had a $3,500 revolving credit line with a bank which was due to expire on June 30, 1996. No balance was outstanding at December 31, 1995. Interest on outstanding borrowings was payable quarterly at the lower of the bank's prime interest rate or the adjusted LIBOR rate plus 0.50% (6.23% at December 31, 1995). Under this line were two standby letters of credit with amounts outstanding at December 31, 1995 of $1,138, expiring on December 1, 1996, and of $12 expiring on August 19, 1996.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The average amount outstanding under the various lines of credit was $21,807 during fiscal 1995 and $4,801 during fiscal 1994. The maximum amount outstanding under these credit arrangements was $39,454 during fiscal 1995 and $27,334 during fiscal 1994. The average interest rate on these credit arrangements was 6.43% during fiscal 1995 and 6.06% during fiscal 1994.

     AMF Bowling had available a foreign exchange line of $5,000 and a letter of credit line of $1,000. No balances were outstanding at December 31, 1995. One standby letter of credit with an amount at December 31, 1995 of $535, which expired on January 18, 1996, and four import letters of credit totaling $142 were outstanding under these lines.

NOTE 8 -- INCOME TAXES

Income (loss) before income taxes consists of the following:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
        United States..........................   $  (7,757)     $ 77,931     $ 75,807
        Foreign................................      (5,841)       30,933       39,948
                                                  ----------     --------     --------
                                                  $ (13,598)     $108,864     $115,755
                                                  =========      ========     ========

     The income tax benefit (provision) consists of the following:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
        CURRENT TAX BENEFIT (PROVISION)
        U.S. federal...........................    $    --       $     --     $     --
        State and local........................        205         (1,065)        (481)
        Foreign................................      1,940        (11,961)     (15,450)
                                                   -------       --------     --------
        Total current..........................      2,145        (13,026)     (15,931)
                                                   -------       --------     --------
        DEFERRED TAX BENEFIT (PROVISION)
        U.S. federal...........................         --             --           --
        State and local........................         --             32           --
        Foreign................................       (414)           896         (521)
                                                   -------       --------     --------
        Total deferred.........................       (414)           928         (521)
                                                   -------       --------     --------
        Total benefit (provision)..............    $ 1,731       $(12,098)    $(16,452)
                                                   =======       ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                              APRIL 30,     DECEMBER 31,
                                                                1996            1995
                                                              ---------     ------------
        DEFERRED TAX ASSETS
        Current assets......................................   $    815       $  1,198
        Noncurrent assets...................................        799            799
                                                               --------       --------
        Total deferred tax assets...........................      1,614          1,997
                                                               --------       --------
        DEFERRED TAX LIABILITIES
        Noncurrent liabilities..............................     (1,429)        (1,998)
                                                               --------       --------
        Total deferred tax liabilities......................     (1,429)        (1,998)
                                                               --------       --------
        Net deferred tax assets (liabilities)...............   $    185       $     (1)
                                                               ========       ========

     The primary determination of the deferred tax assets are book accruals not deductible for tax purposes, such as the allowance for bad debts, inventory reserves and various other accruals. Deferred tax liabilities are a result of accelerated depreciation methods used for tax purposes.

     The benefit (provision) for income taxes differs from the amount computed by applying the statutory rate of 35% for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 to income (loss) before income taxes. The principal reasons for this difference are as follows:

                                                  FOUR MONTHS          YEARS ENDED
                                                     ENDED            DECEMBER 31,
                                                   APRIL 30,      ---------------------
                                                     1996           1995         1994
                                                  -----------     --------     --------
        Tax benefit (provision) at
          federal statutory rate................    $ 4,759       $(38,102)    $(40,514)
        (Increase) decrease in rates resulting
          from:
          S Corporation election for U.S.
             federal tax purposes...............     (4,759)        38,102       40,514
          State and local taxes.................        205         (1,033)        (481)
          Foreign income taxes..................      1,526        (11,065)     (15,971)
                                                   --------       --------     --------
          Total.................................    $ 1,731       $(12,098)    $(16,452)
                                                   ========       ========     ========

  Pro forma provision for income taxes (unaudited)

     As a result of the Stock Purchase Agreement, the Combined Companies will no longer be treated as an S Corporation for income tax purposes in the United States and in certain state jurisdictions.

     Accordingly, the combined statements of operations include a pro forma adjustment for income taxes which would have been recorded if the Combined Companies had not been an S Corporation, based on tax laws in effect during these periods. The pro forma adjustment was computed separately for each entity and then combined, except for purposes of computing the utilization of foreign tax credits related to the worldwide bowling center operations, the domestic and worldwide bowling center operations were considered in the aggregate.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Pro forma income tax benefit (provision) is as follows:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
                                                 (UNAUDITED)          (UNAUDITED)
        CURRENT
        U.S. federal.........................      $ 3,222       $(26,404)    $(24,368)
        State and local......................          329         (3,491)      (3,730)
        Foreign..............................        1,940        (11,961)     (15,450)
                                                   -------       --------     --------
        Total current........................        5,491        (41,856)     (43,548)
                                                   -------       --------     --------
        DEFERRED
        U.S. federal.........................          (85)           317          979
        State and local......................           73             27          118
        Foreign..............................         (414)           896         (521)
                                                   -------       --------     --------
        Total deferred.......................         (426)         1,240          576
                                                   -------       --------     --------
        Total provision (benefit)............      $ 5,065       $(40,616)    $(42,972)
                                                   =======       ========     ========

     Temporary differences and carryforwards which give rise to pro forma deferred tax assets and liabilities at April 30, 1996 and December 31, 1995 are as follows:

                                                             APRIL 30,      DECEMBER 31,
                                                               1996             1995
                                                            -----------     ------------
                                                            (UNAUDITED)     (UNAUDITED)
        DEFERRED TAX ASSETS
        Current assets..................................      $ 3,851         $  6,178
        Noncurrent assets...............................          192            7,124
                                                              -------          -------
        Total deferred tax assets.......................        4,043           13,302
                                                              -------          -------
        DEFERRED TAX LIABILITIES
        Noncurrent liabilities..........................       (6,170)          (2,707)
                                                              -------          -------
        Total deferred tax liabilities..................       (6,170)          (2,707)
                                                              -------          -------
        Net deferred tax liabilities....................      $(2,127)        $ 10,595
                                                              =======          =======

     Pro forma deferred income taxes relate primarily to timing differences between financial and income tax reporting for depreciation and certain accruals which are not currently deductible for income tax purposes.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     A reconciliation of the Combined Companies' pro forma United States income tax benefit (provision) computed by applying the statutory United States federal income tax rate of 35% to the Combined Companies' income (loss) before income taxes is presented in the following table:

                                                 FOUR MONTHS          YEARS ENDED
                                                    ENDED            DECEMBER 31,
                                                  APRIL 30,      ---------------------
                                                    1996           1995         1994
                                                 -----------     --------     --------
                                                 (UNAUDITED)          (UNAUDITED)
        Tax benefit (provision) at federal
          statutory rate.....................      $ 4,759       $(38,102)    $(40,514)
        (Increase) decrease in rates
          resulting from:
          State and local taxes, net.........          402         (2,272)      (2,304)
          Foreign income taxes...............        1,526        (11,065)     (15,971)
          Foreign tax credits................       (1,526)        11,065       15,971
          Other business credits.............           --             --           79
          Nondeductible items................          (91)          (171)        (134)
          Environmental tax..................           --           (102)        (103)
          Other..............................           (5)            31            4
                                                   -------       --------     --------
                                                   $ 5,065       $(40,616)    $(42,972)
                                                   =======       ========     ========

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Combined Companies lease certain facilities and equipment under operating leases which expire at various dates through 2011. These leases generally contain renewal options and require the Combined Companies to pay taxes, insurance, maintenance and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels. Such contingent rentals amounted to $293 for the four months ended April 30, 1996 and $1,517 and $1,275 for the years ended December 31, 1995 and 1994, respectively.

     Future minimum rental payments under the operating lease agreements are as follows:

                                 PERIOD ENDING
                                 DECEMBER 31,
                -----------------------------------------------
                1996 (eight months)............................    $ 15,200
                1997...........................................      14,900
                1998...........................................      12,800
                1999...........................................      10,900
                2000...........................................       8,900
                Thereafter.....................................      49,600
                                                                   --------
                                                                   $112,300
                                                                   ========

     Total rent expense under operating leases aggregated approximately $7,487 for the four months ended April 30, 1996 and $19,250 and $15,650 for the years ended December 31, 1995 and 1994, respectively.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

  Litigation and claims

     AMF Bowling's Pins and Lanes division was the defendant in an administrative proceeding related to a labor dispute. This claim was resolved in favor of the division during 1995 and the related reserve of approximately $1,100 was reversed.

     AMF Bowling terminated its Korean distributorship agreement. The Korean distributor filed suit against the company in Korea seeking an injunction against AMF Bowling's Seoul Korea branch to prevent AMF Bowling from selling bowling and bowling related products in Korea. The Korean Court dismissed the suit on jurisdiction grounds subsequent to year-end. Such a decision is subject to an appeal.

     On January 10, 1996, the Korean distributor filed a second suit in the Supreme Court of the State of New York against AMF Bowling and AMF Bowling Centers. The suit alleges a number of complaints related to the conduct and termination of the Korean distributorship agreement and alleges that the defendants caused the Korean distributor's insolvency. The Korean distributor is seeking compensatory damages of at least $41,759 and punitive damages of at least $100,000 or ten times the amount of compensatory damages awarded, whichever is greater, under each of seven causes of action set forth in the suit.

     Management believes that the Korean distributorship agreement was properly terminated and the actions against AMF Bowling and AMF Bowling Centers are without merit. Management intends to vigorously defend against this claim. Under terms of the sale agreement (Note 1), the current AMF shareholders have agreed to indemnify the buyers for any loss related to this litigation.

     On March 5, 1996, the defendant in an action entitled Northland Bowl and Sports Center, Inc. and Recreation Associates, II v. Golden Giant, Inc., d/b/a Golden Giant Building System, Court of Common Pleas, Centre County, Pa. (Index No. 96-75), asserted a third-party claim against AMF Bowling and other parties. Defendant, Golden Giant, a construction company, was previously named as defendant by a bowling center (not owned or operated by the Combined Companies) in connection with the collapse of the center's roof in early 1994. Golden Giant has now named AMF Bowling, charging it with negligence and breach of implied warranty for installing scoring monitors (four years before the roof collapsed) on a portion of the building that allegedly could not adequately support the additional weight of the equipment. The bowling center plaintiff claims total damages in amounts exceeding $3,500, and Golden Giant asserts that, if plaintiff is entitled to any recovery, it should be in whole or part against AMF Bowling.

     AMF Bowling is involved in two patent infringement suits. The plaintiff in the first case, a competitor of AMF Bowling's Century division, obtained a summary judgment on the issue of liability in December 1994. The court recently issued an order which will permit AMF to appeal. The plaintiff claims damages in the range of $3,000 to $9,000. A trial on damages will not occur unless and until the liability issue is resolved against AMF Bowling. Management believes the claim is without merit and intends to vigorously contest the claim.

     The second patent infringement suit relates to AMF Bowling's Pins and Lanes division. Management has settled this claim for $250 during the four months ended April 30, 1996.

     AMF Bowling Centers and AMF Bowling are defendants in a wrongful death suit related to an employee. The employee's estate is seeking compensatory damages up to $3,000 plus $3,000 in punitive damages. However, the plaintiff's counsel has verbally offered to settle the case for $350. Management believes the claim is without merit and expects to vigorously contest the claim.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     In addition, the Combined Companies are involved in certain other lawsuits and claims arising out of normal business operations. The majority of these relate to accidents at the Combined Companies' bowling centers. Management believes that the ultimate resolution of such matters will not materially affect the Combined Companies' results of operations or financial position.

     While the ultimate outcome of the litigation and claims against the Combined Companies cannot presently be determined, management believes the Combined Companies have made adequate provision for possible losses. At April 30, 1996 and December 31, 1995, the Combined Companies had recorded reserves aggregating approximately $2,900 and $2,800, respectively, for litigation and claims.

NOTE 10 -- EMPLOYEE BENEFIT PLANS AND BONUS

     The Combined Companies have a defined contribution 401(k) plan to which domestic employees may make voluntary contributions based on their compensation. Under the provisions of the plan, the Combined Companies can, at their option, match a discretionary percentage of employee contributions and make an additional contribution as determined by their Board of Directors. Contributions vest 100% after a five-year period. The amounts charged to expense under this plan were approximately $410 for the four months ended April 30, 1996 and $1,122 and $901 for the years ended December 31, 1995 and 1994, respectively.

     One of the Combined Companies has a Stock Performance Plan (the "Plan") for certain key employees. Under the terms of the Plan, eligible employees earn Stock Performance Units as a result of the Company meeting certain operating performance conditions, as defined by the Plan, relating to (1) sales, (2) cash flow and (3) operating results. Benefits under the Plan vest over a five-year period and will be paid in installments over a ten-year period without interest (or less if specified by the Company's Board of Directors) upon the termination of an eligible employee. The Plan can be terminated or amended at any time by the Company's Board of Directors. The amount charged to expense under this plan was approximately $1,479 for the four months ended April 30, 1996 and $622 and $311 for the years ended December 31, 1995 and 1994, respectively. The agreement contains a provision which would accelerate the payout of the benefits from ten years to five years upon a change-of-control event and would require that interest be paid on the unpaid balance. On April 30, 1996, the Combined Companies made payments of $3,085 related to these plans and the plans were terminated.

     Certain of the Combined Companies' foreign operations have employee benefit plans covering selected employees. These plans vary as to the funding, including local government, employee and employer funding. Each company has provided pension expense and made contributions to these plans in accordance with the requirements of the plans and local country practices. The amounts charged to expense under these plans aggregated $291 for the four months ended April 30, 1996 and $806 and $701 for the years ended December 31, 1995 and 1994.

     On April 30, 1996, the Combined Companies paid bonuses and special payments to employees, former employees and former directors of $43,760 in recognition of their services.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 11 -- SUPPLEMENTAL DISCLOSURES TO THE COMBINED STATEMENTS OF CASH FLOWS

                                                       FOUR MONTHS       YEARS ENDED
                                                          ENDED         DECEMBER 31,
                                                        APRIL 30,    -------------------
                                                          1996        1995        1994
                                                       -----------   -------     -------
    Cash paid during the year for:
      Interest.......................................   $  12,862    $ 5,909     $ 4,306
      Income taxes...................................   $   5,359    $16,922     $17,593
    Noncash capital contribution by the stockholders:
      Debt forgiveness...............................   $ 163,184    $    --     $    --

NOTE 12 -- BUSINESS SEGMENTS

     The Combined Companies operate in two major lines of business: operation of bowling centers and manufacturing of bowling and related products. Information concerning operations in these business segments for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Revenues from unaffiliated customers
      Bowling centers
         Domestic..................................   $  75,000    $192,400     $121,600
         International.............................      33,500      99,900      103,800
      Manufacturing................................      56,400     272,600      292,400
                                                      ---------    --------     --------
                                                      $ 164,900    $564,900     $517,800
                                                      =========    ========     ========
    Intersegment sales
      Bowling centers
         Domestic..................................   $      --    $     --     $     --
         International.............................          --          --           --
      Manufacturing................................       4,600      13,900        9,300
                                                      ---------    --------     --------
                                                      $   4,600    $ 13,900     $  9,300
                                                      =========    ========     ========
    Operating (loss) income
      Bowling centers
         Domestic..................................   $   3,600    $ 26,500     $ 17,600
         International.............................      (2,500)     23,700       26,400
      Manufacturing................................      (9,600)     75,700       80,900
      Eliminations.................................        (500)     (1,500)        (200)
                                                      ---------    --------     --------
                                                      $  (9,000)   $124,400     $124,700
                                                      =========    ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                      --------     --------     --------
    Identifiable assets
      Bowling centers
         Domestic..................................   $ 218,300    $224,500
         International.............................      65,400      64,600
      Manufacturing................................     101,500     119,800
      Eliminations.................................     (10,000)     (8,500)
                                                      ---------    --------
                                                      $ 375,200    $400,400
                                                      =========    ========
    Depreciation and amortization expense
      Bowling centers
         Domestic..................................   $  11,800    $ 29,100     $ 14,700
         International.............................       2,500       7,500        7,100
      Manufacturing................................       1,200       3,600        3,700
      Eliminations.................................        (400)     (1,000)        (700)
                                                      ---------    --------     --------
                                                      $  15,100    $ 39,200     $ 24,800
                                                      =========    ========     ========
    Capital expenditures
      Bowling centers
         Domestic..................................   $   5,100    $ 17,800     $ 10,400
         International.............................       2,300      10,200        4,300
      Manufacturing................................         400       4,500        4,100
      Eliminations.................................        (900)     (2,500)      (1,000)
                                                      ---------    --------     --------
                                                      $   6,900    $ 30,000     $ 17,800
                                                      =========    ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 13 -- GEOGRAPHIC SEGMENTS

     Information about the Combined Companies' operations in different geographic areas for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994 and identifiable assets at April 30, 1996 and December 31, 1995 are presented below:

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Net operating revenue:
      United States................................   $ 103,800    $371,400     $296,300
      Japan........................................      13,700      50,300       58,200
      Hong Kong....................................      14,000      40,800       55,100
      Korea........................................       5,800       6,000           --
      Australia....................................      14,700      47,100       43,900
      United Kingdom...............................       7,300      26,100       27,600
      Mexico.......................................       2,100       7,800       15,300
      Sweden.......................................       1,200      10,000        9,700
      Canada.......................................         300         600          700
      Spain........................................       1,000       2,700        2,600
      Other European countries.....................       5,200      16,000       17,700
      China........................................         400          --           --
      Eliminations.................................      (4,600)    (13,900)      (9,300)
                                                      ---------    ---------    ---------
                                                      $ 164,900    $564,900     $517,800
                                                      =========    =========    =========

     Net operating revenues for the United States manufacturing operation has been reduced by approximately $21,500 for the four months ended April 30, 1996 and $61,000 and $69,200 for the years ended December 31, 1995 and 1994, respectively, to reflect the elimination of intercompany sales between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                     FOUR MONTHS        YEARS ENDED
                                                        ENDED          DECEMBER 31,
                                                      APRIL 30,    ---------------------
                                                        1996         1995         1994
                                                     -----------   --------     --------
    Operating (loss) income
      United States................................   $  (2,900)   $ 92,200     $ 83,300
      Japan........................................      (1,400)      8,800       13,300
      Hong Kong....................................         800       6,200        5,200
      Korea........................................        (300)     (1,200)          --
      Australia....................................      (1,300)     13,300       12,000
      United Kingdom...............................      (1,100)      2,400        3,700
      Mexico.......................................        (200)      1,500        4,300
      Sweden.......................................        (500)      1,500        1,700
      Canada.......................................          --          --           --
      Spain........................................        (100)       (100)         300
      Other European countries.....................      (1,300)      1,300        1,100
      China........................................        (200)         --           --
      Eliminations.................................        (500)     (1,500)        (200)
                                                      ---------    ---------    ---------
                                                      $  (9,000)   $124,400     $124,700
                                                      =========    =========    =========

     Operating (loss) income for the United States manufacturing operation has been reduced by approximately $1,300 for the four months ended April 30, 1996 and $900 and $1,600 for the years ended December 31, 1995 and 1994, respectively, to reflect the elimination of intercompany gross profit between the domestic manufacturing operation and the manufacturing foreign sales and service branches.

                                                                APRIL 30,   DECEMBER 31,
                                                                  1996          1995
                                                                ---------   ------------
    Identifiable assets
      United States...........................................  $ 290,400     $311,300
      Japan...................................................     17,200       22,100
      Hong Kong...............................................      7,700        8,500
      Korea...................................................      4,500        2,900
      Australia...............................................     34,800       31,600
      United Kingdom..........................................     12,200       11,800
      Mexico..................................................      5,100        4,500
      Sweden..................................................      2,200        2,600
      Canada..................................................        900        1,200
      Spain...................................................        200        2,000
      Other European countries................................      7,700        8,400
      China...................................................      2,300        2,000
      Eliminations............................................    (10,000)      (8,500)
                                                                ---------    ---------
                                                                $ 375,200     $400,400
                                                                =========    =========

     Identifiable assets for the foreign sales and service branches have been reduced by approximately $5,700 at April 30, 1996 and $4,400 at December 31, 1995 to reflect the elimination of

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

intercompany gross profit in inventory between the domestic manufacturing operations and the manufacturing foreign sales and service branches.

NOTE 14 -- BUSINESS COMBINATIONS

     Effective December 31, 1994, The Reece Corporation, a related company, was merged into AMF Bowling. The merger was accounted for at historical cost as a capital contribution. The Reece Corporation activities for 1995 and 1994 were not material to the combined financial statements.

     Effective August 31, 1994, AMF Bowling acquired certain assets and liabilities of Legendary Billiards, Inc. ("Legendary") for $215. Legendary is a manufacturer of billiard cues. The acquisition was accounted for under the purchase method, and the results of operations are included in the financial statements from the date of acquisition.

     Pro forma results of operations for the Legendary acquisition have not been presented because the effects of this acquisition were not material.

     Fair Lanes, Inc. ("Fair Lanes") operated 106 bowling centers in the United States and Puerto Rico. On June 22, 1994, Fair Lanes and its parent Fair Lanes Entertainment, Inc. ("FLE"), each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). Fair Lanes' operating subsidiaries did not file for Chapter 11 protection. At the time of filing, liabilities subject to compromise consisted of Fair Lanes' $138,000 senior secured notes, which were publicly traded, and FLE's debt in the form of $48,000 variable rate and zero coupon notes (these notes were also publicly traded). The Bankruptcy Court approved the plan of reorganization effective September 29, 1994 whereby the holders of FLE's $48,000 of notes received approximately 6% of Fair Lanes' equity and the holders of Fair Lanes' $138,000 of notes received approximately 94% of Fair Lanes' equity and $90,350 of new 9.5% notes. The former Fair Lanes' equityholders' interests were eliminated as a result of the reorganization. Through September 29, 1994, AMF's shareholders had purchased old Fair Lanes' and FLE's notes which resulted in the AMF shareholders obtaining approximately 56% of the voting shares of Fair Lanes. One other shareholder held approximately 35% of the new stock and the remaining 9% was held by other shareholders. The AMF shareholders were able to acquire the shares held by the 35% shareholder on January 7, 1996 and an additional 2% of the shares from other shareholders in open market purchases. On February 7, 1996, the AMF shareholders affected a cash merger and bought out the remaining shareholders.

     The Fair Lanes' acquisition was accounted for as a purchase. As a result of the relatively short acquisition period and the fact that the minority shareholders' interest was not affected for losses during the acquisition period, the combined financial statements include the results of operations for periods subsequent to September 29, 1994.

     The assets acquired and liabilities assumed were recorded at their estimated fair value as follows:

                Current assets..................................  $   3,059
                Property and equipment..........................    141,785
                Other assets....................................     12,643
                Current liabilities.............................    (22,672)
                Long-term liabilities...........................   (116,174)
                                                                  ----------
                Purchase price..................................  $  18,641
                                                                  ==========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     The following summary presents unaudited pro forma combined results of operations as if the acquisition of Fair Lanes occurred at the beginning of 1994, and includes adjustments related to depreciation of fixed assets and interest expense on debt assuming the initial purchase price allocation occurred as of January 1, 1994. In addition, expenses related to the Chapter 11 reorganization have been eliminated. The pro forma results are for illustrative purposes only, and do not purport to be indicative of the actual results which would have occurred had the transaction been consummated as of January 1, 1994, nor are they indicative of future results of operations. The pro forma results do not reflect changes in the business which have occurred subsequent to the date of acquisition.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1994
                                                               ------------
                Operating revenue............................    $590,459
                Operating income.............................     113,411
                Income before income taxes...................      94,949

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 15 -- STOCKHOLDERS' EQUITY

                                                                   APRIL 30, 1996
                          ------------------------------------------------------------------------------------------------
                                                                                        EQUITY
                                                                                      ADJUSTMENT
                                                                                     FROM FOREIGN               TOTAL
                                        ISSUED AND    COMMON   PAID IN    RETAINED     CURRENCY             STOCKHOLDERS'
                          AUTHORIZED   OUTSTANDING    STOCK    CAPITAL    EARNINGS   TRANSLATION    OTHER       EQUITY
                          ----------   ------------   ------   --------   --------   ------------   -----   --------------
AMF Bowling, Inc. ......     10,000        950.6689    $  1    $ 51,778   $15,639      $    593      $--       $ 68,011
AMF Bowling Centers,
  Inc. .................     15,000      9,485.1000       9     183,780     8,825            --       --        192,614
AMF Beverage Company of
  Oregon, Inc...........     10,000         94.8510      --          --        --            --       --             --
King Louie Lenexa,
  Inc. .................     30,000         94.8510      --          --        --            --       --             --
AMF Catering Services
  Pty Ltd. .............    100,000    100,000.0000      82          --        --            --       --             82
AMF Bowling Centers
  (Aust) International,
  Inc. .................     10,000        948.5100       1         492    24,327         1,645       --         26,465
AMF Bowling Centers
  (Canada)
  International,
  Inc. .................     10,000        948.5100       1       2,109    (1,238)           85       --            957
AMF BCO - France One,
  Inc. .................     10,000      1,000.0000       1         220       533           (93)      --            661
AMF BCO - France Two,
  Inc. .................     10,000      1,000,0000       1         595     1,440          (250)      --          1,786
AMF Bowling Centers
  (Hong Kong)
  International,
  Inc. .................     10,000        948.5100       1         532     2,175            --       --          2,708
AMF Bowling Centers
  International, Inc. -
  Japan.................     10,000      9,485.1000      10       1,210     4,446           505       --          6,171
AMF Bowling Mexico
  Holding, Inc. ........      1,000         75.6972     322       1,856     2,563        (3,056)      --          1,685
Boliches AMF, Inc. .....     10,000        100.0000       1         493       682          (814)      --            362
AMF Bowling Centers II
  Inc. - Switzerland....                                 --          --       205           171       --            376
AMF BCO - U.K.
  One, Inc. ............     10,000        100.0000       1       1,597      (350)          (86)      --          1,162
AMF BCO - U.K.
  Two, Inc. ............     10,000        100.0000       1       4,357      (956)         (235)      --          3,167
AMF BCO - China,
  Inc. .................     10,000      1,000.0000       1         577      (159)           (4)      --            415
AMF Bowling Centers
  China, Inc. ..........     10,000      1,000.0000       1       2,174      (600)          (13)      --          1,562
Bush River Corporation..    100,000     18,895.1919      20          --        --            --       --             20
Eliminations............         --              --      --          --    (5,230)           --       --         (5,230)
                                                       ----    --------   -------      --------      ---       --------
Totals.............................................    $454    $251,770   $52,302      $ (1,552)     $--       $302,974
                                                       ====    ========   =======      ========      ===       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                DECEMBER 31, 1995
                       ----------------------------------------------------------------------------------------------------
                                                                                                 NOTES
                                                                                               RECEIVABLE        TOTAL
                                    ISSUED AND    COMMON   PAID IN   RETAINED    DEFERRED        STOCK       STOCKHOLDERS'
                       AUTHORIZED   OUTSTANDING   STOCK    CAPITAL   EARNINGS   TRANSLATION   SUBSCRIPTION       EQUITY
                       ----------   -----------   ------   -------   --------   -----------   ------------   --------------
AMF Bowling, Inc. ...     10,000       950.6689   $   1    $28,213   $ 54,463     $   593       $     --        $ 83,270
AMF Bowling Centers,
  Inc. ..............     15,000     9,485.1000       9     29,122     13,436          --           (726)         41,841
AMF Beverage Company
  of Oregon, Inc. ...     10,000        94.8510      --         --        382          --             --             382
King Louie Lenexa,
  Inc. ..............     30,000        94.8510      --         --        859          --             --             859
AMF Bowling Centers
  (Aust)
  International,
  Inc. ..............     10,000       948.5100       1        492     25,251         (74)          (503)         25,167
AMF Bowling Centers
  (Canada)
  International,
  Inc. ..............     10,000       948.5100       1      2,109     (1,286)         85             --             909
AMF BCO - France One,
  Inc. ..............     10,000     1,000.0000       1         31        681         (44)            --             669
AMF BCO - France Two,
  Inc. ..............     10,000     1,000,0000       1         83      1,842        (119)            --           1,807
AMF Bowling Centers
  (Hong Kong)
  International,
  Inc. ..............     10,000       948.5100       1         57      2,420          --            (62)          2,416
AMF Bowling Centers
  International,
  Inc. - Japan.......     10,000     9,485.1000      10        156      4,285         611           (170)          4,892
AMF Bowling Mexico
  Holding, Inc. .....      1,000        75.6972   1,507        226      2,753      (3,258)            --           1,228
Boliches AMF,
  Inc. ..............     10,000       100.0000       1         60        814        (815)            --              60
AMF Bowling Centers
  II Inc. -
  Switzerland........      1,000       100.0000       1         --        617          61             --             679
AMF BCO - U.K. One,
  Inc. ..............     10,000       100.0000       1        129       (186)       (113)            --            (169)
AMF BCO - U.K. Two,
  Inc. ..............     10,000       100.0000       1        352       (509)       (310)            --            (466)
AMF BCO - China,
  Inc. ..............     10,000     1,000.0000       1        577        (97)         (4)            --             477
AMF Bowling Centers
  China, Inc. .......     10,000     1,000.0000       1      2,174       (367)        (13)            --           1,795
Bush River
  Corporation........    100,000    18,895.1919      --         --        230          --             --             230
Eliminations.........         --             --      --         --     (4,508)         --             --          (4,508)
                                                                                                      --
                                                 ------    -------   --------     -------       --------        --------
Totals.........................................  $1,538    $63,781   $101,080     $(3,400)      $ (1,461)       $161,538
                                                 ======    =======   ========     =======       ========        ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 16 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     On February 16, 1996, the stockholders of the Combined Companies executed a Stock Purchase Agreement, subject to certain closing conditions, to sell the stock and certain assets of the individual companies to AMF Group Holdings, Inc., through its subsidiaries. On May 1, 1996, the sale transaction was completed.

     In conjunction with the acquisition of the Combined Companies, AMF Group Inc., a subsidiary of AMF Group Holdings, Inc., issued Senior Subordinated Notes and Senior Subordinated Discount Notes on March 21, 1996. On May 1, 1996, AMF Group Inc. executed a bank credit agreement and certain additional subsidiaries of AMF Group Inc. became guarantors of the Senior Subordinated Notes and the Senior Subordinated Discount Notes. These financing arrangements provide for guarantees by the following companies which became indirect subsidiaries of AMF Group Inc., which is the borrower and issuer of the notes evidencing such indebtedness. Guarantor companies include the following:

     - AMF Bowling Centers, Inc.

     - Bush River Corporation

     - King Louie Lenexa, Inc.

     - AMF Beverage Company of Oregon, Inc.

     - AMF Bowling, Inc.

     - AMF Bowling Centers (Aust) International Inc.

     - AMF Bowling Centers (Canada) International Inc.

     - AMF BCO - France One, Inc.

     - AMF BCO - France Two, Inc.

     - AMF Bowling Centers (Hong Kong) International Inc.

     - AMF Bowling Centers International Inc. (Japan)

     - AMF Bowling Mexico Holding, Inc.

     - Boliches AMF, Inc.

     - AMF BCO - U.K. One, Inc.

     - AMF BCO - U.K. Two, Inc.

     - AMF BCO - China, Inc.

     - AMF Bowling Centers China, Inc.

     Included with the guarantor companies at April 30, 1996 are AMF Bowling Centers Switzerland Inc. and AMF Bowling Centers Spain Inc., newly formed subsidiaries of AMF Group Inc., which, respectively, purchased assets of one bowling center and two bowling centers from AMF Bowling Centers II, Inc. (Switzerland) and AMF Bowling S.A., former subsidiary of AMF Bowling Mexico Holding, Inc.

     Included with the guarantor companies at December 31, 1995 and 1994 is AMF Bowling Centers II, Inc. (Switzerland) which sold assets of one bowling center, as discussed above, to a newly formed subsidiary of AMF Group Inc., which became a guarantor.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Non-guarantor companies at April 30, 1996 include the following foreign subsidiaries of certain guarantor companies:

     - AMF Bowling (Unlimited)

     - Worthington North Properties Limited

     - AMF Bowling France SNC

     - AMF Bowling de Paris SNC

     - AMF Bowling de Lyon La Part Dieu SNC

     - Boliches y Compania

     - Operadora Mexicana de Boliches, S.A.

     - Promotora de Boliches, S.A. de C.V.

     - Immeubles Obispado, S.A.

     - Immeubles Minerva, S.A.

     - Boliches Mexicano, S.A.

     - AMF Bowling Centers (China) Company

     - AMF Garden Hotel Bowling Center Company

     Included in the non-guarantor companies at December 31, 1995 and 1994 is AMF Bowling S.A. which sold assets of two bowling centers in Spain to a newly formed subsidiary of AMF Group Inc., which became a guarantor company.

     The following condensed combining information presents:

     - Condensed combining balance sheets as of April 30, 1996 and December 31, 1995 and the related condensed combining statements of operations and of cash flows for the four months ended April 30, 1996 and the years ended December 31, 1995 and 1994.

     - Elimination entries necessary to combine the entities comprising the Combined Companies.

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                       FOURS MONTHS ENDED APRIL 30, 1996

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 18,628     $ 3,285      $     --     $ 21,913
  Accounts and notes receivable, net of allowance
     for doubtful accounts.......................    32,316       1,571            --       33,887
  Accounts and notes receivable -- affiliates....     2,463         380        (2,677)         166
  Inventories....................................    41,831       1,465            --       43,296
  Prepaid expenses and other.....................     4,856       1,257            --        6,113
                                                   --------     -------      --------     --------
          Total current assets...................   100,094       7,958        (2,677)     105,375
Property and equipment, net......................   241,968      10,518          (942)     251,544
Investment in subsidiaries.......................    10,643          --       (10,643)          --
Other assets.....................................    17,399         931            --       18,330
                                                   --------     -------      --------     --------
          Total assets...........................  $370,104     $19,407      $(14,262)    $375,249
                                                   ========     =======      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $ 21,760     $ 1,910      $     --     $ 23,670
  Book overdrafts................................     5,724          --            --        5,724
  Accrued expenses and deposits..................    32,185       2,731            --       34,916
  Accounts and notes payable -- affiliates.......        14       2,663        (2,677)          --
  Long-term debt, current portion................        10          --            --           10
  Income taxes payable...........................     1,078         679            --        1,757
                                                   --------     -------      --------     --------
          Total current liabilities..............    60,771       7,983        (2,677)      66,077
Long-term debt...................................     1,958          --            --        1,958
Other liabilities................................     2,811          --            --        2,811
Deferred income taxes............................       648         781            --        1,429
                                                   --------     -------      --------     --------
          Total liabilities......................    66,188       8,764        (2,677)      72,275
                                                   --------     -------      --------     --------
Commitments and contingencies
Stockholders' equity:
  Common stock...................................       454       3,940        (3,940)         454
  Paid-in capital................................   251,770       5,003        (5,003)     251,770
  Retained earnings..............................    53,244       6,247        (7,189)      52,302
  Equity adjustment from foreign currency
     translation.................................    (1,552)     (4,547)        4,547       (1,552)
                                                   --------     -------      --------     --------
          Total stockholders' equity.............   303,916      10,643       (11,585)     302,974
                                                   --------     -------      --------     --------
          Total liabilities and stockholders'
            equity...............................  $370,104     $19,407      $(14,262)    $375,249
                                                   ========     =======      ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                       CONDENSED COMBINING BALANCE SHEETS
                          YEAR ENDED DECEMBER 31, 1995

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents....................    $  8,843     $   889      $     --     $  9,732
  Accounts and notes receivable, net of
     allowance for doubtful accounts...........      37,499       1,527            --       39,026
  Accounts and notes
     receivable -- affiliates..................       4,477       7,465        (7,963)       3,979
  Inventories..................................      38,042       1,779            --       39,821
  Prepaid expenses and other...................       3,944       1,238            --        5,182
                                                   --------     -------      --------     --------
          Total current assets.................      92,805      12,898        (7,963)      97,740
Notes receivable -- affiliates.................      22,941          --            --       22,941
Property and equipment, net....................     250,637      10,582        (1,495)     259,724
Other assets...................................      29,869         822       (10,718)      19,973
                                                   --------     -------      --------     --------
          Total assets.........................    $396,252     $24,302      $(20,176)    $400,378
                                                   ========     =======      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................    $ 22,313     $ 1,403      $    (75)    $ 23,641
  Book overdrafts..............................       2,362          --            --        2,362
  Accrued expenses and deposits................      28,203       2,125            --       30,328
  Accounts and notes payable -- affiliates.....       1,821       7,033        (6,865)       1,989
  Long-term debt, current portion..............       1,084          --            --        1,084
  Income taxes payable.........................       5,930       1,199            --        7,129
                                                   --------     -------      --------     --------
          Total current liabilities............      61,713      11,760        (6,940)      66,533
Long-term debt.................................      19,550          --            --       19,550
Notes payable -- affiliates....................     146,639       1,076          (988)     146,727
Other liabilities..............................       5,282         748            --        6,030
                                                   --------     -------      --------     --------
          Total liabilities....................     233,184      13,584        (7,928)     238,840
                                                   --------     -------      --------     --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock.................................       1,538       3,941        (3,941)       1,538
  Paid-in capital..............................      63,781       4,153        (4,153)      63,781
  Retained earnings............................     102,610       7,300        (8,830)     101,080
  Equity adjustment from foreign currency
     translation...............................      (3,400)     (4,676)        4,676       (3,400)
  Notes receivable stock subscription..........      (1,461)         --            --       (1,461)
                                                   --------     -------      --------     --------
          Total stockholders' equity...........     163,068      10,718       (12,248)     161,538
                                                   --------     -------      --------     --------
          Total liabilities and stockholders'
            equity.............................    $396,252     $24,302      $(20,176)    $400,378
                                                   ========     =======      ========     ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                       FOURS MONTHS ENDED APRIL 30, 1996

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                  COMBINED
                                                   COMPANIES   COMPANIES   ELIMINATIONS   COMPANIES
                                                   ---------   ---------   ------------   ---------
Operating revenue:
  Sales of products and services...............    $154,500     $10,731       $ (860)     $164,371
  Revenue from operating lease activities......         323         250           --           573
                                                   --------     -------       ------      --------
          Total operating revenues.............     154,823      10,981         (860)      164,944
                                                   --------     -------       ------      --------
Operating expenses:
  Cost of goods sold, excluding depreciation of
     $791......................................      42,242       1,445         (569)       43,118
  Bowling center operations....................      71,289       8,985         (118)       80,156
  Selling, general and administrative..........      34,875         682           --        35,557
  Depreciation and amortization................      14,380         802          (85)       15,097
                                                   --------     -------       ------      --------
          Total operating expenses.............     162,786      11,914         (772)      173,928
                                                   --------     -------       ------      --------
          Operating loss.......................      (7,963)       (933)         (88)       (8,984)
Nonoperating income (expenses):
  Interest expense.............................      (4,501)         (3)          --        (4,504)
  Other expenses, net..........................        (634)        (58)          --          (692)
  Interest income..............................         574          37           --           611
  Equity in earnings of subsidiaries...........        (707)         --          707            --
  Foreign currency transaction gain (loss).....        (179)        150           --           (29)
                                                   --------     -------       ------      --------
Loss before income taxes.......................     (13,410)       (807)         619       (13,598)
Income tax benefit.............................       1,631         100           --         1,731
                                                   --------     -------       ------      --------
          Net loss.............................    $(11,779)    $  (707)      $  619      $(11,867)
                                                   ========     =======       ======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                NON-
                                              GUARANTOR      GUARANTOR                       COMBINED
                                              COMPANIES      COMPANIES      ELIMINATIONS     COMPANIES
                                              ----------     ----------     ------------     ---------
Operating revenues:
  Sales of products and services............   $ 532,349      $ 34,197        $ (2,548)      $563,998
  Revenue from operating lease activities...         926            --              --            926
                                               ---------      --------        --------       --------
          Total operating revenues..........     533,275        34,197          (2,548)       564,924
                                               ---------      --------        --------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $2,531.................................     180,980         4,730          (1,581)       184,129
  Bowling center operations.................     149,535        16,930              --        166,465
  Selling, general and administrative.......      47,218         4,046            (486)        50,778
  Depreciation and amortization.............      36,723         2,650            (234)        39,139
                                               ---------      --------        --------       --------
          Total operating expenses..........     414,456        28,356          (2,301)       440,511
                                               ---------      --------        --------       --------
          Operating income..................     118,819         5,841            (247)       124,413
Nonoperating income (expenses):
  Interest expense..........................     (15,569)         (142)             --        (15,711)
  Other expenses, net.......................        (600)         (443)             --         (1,043)
  Interest income...........................       1,837           347              --          2,184
  Equity in earnings of subsidiaries........       3,444            --          (3,444)            --
  Foreign currency transaction loss.........        (465)         (514)             --           (979)
                                               ---------      --------        --------       --------
Income before income taxes..................     107,466         5,089          (3,691)       108,864
Income tax expense..........................      10,453         1,645              --         12,098
                                               ---------      --------        --------       --------
          Net income........................   $  97,013      $  3,444        $ (3,691)      $ 96,766
                                               =========      ========        ========       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                NON-
                                              GUARANTOR      GUARANTOR                       COMBINED
                                              COMPANIES      COMPANIES      ELIMINATIONS     COMPANIES
                                              ----------     ----------     ------------     ---------
Operating revenues:
  Sales of products and services............   $ 478,056      $ 40,930        $ (3,560)      $515,426
  Revenue from operating lease activities...         969         1,391              --          2,360
                                               ---------      --------        --------       --------
          Total operating revenues..........     479,025        42,321          (3,560)       517,786
                                               ---------      --------        --------       --------
Operating expenses:
  Cost of sales, excluding depreciation of
     $1,691.................................     191,250         6,694          (1,901)       196,043
  Bowling center operations.................      97,898        18,718          (1,469)       115,147
  Selling, general and administrative.......      52,392         4,750              --         57,142
  Depreciation and amortization.............      21,606         3,343            (173)        24,776
                                               ---------      --------        --------       --------
          Total operating expenses..........     363,146        33,505          (3,543)       393,108
                                               ---------      --------        --------       --------
          Operating income..................     115,879         8,816             (17)       124,678
Nonoperating income (expenses):
  Interest expense..........................      (7,164)         (230)             --         (7,394)
  Other expenses, net.......................      (1,188)           --              --         (1,188)
  Interest income...........................         231           295              --            526
  Equity in earnings of subsidiaries........       5,179            --          (5,179)            --
  Foreign currency transaction loss.........        (654)         (213)             --           (867)
                                               ---------      --------        --------       --------
Income before income taxes..................     112,283         8,668          (5,196)       115,755
Income tax expense..........................      12,963         3,489              --         16,452
                                               ---------      --------        --------       --------
          Net income........................   $  99,320      $  5,179        $ (5,196)      $ 99,303
                                               =========      ========        ========       ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                       FOURS MONTHS ENDED APRIL 30, 1996

                                                               NON-
                                                GUARANTOR    GUARANTOR                    COMBINED
                                                COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net loss....................................  $(11,072)     $  (707)      $    (88)     $(11,867)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization............    14,380          802            (85)       15,097
     Deferred income taxes....................       435          (21)            --           414
     Equity in earnings of subsidiaries.......      (707)          --            707            --
     Changes in assets and liabilities:
       Accounts and notes receivable, net.....     4,821          (37)            --         4,784
       Receivables and
          payables -- affiliates..............       593          942             --         1,535
       Inventories............................    (3,655)          24             --        (3,631)
       Other assets and liabilities...........    (3,476)         (34)           837        (2,673)
       Accounts payable and accrued
          expenses............................     7,634        1,079             --         8,713
       Income taxes payable...................    (5,442)        (303)            --        (5,745)
                                                --------      -------       --------      --------
       Net cash provided by operating
          activities..........................     3,511        1,745          1,371         6,627
                                                --------      -------       --------      --------
Cash flows from investing activities:
  Purchase of property and equipment..........    (6,046)      (1,001)           173        (6,874)
  Other.......................................     2,989           --             --         2,989
                                                --------      -------       --------      --------
       Net cash used for investing
          activities..........................    (3,057)      (1,001)           173        (3,885)
                                                --------      -------       --------      --------
Cash flows from financing activities:
  Distributions to stockholders...............   (36,721)        (622)           622       (36,721)
  Payment of long-term debt...................    (3,812)          --             --        (3,812)
  Proceeds from notes payable -- stockholders,
     net......................................     1,236           --             --         1,236
  Capital contributions by stockholders.......    24,805        2,252         (2,252)       24,805
  Collection of notes
     receivable -- affiliates.................    19,408           --             --        19,408
  Other.......................................     3,902           --             86         3,988
                                                --------      -------       --------      --------
       Net cash provided by financing
          activities..........................     8,818        1,630         (1,544)        8,904
       Effect of exchange rates on cash and
          cash equivalents....................       330          205             --           535
                                                --------      -------       --------      --------
Net increase in cash and cash equivalents.....     9,602        2,579             --        12,181
Cash and cash equivalents at beginning of
  period......................................     9,026          706             --         9,732
                                                --------      -------       --------      --------
Cash and cash equivalents at end of period....  $ 18,628      $ 3,285       $     --      $ 21,913
                                                ========      =======       ========      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                               NON-
                                                GUARANTOR    GUARANTOR                    COMBINED
                                                COMPANIES    COMPANIES    ELIMINATIONS    COMPANIES
                                                ---------    ---------    ------------    ---------
Cash flows from operating activities:
  Net income..................................  $ 97,013      $ 3,444       $ (3,691)     $ 96,766
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Equity in earnings of subsidiaries.......    (3,444)          --          3,444            --
     Dividends from non-guarantor companies...     3,133           --         (3,133)           --
     Depreciation and amortization............    36,661        2,682           (204)       39,139
       Deferred income taxes..................       215       (1,045)            --          (830)
       Loss on sale of property and equipment,
          net.................................       567           --             --           567
       Changes in assets and liabilities, net
          of effects from companies acquired:
          Accounts and notes receivable,
            net...............................    11,864       (1,234)            --        10,630
          Receivables and
            payables -- affiliates............     7,262       (1,115)            --         6,147
          Inventories.........................    (5,596)        (400)            --        (5,996)
          Other assets and liabilities........    (2,484)        (369)         2,752          (101)
          Accounts payable and accrued
            expenses..........................   (19,187)         446             --       (18,741)
          Income taxes payable................    (2,039)        (791)            --        (2,830)
                                                --------      -------       --------      --------
          Net cash provided by operating
            activities........................   123,965        1,618           (832)      124,751
                                                --------      -------       --------      --------
Cash flows from investing activities:
  Purchase of property and equipment..........   (26,411)      (4,005)           451       (29,965)
  Proceeds from sales of property and
     equipment................................       494          916             --         1,410
  Other.......................................       229           --             --           229
                                                --------      -------       --------      --------
          Net cash used for investing
            activities........................   (25,688)      (3,089)           451       (28,326)
                                                --------      -------       --------      --------
Cash flows from financing activities:
  Dividends to guarantor companies............        --       (3,133)         3,133            --
  Payments on credit note agreements, net.....   (11,057)          --             --       (11,057)
  Distributions to stockholders...............   (71,851)          --             --       (71,851)
  Payment of long-term debt...................   (10,605)         320             --       (10,285)
  Payment for redemption of stock --..........    (3,960)          --             --        (3,960)
     stockholders, net........................    (4,882)       1,089             --        (3,793)
  Capital contributions by stockholders.......     8,329           --             --         8,329
  Capital contributions from guarantor........        --        2,752         (2,752)           --
  Other.......................................    (2,056)          --             --        (2,056)
                                                --------      -------       --------      --------
          Net cash (used for) provided by
            financing activities..............   (96,082)       1,028            381       (94,673)
          Effect of exchange rates on cash....        (5)        (189)            --          (194)
                                                --------      -------       --------      --------
Net increase (decrease) in cash and cash
  equivalents.................................     2,190         (632)            --         1,558
Cash at beginning of year.....................     6,653        1,521             --         8,174
                                                --------      -------       --------      --------
Cash at end of year...........................  $  8,843      $   889       $     --      $  9,732
                                                ========      =======       ========      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                  CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994

                                                                 NON-
                                                   GUARANTOR   GUARANTOR                    COMBINED
                                                   COMPANIES   COMPANIES    ELIMINATIONS    COMPANIES
                                                   --------    ---------    ------------    --------
Cash flows from operating activities:
  Net income....................................   $ 99,320     $ 5,179       $ (5,196)     $ 99,303
  Adjustments to reconcile net income to net
     cash provided by operating activities:
  Equity in earnings of subsidiaries............     (5,179)         --          5,179            --
  Dividends from non-guarantor companies........      5,084          --         (5,084)           --
  Depreciation and amortization.................     21,606       3,343           (173)       24,776
     Deferred income taxes......................       (104)         85             --           (19)
     Loss on sale of property and equipment,
       net......................................        911          --             --           911
     Changes in assets and liabilities, net of
       effects from companies acquired:
       Accounts and notes receivable, net.......     (9,325)        311             --        (9,014)
       Receivables and payables -- affiliates...      3,692       1,033             --         4,725
       Inventories..............................     (1,369)        (42)            --        (1,411)
       Other assets.............................       (864)       (136)            --        (1,000)
       Accounts payable and accrued expenses....      3,929         (91)            --         3,838
       Income taxes payable.....................     (3,207)        817             --        (2,390)
                                                   --------     -------        -------      --------
       Net cash provided by operating
          activities............................    114,494      10,499         (5,274)      119,719
                                                   --------     -------        -------      --------
Cash flows from investing activities:
  Acquisitions of operating units, net of cash
     acquired...................................    (17,307)         --             --       (17,307)
  Purchase of property and equipment............    (16,692)     (1,286)           190       (17,788)
  Proceeds from sales of property and
     equipment..................................      1,494          41             --         1,535
  Other.........................................        941          --             --           941
                                                   --------     -------        -------      --------
          Net cash used for investing
            activities..........................    (31,564)     (1,245)           190       (32,619)
                                                   --------     -------        -------      --------
Cash flows from financing activities:
  Dividends to guarantor companies..............         --      (5,084)         5,084            --
  Payments on credit note agreements, net.......     (3,689)         --             --        (3,689)
  Distributions to stockholders.................    (78,170)         --             --       (78,170)
  Payment of long-term debt.....................       (740)       (364)            --        (1,104)
  Proceeds (payments) on notes payable --
     stockholders, net..........................     (4,989)     (3,571)            --        (8,560)
  Capital contributions by stockholders.........      2,109          --             --         2,109
  Other.........................................       (212)         --             --          (212)
                                                   --------     -------        -------      --------
          Net cash used for financing
            activities..........................    (85,691)     (9,019)         5,084       (89,626)
          Effect of exchange rates on cash......      2,488         271             --         2,759
                                                   --------     -------        -------      --------
Net increase (decrease) in cash and cash
  equivalents...................................       (273)        506             --           233
Cash at beginning of year.......................      6,926       1,015             --         7,941
                                                   --------     -------        -------      --------
Cash at end of year.............................   $  6,653     $ 1,521             --      $  8,174
                                                   ========     =======        =======      ========

                               AMF BOWLING GROUP

                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

NOTE 17 -- SUBSEQUENT EVENT (UNAUDITED)

     On October 10, 1996, AMF Bowling Centers, Inc., completed the acquisition of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. pursuant to an Asset Purchase Agreement, dated as of September 10, 1996.

     The purchase was approximately $106,500, including certain adjustments and transaction costs. It was funded with approximately $40,000 from the sale of equity by AMF Group Holdings Inc., a wholly-owned subsidiary of AMF Holdings Inc., to its institutional stockholders and one of its directors and with $66,500 from available borrowing under the Company's Acquisition Facility.

     The April 30, 1996 combined financial statements do not reflect any adjustments or cost associated with the acquisition.

                            AMF GROUP HOLDINGS INC.
                      SELECTED QUARTERLY DATA (UNAUDITED)
                                 (IN MILLIONS)

                                AMF GROUP
                              HOLDINGS INC.
                              -------------
    1997 QUARTERS ENDED         MARCH 31
----------------------------  -------------
Net sales...................     $ 157.6
Gross profit................       119.5
Operating income............        29.7
Income before income
  taxes.....................         1.2
Net income..................         0.1

                                 PREDECESSOR COMPANY                        AMF GROUP HOLDINGS INC.
                                ----------------------     ---------------------------------------------------------
                                                                          PRO FORMA
                                             ONE MONTH     TWO MONTHS      QUARTER
    1996 QUARTERS ENDED         MARCH 31     APRIL 30       JUNE 30        JUNE 30      SEPTEMBER 30     DECEMBER 31
----------------------------    --------     ---------     ----------     ---------     ------------     -----------
Net sales...................     $123.3       $  41.6        $ 73.4        $ 114.8         $131.8          $ 179.6
Gross profit................       92.6          29.2          49.8           78.2           86.8            117.6
Operating income (loss).....       27.9         (36.9)          4.0            5.4           14.3             27.8
Income (loss) before income
  taxes.....................       24.3         (37.9)        (15.9)         (18.1)         (12.3)             0.6
Net income (loss)...........       21.6         (33.4)        (11.9)         (11.6)          (5.3)            (2.1)

                                               PREDECESSOR COMPANY
                              -----------------------------------------------------
    1995 QUARTERS ENDED       MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
----------------------------  --------     -------     ------------     -----------
Net sales...................   $156.9      $ 138.3        $130.4          $ 139.3
Gross profit................    109.4         90.6          84.6             96.2
Operating income............     41.7         26.8          22.1             33.8
Income before income
  taxes.....................     37.5         23.5          17.8             30.2
Net income..................     34.2         19.7          14.9             27.9

     Depreciation expense previously reported in cost of goods sold is currently presented as a separate component of operating income in the consolidated statement of income. The amounts reclassified from cost of goods sold to depreciation expense are as follows:

                                                                ONE MONTH     TWO MONTHS
                                                   MARCH 31     APRIL 30       JUNE 30
                                                   --------     ---------     ----------
        1996.....................................    $0.6         $ 0.2          $0.4

                                                   MARCH 31      JUNE 30
                                                   --------     ---------
        1995.....................................    $0.4         $ 0.6

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  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information.................   3
Prospectus Summary....................   4
Risk Factors..........................  16
Use of Proceeds.......................  21
The Acquisition.......................  22
Pro Forma Consolidated Financial
  Statements..........................  27
Selected Financial Data...............  29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  31
Business..............................  47
Management............................  60
Ownership of Capital Stock............  65
Certain Transactions..................  70
Description of Senior Debt............  71
Description of Exchange Notes.........  78
Description of Certain Federal Income
  Tax Consequences of an Investment in
  the Exchange Notes.................. 111
Plan of Distribution.................. 116
Experts............................... 116
Validity of Exchange Notes............ 116
Index to Financial Statements......... F-1

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                                 AMF GROUP INC.


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                            [AMF GROUP INC. LOGO]

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                              GOLDMAN, SACHS & CO.



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